As filed with the U.S. Securities and Exchange Commission on August 3, 2004

Registration No. 333 - 116112

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SunTrust Banks, Inc.

(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	6711 (Primary Standard Industrial Classification Code Number)	58-1575035 (I.R.S. Employer Identification Number)

303 Peachtree Street, NE
Atlanta, GA 30308
(404) 588-7711
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

RAYMOND D. FORTIN
Senior Vice President and General Counsel
303 Peachtree Street, NE
Atlanta, GA 30308
(404) 588-7711
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

C. WILLIAM BAXLEY King & Spalding LLP 191 Peachtree Street Atlanta, GA 30303 (404) 572-4600	WILLIAM S. RUBENSTEIN Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, NY 10036 (212) 735-3000	JOHN A. GOOD Bass, Berry & Sims PLC 100 Peabody Place, Suite 900 Memphis, TN 38103 (901) 543-5900	EDWARD D. HERLIHY Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 (212) 403-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the merger described herein have been satisfied or waived.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement-prospectus is not complete and may be changed. We may not issue the common stock to be issued in connection with the merger described in this joint proxy statement-prospectus until the registration statement filed with the Securities and Exchange Commission, of which this joint proxy statement-prospectus is a part, is declared effective. This joint proxy statement-prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any representation to the contrary is a criminal offense.

SUBJECT TO COMPLETION, DATED AUGUST 3, 2004

[SunTrust Logo]                                                                                                [NCF Logo]

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

The boards of directors of SunTrust Banks, Inc. and National Commerce Financial Corporation have adopted and approved an agreement to merge our two companies.

If we complete the merger, NCF shareholders will be entitled to elect to receive their merger consideration in the form of either SunTrust common stock or cash. Subject to the election and adjustment procedures described in this document, NCF shareholders will receive, in exchange for each share of NCF common stock they hold, consideration equal to the sum of: (1) 0.3713 multiplied by the average of the closing prices on the NYSE for SunTrust common stock during the five trading days ending the day before the completion of the merger and (2) $8.625.

The value of the merger consideration will fluctuate with the market price of SunTrust common stock. As explained in more detail in this document, whether you make a cash election or a stock election, the value of the consideration that you will receive as of the completion date will be substantially the same.

Based on the closing price of SunTrust common stock on the NYSE on •, 2004, for each of your shares of NCF common stock you would receive either approximately $ • in cash or approximately • shares of SunTrust common stock. On May 7, 2004, the day the merger agreement was executed, the closing price of SunTrust common stock on the NYSE was $66.88, which would imply a value per NCF share of approximately $33.46 in cash or approximately 0.5 shares of SunTrust common stock. A chart showing the cash and stock merger consideration at various closing prices of SunTrust common stock is provided on page 4 of this document.

The market prices of both SunTrust common stock and NCF common stock will fluctuate before the merger. You should obtain current stock price quotations for SunTrust common stock and NCF common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker.

After completion of the merger, we expect that current SunTrust shareholders will own approximately •% of the combined company and current NCF shareholders will own approximately •% of the combined company.

Your vote is important. We cannot complete the merger of SunTrust and NCF unless the NCF shareholders approve the merger agreement and the SunTrust shareholders approve the issuance of SunTrust common stock in the merger. We have each scheduled a special meeting of our respective shareholders to vote on the merger proposal, in the case of NCF shareholders, and to vote on the issuance of shares of SunTrust common stock, in the case of SunTrust shareholders. The places, dates and times of the special meetings are as follows:

For SunTrust shareholders:
• a.m., Atlanta time, •, 2004
Suite 105
First Floor of SunTrust Plaza
Garden Offices
303 Peachtree Center Avenue
Atlanta, Georgia

For NCF shareholders:
• a.m., Memphis time, •, 2004
Auditorium
National Bank of Commerce
Concourse Level, Commerce Tower
One Commerce Square
Memphis, Tennessee

This joint proxy statement-prospectus gives you detailed information about the special meetings and the proposed merger. We urge you to read this joint proxy statement-prospectus carefully, including "Risk Factors Relating to the Merger" on page 22 for a discussion of the risks relating to the merger. You also can obtain information about our companies from documents that we have filed with the Securities and Exchange Commission. Whether or not you plan to attend your meeting, to ensure your shares are represented at the meeting, please vote as soon as possible by either completing and submitting the enclosed proxy card or voting using the telephone or Internet voting procedures described on your proxy card.

Each of our boards of directors recommends that you vote "FOR" the merger agreement or the stock issuance, as the case may be. We strongly support this combination of our companies and join our boards in their recommendations.

L. Phillip Humann	William R. Reed Jr.
Chairman, President and Chief Executive Officer	President and Chief Executive Officer
SunTrust Banks, Inc.	National Commerce Financial Corporation

SunTrust common stock is quoted on the NYSE under the symbol "STI." NCF common stock is quoted on the NYSE under the symbol "NCF."

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement-prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement-prospectus. Any representation to the contrary is a criminal offense.

        The securities SunTrust is offering through this joint proxy statement-prospectus are not savings or deposit accounts or other obligations of any bank or savings association, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This joint proxy statement-prospectus is dated •, 2004 and is first being mailed to SunTrust shareholders and NCF shareholders on or about •, 2004.

[SunTrust Logo]

SUNTRUST BANKS, INC.
303 Peachtree Street, NE
Atlanta, Georgia 30308

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on •, 2004

TO THE SHAREHOLDERS OF SUNTRUST BANKS, INC.:

We will hold a special meeting of shareholders of SunTrust Banks, Inc. in Suite 105 on the 1st floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia 30308, on •, 2004, at • local time, for the following purposes:

1.	To consider and vote upon a proposal to approve the issuance of shares of common stock, par value $1.00 per share, of SunTrust pursuant to the Agreement and Plan of Merger, dated as of May 7, 2004, by and between SunTrust and National Commerce Financial Corporation;

2.	To vote upon an adjournment or postponement of the special meeting, if necessary, to solicit additional proxies; and

3.	To transact any other business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

We have fixed •, 2004 as the record date for determining those SunTrust shareholders entitled to vote at the special meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting. SunTrust will make available for examination by any shareholder or his or her agent or attorney at the special meeting a list of shareholders entitled to vote at the meeting.

The board of directors of SunTrust recommends that SunTrust shareholders vote "FOR" the proposal to approve the issuance of SunTrust common stock in the merger.

To ensure your representation at the special meeting, please complete and promptly mail your proxy card in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the joint proxy statement-prospectus accompanying this notice for more complete information regarding the merger, the stock issuance and the special meeting.

By Order of the Board of Directors,
Raymond D. Fortin Corporate Secretary

Atlanta, Georgia
•, 2004

[NCF Logo]

NATIONAL COMMERCE FINANCIAL CORPORATION
One Commerce Square
Memphis, Tennessee 38150

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on •, 2004

TO THE SHAREHOLDERS OF NATIONAL COMMERCE FINANCIAL CORPORATION:

We will hold a special meeting of shareholders of National Commerce Financial Corporation in the Auditorium at National Bank of Commerce, Concourse Level, Commerce Tower, One Commerce Square, Memphis, Tennessee 38150, on •, 2004, at • a.m., local time for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 7, 2004, by and between SunTrust Banks, Inc. and National Commerce Financial Corporation, pursuant to which NCF will merge with and into SunTrust;

2.	To vote upon an adjournment or postponement of the special meeting, if necessary, to solicit additional proxies; and

3.	To transact any other business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

We have fixed •, 2004 as the record date for determining those NCF shareholders entitled to vote at the special meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting. Beginning two business days following the date on which this joint proxy statement-prospectus is first being mailed to NCF shareholders and continuing through the special meeting, NCF will make available for examination by any shareholder or his or her agent or attorney a list of shareholders entitled to vote at the meeting.

The board of directors of NCF recommends that NCF shareholders vote "FOR" the proposal to approve the merger agreement.

To ensure your representation at the special meeting, please complete and promptly mail your proxy card in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the joint proxy statement-prospectus accompanying this notice for more complete information regarding the merger and the special meeting.

By Order of the Board of Directors,

M.J.A. "Jekka" Pinckney Corporate Secretary

Memphis, Tennessee
•, 2004

ADDITIONAL INFORMATION

This joint proxy statement-prospectus incorporates important business and financial information about SunTrust and NCF from documents that are not included in or delivered with this joint proxy statement-prospectus. See "Where You Can Find More Information" on page 120. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this joint proxy statement-prospectus by requesting them in writing or by telephone from SunTrust or NCF at the following addresses:

SunTrust Banks, Inc.	National Commerce Financial Corporation
303 Peachtree Street	One Commerce Square
Mail Code GA - Atlanta - 0634	Memphis, TN 38150
Atlanta, GA 30308	(901) 523-3434
(404) 658-4879	Attention: M.J.A. "Jekka" Pinckney
Attention: Gary Peacock

You also may obtain these documents at the Securities and Exchange Commission's website, "www.sec.gov," and you may obtain certain of these documents at SunTrust's website, "www.suntrust.com," by selecting "Investor Relations" and then selecting "Financials & Regulatory Filings," and then selecting "SEC Filings," and at NCF's website, "www.ncfcorp.com," by selecting "SEC Filings." Information contained on the SunTrust and NCF websites is expressly not incorporated by reference into this joint proxy statement-prospectus.

In order to receive timely delivery of the documents in advance of your special meeting of shareholders, your request should be received no later than •, 2004.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETINGS	1
SUMMARY OF THE MERGER	3
Information about SunTrust and NCF	3
NCF Will Merge With and Into SunTrust	3
NCF Shareholders Will Receive Cash And/Or Shares Of SunTrust Common Stock In The Merger Depending On Their Election And Any Adjustment	3
If You Are a NCF Shareholder, Regardless of Whether You Make a Cash Election or a Stock Election, You May Nevertheless Receive a Mix of Cash and Stock	5
In Order To Make an Election, NCF Shareholders Must Properly Complete and Deliver the Form of Election that Accompanies this Document	5
Comparative Market Price Information	6
Dividend Policy of SunTrust	6
SunTrust's Financial Advisor Has Provided an Opinion to the SunTrust Board as to the Fairness of the Merger Consideration, from a Financial Point of View, to SunTrust	6
NCF's Financial Advisors Have Provided Opinions as to the Fairness of the Merger Consideration, from a Financial Point of View, to NCF's Shareholders	7
The Merger Generally Will Be Tax-Free to Holders of NCF Common Stock To the Extent They Receive SunTrust Common Stock	7
NCF Directors and Executive Officers Have Some Financial Interests in the Merger that are Different from or in Addition to their Interests as Shareholders	8
SunTrust's Board of Directors Recommends that You Vote "FOR" Approval of the Stock Issuance in the Merger	9
NCF's Board of Directors Recommends that You Vote "FOR" the Approval of the Merger Agreement	10
Board of Directors After the Merger	11
SunTrust Shareholder Meeting to be Held on , 2004	11
NCF Shareholder Meeting to be Held on , 2004	11
The Merger is Expected to Occur in the Fourth Quarter of 2004	11
Completion of the Merger is Subject to Customary Conditions	12
We May Not Complete the Merger Without All Required Regulatory Approvals	12
Termination of the Merger Agreement; Fees Payable	12
We May Amend the Terms of the Merger and Waive Rights Under the Merger Agreement	13
SunTrust will Account for the Merger Using the "Purchase" Method	13
No Appraisal Rights	13
Comparison of the Rights of NCF Shareholders and SunTrust Shareholders	13
SUNTRUST BANKS, INC. SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA	14
NATIONAL COMMERCE FINANCIAL CORPORATION SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA	16
SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL DATA	18
COMPARATIVE PER SHARE DATA	20
RECENT DEVELOPMENTS	21
RISK FACTORS RELATING TO THE MERGER	22
Because the Market Price of SunTrust Common Stock Will Fluctuate, NCF Shareholders Cannot Be Sure of the Value of the Merger Consideration They Will Receive.	22
We May Fail to Realize the Anticipated Benefits of the Merger.	22
The Market Price of the Shares of SunTrust Common Stock after the Merger May Be Affected By Factors Different From Those Affecting the Shares of NCF or SunTrust Currently.	22

i

NCF Shareholders May Receive a Form of Consideration Different From What They Elect	23
If You Tender Shares of NCF Common Stock to Make an Election, You Will Not Be Able to Sell Those Shares, Unless You Revoke Your Election Prior to the Election Deadline	23
FORWARD-LOOKING STATEMENTS	24
SUNTRUST SPECIAL MEETING	25
General	25
Record Date and Voting	25
Vote Required	25
Revocability of Proxies	26
Voting Electronically or by Telephone	26
Solicitation of Proxies	26
Participants in Certain SunTrust Benefit Plans	27
NCF SPECIAL MEETING	28
General	28
Record Date and Voting	28
Vote Required	28
Revocability of Proxies	29
Voting Electronically or by Telephone	29
Solicitation of Proxies	29
Participants in NCF's Benefit Plans	30
INFORMATION ABOUT SUNTRUST	31
INFORMATION ABOUT NCF	32
THE MERGER	33
Transaction Structure	33
Source of Funds for Cash Portion of Merger Consideration	33
Background of the Merger	33
SunTrust's Reasons for the Merger; Recommendation of the Stock Issuance in the Merger by the SunTrust Board of Directors	38
NCF's Reasons for the Merger; Recommendation of the Merger by the NCF Board of Directors	41
Opinion of SunTrust's Financial Advisor	43
Opinions of NCF's Financial Advisors	51
Merger Consideration	63
Adjustment	64
Treatment of Options	67
Treatment of Other Stock-Based Awards	67
Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration	67
Effective Time	69
Conditions to the Completion of the Merger	69
Representations and Warranties	70
Conduct of Business Pending the Merger	71
Reasonable Best Effort to Obtain Required Shareholder Vote	73
No Solicitation of Alternative Transactions	73
Termination of the Merger Agreement	75
Regulatory Approvals Required for the Merger	77
Material United States Federal Income Tax Consequences	78
Extension, Waiver and Amendment of the Merger Agreement	81
Employee Benefit Plans and Existing Agreements	82
Stock Exchange Listing	82
Expenses	82
Dividends	82

ii

Appraisal Rights	83
Accounting Treatment	83
Financial Interests of NCF Directors and Executive Officers in the Merger	83
Restrictions on Resales by Affiliates	86
Litigation	86
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	87
PRICE RANGE OF COMMON STOCK AND DIVIDENDS	96
SunTrust	96
NCF	96
SunTrust Future Dividend Policy	96
DESCRIPTION OF SUNTRUST CAPITAL STOCK	97
General	97
Common Stock	97
Preferred Stock	97
Anti-Takeover Provisions	97
COMPARISON OF SHAREHOLDERS' RIGHTS	98
LEGAL MATTERS	119
EXPERTS	119
SUNTRUST 2005 ANNUAL SHAREHOLDER MEETING AND SHAREHOLDER PROPOSALS	120
NCF 2005 ANNUAL SHAREHOLDER MEETING AND SHAREHOLDER PROPOSALS	120
WHERE YOU CAN FIND MORE INFORMATION	120

Appendix A	Agreement and Plan of Merger, dated as of May 7, 2004, by and between SunTrust Banks, Inc. and National Commerce Financial Corporation
Appendix B	Opinion of Goldman, Sachs & Co.
Appendix C	Opinion of UBS Securities LLC
Appendix D	Opinion of J.P. Morgan Securities Inc.

iii

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE
SPECIAL MEETINGS

Q:	Why is my vote important?

A:	Under the Tennessee Business Corporation Act, or TBCA, which governs NCF, the merger agreement must be approved by the holders of a majority of the outstanding shares of NCF common stock entitled to vote. Accordingly, if a NCF shareholder fails to vote, or if a NCF shareholder abstains, that will have the same effect as a vote against approval of the merger agreement.

Under the rules of the New York Stock Exchange, or NYSE, the issuance of SunTrust common stock in the merger requires the affirmative vote of a majority of the shares voted at the SunTrust meeting so long as the shares voted represent over 50% of the shares entitled to vote. Accordingly, assuming a quorum is present and the total votes cast at the SunTrust meeting is more than 50% of all SunTrust common stock entitled to vote at the meeting, the failure of a SunTrust shareholder to vote or a decision by a SunTrust shareholder to abstain will have no effect in determining whether the stock issuance is approved.

Q:	What do I need to do now?

A:	After you have carefully read this joint proxy statement-prospectus, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or, if available, by submitting your proxy or voting instruction by telephone or through the Internet as soon as possible so that your shares will be represented and voted at your special meeting.

Q:	What do I do if I want to change my vote after I have delivered my proxy card?

A:	You may change your vote at any time before your proxy is voted at your meeting. You can do this in any of the three following ways:

•	by sending a written notice to the Corporate Secretary of SunTrust or NCF, as appropriate, in time to be received before your special meeting stating that you would like to revoke your proxy;

•	by completing, signing and dating another proxy card and returning it by mail in time to be received before your special meeting or, if you submitted your proxy through the Internet or by telephone, you can change your vote by submitting a proxy card at a later date, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	if you are a holder of record, by attending the special meeting and voting in person.

If your shares are held in an account at a broker or bank, you should contact your broker or bank to change your vote.

Q:	If I am a NCF shareholder, should I send in my stock certificates with my proxy card?

A:	No. Please DO NOT send your stock certificates with your proxy card. Rather, prior to the election deadline of •, 2004, you should send your NCF common stock certificates to the exchange agent, together with your completed, signed form of election. If your shares are held in "street name," you should follow your broker's instructions for making an election with respect to your shares.

Q:	If I am a NCF shareholder, when must I elect the type of merger consideration that I prefer to receive?

A:	Holders of NCF common stock who wish to elect the type of merger consideration they prefer to receive in the merger should carefully review and follow the instructions set forth in the form of election provided to NCF shareholders with this joint proxy statement-prospectus. These instructions require that a properly completed and signed form of election be received by the exchange agent by the election deadline, which is 5:00 p.m., New York City time, on •, 2004, the day prior to the date of the special meeting of NCF shareholders. If a NCF shareholder does not submit a properly completed and signed form of election to the exchange agent by the election deadline, then such shareholder will have no control over the type of merger consideration such shareholder may receive, and, consequently, may receive only cash, only SunTrust common stock, or a combination of cash and SunTrust common stock in the merger.

Q:	If I am a NCF shareholder, can I change my election after I submit my certificates?

A:	You can revoke your election and submit new election materials prior to the election deadline. You may do so by submitting a written notice to the exchange agent that is received prior to the election deadline at the following address:
SunTrust Bank •

The revocation must specify the account name and such other information as the exchange agent may request; revocations may not be made in part. New elections must be submitted in accordance with the election procedures described in this joint proxy statement-prospectus. If you instructed a broker to submit an election for your shares, you must follow your broker's directions for changing those instructions.

Q:	If my shares are held in "street name" by my broker or bank, will my broker or bank vote my shares for me?

A:	No. If you do not provide your broker or bank with instructions on how to vote your shares held in "street name," your broker or bank will not be permitted to vote your shares. In the case of NCF shareholders, such failure to vote will have the same effect as a vote "AGAINST" approval of the merger agreement. You should therefore provide your broker or bank with instructions as to how to vote your shares.

Q:	Who can I call with questions about the special meetings or the merger?

A:	If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact:

•	if you are a SunTrust shareholder:
SunTrust Banks, Inc. 303 Peachtree Street, NE Atlanta, GA 30308 Attention: Gary Peacock (404) 658-4879

•	if you are a NCF shareholder:
National Commerce Financial Corporation One Commerce Square Memphis, TN 38150 Attention: M.J.A. "Jekka" Pinckney (901) 523-3434

SUMMARY OF THE MERGER

This brief summary highlights selected information from this joint proxy statement-prospectus. It does not contain all of the information that may be important to you. You should read carefully this entire document and the other documents to which this joint proxy statement-prospectus refers you to fully understand the merger. See "Where You Can Find More Information" on page 120. Each item in this summary refers to the page where that subject is discussed in more detail.

Information about SunTrust and NCF (Pages 31-32)

SunTrust Banks, Inc.
303 Peachtree Street, NE
Atlanta, GA 30308
(404) 588-7711

SunTrust is a diversified financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. SunTrust was incorporated in 1984 under the laws of the State of Georgia. As of March 31, 2004, SunTrust had total assets of $125.2 billion, deposits of $80.9 billion and total shareholder's equity of $10.1 billion. Through its flagship subsidiary, SunTrust Bank, SunTrust provides deposit, credit and trust and investment services. Additional subsidiaries provide mortgage banking, insurance, asset management, brokerage and capital market services. SunTrust's 1,201 retail and specialized service branches and 2,225 ATMs are located primarily in Florida, Georgia, Maryland, South Carolina, Tennessee, Virginia and the District of Columbia.

National Commerce Financial Corporation
One Commerce Square
Memphis, TN 38150
(901) 523-3434

NCF is a registered bank holding company headquartered in Memphis, Tennessee. NCF provides banking and other financial services through its banking and non-banking subsidiaries. As of March 31, 2004, NCF had consolidated assets of $23 billion and shareholders' equity of $2.8 billion. NCF's primary banking subsidiary is National Bank of Commerce, or NBC. NBC is a national banking association with its main office in Memphis, Tennessee and with its operations headquarters in Durham, North Carolina. In certain markets, NBC operates under the name Central Carolina Bank, or CCB, and Wal-Mart Money Center by National Bank of Commerce. NBC offers commercial and retail banking, savings and trust services through 258 CCB offices located in North Carolina and South Carolina, 24 Wal-Mart Money Centers in Georgia and Tennessee, 183 NBC offices located in Tennessee, Mississippi, Arkansas, Georgia, Virginia and West Virginia, and six El Banco branches in Georgia.

NCF Will Merge With and Into SunTrust (Page 33)

We propose a merger of NCF with and into SunTrust. SunTrust will survive the merger. We have attached the merger agreement to this joint proxy statement-prospectus as Appendix A. Please read the merger agreement carefully. It is the legal document that governs the merger.

NCF Shareholders Will Receive Cash And/Or Shares Of SunTrust Common Stock In The Merger Depending On Their Election And Any Adjustment (Pages 63-66)

NCF shareholders will have the right to elect to receive merger consideration for each of their shares of NCF common stock in the form of cash or shares of SunTrust common stock, subject to adjustment in the circumstances described below. In the event of adjustment, a NCF shareholder may receive a portion of the merger consideration in a form other than that which the shareholder elected.

The value of the merger consideration to be received by NCF shareholders will fluctuate with the market price of SunTrust common stock and will be determined based on the five-day average closing price on the NYSE of SunTrust common stock ending on the day before the completion of the merger. As explained in more detail in this document, if you are a NCF shareholder, whether you make a cash election or a stock election, the value of the consideration that you will receive as of the date of completion of the merger will be substantially the same based on the average SunTrust closing price used to calculate the merger consideration. NCF shareholders may specify different elections with respect to different shares that they hold (if, for example, you own 100 NCF shares, you could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

Set forth below is a table showing a hypothetical range of five-day average closing sale prices for shares of SunTrust common stock and the corresponding consideration that a NCF shareholder would receive in a cash election, on the one hand, or in a stock election, on the other hand, under the merger consideration formula. The table does not reflect the fact that cash will be paid instead of fractional shares. As described below, regardless of whether you make a cash election or a stock election, you may nevertheless receive a mix of cash and stock.

SunTrust Common Stock	NCF Common Stock
Hypothetical Five-Day Average Closing Prices	Cash Election: Cash Consideration Per Share	OR	Stock Election: Stock Consideration Per Share
			SunTrust Shares	Market Value(*)
$55	$29.05		0.5281	$29.05
56	29.42		0.5253	29.42
57	29.79		0.5226	29.79
58	30.16		0.5200	30.16
59	30.53		0.5175	30.53
60	30.90		0.5151	30.91
61	31.27		0.5127	31.27
62	31.65		0.5104	31.64
63	32.02		0.5082	32.02
64	32.39		0.5061	32.39
65	32.76		0.5040	32.76
66	33.13		0.5020	33.13
67	33.50		0.5000	33.50
68	33.87		0.4981	33.87
69	34.24		0.4963	34.24
70	34.62		0.4945	34.62
71	34.99		0.4928	34.99
72	35.36		0.4911	35.36
73	35.73		0.4895	35.73
74	36.10		0.4879	36.10
75	36.47		0.4863	36.47

(*)	Market value based on hypothetical five-day average closing price on the NYSE of SunTrust common stock.

The examples above are illustrative only. If you are a NCF shareholder, the value of the merger consideration that you actually receive will be based on the actual five-day average closing price on the NYSE of SunTrust common stock prior to completion of the merger, as described below. If that average closing price is not included in the table above, including because the price is outside the range of the amounts set forth above, we do not intend to resolicit proxies from NCF shareholders in connection with the merger.

The merger consideration will be based on the arithmetic average of the 4:00 p.m. New York City time closing prices of SunTrust common stock reported on the New York Stock Exchange for the five consecutive trading days before the completion date of the merger, which we refer to as the measuring period. Based on the closing price of SunTrust common stock of $• on •, 2004, for each of your shares of NCF common stock you would receive either approximately $• in cash or • shares of SunTrust common stock, subject to possible adjustment. However, we will compute the actual amount of cash and number of shares of SunTrust common stock you will receive in the merger using the formula contained in the merger agreement. For a summary of the formula contained in the merger agreement, see "THE MERGER — Merger Consideration" beginning on page 63.

The consideration to be paid to shareholders cannot be determined until the close of trading on the trading day immediately prior to the completion of the merger. We intend to announce these amounts when known.

If You Are a NCF Shareholder, Regardless of Whether You Make a Cash Election or a Stock Election, You May Nevertheless Receive a Mix of Cash and Stock (Page 63)

The aggregate number of shares of SunTrust common stock that will be issued in the merger is approximately 75.4 million, based on the closing price of SunTrust common stock on May 7, 2004 and the number of NCF shares outstanding on that date, and the cash that will be paid in the merger is fixed at $1.8 billion. As a result, if more NCF shareholders elect to receive either SunTrust common stock or cash than is available as merger consideration under the merger agreement, those shareholders electing the over-subscribed form of consideration will have the over-subscribed consideration proportionately cut back and will receive a portion of their consideration in the other form, despite their election.

If shares of NCF common stock are issued upon the exercise of outstanding options to purchase or receive shares of NCF common stock, the aggregate number of shares of SunTrust common stock to be issued as consideration in the merger will be increased accordingly. The final number of SunTrust shares to be issued in the merger will also differ depending on the average closing price of SunTrust common stock during the measuring period. However, the cash consideration will always remain fixed at $1.8 billion.

In Order To Make an Election, NCF Shareholders Must Properly Complete and Deliver the Form of Election that Accompanies this Document (Page 67)

If you are a NCF shareholder, you are receiving together with this joint proxy statement-prospectus a form of election with instructions for making cash and stock elections. You must properly complete and deliver to the exchange agent your form of election along with your stock certificates (or a properly completed notice of guaranteed delivery). Do not send your stock certificates or form of election with your proxy card.

Forms of election and stock certificates (or a properly completed notice of guaranteed delivery) must be received by the exchange agent by the election deadline, which is 5:00 p.m., New York City time, on •, 2004, the day prior to the date of the NCF special meeting. Once you tender your stock certificates to the exchange agent, you may not transfer your NCF shares until the merger is completed, unless you revoke your election by written notice to the exchange agent that is received prior to the election deadline.

If you fail to submit a properly completed form of election, together with your stock certificates (or a properly completed notice of guaranteed delivery), prior to the election deadline, you will be deemed not to have made an election. As a non-electing holder, you will be paid value per share equivalent to the amount paid per share to holders making elections, but you may be paid all in cash, all in SunTrust common stock, or in part cash and in part SunTrust common stock, depending on the remaining pool of cash and SunTrust common stock available for paying merger consideration after honoring the cash elections and stock elections that other shareholders have made.

If you own shares of NCF common stock in "street name" through a bank, broker or other financial institution and you wish to make an election, you should seek instructions from the financial institution holding your shares concerning how to make your election.

If the merger is not approved by NCF shareholders, or the stock issuance is not approved by SunTrust shareholders, stock certificates will be returned by the exchange agent by first class mail or through book-entry transfer (in the case of NCF shares delivered in book-entry form to the transfer agent).

Comparative Market Price Information (Page 96)

SunTrust common stock trades on the NYSE under the symbol "STI," and NCF common stock trades on the NYSE under the symbol "NCF."

The following table lists the closing prices of SunTrust common stock and NCF common stock on May 7, 2004, the last trading day before we announced the merger, and on •, 2004, the last practicable date prior to distribution of this document. The following table also presents the equivalent pro forma prices for NCF common stock on those dates, as determined by multiplying the closing price of SunTrust common stock on those dates by 0.5003 and •, each representing the fraction of a share of SunTrust common stock that NCF shareholders electing to receive SunTrust common stock would receive in the merger for each share of NCF common stock, based on the closing price of SunTrust common stock on May 7, 2004 and •, 2004, respectively, and assuming no adjustment.

	SunTrust Closing Price	NCF Closing Price	Equivalent Per Share Value
May 7, 2004	$66.88	$31.80	$33.46
•, 2004	•	•	•

The market prices of both SunTrust common stock and NCF common stock will fluctuate prior to the merger. You should obtain current stock price quotations for SunTrust common stock and NCF common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker.

Dividend Policy of SunTrust (Page 96)

The holders of SunTrust common stock receive dividends if and when declared by the SunTrust board of directors out of legally available funds. SunTrust declared a dividend of $0.50 per share of common stock for the first quarter of 2004. SunTrust paid a cash dividend of $0.45 per share of common stock for each quarter of 2003. Following the completion of the merger, SunTrust expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by the SunTrust board of directors of other relevant factors.

SunTrust's Financial Advisor Has Provided an Opinion to the SunTrust Board as to the Fairness of the Merger Consideration, from a Financial Point of View, to SunTrust (Page 43)

In connection with the merger, SunTrust retained Goldman, Sachs & Co., or Goldman Sachs, as its financial advisor. In deciding to approve and adopt the merger, the SunTrust board of directors considered the oral opinion of Goldman Sachs provided to the SunTrust board of directors on May 7, 2004, subsequently confirmed in writing, that, as of the date of the opinion and based upon and subject to the considerations described in its opinion and other matters as Goldman Sachs considered relevant, the aggregate merger consideration to be paid by SunTrust pursuant to the merger agreement was fair from a financial point of view to SunTrust.

The full text of the written opinion of Goldman Sachs, dated May 7, 2004, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs in connection with the opinion, is attached to this document as Appendix B. Goldman Sachs provided its opinion for the information and assistance of the SunTrust board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of SunTrust common stock should vote with respect to the issuance of SunTrust common stock in the merger or any related matter. SunTrust has paid $250,000 to Goldman Sachs and has agreed to pay Goldman Sachs an additional $19.75 million upon the completion of the merger.

NCF's Financial Advisors Have Provided Opinions as to the Fairness of the Merger Consideration, from a Financial Point of View, to NCF's Shareholders (Page 51)

In deciding to approve the merger, the NCF board of directors considered the opinions of its financial advisors, J.P. Morgan Securities Inc., or JPMorgan, and UBS Securities LLC, or UBS, that, as of May 7, 2004 and based upon and subject to the assumptions made, matters considered and limitations described in their respective opinions, the merger consideration was fair, from a financial point of view, to the holders of NCF common stock. We have attached the UBS opinion to this joint proxy statement-prospectus as Appendix C and the JPMorgan opinion as Appendix D. You should read the opinions carefully, as well as the descriptions of the opinions contained elsewhere in this joint proxy statement-prospectus, to understand the procedures followed, assumptions made, matters considered and qualifications and limitations concerning the review undertaken by, and the opinions of, JPMorgan and UBS. The opinions of JPMorgan and UBS are addressed to the NCF board of directors and are not a recommendation to any shareholder of NCF or SunTrust as to how to vote or act with respect to the proposed merger or stock issuance or any other matter.

NCF paid each of JPMorgan and UBS $3.5 million upon delivery of their respective fairness opinions and has agreed to pay each of JPMorgan and UBS an additional fee upon the completion of the merger based on the value of the merger consideration at such time, which based on the closing stock price of SunTrust common stock on May 7, 2004 would be $8.69 million payable to each of JPMorgan and UBS.

The Merger Generally Will Be Tax-Free to Holders of NCF Common Stock to the Extent They Receive SunTrust Common Stock (Page 78)

Based on the opinions of Bass, Berry & Sims PLC, counsel to NCF, and King & Spalding LLP, counsel to SunTrust, we expect that the material United States federal income tax consequences of the merger to NCF shareholders will be as follows:

•	If you exchange NCF common stock solely for cash in the merger, you generally should recognize capital gain or loss equal to the difference between the amount of cash received and your tax basis in the stock surrendered.

•	If you exchange NCF common stock solely for SunTrust common stock in the merger, you will not recognize any gain or loss, except to the extent of the cash you receive in lieu of a fractional SunTrust share.

•	If you exchange NCF common stock for a combination of cash and SunTrust common stock in the merger, you generally will recognize gain (but not loss), and the gain will be equal to the lesser of (1) the excess of the sum of the cash and the fair market value of the SunTrust common stock received over your tax basis in the NCF stock surrendered, or (2) the amount of cash received.

•	Your holding period for the SunTrust common stock received in the merger generally will include your holding period for the NCF common stock exchanged in the merger.

You should refer to "THE MERGER — Material United States Federal Income Tax Consequences" for a more complete discussion of the United States federal income tax consequences of the merger.

This tax treatment may not apply to certain NCF shareholders, including shareholders who are foreign persons or dealers in securities. Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation. You should consult your own tax advisor for a full understanding of the merger's tax consequences for you.

NCF Directors and Executive Officers Have Some Financial Interests in the Merger that are Different from or in Addition to their Interests as Shareholders (Page 83)

NCF directors and executive officers have financial and other interests in the merger in addition to their interests as shareholders of NCF. These interests include:

•	SunTrust has indicated its intention to grant options to purchase SunTrust common stock in accordance with SunTrust's 2004 executive compensation stock option grant guidelines to William R. Reed, Jr., Richard L. Furr, J. Scott Edwards, David T. Popwell, John J. Presley and John J. Mistretta, with such grants to be made as of the time of completion of the merger. SunTrust has no contractual obligation to grant such options; however, SunTrust anticipates that options to purchase an aggregate of 164,500 shares of SunTrust common stock will be granted to these individuals in 2004. Using the Black-Scholes valuation methodology used by SunTrust in its current stock options reporting and based on $65.24, the average of the closing prices of SunTrust common stock for the period commencing two trading days before, and ending two trading days after, May 9, 2004, the date of the merger announcement, it is estimated that such options would have an intrinsic value of $1,223,880.

•	At the effective time of the merger, the employment of Messrs. Reed, Furr, Edwards and Popwell, who are parties to employment agreements and change of control employment agreements with NCF dated as of July 5, 2000, and Messrs. Presley, Mistretta and James R. Gordon, who are parties to employment agreements with NCF, dated as of July 1, 2003, January 1, 2004 and April 26, 2004, respectively, will be deemed to have been terminated without cause. Accordingly, pursuant to the existing contracts, these NCF executive officers will be entitled to the payments, benefits and rights pursuant to the their respective employment agreements, without regard to whether any such executive's employment actually terminates as of the closing. At closing, SunTrust or NCF, as the case may be, will pay to the NCF executives described above an estimated aggregate lump sum cash payment of approximately $17.0 million in satisfaction of certain of the obligations under such agreements. In addition, the merger will constitute a change in control under the NCF supplemental retirement plan, or SERP. At the time of completion of the merger, accrued benefits under the NCF SERP, amounting to an aggregate of approximately $3.5 million for the NCF executives, will be fully vested. While these accrued benefits will not be payable to a NCF executive in a lump sum at the time of completion of the merger if the executive remains employed by SunTrust, such benefits will be payable in a lump sum in the event a NCF executive's employment is terminated after the merger.

•	At the effective time of the merger, SunTrust will assume a pre-existing employment agreement between Thomas M. Garrott, Chairman of the executive committee of the NCF board of directors, and NCF that provides for annual salary payments of approximately $477,000, adjusted for inflation, annual grants of stock options and other benefits through July 5, 2006. Based on the average of the closing prices of SunTrust common stock for the period commencing two trading days before, and ending two trading days after, May 9, 2004, the date of the merger announcement (which implies an exchange ratio of 0.5035), pursuant to Mr. Garrott's employment agreement, he would receive grants of stock options to acquire at then-market prices approximately 124,515 shares of SunTrust common stock in each of January 2005 and January 2006. Using the Black-Scholes valuation methodology used by SunTrust in its current stock options reporting, such options would have an intrinsic value of $1,852,791.

•	At the effective time of the merger, 82,700 restricted shares of NCF common stock held by Messrs. Reed, Furr, Edwards, Popwell, Presley and Mistretta, will be converted into 41,639 shares of SunTrust common stock, based on the average of the closing prices of SunTrust common stock for the period commencing two trading days before, and ending two trading days after, May 9, 2004, the date of the merger announcement (which implies an exchange ratio of 0.5035). These shares would have an aggregate fair market value of approximately $2.7 million based on the average of the closing prices of SunTrust common stock for the period commencing two trading days before, and ending two trading days after, May 9, 2004, the date of the merger announcement. All such shares of SunTrust common stock will be fully vested and free of restrictions and risk of forfeiture.

•	At the effective time of the merger, options to acquire an aggregate of 3,041,193 shares of NCF common stock at option prices ranging from $12.84 to $27.82 per share held by the NCF directors and executive officers will vest, to the extent not already vested, and be fully exercisable and convertible into options to purchase SunTrust common stock at the final exchange ratio. In addition, NCF intends to amend the option agreements evidencing grants made pursuant to the National Commerce Financial Corporation 1994 Amended and Restated Long-Term Incentive Plan to allow non-employee directors of NCF who will not continue as directors of SunTrust following the merger to exercise options to purchase SunTrust common stock for a period of six months following the closing of the merger (but in no event beyond the expiration of the original term).

•	SunTrust has agreed to indemnify and hold harmless each present and former director, officer and employee of NCF and its subsidiaries following completion of the merger. This indemnification covers liability and expenses arising out of matters existing or occurring at or prior to the completion of the merger to the fullest extent such persons would have been indemnified as directors, officers or employees of NCF or any of its subsidiaries under existing indemnification agreements and/or applicable law. This indemnification extends to liability arising out of the transactions contemplated by the merger agreement. SunTrust also has agreed that it will maintain a policy of directors' and officers' liability insurance coverage for the benefit of NCF's directors and officers for six years following completion of the merger.

•	At the effective time of the merger, SunTrust's board of directors will be expanded by four members, and four members of the existing NCF board of directors who are proposed by NCF and reasonably acceptable to SunTrust will fill such vacancies. As members of the SunTrust board of directors, the four new directors can be expected to receive an annual retainer of $45,000 and a fee of $1,500 for each board or committee meeting attended, compared to an annual retainer of $20,000 and a fee of $1,000 for each board or committee meeting attended as a director of NCF. Such directors also will likely receive annually a choice to elect either 1,200 shares of restricted stock or 1,200 restricted stock units. A director who serves as a committee chair will also likely receive an annual fee of $10,000.

The NCF board of directors knew about these additional interests, and considered them, when it approved the merger agreement.

SunTrust's Board of Directors Recommends that You Vote "FOR" Approval of the Stock Issuance in the Merger (Page 38)

SunTrust's board of directors believes that the merger is fair to and in the best interests of the SunTrust shareholders, and recommends that SunTrust shareholders vote "FOR" the approval of the issuance of SunTrust common stock in the merger.

In determining whether to adopt the merger agreement, SunTrust's board of directors consulted with its senior management and legal and financial advisors. In arriving at its determination, the SunTrust board of directors also considered a number of factors, including the following material factors:

•	The merger is expected to position the combined company to rank third in overall market presence, based on deposits, in the fast-growing, demographically strong Southeast.

•	The SunTrust board believes that the merger will combine highly complementary organizations, which have historically operated similar banking models consisting of regional banks with local decision making.

•	SunTrust's board of directors and management believe that the combined company will achieve annual pre-tax cost savings of approximately $117 million from the merger (including approximately $12.6 million from personnel reductions primarily in administrative functions at the holding company level, $30 million from lower occupancy and equipment costs in branches, $41 million from banking operations and technology reductions, $30.6 million in the elimination of redundancies in connection with integration of the business lines and $3 million from reductions in other operating expenses). All of the foregoing numbers include reductions in personnel. Management's estimates were based on its review of the business and operations of SunTrust and NCF, including an assessment of the two companies' computer systems, personnel, premises and service contracts to determine where redundancies exist, and its experience in managing business integrations in prior mergers. SunTrust believes that approximately 60% of these savings will be realized in 2005, with 100% realization beginning in 2006.

•	Applying the potential cost savings and other assumptions described under "THE MERGER — Opinion of SunTrust's Financial Advisor," the merger would result in (1) immediate accretion to SunTrust's cash earnings per share and (2) accretion to SunTrust's earnings per share calculated under accounting principles generally accepted in the U.S., or GAAP, beginning in 2006.

See "THE MERGER — SunTrust's Reasons for the Merger; Recommendation of the Stock Issuance in the Merger by the SunTrust Board of Directors" beginning on page 38.

NCF's Board of Directors Recommends that You Vote "FOR" the Approval of the Merger Agreement (Page 41)

NCF's board of directors believes that the merger is fair to and in the best interests of the NCF shareholders, and recommends that NCF shareholders vote "FOR" the approval of the merger agreement.

In determining whether to adopt the merger agreement, NCF's board of directors consulted with its senior management and legal and financial advisors. In arriving at its determination, the NCF board of directors also considered a number of factors, including the following material factors:

•	The ability of the two companies to combine to create a powerful $148 billion asset institution that will rank as the seventh-largest US bank and will have the largest concentration of banking locations in high growth metropolitan statistical areas, or MSAs, among the top 20 US banks.

•	The complementary aspects of the NCF and SunTrust businesses, including customer focus, geographic coverage and business orientation.

•	The potential expense saving opportunities, and the fact that former NCF shareholders may choose to participate in the benefits of such opportunities, as well as in the benefit of any potential incremental revenue enhancement opportunities, on a going forward basis as SunTrust shareholders.

•	The NCF board of directors' belief that a combination with SunTrust would allow NCF shareholders to elect to participate in a combined company that would have better future prospects than NCF was likely to achieve on a stand-alone basis or through a combination with other potential merger partners, with greater market penetration and more diversified customer bases and revenue sources.

See "THE MERGER—NCF's Reasons for the Merger; Recommendation of the Merger by the NCF Board of Directors" beginning on page 41.

Board of Directors After the Merger (Page 33)

After the merger, the board of directors of the combined company will have 18 members, consisting of 14 current members of SunTrust's board of directors and four members of the existing NCF board of directors who are proposed by NCF and reasonably acceptable to SunTrust.

SunTrust Shareholder Meeting to be Held on •, 2004 (Page 25)

The SunTrust special meeting will be held in Suite 105, 1st floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia on •, 2004 at •, local time. At the special meeting, you will be asked:

1.    to approve the issuance of SunTrust common stock in the merger;

2.    to vote upon an adjournment or postponement of the special meeting, if necessary, to solicit additional proxies; and

3.    to transact any other business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

You can vote at the SunTrust special meeting if you owned SunTrust common stock at the close of business on •, 2004. On that date, there were • shares of SunTrust common stock outstanding and entitled to vote, approximately •% of which were owned and entitled to be voted by SunTrust directors and executive officers and their affiliates. You can cast one vote for each share of SunTrust common stock you owned on that date. In order to approve the issuance of SunTrust common stock in connection with the merger, a greater number of votes cast in favor of the proposal than the number of votes cast opposing the proposal is required, so long as the total number of votes cast on the proposal represents over 50% of the shares entitled to vote.

NCF Shareholder Meeting to be Held on •, 2004 (Page 28)

The NCF special meeting will be held in the Auditorium at National Bank of Commerce, Concourse Level, Commerce Tower, One Commerce Square, Memphis, Tennessee, on •, 2004 at •, local time. At the special meeting, you will be asked:

1.    to approve the merger agreement; and

2.    to vote upon an adjournment or postponement of the special meeting, if necessary, to solicit additional proxies; and

3.    to transact any other business as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

You can vote at the NCF special meeting if you owned NCF common stock at the close of business on •, 2004. On that date, there were • shares of NCF common stock outstanding and entitled to vote, approximately •% of which were owned and entitled to be voted by NCF directors and executive officers and their affiliates. You can cast one vote for each share of NCF common stock you owned on that date. In order to approve the merger agreement, the holders of a majority of the outstanding shares of NCF common stock entitled to vote must vote in favor of doing so.

The Merger is Expected to Occur in the Fourth Quarter of 2004 (Page 69)

The merger will occur after all the conditions to its completion have been satisfied or, if permissible, waived. Currently, we anticipate that the merger will occur in the fourth quarter of 2004. However, we cannot assure you when or if the merger will occur. We must first obtain approval of SunTrust shareholders for the issuance of SunTrust common stock in the merger and approval of the merger agreement by NCF shareholders, at the respective special meetings. We must also obtain necessary regulatory approvals. If the merger has not been completed by May 7, 2005, either SunTrust or NCF may terminate the merger agreement so long as the party electing to terminate has not caused the failure of the merger to close by failing to comply with the merger agreement.

Completion of the Merger is Subject to Customary Conditions (Page 69)

The completion of the merger is subject to a number of customary conditions being met, including the approval by NCF shareholders of the merger agreement and the approval by SunTrust shareholders of the issuance of SunTrust common stock in the merger, as well as receipt of all required regulatory approvals.

Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger, even if that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

We May Not Complete the Merger Without All Required Regulatory Approvals (Page 77)

We cannot complete the merger unless we receive the prior approval of the Board of Governors of the Federal Reserve System. In addition, we need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank, insurance and other regulatory authorities.

Termination of the Merger Agreement; Fees Payable (Page 75)

We may jointly agree to terminate the merger agreement at any time. Either of us also may terminate the merger agreement if:

•	a governmental authority that must grant a regulatory approval denies approval of the merger (although this termination right is not available to a party whose failure to comply with the merger agreement resulted in those actions by a governmental authority);

•	a governmental entity of competent jurisdiction issues a final nonappealable order enjoining or otherwise prohibiting the merger;

•	the merger is not completed on or before May 7, 2005 (although this termination right is not available to a party whose failure to comply with the merger agreement resulted in the failure to complete the merger by that date);

•	the other party's board of directors adversely changes its recommendation that its shareholders vote "FOR" approval of the merger agreement (in the case of NCF) or the issuance of SunTrust shares in the merger (in the case of SunTrust), or the other party breaches its obligation to hold its shareholders' meeting to vote on approval of the merger agreement or the issuance of SunTrust shares in the merger;

•	the other party is in breach of its representations, warranties, covenants or agreements set forth in the merger agreement and the breach rises to a level that would excuse the terminating party's obligation to complete the merger and is either incurable or is not cured within 30 days;

•	the shareholders of NCF do not approve the merger agreement at the NCF shareholders' meeting; or

•	the shareholders of SunTrust do not approve the issuance of SunTrust common stock in the merger at the SunTrust shareholders' meeting.

The merger agreement provides that in limited circumstances described more fully beginning on page 75 involving a change in NCF's recommendation that NCF's shareholders approve the merger agreement, NCF's failure to hold a shareholders' meeting to vote on the merger agreement, NCF's authorization, recommendation or proposal of a third party acquisition proposal or if the merger agreement is otherwise terminated (other than by NCF for SunTrust's material breach) after NCF shall have received a third party acquisition proposal, NCF may be required to pay termination fees to SunTrust of up to $280 million. The purpose of the termination fees is to encourage the commitment of NCF to the merger, and to compensate SunTrust if NCF engages in certain conduct which would make the merger less likely to occur. The effect of the termination fees could be to discourage other companies from seeking to acquire or merge with NCF prior to completion of the merger, and could cause NCF to reject any acquisition proposal from a third party which does not take into account the termination fee.

We May Amend the Terms of the Merger and Waive Rights Under the Merger Agreement (Page 81)

We may jointly amend the terms of the merger agreement, and either party may waive its right to require the other party to adhere to any of those terms, to the extent legally permissible. However, after the NCF shareholders approve the merger agreement, they must approve any amendment or waiver that reduces or changes the form of the consideration that will be received by them.

SunTrust will Account for the Merger Using the "Purchase" Method (Page 83)

SunTrust will account for the merger as a purchase for financial reporting purposes.

No Appraisal Rights (Page 83)

Under Georgia and Tennessee law, neither SunTrust's nor NCF's shareholders are entitled to appraisal rights in connection with the merger.

Comparison of the Rights of NCF Shareholders and SunTrust Shareholders (Page 98)

SunTrust is incorporated under Georgia law and NCF is incorporated under Tennessee law. NCF shareholders who do not receive solely cash consideration in the merger, upon completion of the merger will become SunTrust shareholders, and their rights as such will be governed by Georgia law and SunTrust's articles of incorporation and bylaws. See "Comparison of Shareholders' Rights" beginning on page 98 for the material differences between the rights of NCF shareholders and SunTrust shareholders.

SUNTRUST BANKS, INC.
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

Set forth below are highlights from SunTrust's consolidated financial data as of and for the years ended December 31, 1999 through 2003 and SunTrust's unaudited consolidated financial data as of and for the three months ended March 31, 2003 and 2004. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results of operations for the full year or any other interim period. SunTrust prepared the unaudited information on the same basis as it prepared its audited consolidated financial statements. In the opinion of SunTrust, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. This information should be read together with SunTrust's consolidated financial statements and related notes included in SunTrust's Annual Report on Form 10-K for the year ended December 31, 2003, and SunTrust's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, which are incorporated by reference in this document and from which this information is derived.

	Year Ended December 31					Three Months Ended March 31,
(In Millions Except Per Share and Other Data)	2003	2002	2001	2000	1999	2004	2003
Summary of Operations
Interest and dividend income	$4,768.8	$5,135.2	$6,279.6	$6,845.4	$5,960.2	$1,173.8	$1,218.1
Interest expense	1,448.5	1,891.5	3,027.0	3,736.9	2,814.7	322.2	395.6
Net interest income	3,320.3	3,243.7	3,252.6	3,108.5	3,145.5	851.6	822.5
Provision for loan losses	313.6	469.8	275.2	134.0	170.4	59.4	80.8
Net interest income after provision for loan losses	3,006.7	2,773.9	2,977.4	2,974.5	2,975.1	792.2	741.7
Noninterest income(1)	2,303.0	2,268.8	2,051.9	1,773.6	1,625.9	595.1	547.6
Noninterest expense(2),(3)	3,400.6	3,219.4	2,999.9	2,828.5	2,905.3	889.7	818.2
Income before provision for income taxes and extraordinary gain	1,909.1	1,823.3	2,029.4	1,919.6	1,695.7	497.6	471.1
Provision for income taxes	576.8	491.5	653.9	625.5	571.7	139.1	143.3
Income before extraordinary gain	1,332.3	1,331.8	1,375.5	1,294.1	1,124.0	358.5	327.8
Extraordinary gain, net of taxes(4)	—	—	—	—	202.6	—	—
Net income	$1,332.3	$1,331.8	$1,375.5	$1,294.1	$1,326.6	$358.5	$327.8
Per Common Share
Diluted
Income before extraordinary gain	$4.73	$4.66	$4.72	$4.30	$3.50	$1.26	$1.17
Extraordinary gain	—	—	—	—	0.63	—	—
Net income	4.73	4.66	4.72	4.30	4.13	1.26	1.17
Basic
Income before extraordinary gain	4.79	4.71	4.78	4.35	3.54	1.28	1.18
Extraordinary gain	—	—	—	—	0.64	—	—
Net income	4.79	4.71	4.78	4.35	4.18	1.28	1.18
Dividends declared	1.80	1.72	1.60	1.48	1.38	0.50	0.45
Market price:
High	71.73	70.20	72.35	68.06	79.81	76.65	59.95
Low	51.44	51.48	57.29	41.63	60.44	68.04	51.73
Close	71.50	56.92	62.70	63.00	68.81	69.71	52.65
Selected Average Balances
Total assets	$122,325.4	$108,516.1	$102,884.2	$98,397.8	$92,820.8	$123,853.7	$118,276.2
Earning assets	109,257.4	96,370.8	92,034.1	88,609.0	82,255.7	111,038.2	105,249.0
Loans	76,137.9	71,270.4	70,023.0	70,044.3	62,749.4	79,904.9	73,049.8
Deposits	80,039.0	71,157.2	64,568.7	66,691.9	57,842.1	80,361.6	77,846.6

	Year Ended December 31					Three Months Ended March 31,
(In Millions Except Per Share and Other Data)	2003	2002	2001	2000	1999	2004	2003
Total shareholders' equity	9,083.0	8,725.7	8,073.8	7,501.9	8,190.7	9,840.3	8,786.6
Ratios and Other Data
Return on average total assets	1.09%	1.23%	1.34%	1.32%	1.43%	1.16%	1.12%
Return on average assets less realized and unrealized securities gains/losses	1.04	1.13	1.27	1.34	1.55	1.18	1.05
Return on average total shareholders' equity	14.67	15.26	17.04	17.25	16.20	14.65	15.13
Return on average realized shareholders' equity	16.48	17.16	20.16	21.38	21.94	17.44	16.64
Total average shareholders' equity to total average assets	7.43	8.04	7.85	7.62	8.82	7.95	7.43
Common dividend payout ratio	37.9	36.8	33.7	34.3	33.4	39.3	38.7
Tier 1 capital ratio	7.85	7.47	8.02	7.09	7.48	8.27	7.40
Total capital ratio	11.75	11.62	12.18	10.85	11.31	12.26	11.38
Leverage ratio	7.37	7.30	7.94	6.98	7.17	7.65	7.15
Average common shares – diluted (thousands)	281,434	286,052	291,584	300,956	321,174	283,523	281,330
Average common shares – basic (thousands)	278,295	282,495	287,702	297,834	317,079	279,523	278,631
Non-GAAP Measures(5)
Net income	1,332.3	1,331.8	1,375.5	1,294.1	1,326.6	358.5	327.8
Less: Securities gains (losses), net of tax	80.5	132.9	99.5	4.3	(70.9)	3.2	27.3
Net income excluding securities gains (losses)	1,251.8	1,198.9	1,276.0	1,289.8	1,397.5	355.3	300.5
Total average assets	122,325.4	108,516.1	102,884.2	98,397.8	92,820.8	123,853.7	118,276.2
Less: Average unrealized securities gains	2,343.0	2,731.8	2,700.0	2,353.8	2,948.1	2,580.3	2,311.6
Average assets less unrealized securities gains	119,982.4	105,784.3	100,184.2	96,044.0	89,872.7	121,273.4	115,964.6
Total average equity	9,083.0	8,725.7	8,073.8	7,501.9	8,190.7	9,840.3	8,786.6
Less: Average other comprehensive income	1,486.1	1,741.1	1,745.8	1,470.3	1,822.4	1,645.7	1,463.5
Total average realized equity	7,596.9	6,984.6	6,328.0	6,031.6	6,368.3	8,194.6	7,323.1
Return on average total assets	1.09%	1.23%	1.34%	1.32%	1.43%	1.16%	1.12%
Impact of excluding realized and unrealized securities gains/losses	(0.05)	(0.10)	(0.07)	0.02	0.12	0.02	(0.07)
Return on average assets less realized and unrealized securities gains/losses	1.04%	1.13%	1.27%	1.34%	1.55%	1.18%	1.05%
Return on average total shareholders' equity	14.67%	15.26%	17.04%	17.25%	16.20%	14.65%	15.13%
Impact of excluding realized and unrealized securities gains/losses	1.81	1.90	3.12	4.13	5.74	2.79	1.51
Return on average realized shareholders' equity	16.48%	17.16%	20.16%	21.38%	21.94%	17.44%	16.64%

(1)	Includes an additional $52.9 million security gain in 2001 on the sale of STAR Systems, Inc.

(2)	Includes merger-related expenses of $16.0 million in 2002 related to the acquisition of the Florida franchise of Huntington Bancshares, Inc. and $42.4 million in 2000 and $45.6 million in 1999, each related to the acquisition of Crestar Financial Corporation.

(3)	Includes expenses of $32.0 million from the proposal to acquire the former Wachovia Corporation in 2001.

(4)	Represents the gain on sale of SunTrust's consumer credit card portfolio in 1999, net of $124.6 million in taxes.

(5)	In this document, SunTrust presents a return on average assets less net unrealized gains on securities and a return on average realized equity. The foregoing numbers reflect primarily adjustments to remove the effects of SunTrust's securities portfolio, which includes the ownership by SunTrust of 48.3 million shares of common stock of The Coca-Cola Company. SunTrust uses this information internally to gauge its actual performance in the industry. SunTrust believes that the return on average assets less the net unrealized gains on the securities portfolio is more indicative of SunTrust's return on assets because it more accurately reflects the return on the assets that are related to SunTrust's core businesses, which are primarily customer relationship and customer transaction driven. SunTrust also believes that the return on average realized equity is more indicative of SunTrust's return on equity because the excluded equity relates primarily to a long-term holding of a specific security.

NATIONAL COMMERCE FINANCIAL CORPORATION
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

Set forth below are highlights from NCF's consolidated financial data as of and for the years ended December 31, 1999 through 2003 and NCF's unaudited consolidated financial data as of and for the three months ended March 31, 2003 and 2004. The results of operations for the three months ended March 31, 2004 are not necessarily indicative of the results of operations for the full year or any other interim period. The unaudited information was prepared on the same basis as NCF's audited consolidated financial statements. In the opinion of NCF, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information together with NCF's consolidated financial statements and related notes included in NCF's Annual Report on Form 10-K for the year ended December 31, 2003, and NCF's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, which are incorporated by reference in this document and from which this information is derived.

	Year Ended December 31					Three Months Ended March 31,
(In Millions Except Per Share and Other Data)	2003	2002	2001	2000(1)	1999(1)	2004	2003
Summary of Operations
Interest income	$1,054.1	$1,130.5	$1,222.9	$938.0	$456.0	$260.5	$263.4
Interest expense	314.6	396.9	571.8	517.2	229.3	69.5	85.9
Net interest income	739.5	733.6	651.1	420.8	226.6	191.1	177.5
Provision for loan losses	48.4	32.3	29.2	16.5	16.9	12.1	7.7
Net interest income after provision	691.1	701.3	621.9	404.3	209.7	179.0	169.8
Other income	451.0	369.0	310.2	185.0	90.3	109.0	102.0
Net investment securities gains (losses)	3.7	11.5	6.6	4.5	(3.1)	10.9	2.5
Other expenses	724.4	607.8	580.0	513.9	157.1	163.7	180.1
Income before taxes	421.4	474.0	358.7	79.9	139.8	135.2	94.2
Income taxes	134.6	150.4	133.4	34.6	47.2	45.0	30.2
Net income from continuing operations	286.8	323.6	225.3	45.3	92.6	90.2	64.0
Discontinued operations-merchant processing, net of tax	24.9	—	—	—	—	—	—
Net income	$311.7	$323.6	$225.3	$45.3	$92.6	$90.2	$64.0
Per Common Share
Diluted
Income from continuing operations	$1.39	$1.55	$1.09	$0.28	$0.87	$0.44	$0.31
Net income	1.51	1.55	1.09	0.28	0.87	0.44	0.31
Basic
Income from continuing operations	1.40	1.57	1.10	0.29	0.88	0.44	0.31
Net income	1.52	1.57	1.10	0.29	0.88	0.44	0.31
Dividends declared	0.74	0.64	0.56	0.48	0.38	0.20	0.17
Market price
High	28.25	29.05	27.44	25.19	26.44	29.25	24.88
Low	19.33	20.99	21.56	15.25	17.56	26.01	22.70
Close	27.28	23.85	25.30	24.75	22.69	28.61	23.70
Selected Average Balances
Total assets	$22,265.2	$20,355.2	$17,907.0	$12,402.0	$6,358.8	$23,144.1	$21,292.4
Earning assets	19,618.6	17,771.3	15,636.6	11,033.3	5,905.4	20,570.6	18,644.0
Loans	12,923.6	12,464.3	11,332.2	7,427.3	3,489.6	13,451.6	12,789.0
Deposits	15,082.9	13,906.7	11,950.7	8,158.3	4,120.7	15,535.8	14,531.0
Shareholders' equity	2,719.8	2,569.1	2,418.1	1,522.2	542.3	2,783.0	2,695.8

	Year Ended December 31					Three Months Ended March 31,
(In Millions Except Per Share and Other Data)	2003	2002	2001	2000(1)	1999(1)	2004	2003
Ratios
Return on average total assets	1.40%	1.59%	1.26%	.37%	1.46%	1.57%	1.22%
Return on average total shareholders' equity	11.46	12.60	9.32	2.98	17.08	13.04	9.64
Average total shareholders' equity to average total assets	12.22	12.62	13.50	12.27	8.53	12.02	12.66
Dividend payout ratio	48.68	40.76	50.91	165.52	42.61	45.45	54.84
Tier 1 capital ratio	11.03	10.87	11.04	9.52	12.15	10.86	10.50
Total capital ratio	12.10	12.00	12.25	10.79	13.40	11.92	11.57
Leverage ratio	8.17	7.91	8.65	7.15	8.61	8.13	8.01
Average shares – diluted (thousands)	206,368	208,144	207,484	159,254	106,807	207,083	206,756
Average shares – basic (thousands)	204,864	205,933	204,972	157,387	104,947	204,979	205,271

(1)	On July 5, 2000, NCF acquired CCB Financial Corporation in an acquisition accounted for as a purchase. Average balances and earnings from net assets acquired are not included for the full year 1999 and approximately half of the year 2000.

SELECTED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL DATA

The following table shows information about SunTrust's financial condition and results of operations, including per share data and financial ratios, after giving effect to the merger. This information is called pro forma financial information in this document. The table sets forth the information as if the merger had become effective on March 31, 2004 (using currently available fair value information), with respect to financial condition data, and January 1, 2003, with respect to results of operations data. This pro forma financial information assumes that the merger is accounted for using the purchase method of accounting and represents a current estimate based on available information of the combined company's results of operations. The pro forma financial information includes adjustments to record the assets and liabilities of NCF at their estimated fair values and is subject to further adjustment as additional information becomes available and as additional analyses are performed. The pro forma financial statements do not currently include any amount related to the estimated $50.9 million after-tax ($82.1 million pre-tax) merger related costs that will be incurred to combine the operations of SunTrust and NCF. The estimated merger related costs will result from actions taken with respect to both SunTrust and NCF operations, facilities and associates. The charges will be recorded based on the nature and timing of these integration actions. This table should be read together with, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of SunTrust and NCF incorporated by reference in this joint proxy statement-prospectus and the more detailed pro forma financial information, including the notes thereto, appearing elsewhere in this document.

The pro forma financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

(In millions except per share information)	Twelve Months Ended December 31, 2003	Three Months Ended March 31, 2004
Income Statement
Net interest income	$3,975.4	$1,026.4
Provision for loan losses	362.0	71.5
Net interest income after provision for loan losses	3,613.4	954.9
Noninterest income	2,757.7	715.0
Noninterest expense	4,145.6	1,058.6
Income from continuing operations before provision for income taxes	2,225.5	611.3
Provision for income taxes	671.5	175.9
Income from continuing operations	1,554.0	435.4
Average common shares – diluted (in thousands)	358,058	360,413
Average common shares – basic (in thousands)	354,361	355,632
Performance ratios(1)
Return on average total assets	n/m	1.16%
Return on average assets less realized and unrealized securities gains/losses(2)	n/m	1.15
Return on average total shareholders' equity	n/m	11.77
Return on average realized shareholders' equity(2)	n/m	12.92
Total average shareholders' equity to total average assets	n/m	9.83

(In millions except per share information)	Twelve Months Ended December 31, 2003	Three Months Ended March 31, 2004
Per common share data(1)
Diluted earnings from continuing operations	$4.34	$1.21
Basic earnings from continuing operations	4.39	1.22
Cash dividends paid	1.80	0.50
Book value	n/m	42.35
Average balance sheet(1)
Total assets	n/m	151,374.5
Earning assets	n/m	131,666.0
Loans	n/m	93,249.6
Deposits	n/m	96,735.6
Total shareholders' equity	n/m	14,881.1
Capital Ratios
Risk-based capital:
Tier 1	n/m	6.91%
Total	n/m	10.52
Leverage	n/m	6.21

(1)	Average balance sheet amounts and capital and other ratios as of December 31, 2003 are not meaningful (n/m) as purchase accounting adjustments were calculated as of March 31, 2004.

(2)	The following reconciles the pro forma components used in the calculation of pro forma return on average assets less net unrealized gains on securities and pro forma return on average realized shareholders' equity for the three months ended March 31, 2004:

Income from continuing operations	$435.4
Less: Securities gains (losses), net of tax	10.3
Income from continuing operations excluding securities gains (losses)	$425.1
Total average assets	$151,374.5
Less: Average unrealized securities gains	2,580.3
Average assets less unrealized securities gains	$148,794.2
Total average equity	$14,881.1
Less: Average other comprehensive income	1,645.7
Total average realized equity	$13,235.4

COMPARATIVE PER SHARE DATA
(Unaudited)

The following table sets forth for SunTrust common stock and NCF common stock certain historical, pro forma and pro forma-equivalent per share financial information. The pro forma and pro forma-equivalent per share information gives effect to the merger as if the merger had been effective on the dates presented, in the case of the book value data, and as if the merger had become effective on January 1, 2003, in the case of the income from continuing operations and dividends paid data. The pro forma data in the tables assume that the merger is accounted for using the purchase method of accounting and represents a current estimate based on available information of the combined company's results of operations. The pro forma financial adjustments record the assets and liabilities of NCF at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. The information in the following table is based on, and should be read together with, the historical financial information that SunTrust and NCF have presented in prior filings with the Securities and Exchange Commission, or SEC, and the pro forma financial information that appears elsewhere in this document.

The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods. Upon completion of the merger, the operating results of NCF will be reflected in the consolidated financial statements of SunTrust on a prospective basis.

	SunTrust Historical	NCF Historical	Pro Forma Combined	Per Equivalent NCF Share(1)
Income from continuing operations for the twelve months ended December 31, 2003
Diluted	$4.73	$1.39	$4.34	$2.19
Basic	4.79	1.40	4.39	2.21
Income from continuing operations for the three months ended March 31, 2004
Diluted	1.26	0.44	1.21	0.61
Basic	1.28	0.44	1.22	0.61
Cash Dividends Paid
For the twelve months ended December 31, 2003	1.80	0.74	1.80	0.91
For the three months ended March 31, 2004	0.50	0.20	0.50	0.25
Book Value
As of December 31, 2003(2)	34.52	13.56	n/m	n/m
As of March 31, 2004(3)	35.74	13.73	42.35	21.32

(1)	Equivalent pro forma per share data represent the pro forma per share amounts attributed to one share of NCF common stock that has been exchanged for stock consideration. Equivalent pro forma per share amounts are calculated by multiplying the pro forma combined amounts by an implied exchange ratio of 0.5035. The implied exchange ratio was determined using the average of the closing prices of SunTrust common stock for the period commencing two trading days before, and ending two trading days after, May 9, 2004, the date of the merger announcement, and assumes a $1.8 billion cash component. The actual exchange ratio may differ depending on the average of the stock prices for SunTrust common stock during the five trading days immediately before the merger.

(2)	Book value as of December 31, 2003 is not meaningful (n/m) as purchase accounting adjustments were calculated as of March 31, 2004.

(3)	The pro forma combined book value per share as of March 31, 2004 is calculated as the SunTrust/NCF pro forma combined stockholders' equity at March 31, 2004 divided by the sum of the number of shares of SunTrust common stock outstanding at the period ending March 31, 2004 and the number of shares of SunTrust common stock to be issued in conjunction with the acquisition of NCF. The increase in pro forma combined book value compared to the historical book values disclosed is a result of SunTrust's issuance of shares at a price in excess of historical book value and not as a result of any change in physical assets. A detail of shares issued and price per share related to the acquisition of NCF is included in the section entitled "Unaudited Pro Forma Condensed Combined Financial Information – SunTrust/NCF Purchase Accounting Adjustments" on page 92.

RECENT DEVELOPMENTS

On July 12, 2004, SunTrust announced its results of operations for its second fiscal quarter ended June 30, 2004. SunTrust reported net income for the second quarter of 2004 of $364.8 million, an increase of 10% from the $330.4 million earned in second quarter of 2003. Additionally, net income per diluted share was $1.29, an increase of 10% from the $1.17 per diluted share earned in the second quarter of 2003. For the first six months of 2004, SunTrust reported net income of $723.3 million, an increase of 10% from the same period in 2003. Net income per diluted share was $2.55, an increase of 9% from the first six months of 2003. At June 30, 2004, SunTrust had total assets of $128.1 billion. SunTrust's equity capital, equal to $10.0 billion, represented 7.8% of total assets. At June 30, 2004, book value per share was $35.49, an increase of 9% from June 30, 2003. Additional information concerning SunTrust's historical results of operations is contained in the section entitled "—SunTrust Banks, Inc. Selected Consolidated Historical Financial Data" and in SunTrust's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2004, each of which documents are incorporated by reference into this joint proxy statement-prospectus.

On July 15, 2004, NCF announced its results of operations for its second fiscal quarter ended June 30, 2004. NCF reported net income for the second quarter of 2004, including merger expenses of $7.7 million (after-tax), or $.04 per diluted share, related to the proposed merger with SunTrust, of $85.1 million, or $.41 per diluted share, compared to $71.5 million, or $.35 per diluted share, in the second quarter of 2003, and $90.2 million, or $.44 per diluted share, in the first quarter of 2004. For the first six months of 2004, NCF reported net income, including merger-related expenses, of $175.3 million, or $.85 per diluted share, compared to $135.6 million, or $.66 per diluted share, during the same period of 2003. At June 30, 2004, NCF reported total assets of $24.0 billion. Additional information concerning NCF's historical results of operations is contained in the section entitled "—National Commerce Financial Corporation Selected Consolidated Historical Financial Data" and in NCF's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2004, each of which documents are incorporated by reference into this joint proxy statement-prospectus.

RISK FACTORS RELATING TO THE MERGER

In addition to the other information contained in or incorporated by reference into this document, including without limitation, SunTrust's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, SunTrust's Quarterly Report on Form 10-Q for the three months ended March 31, 2004, NCF's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and NCF's Quarterly Report on Form 10-Q for the three months ended March 31, 2004, you should carefully consider the following risk factors in deciding whether to vote to approve the stock issuance or the merger agreement, as the case may be.

Because the Market Price of SunTrust Common Stock Will Fluctuate, NCF Shareholders Cannot Be Sure of the Value of the Merger Consideration They Will Receive.

Upon completion of the merger, each share of NCF common stock will be converted into merger consideration consisting of shares of SunTrust common stock or cash pursuant to the terms of the merger agreement. The value of the merger consideration to be received by NCF shareholders will be based on the average closing price of SunTrust common stock on the NYSE during the five trading days ending on the day before the completion of the merger. This average price may vary from the closing price of SunTrust common stock on the date we announced the merger, on the date that this joint proxy statement-prospectus was mailed to NCF shareholders, and on the date of the special meeting of the NCF shareholders. Any change in the market price of SunTrust common stock prior to completion of the merger will affect the value of the merger consideration that NCF shareholders will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control.

Accordingly, at the time of the NCF special meeting, NCF shareholders will not necessarily know or be able to calculate the amount of the cash consideration they would receive or the exchange ratio used to determine the number of any shares of SunTrust common stock they would receive upon completion of the merger.

We May Fail to Realize the Anticipated Benefits of the Merger.

The success of the merger will depend, in part, on our ability to realize the anticipated cost savings from combining the businesses of SunTrust and NCF. Our managements have estimated that we will realize approximately $117 million of annual pre-tax cost savings, to begin phasing in by the beginning of 2005, and to be fully phased in by the beginning of 2006. However, to realize the anticipated benefits from the merger, we must successfully combine the businesses of SunTrust and NCF in a manner that permits those cost savings to be realized. If we are not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

SunTrust and NCF have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company's ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger.

The Market Price of the Shares of SunTrust Common Stock after the Merger May Be Affected By Factors Different From Those Affecting the Shares of NCF or SunTrust Currently.

The businesses of SunTrust and NCF differ in some respects and, accordingly, the results of operations of the combined company and the market price of the combined company's shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of SunTrust or NCF. For a discussion of the businesses of SunTrust and NCF and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under "Where You Can Find More Information" beginning on page 120.

NCF Shareholders May Receive a Form of Consideration Different From What They Elect.

While each NCF shareholder may elect to receive all cash or all SunTrust common stock in the merger, the pools of cash and SunTrust common stock available for all NCF shareholders will be fixed amounts. As a result, if either a cash or stock election proves to be more popular among NCF shareholders, and you choose the election that is more popular, you might receive a portion of your consideration in cash and a portion of your consideration in SunTrust common stock.

If You Tender Shares of NCF Common Stock to Make an Election, You Will Not Be Able to Sell Those Shares, Unless You Revoke Your Election Prior to the Election Deadline.

If you are a NCF shareholder and want to make a cash or stock election, you must deliver your stock certificates (or follow the procedures for guaranteed delivery) and a properly completed and signed form of election to the exchange agent. The deadline for doing this is 5:00 p.m. New York City time, on •, 2004, the day before the special meeting of NCF shareholders. You will not be able to sell any shares of NCF common stock that you have delivered, unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in NCF common stock for any reason until you receive cash or SunTrust common stock in the merger. In the time between delivery of your shares and the closing of the merger, the trading price of NCF or SunTrust common stock may decrease, and you might otherwise want to sell your shares of NCF to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment.

The date that you will receive your merger consideration depends on the completion date of the merger, which is uncertain. The completion date of the merger might be later than expected due to unforeseen events, such as delays in obtaining regulatory approvals.

FORWARD-LOOKING STATEMENTS

This joint proxy statement-prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, intentions, future performance and business of each of SunTrust and NCF and other statements that are not historical facts, as well as certain information relating to the merger, including, without limitation:

•	statements relating to the benefits of the merger, including the cost savings and accretion to reported earnings estimated to result from the merger;

•	statements relating to revenues of the combined company after the merger; and

•	statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "seeks," "estimates," "should," "could," "may" or similar expressions.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the factors discussed under "Risk Factors Relating to the Merger" on page 22, as well as the following factors:

•	expected cost savings and revenue synergies from the merger may not be fully realized or realized within the expected time frame;

•	the businesses may not be integrated successfully following the merger;

•	revenues following the merger may be lower than expected;

•	disruption from the merger may make it more difficult for the combined company to maintain relationships with clients, customers, depositors, employees or suppliers;

•	competitive pressures among financial services companies, and the effect of such pressures on pricing, spending and third-party relationships may intensify;

•	costs or difficulties related to the integration of the businesses of SunTrust and NCF may be greater than expected;

•	changes in the interest rate environment may reduce interest margins;

•	changes in consumer spending and saving habits may have a negative impact on our businesses;

•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which SunTrust and NCF are doing business, may be less favorable than expected; and

•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors may negatively impact our businesses, operations, pricing or services.

Additional factors that could cause actual results to differ materially from those expressed in the forward looking statements are discussed in reports filed with the SEC by SunTrust and NCF. See "Where You Can Find More Information" on page 120.

Forward-looking statements speak only as of the date of this joint proxy statement-prospectus or the date of any document incorporated by reference in this document. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement-prospectus and attributable to SunTrust or NCF or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither SunTrust nor NCF undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date of this joint proxy statement-prospectus or to reflect the occurrence of unanticipated events.

SUNTRUST SPECIAL MEETING

General

This joint proxy statement-prospectus is being furnished to SunTrust shareholders in connection with the solicitation of proxies by the SunTrust board of directors to be used at the special meeting of shareholders to be held in Suite 105 on the 1st floor of SunTrust Plaza Garden Offices, 303 Peachtree Center Avenue, Atlanta, Georgia, on •, 2004 at •, local time, and at any adjournment or postponement of that meeting. This joint proxy statement-prospectus and the enclosed form of proxy are being sent to SunTrust shareholders on or about •, 2004.

Record Date and Voting

The SunTrust board of directors has fixed the close of business on •, 2004 as the record date for determining the holders of shares of SunTrust common stock entitled to receive notice of and to vote at the special meeting. Only holders of record of shares of SunTrust common stock at the close of business on that date will be entitled to vote at the special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were • shares of SunTrust common stock outstanding, held by approximately • holders of record.

Each holder of shares of SunTrust common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the special meeting and at any adjournment or postponement of that meeting. In order for SunTrust to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of SunTrust common stock entitled to vote at the meeting must be present. You will be deemed to be present if you attend the meeting or if you submit a proxy card (including through the Internet or telephone) that is received at or prior to the meeting (and not revoked).

If your proxy card is properly executed and received by SunTrust in time to be voted at the special meeting, the shares represented by your proxy card (including those given through the Internet or by telephone) will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy but do not provide SunTrust with any instructions, your shares will be voted "FOR" the approval of the stock issuance.

If your shares are held in "street name" by your broker or bank and you do not provide your broker or bank with instructions on how to vote your shares, your broker or bank will not be permitted to vote your shares.

The only matter that we expect to be presented at the special meeting is the approval of the issuance of SunTrust common stock in the merger. If any other matters properly come before the special meeting, the persons named in the proxy card will vote the shares represented by all properly executed proxies on such matters in the manner determined by a majority of the members of the SunTrust board of directors.

Vote Required

The approval of the issuance of SunTrust common stock in the merger requires the affirmative vote of a majority of the shares voted, so long as the shares voted represent over 50% of the shares entitled to vote. Shares as to which the "abstain" box is selected on a proxy card will be counted as present for purposes of determining whether a quorum is present under the GBCC. The required vote of SunTrust shareholders on the stock issuance is based upon the number of shares that are actually voted. Accordingly, assuming a quorum is present and the total votes cast at the SunTrust meeting represent more than 50% of all SunTrust common stock entitled to vote at the meeting, the failure of a SunTrust shareholder to vote or a decision by a SunTrust shareholder to abstain will have no effect in determining whether the stock issuance is approved. Approval of the proposal to adjourn or postpone the meeting, if necessary, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of SunTrust common stock represented at the special meeting.

As of the record date:

•	SunTrust directors and executive officers and their affiliates owned and were entitled to vote approximately • shares of SunTrust common stock, representing approximately •% of the outstanding shares of SunTrust common stock; and

•	NCF directors and executive officers and their affiliates owned and were entitled to vote approximately • shares of SunTrust common stock, representing approximately •% of the outstanding shares of SunTrust common stock.

We currently expect that SunTrust's and NCF's directors and executive officers will vote their shares of SunTrust common stock "FOR" approval of the stock issuance, although none of them has entered into any agreement obligating them to do so.

Revocability of Proxies

The presence of a shareholder at the special meeting will not automatically revoke that shareholder's proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by:

•	submitting a written revocation prior to the meeting to Raymond D. Fortin, Corporate Secretary, SunTrust Banks, Inc., 303 Peachtree Street, NE, Atlanta, Georgia, 30308;

•	submitting another proxy by telephone, via the Internet or by mail that is dated later than the original proxy; or

•	attending the special meeting and voting in person.

If your shares are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.

Voting Electronically or by Telephone

SunTrust shareholders of record and many shareholders who hold their shares through a broker or bank will have the option to submit their proxy cards or voting instruction cards electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in SunTrust's stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.

SunTrust shareholders of record may submit their proxies:

•	through the Internet by visiting a website established for that purpose at http://www.votefast.com and following the instructions; or

•	by telephone by calling the toll-free number 1-800-PROXIES in the United States, Puerto Rico, Canada or Mexico on a touch-tone phone and following the recorded instructions; shareholders calling from another country may call •.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of SunTrust may solicit proxies for the special meeting from SunTrust shareholders personally or by telephone and other electronic means without additional remuneration for soliciting such proxies. We will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in taking such actions. We have also made arrangements with Georgeson Shareholder Services to assist us in soliciting proxies and have agreed to pay them $10,000, plus reasonable expenses, for these services.

SunTrust and NCF will share equally the expenses incurred in connection with the printing and mailing of this document.

Participants in Certain SunTrust Benefit Plans

Participants in the SunTrust Banks, Inc. 401K Plan will receive cards with voting instructions to the trustee of the plan as to the voting of shares of SunTrust common stock held in the plan. The trustee will vote shares of SunTrust common stock allocated to participants' accounts in the same manner as instructed by participants, but shares of SunTrust common stock allocated to participants' accounts for which it does not receive instructions will not be voted by the trustee.

NCF SPECIAL MEETING

General

This joint proxy statement-prospectus is being furnished to NCF shareholders in connection with the solicitation of proxies by the NCF board of directors to be used at the special meeting of shareholders to be held on •, 2004 at •, local time, in the Auditorium at National Bank of Commerce, Concourse Level, Commerce Tower, One Commerce Square, Memphis, Tennessee 38150, and at any adjournment or postponement of that meeting. This joint proxy statement-prospectus and the enclosed form of proxy are being sent to NCF shareholders on or about •, 2004.

Record Date and Voting

The NCF board of directors has fixed the close of business on •, 2004 as the record date for determining the holders of shares of NCF common stock entitled to receive notice of and to vote at the special meeting. Only holders of record of shares of NCF common stock at the close of business on that date will be entitled to vote at the special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were • shares of NCF common stock outstanding, held by approximately • holders of record.

Each holder of shares of NCF common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the special meeting and at any adjournment or postponement of that meeting. In order for NCF to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of NCF common stock entitled to vote at the meeting must be present. You will be deemed to be present if you attend the meeting or if you submit a proxy card (including through the Internet or telephone) that is received at or prior to the meeting (and not revoked).

If your proxy card is properly executed and received by NCF in time to be voted at the special meeting, the shares represented by your proxy card (including those given through the Internet or by telephone) will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy but do not provide NCF with any instructions, your shares will be voted "FOR" the approval of the merger agreement.

If your shares are held in "street name" by your broker or bank and you do not provide your broker or bank with instructions on how to vote your shares, your broker or bank will not be permitted to vote your shares, which will have the same effect as a vote against the merger.

The only matter that we expect to be presented at the special meeting is the approval of the merger agreement. If any other matters properly come before the special meeting, the persons named in the proxy card will vote the shares represented by all properly executed proxies on such matters in the manner determined by a majority of the members of the NCF board of directors.

Vote Required

Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of NCF common stock. Shares as to which the "abstain" box is selected on a proxy card will be counted as present for purposes of determining whether a quorum is present. The required vote of NCF shareholders on the merger is based upon the number of outstanding shares of NCF common stock, and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the special meeting or the abstention from voting by NCF shareholders will have the same effect as an "AGAINST" vote with respect to this matter.

As of the record date:

•	NCF directors and executive officers and their affiliates owned and were entitled to vote approximately • shares of NCF common stock, representing approximately •% of the outstanding shares of NCF common stock; and

•	SunTrust directors and executive officers and their affiliates owned and were entitled to vote approximately • shares of NCF common stock, representing approximately •% of the outstanding shares of NCF common stock.

We currently expect that NCF's and SunTrust's directors and executive officers will vote their shares "FOR" approval of the merger agreement, although none of them has entered into any agreement obligating them to do so.

Approval of the proposal to adjourn or postpone the meeting, if necessary, for the purpose of soliciting additional proxies may be obtained by the affirmative vote of the holders of a majority of the shares of NCF common stock represented at the special meeting, whether or not a quorum is present.

Revocability of Proxies

The presence of a shareholder at the special meeting will not automatically revoke that shareholder's proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by:

•	submitting a written revocation prior to the meeting to Ms. M.J.A. "Jekka" Pinckney, Corporate Secretary, National Commerce Financial Corporation, One Commerce Square, Memphis, Tennessee 38150;

•	submitting another proxy by telephone, via the Internet or by mail that is dated later than the original proxy; or

•	attending the special meeting and voting in person.

If your shares are held by a broker or bank, you must follow the instructions on the form you receive from your broker or bank with respect to changing or revoking your proxy.

Voting Electronically or by Telephone

NCF shareholders of record and many shareholders who hold their shares through a broker or bank will have the option to submit their proxy cards or voting instruction cards electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in NCF's stock records in your name or in the name of a broker, bank or other holder of record. If you hold your shares through a broker, bank or other holder of record, you should check your proxy card or voting instruction card forwarded by your broker, bank or other holder of record to see which options are available.

NCF shareholders of record may submit their proxies:

•	through the Internet by visiting a website established for that purpose at http://www.voteproxy.com and following the instructions; or

•	by telephone by calling the toll-free number 1-800-PROXIES in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions; shareholders calling from another country may call •.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of NCF may solicit proxies for the special meeting from NCF shareholders personally or by telephone and other electronic means without additional remuneration for soliciting such proxies. We also will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in taking such actions. We have also made arrangements with Georgeson Shareholder Services to assist us in soliciting proxies and have agreed to pay them $8,500, plus reasonable expenses, for these services.

NCF and SunTrust will share equally the expenses incurred in connection with the printing and mailing of this document.

Participants in NCF's Benefit Plans

If you hold shares of NCF through the National Commerce Financial Corporation Investment Plan, the National Commerce Financial Corporation Equity Investment Plan, the National Commerce Financial Corporation Stock Option Gain Deferral and Former NCB Deferred Compensation Plan, the National Commerce Financial Director's Fees Deferral Trust, the Southbanc Shares, Inc. Employees Savings and Profit Sharing Plan, or the Perpetual Bank, a Federal Savings Bank, Employee Stock Ownership Plan, the trustee of such plan will vote all shares held by the plan, though you, as a participant, may direct the trustee regarding how to vote shares allocated to your plan account. You will receive voting instructions from the trustees of the respective plans as to how to exercise pass-through voting rights under the plans. If you own shares through any of these plans and do not vote, the respective plan trustees will vote the shares in accordance with the terms of the respective plans.

INFORMATION ABOUT SUNTRUST

SunTrust is a diversified financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. SunTrust was incorporated in 1984 under the laws of the State of Georgia. Through its flagship subsidiary, SunTrust Bank, SunTrust provides deposit, credit and trust and investment services. Additional subsidiaries provide mortgage banking, insurance, asset management, brokerage and capital market services. SunTrust's customer base encompasses a broad range of individuals and families, high-net-worth clients, businesses and institutions. In addition, SunTrust provides customers with a selection of technology-based banking channels, including Internet, PC and telephone banking.

SunTrust's 1,201 retail and specialized service branches and 2,225 ATMs are located primarily in Florida, Georgia, Maryland, South Carolina, Tennessee, Virginia and the District of Columbia. As of March 31, 2004, SunTrust had total assets of $125.2 billion, deposits of $80.9 billion and total shareholder's equity of $10.1 billion.

SunTrust operates in the following six business segments:

•	Retail – includes loans, deposits, and other fee-based services for consumer and private banking clients, as well as business clients with less than $5 million in sales. Retail serves clients through an extensive network of traditional and in-store branches, ATMs, the Internet and the telephone.

•	Commercial – provides enterprises with a full array of financial products and services, including traditional commercial lending, treasury management, financial risk management, and corporate bankcard.

•	Corporate and Investment Banking – comprised of corporate banking, investment banking, capital markets businesses, commercial leasing, receivables capital management and merchant banking.

•	Mortgage – offers residential mortgage products nationally through retail, broker and correspondent channels. These products are either securitized and sold in the secondary market, with servicing rights retained, or held as whole loans in SunTrust's residential loan portfolio.

•	Private Client Services – provides a full array of wealth management products and professional services to both individual and institutional clients.

•	Corporate/Other – includes the investment securities portfolio, long-term debt, capital, derivative instruments, short-term liquidity and funding activities, balance sheet risk management, office premises and certain support activities not currently allocated to the aforementioned lines of business.

SunTrust Bank is subject to regulation and supervision by the state banking authority of Georgia and by the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation. As the holding company for SunTrust Bank, SunTrust is a bank holding company and a financial holding company subject to regulation and supervision by the Federal Reserve.

For more information about SunTrust's business, reference is made to SunTrust's Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference into this joint proxy statement-prospectus. See "Where You Can Find More Information" on page 120.

The principal office of SunTrust is located at 303 Peachtree Street, NE, Atlanta, Georgia 30308, telephone number (404) 588-7711.

INFORMATION ABOUT NCF

NCF is a registered bank holding company headquartered in Memphis, Tennessee. NCF provides banking and other financial services through its banking and non-banking subsidiaries. NCF's primary banking subsidiary is National Bank of Commerce, or NBC. NBC is a national banking association with its main office in Memphis, Tennessee and with its operations headquarters in Durham, North Carolina. In certain of its markets, NBC operates under the name Central Carolina Bank, or CCB, and Wal-Mart Money Center by National Bank of Commerce.

As of March 31, 2004, NCF had consolidated assets of $23 billion and shareholders' equity of $2.8 billion.

NBC offers commercial and retail banking, savings and trust services through 258 CCB offices located in North Carolina and South Carolina, 24 Wal-Mart Money Centers in Georgia and Tennessee, six El Banco branches located in Georgia, and 183 NBC offices located in Tennessee, Mississippi, Arkansas, Georgia, Virginia and West Virginia. NBC had $22.8 billion in assets at March 31, 2004. NCF also owns three NBC Bank, FSB branches located in Mississippi and a 49 percent interest in First Market Bank, FSB, or First Market. First Market had assets of $1 billion at March 31, 2004, is headquartered in Memphis, Tennessee and operates 30 branch offices in the Richmond, Virginia area.

NBC provides a full range of financial products including demand and time deposits, secured and unsecured commercial and consumer loans, safe deposit boxes, trust services for corporations, employee benefit plans and individuals and certain insurance and securities brokerage services. NCF operates several non-bank businesses through its subsidiaries. These subsidiaries provide a variety of products and services, including financial services to the trucking and petroleum industries, bankcard services to merchants, fuel cards and related transportation services, receivables financing, investment advisor services, security programs for the long-term care industry, processing and other services for retirement plans, professional money management services for employee benefit plans, retail brokerage services, retail banking consulting services to other financial institutions, equipment leasing, institutional trust services in Florida and life, property and casualty insurance and annuities.

NCF provides a number of fee-based services through NBC, CCB and other NCF subsidiaries. These services are delivered primarily to high-net-worth individuals, middle market businesses and institutions, including other banks. Fee-based services include trust administration, asset management, securities brokerage, capital market services, retirement plan administration, transaction processing, Chapter 13 bankruptcy plan administration and bank consulting services.

NBC and the other thrift and trust subsidiaries of NCF are subject to regulation and supervision by, among others, the United States Comptroller of the Currency, the Office of Thrift Supervision and the Tennessee Department of Financial Institutions and by the Board of Governors of the Federal Reserve System. As the holding company for NBC, NCF is a bank holding company subject to regulation and supervision by the Federal Reserve.

For more information about NCF's business, reference is made to NCF's Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference into this joint proxy statement-prospectus. See "Where You Can Find More Information" on page 120.

The principal office of NCF is located at One Commerce Square, Memphis, Tennessee 38150, telephone number (901) 523-3434.

THE MERGER

The following description of the material information about the merger, including the summary of the material terms and provisions of the merger agreement and the descriptions of the opinions of the parties' financial advisors, is qualified in its entirety by reference to the more detailed appendices to this joint proxy statement-prospectus. We urge you to read all of the appendices to this joint proxy statement-prospectus in their entirety.

Transaction Structure

The SunTrust board of directors and the NCF board of directors each has approved and adopted the merger agreement, which provides for the merger of NCF with and into SunTrust. SunTrust will be the surviving corporation in the merger. We expect to complete the merger in the fourth quarter of 2004. Each share of SunTrust common stock issued and outstanding at the effective time of the merger will remain issued and outstanding as one share of common stock of SunTrust, and each share of NCF common stock issued and outstanding at the effective time of the merger will be converted into either cash or SunTrust common stock, as described below. See "— Merger Consideration."

The SunTrust articles of incorporation will be the articles of incorporation and the SunTrust bylaws will be the bylaws of the combined company after the completion of the merger. At the effective time of the merger, the SunTrust board of directors will be expanded by four members, and these vacancies will be filled by four members of the existing NCF board of directors who are proposed by NCF and reasonably acceptable to SunTrust. The additional directors will be apportioned among the SunTrust board classes as equally as possible. The four NCF director-nominees expected to serve on SunTrust's board of directors following the merger are Thomas C. Farnsworth, Jr., Blake P. Garrett, Jr., Thomas M. Garrott and Phail Wynn, Jr.

The merger agreement provides that SunTrust may change the structure of the merger. No such change will alter the kind or amount of consideration to be provided to NCF shareholders, or the treatment of NCF options or other equity-based awards, adversely affect the tax consequences to NCF shareholders in the merger, or materially impede or delay completion of the merger.

Source of Funds for Cash Portion of Merger Consideration

SunTrust intends to pay the cash portion of the merger consideration to the NCF shareholders from funds available to SunTrust at closing. SunTrust currently intends these funds to be comprised of (1) the proceeds from the issuance of $1.0 billion in senior notes by SunTrust at an estimated rate of 4.40% with an estimated maturity of 4.3 years on or before the closing of the merger (On May 25, 2004, SunTrust entered into three forward starting pay fixed swaps totaling $1.0 billion to mitigate its risk relating to rising interest rates for this funding component. The estimated maturity was computed based on the weighted average maturities of these swaps since SunTrust intends to issue floating rate senior notes to match the amounts and final maturities of the swaps.) and (2) $800 million at an estimated rate of 3.40% with a weighted average maturity of 2.5 years, which represents a portion of the proceeds of wholesale certificates of deposit issued by SunTrust Bank in May 2004 and which has been assumed, for purposes of preparing the pro forma financial information contained in this joint proxy statement-prospectus, to be allocated to SunTrust to fund the remainder of the cash purchase price.

Background of the Merger

The management of NCF periodically has explored and assessed, and has discussed with the NCF board of directors, strategic options potentially available to NCF. These strategic discussions have included the possibility of business combinations involving NCF and other financial institutions, particularly in view of the increasing competition and continuing consolidation in the financial services industry, as well as maximizing its performance as an independent company.

The SunTrust board of directors and management regularly review the financial services environment and periodically discuss ways in which to enhance SunTrust's competitive position, including through business combination transactions with other financial institutions.

Beginning in 2001, NCF management has annually asked representatives of investment banking firms, including JPMorgan and UBS, to make presentations to the NCF board of directors regarding strategic options. These presentations have included surveys of the current bank merger and acquisition activity and comparisons of the relative financial and stock price performance of NCF with those of financial institutions that could have an interest in a strategic combination with NCF.

From time to time in past years, representatives of NCF, have also had informal, preliminary discussions with representatives of other financial institutions, including SunTrust, concerning the possibility of a business combination transaction. Most recently, on March 19, 2004, L. Phillip Humann, SunTrust's Chairman, President and Chief Executive Officer, met with William R. Reed, Jr., President and Chief Executive Officer of NCF. Among other things, Messrs. Humann and Reed discussed industry trends and issues, their respective companies' strategic directions and the potential benefits of a strategic business combination. Also in March 2004, after Messrs. Humann and Reed met, Fifth Third Bancorp, a large midwestern financial institution, which we refer to in this joint proxy statement-prospectus as Fifth Third, approached NCF about a possible business combination transaction with NCF. Mr. Reed reported these contacts to the executive committee of the NCF board of directors, which authorized Messrs. Reed, Thomas M. Garrott, the Chairman of the NCF executive committee, and Eugene McDonald, the Chairman of the NCF board of directors, to speak with SunTrust and Fifth Third.

Shortly after being authorized to speak to SunTrust and Fifth Third, Messrs. Reed, Garrott and McDonald discussed with JPMorgan and UBS the likely levels of interest of SunTrust and Fifth Third in a strategic merger with NCF, the range of exchange ratios those parties could likely offer in a merger, the possibility of other financial institutions being interested in a strategic merger with NCF and the likely strategic position and prospects of NCF if it remained independent.

On April 9, 2004, members of NCF's executive management team met with senior executives of SunTrust, and also in early April 2004, members of NCF's executive management team met with senior executives of Fifth Third in Atlanta and Cincinnati, respectively. The purposes of these meetings were to introduce the senior management teams to each other, share ideas with respect to how the management teams managed similar segments of their respective businesses and to gain a sense of compatibility with each other in the event a strategic merger were to be pursued. In mid-April 2004, the NCF executive committee authorized JPMorgan and UBS to make contact with SunTrust and Fifth Third to assess their level of interest in a possible business combination transaction and to solicit from SunTrust and Fifth Third proposed oral indications of interest.

On April 19, 2004, management of SunTrust met with the executive committee of the SunTrust board of directors to discuss a possible business combination transaction with NCF, and on April 20, 2004, the SunTrust board of directors met to discuss such possible business combination transaction. At the meeting, senior management discussed the preliminary pro forma financial impact of a merger with NCF, as well as other aspects of such a transaction. Among other things, the SunTrust board noted that NCF operates in geographic areas that complement SunTrust's locations, and SunTrust and NCF have a complementary business model and credit culture. After further discussion, the SunTrust board authorized management to continue to proceed with negotiations with NCF.

On or about April 20, 2004, NCF entered into separate confidentiality agreements with SunTrust and Fifth Third. JPMorgan and UBS then provided SunTrust and Fifth Third with information concerning NCF that the financial advisors had prepared together with NCF management.

After April 20, 2004, both SunTrust and Fifth Third separately submitted oral indications of interest regarding a potential business combination with NCF. Following receipt of such indications of interest, on April 27, 2004 the NCF executive committee informed the full NCF board of directors of such indications.

The NCF board of directors then met on April 28, 2004 to discuss these indications of interest. At this meeting, the NCF board of directors listened to the views and opinions of each member of NCF's executive management team regarding the potential advantages and disadvantages of NCF remaining independent as well as their views and opinions on prospective merger transactions, including possible mergers with SunTrust and Fifth Third. The NCF board of directors also discussed with JPMorgan and UBS the potential benefits of, and the potential strategic fit with, a variety of possible transactions, including potential business combinations with SunTrust and Fifth Third, other potential synergistic alliances and other strategic alternatives such as developing and enhancing NCF's current business model and continuing to operate as an independent company. JPMorgan and UBS thereafter reviewed with the NCF board of directors the preliminary indications of interest the financial advisors had received from SunTrust and Fifth Third. The members of the NCF board of directors engaged in a lengthy question and answer session with JPMorgan and UBS regarding the indications of interest, including the structures and other indicated terms of the proposals, and the reputation, expertise and business and financial performance of the financial institutions making the preliminary proposals. The NCF board of directors also received a presentation from counsel detailing the responsibilities of the board of directors with respect to its role in considering NCF's strategic alternatives and in these discussions with SunTrust and Fifth Third. After hearing counsel's presentation and hearing and discussing the views of NCF management, JPMorgan and UBS regarding the status of NCF, its future and its prospects, the NCF board of directors concluded that simultaneous negotiations with both SunTrust and Fifth Third should be undertaken in order to maximize the benefits to be derived by NCF and its shareholders from any potential business combination transaction. The NCF board of directors authorized JPMorgan and UBS and a negotiating committee of five NCF directors, composed of Messrs. Reed, Garrott, McDonald, Blake Garrett, Jr. and Phail Wynn, Jr., to pursue discussions with SunTrust and Fifth Third to determine if a business combination involving NCF and one of these financial institutions could be finalized in a timely manner on terms that would represent the overall best potential opportunity and strategic alternative for NCF and its shareholders.

Thereafter, members of the negotiating committee and representatives of JPMorgan and UBS spoke with senior executives and representatives of both SunTrust and Fifth Third. After separately discussing the terms of the respective proposals of SunTrust and Fifth Third, NCF separately agreed with both financial institutions to conduct mutual due diligence investigations and contemporaneous negotiations regarding definitive documentation for a potential merger. During the week of May 2, 2004, senior management and representatives of SunTrust and Fifth Third, as well as senior management and representatives of NCF, conducted their respective due diligence investigations. Also during this time, NCF management and JPMorgan and UBS held a series of discussions with management of SunTrust and Fifth Third about a proposed business combination transaction, including further negotiations regarding the principal financial and business terms of such a transaction. In addition, NCF consulted with its legal advisors concerning the competing proposals of SunTrust and Fifth Third, including the proposed terms of the respective merger proposals. While these discussions proceeded, legal counsel of both financial institutions and NCF continued to negotiate definitive documentation with respect to the respective merger proposals. During this process, both SunTrust and Fifth Third enhanced the values of their prior formal indications of interest and, through JPMorgan and UBS, made formal offers to enter into a strategic merger transaction with NCF.

During the course of the companies' due diligence, each of SunTrust and NCF exchanged and provided to their respective financial advisors their respective earnings per share projections for their 2004 fiscal years and related information underlying those projections for such period. SunTrust provided NCF and its financial advisors internal 2004 earnings per share estimates reflecting a range between $5.05 and $5.25 per share, but SunTrust's management indicated to NCF and its financial advisors that it is expected that SunTrust's actual 2004 earnings per share would likely be on the lower end of this range. SunTrust's 2004 estimates reflected net interest income (before provision for loan losses) ranging between approximately $3.53 billion and $3.60 billion, provision for loan losses ranging between approximately $275 million and $243 million and noninterest income of approximately $2.47 billion. NCF provided SunTrust and its financial advisor its internal 2004 earnings per share estimate of $1.90 per share. NCF's 2004 estimates reflected net interest income of approximately $849 million, provision for loan losses of approximately $64 million and noninterest income of approximately $519 million. These earnings per share estimates contained in these projections were materially consistent with the consensus Institutional Brokerage Estimate System, or I/B/E/S, estimates of the 2004 earnings per share for each of SunTrust and NCF. I/B/E/S is a database owned and operated by Thomson Financial that contains estimated and actual earnings, cash flows, dividends, sales and pre-tax income for companies in the United States, Europe, Asia and emerging markets. These projections were provided as part of the due diligence process undertaken by both SunTrust and NCF in the period leading up to the execution of the definitive merger agreement. The projections were used by management of each of SunTrust and NCF, and their respective financial advisors, in an effort to supplement the ongoing diligence process during this period, and to confirm the reasonableness of the earnings per share forecasts developed by each company and its advisors during their due diligence. While NCF and SunTrust exchanged other nonpublic information in the course of due diligence, management of SunTrust and NCF do not believe that any such information, either individually or taken as a whole, is material to a shareholder's decision to vote for approval of the merger agreement or the issuance of shares of SunTrust common stock in the merger, as applicable.

These financial projections were prepared solely for the benefit of management of each company and not with a view towards public disclosure. This financial information, and the assumptions underlying such information, may have changed since the original preparation of these projections. Significantly, these projections did not, and do not, take into account any changes in the results of operations, business model, management teams, business or capital structure of either SunTrust or NCF, or general business conditions affecting the industry as a whole, which may have occurred following the date on which the projections were prepared, or which may result from the merger. Shareholders of SunTrust and NCF are urged not to rely on these estimates to predict the future results of SunTrust or NCF, or the combined company following the merger. Please see "Forward-Looking Statements" for important cautionary language regarding the reliance on projections and estimates, and for factors which may cause actual results to differ from such estimates.

Late in the evening on May 6th, the online editions of The Wall Street Journal, The Financial Times and CBS Market Watch published stories stating that NCF may be the subject of a "bidding war," and naming SunTrust and Fifth Third, among others, as a prospective merger partner. NCF's executive management, after consulting with NCF's legal and financial advisors, issued a press release on May 7th before trading on the NYSE opened stating that NCF was in the process of undertaking a comprehensive review of its strategic alternatives, including the possibility of remaining independent. In light of the articles in the media in the early-morning hours of May 7th and throughout the day and NCF's press release, the price of NCF common stock on the NYSE increased $3.70 to $31.80, or 13.2% over the previous day's closing price, on volume of approximately 7 million shares, more than ten times its historical average daily trading volume.

On Friday, May 7th, the NCF board of directors, in the presence of its legal and financial advisors and senior management, received separate presentations from, and participated in question and answer sessions with, the management of both SunTrust and Fifth Third. The NCF board of directors analyzed and discussed the presentations and the responses to the numerous questions asked by members of the NCF board of directors and received evaluations of the presentations from its legal and financial advisors and NCF's senior management. Messrs. Reed, Garrott and McDonald reviewed with the NCF board of directors information regarding SunTrust and Fifth Third, NCF and the financial and other terms of the proposed transactions. JPMorgan and UBS reviewed with the NCF board of directors additional information, including financial information regarding SunTrust and Fifth Third, NCF and the transaction, as well as information regarding peer companies and comparable transactions. Representatives of Bass Berry & Sims PLC and Wachtell, Lipton, Rosen & Katz, legal advisors to NCF, discussed with the NCF board of directors the legal standards applicable to its decisions and actions with respect to its evaluation of alternatives and reviewed the legal terms of the two competing merger proposals and the related agreements.

The prior proposals submitted by both of the interested parties provided for approximately equivalent value based on the previous day's closing prices and the then current intra-day trading prices of the respective potential partners' shares. The NCF board of directors authorized Messrs. Reed, Garrott and McDonald to engage in discussions with both interested parties to seek enhancements in their existing proposals. Messrs. Reed, Garrott and McDonald held these discussions with senior executive officers of SunTrust and Fifth Third during the day and obtained increased financial offers from Fifth Third and, as discussed in more detail below, from SunTrust.

On the afternoon of May 7th, the SunTrust board of directors, except for two directors who were absent, met with members of SunTrust senior management and SunTrust's legal and financial advisors. Mr. Humann and other members of SunTrust's senior management reviewed with the SunTrust board of directors information regarding SunTrust, NCF and the terms of the proposed transaction. Goldman Sachs then reviewed with the SunTrust board of directors a range of matters, including the structure of the merger, business and financial information regarding the two companies, historical stock price performance, valuation methodologies and analyses and the other matters set forth in "-- Opinion of SunTrust's Financial Advisor." Goldman Sachs' presentation assumed that the aggregate merger consideration consisted of the equivalent of 0.3683 shares of SunTrust common stock and $8.5557 in cash for each share of NCF common stock, reflecting the proposal made earlier in the day by SunTrust to the NCF board of directors. After the discussion, Goldman Sachs rendered to the SunTrust board of directors its oral opinion that, as of that date and based upon and subject to the considerations described to the board, the aggregate proposed merger consideration was fair, from a financial point of view, to SunTrust. SunTrust senior management also apprised the SunTrust board of directors of the results of its due diligence investigations of NCF. King & Spalding LLP and Skadden, Arps, Slate, Meagher & Flom LLP, legal advisors to SunTrust, discussed with the SunTrust board of directors the legal standards applicable to its decisions and actions with respect to the proposed transaction and reviewed the terms of the proposed merger.

Following these presentations, the SunTrust board meeting continued with discussions and questions among the members of the SunTrust board of directors, management and SunTrust's legal and financial advisors. Following these discussions and after taking into consideration the factors described under "— SunTrust's Reasons for the Merger; Recommendation of the Stock Issuance in the Merger by the SunTrust Board of Directors," the SunTrust board of directors voted to approve the merger with NCF. Following the vote, in recognition of the fact that another financial institution also was seeking to enter into a business combination transaction with NCF and the possibility that NCF would seek an enhancement to SunTrust's proposal, the SunTrust board of directors authorized Mr. Humann to increase the merger consideration within a specified range if necessary and appropriate in the context of ongoing negotiations with NCF, subject to Goldman Sachs reconfirming its oral opinion with respect to any increase in the merger consideration.

Later, in the afternoon of May 7, NCF communicated to SunTrust that its proposal to provide aggregate merger consideration equivalent to 0.3683 shares of SunTrust common stock and $8.5557 in cash for each share of NCF common stock was approximately equal in value to the proposal received from the competing institution. In response, SunTrust increased its proposal to provide for the aggregate merger consideration set forth in the merger agreement, consisting of the equivalent of 0.3713 shares of SunTrust common stock and $8.625 in cash for each share of NCF common stock, and Goldman Sachs reconfirmed its oral opinion (subsequently confirmed in writing), as described under "—Opinion of SunTrust's Financial Advisor," that, as of the date of the opinion and based upon and subject to the considerations described in its opinion, the aggregate merger consideration to be paid by SunTrust as ultimately agreed to by the parties and as set forth in the merger agreement was fair from a financial point of view to SunTrust.

The SunTrust proposal as finalized during the course of the day on May 7 included a proposal for SunTrust to pay merger consideration for each share of NCF common stock equal to $8.625 plus ..3713 shares of SunTrust common stock. NCF shareholders would have the right to elect to receive the per share merger consideration either in cash or SunTrust common stock, subject to proration and subject to the aggregate cash component of the total merger consideration received by all NCF shareholders equaling $1.8 billion. The cash component of the SunTrust proposal amounted to approximately 26% of the aggregate merger consideration proposed by SunTrust, based on the closing prices of SunTrust and NCF common stock on the day before the date of the board meetings of the NCF board of directors and SunTrust board of directors. The final proposal from Fifth Third was for a fixed exchange ratio of 0.6175 shares of Fifth Third common stock for each share of NCF common stock plus $1.68 per share of cash. The SunTrust proposal also permitted the NCF board of directors to declare and pay increased dividends to NCF shareholders starting on October 1, 2004 to equal the pro forma dividend that would be payable to NCF shareholders receiving one hundred percent (100%) stock in the transaction, representing an expected 8.7% increase in the NCF dividend rate which the

NCF board of directors had already tentatively determined to adopt in its usual ordinary course were NCF to remain a separate stand-alone company and a 25% increase in the current NCF dividend rate. The Fifth Third proposal allowed for no increase in the expected future dividend payment per share of NCF stock over that which the NCF board of directors had already tentatively determined to adopt in its usual ordinary course were NCF to remain a separate stand-alone company. Based on the May 7 closing stock prices, which were known when the final proposals were received by the NCF board of directors, and considering the increased dividend to NCF shareholders allowed by SunTrust, the value of the SunTrust proposal to NCF shareholders was approximately three cents per share less than the value of the Fifth Third proposal.

Following extensive review and discussion among the members of the NCF board of directors, the NCF board of directors determined that pursuing a strategic merger was a better alternative for NCF's shareholders than remaining independent and that the SunTrust offer presented the more attractive of the two proposed strategic merger options for NCF and its shareholders, based on, among other factors, the strong strategic fit of the two companies, the attractiveness of the combined company's geographic franchise, the substantially higher dividend that would be available to NCF shareholders in the SunTrust transaction, the lower price to earnings ratio of SunTrust (and therefore the greater pro forma earnings per share and tangible book value per share being offered) when compared with that of the competing institution's proposal, and the board's assessment of the likelihood for a successful integration and for an important continuing role by the NCF management team and the continuing NCF directors in the combined company. In connection with the consideration by the NCF board of directors, each of JPMorgan and UBS rendered to the NCF board of directors its oral opinion (subsequently confirmed in writing), as described under "—Opinions of NCF's Financial Advisors," that, as of the date of its opinion and based upon and subject to the assumptions made, matters considered and limitations described in each opinion, the merger consideration proposed by SunTrust was fair, from a financial point of view, to holders of NCF common stock. Thereafter, the NCF board of directors voted to approve the merger with SunTrust and adopt the merger agreement.

The merger agreement between NCF and SunTrust was executed by the parties later that evening on May 7, 2004.

The transaction was announced on Sunday, May 9th by a press release issued by SunTrust and NCF.

SunTrust's Reasons for the Merger; Recommendation of the Stock Issuance in the Merger by the SunTrust Board of Directors

The SunTrust board of directors has determined that the merger is fair to, and in the best interests of, SunTrust and its shareholders. In approving and adopting the merger agreement, the SunTrust board consulted with its financial advisor with respect to the financial aspects of the merger and fairness to SunTrust, from a financial point of view, of the aggregate consideration to be paid to NCF's shareholders in the merger and with its legal counsel as to its legal duties and the terms of the merger agreement. In arriving at its determination, the SunTrust board of directors also considered a number of factors, including the following material factors:

Strategic Considerations.    SunTrust's board of directors believes that the merger will provide a number of significant strategic opportunities and benefits, including the following:

•	The merger is expected to position the combined company to rank third in overall market presence, based on deposits, in the fast-growing, demographically strong Southeast. The combined company also will rank third among Southeast banks in terms of assets.

•	The merger will provide a means of entry for SunTrust into North Carolina and significant expansion of its presence in South Carolina.

•	The merger furthers SunTrust's strategic goal of expanding its presence within part of its current geographic region, including Georgia, Virginia and Tennessee.

Complementary Strengths

•	The SunTrust board of directors believes that the merger will combine highly complementary organizations, which have historically operated similar banking models consisting of regional banks with local decision making.

•	SunTrust's private client services and commercial banking strengths complement NCF's retail capabilities.

•	SunTrust and NCF have relatively little geographic overlap in their banking networks.

•	SunTrust and NCF have complementary commercial lending capabilities and compatible and conservative credit cultures.

•	The combined company will be able to offer a broader range of products and services to its clients, taking advantage of the combined organization's expanded customer bases and distribution systems.

•	SunTrust's board of directors believes the combined company will be able to leverage NCF's strong in-store capabilities with SunTrust's large retail franchise.

Expected Financial Synergies

•	SunTrust's board of directors and management believe that the combined company will achieve annual pre-tax cost savings of approximately $117 million from the merger (including approximately $12.6 million from personnel reductions primarily in administrative functions at the holding company level, $30 million from lower occupancy and equipment costs in branches, $41 million from banking operations and technology reductions, $30.6 million in the elimination of redundancies in connection with integration of the business lines and $3 million from reductions in other operating expenses). All of the foregoing numbers include reductions in personnel. Management's estimates were based on its review of the business and operations of SunTrust and NCF, including an assessment of the two companies' computer systems, personnel, premises and service contracts to determine where redundancies exist, and its experience in managing business integrations in prior mergers. SunTrust believes that approximately 60% of these savings will be realized in 2005, with 100% realization beginning in 2006.

•	SunTrust's board of directors noted that, while management's forecasted synergies did not include any revenue enhancements, management also believes the merger will create opportunities for incremental revenue from, among other things, the cross-marketing and distribution of products and services across the combined company's broader customer base.

•	Applying the potential cost savings and other assumptions described below under "— Opinion of SunTrust's Financial Advisor" the merger would result in (1) immediate accretion to SunTrust's cash earnings per share and (2) accretion to SunTrust's earnings per share calculated under GAAP, beginning in 2006.

Other Factors Considered by the SunTrust Board of Directors.    In addition to considering the strategic and financial factors outlined above, the SunTrust board of directors considered the following additional factors, all of which it viewed as supporting its decision to approve the merger:

•	historical information concerning SunTrust's and NCF's respective businesses, financial performance and condition, operations, management, competitive positions and stock performance, which comparisons generally supported the SunTrust board of directors' determination as to the relative values of SunTrust, NCF and the combined company;

•	the results of the due diligence review of NCF's businesses and operations;

•	the current and prospective competitive environment in which financial institutions such as SunTrust operate, including the continuing consolidation in the financial services industry and the likely effect of that competitive environment on SunTrust in light of, and in the absence of, the proposed merger;

•	the financial analyses and presentations of SunTrust's financial advisor and its opinion that as of the date of the opinion, and based on and subject to the assumptions, qualifications and limitations described in such opinion, the aggregate merger consideration was fair, from a financial point of view, to SunTrust;

•	the terms and conditions of the merger agreement, including those provisions restricting NCF's solicitation of third party acquisition proposals, requiring NCF to hold a special meeting of its shareholders to vote on approval of the merger agreement and providing for the payment of termination fees in certain events;

•	SunTrust's belief that the individuals managing NCF are highly qualified professionals with many years of experience; in this regard, the SunTrust board of directors believes that NCF's management team will make valuable contributions to the management of the combined company;

•	the post-merger board composition, and the fact that William R. Reed, Jr., NCF's President and Chief Executive Officer, will assume a senior executive role with the combined company following the merger, which the SunTrust board of directors considered to be of significant importance in assuring an effective and timely integration of the two companies' operations;

•	the likelihood that the merger will be completed on a timely basis, including the likelihood that the merger will receive all necessary regulatory approvals without unacceptable conditions;

•	the expectation that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	SunTrust management's experience in implementing previous merger transactions.

SunTrust's board of directors also considered the potential risks of the merger, including the following:

•	the challenges of combining and integrating the operations of SunTrust and NCF;

•	the risk that anticipated cost savings will not be achieved in a timely fashion, or at all; and

•	the estimated $245 million (pre-tax) in restructuring reserves, which has subsequently been revised to an estimated $191 million (pre-tax). Additional revisions to the estimated restructuring reserves are likely during the course of further analysis and as additional information becomes available. Such costs are to be accounted for using the purchase method of accounting and are to be included as adjustments to the fair value of assets and liabilities acquired. Estimated amounts do not include the $82.1 million pre-tax estimate of merger related charges disclosed in Note 3 contained in the section entitled "Unaudited Pro Forma Condensed Combined Financial Information" on page 95. See "Unaudited Pro Forma Condensed Combined Financial Information."

The foregoing discussion of the information and factors considered by the SunTrust board of directors is not exhaustive, but includes all material factors considered by the SunTrust board of directors. In view of the wide variety of factors considered by the SunTrust board of directors in connection with its evaluation of the merger and the complexity of such matters, the SunTrust board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The SunTrust board of directors discussed the factors described above, asked questions of SunTrust's management and SunTrust's legal and financial advisors, and reached general consensus that the merger was in the best interests of SunTrust and SunTrust shareholders.

In considering the factors described above, individual members of the SunTrust board of directors may have given different weights to different factors. It should be noted that this explanation of the SunTrust board's reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Forward-Looking Statements" on page 24.

The SunTrust board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of SunTrust and its shareholders.

Accordingly, the SunTrust board of directors approved and adopted the merger agreement and recommends that SunTrust shareholders vote "FOR" approval of the issuance of SunTrust common stock in the merger.

NCF's Reasons for the Merger; Recommendation of the Merger by the NCF Board of Directors

In reaching its decision to adopt and approve the merger agreement and recommend the merger to its shareholders, the NCF board of directors consulted with NCF's management, as well as its legal and financial advisors, and considered a number of factors, including:

•	its knowledge of NCF's business, operations, financial condition, earnings and prospects and of SunTrust's business, operations, financial condition, earnings and prospects, taking into account the results of NCF's due diligence review of SunTrust;

•	its knowledge of the current environment in the financial services industry, including national and economic conditions, continued consolidation, substantially increased operating costs resulting from regulatory initiatives and compliance mandates following enactment of the Sarbanes-Oxley Act of 2002, evolving trends in technology and increasing nationwide and global competition, the current financial market conditions and the likely effects of these factors on the companies' potential growth, development, productivity, profitability and strategic options, and the historical market prices of NCF's common stock;

•	the ability of the two companies to combine to create a powerful $148 billion asset institution that will rank as the seventh-largest U.S. bank and will have the largest concentration of banking locations in high growth metropolitan statistical areas, or MSAs, among the top 20 U.S. banks;

•	the complementary aspects of the NCF and SunTrust businesses, including customer focus, geographic coverage and business orientation and compatibility of the companies' management and operating styles;

•	the potential expense saving opportunities, and the fact that former NCF shareholders may choose to participate as SunTrust shareholders in the benefits of such savings opportunities, as well as in the benefit of any potential incremental revenue enhancement opportunities on a going forward basis;

•	the presentation by NCF management and its financial advisors concerning the operations, financial condition and prospects of NCF and the expected financial impact of the merger on the combined company, including pro forma assets, earnings and deposits;

•	the presentation by SunTrust management, the answers provided by SunTrust management to numerous questions asked by members of the NCF board of directors and the strong commitments made by SunTrust management to blending the cultures of SunTrust and NCF in the combined company in several ways, including (1) by retaining a majority of the NCF management and (2) by providing that at closing, SunTrust's board of directors will be expanded to include four members who shall be existing NCF board of directors who are proposed by NCF and reasonably acceptable to SunTrust to fill such vacancies, which commitments the NCF board of directors viewed as desirable given the confidence the NCF board of directors has in the NCF management team and the fact that NCF shareholders who receive SunTrust common stock would retain a substantial investment in the combined company and the value of such investment will be affected by the skills and strength of the combined company's management and board of directors;

•	the financial analyses presented by JPMorgan and UBS to the NCF board of directors, and the opinions delivered to NCF by JPMorgan and UBS, to the effect that, as of May 7, 2004, and based upon and subject to the assumptions made, matters considered and limitations set forth in the opinions, the merger consideration specified in the merger agreement was fair from a financial point of view to the holders of shares of NCF common stock;

•	the fact that, based on the closing prices on the NYSE of NCF and SunTrust common stock (1) for the five trading days prior to public announcement of the merger, (2) on May 6, 2004 (the last trading day prior to the date when specific public rumors regarding a transaction were reported and NCF publicly announced that it was engaged in a process of evaluating strategic alternatives) and (3) on May 7, 2004 (the date of execution of the merger agreement), and based upon the per share merger consideration of $8.625 plus .3713 shares of SunTrust common stock, the implied value of the merger consideration for the NCF shareholders represented a premium of approximately 18.2% over the five day average closing price, 19.1% over the May 6, 2004 closing price, and approximately 5.2% over the May 7, 2004 closing price;

•	the NCF board of directors' belief that a merger with SunTrust would allow NCF shareholders to elect to participate in a combined company that would have better future prospects than NCF was likely to achieve on a stand-alone basis or through a combination with other potential merger partners, with greater market penetration in and around its historical markets and more diversified customer bases and revenue sources;

•	the fact that the merger agreement with SunTrust permits NCF to declare and pay increased dividends to NCF shareholders starting October 1, 2004, prior to completion of the merger, to equal the pro forma dividend that would be payable to NCF shareholders receiving one hundred percent (100%) stock in the transaction, representing an expected 8.7% increase in the NCF dividend rate that the NCF board of directors had already tentatively determined to adopt in its usual ordinary course were NCF to remain a separate stand-alone company and a 25% increase in the current NCF dividend rate;

•	the structure of the merger and the financial and other terms of the merger agreement, including the fact that NCF shareholders would have the right to elect to receive the per share merger consideration either in cash or SunTrust common stock, subject to adjustment and subject to the aggregate cash component of the total merger consideration received by all NCF shareholders equaling $1.8 billion (approximately 26% of the aggregate merger consideration, based on the closing price of SunTrust common stock on May 7, 2004);

•	the regulatory and other approvals required in connection with the merger and the likelihood that, once the definitive merger agreement had been entered into, the merger would be completed;

•	the expected treatment of the merger as a "reorganization" for United States federal income tax purposes which would generally allow NCF shareholders receiving SunTrust common stock in the merger to avoid recognizing gain or loss upon the conversion of shares of NCF common stock into such shares of SunTrust common stock, while allowing NCF shareholders who wished to receive cash to elect to receive their merger consideration in cash, subject to the limits provided in the merger agreement;

•	the challenges of combining the businesses, assets and workforces of two major companies and SunTrust's past experience in this regard;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•	SunTrust's demand that the merger agreement contain various provisions, including provisions restricting NCF's solicitation of third party acquisition proposals, requiring NCF to hold a special meeting of its shareholders to vote on approval of the merger agreement and providing for the payment of a termination fee of $280 million in certain events, all of which the NCF board of directors understood could limit the willingness of a third party to propose a competing business combination transaction with NCF; and

•	the fact that some of NCF's directors and executive officers have other interests in the merger that are in addition to their interests as NCF shareholders. See "—Financial Interests of NCF Directors and Executive Officers in the Merger."

The foregoing discussion of the factors considered by the NCF board of directors is not intended to be exhaustive, but, rather, includes all material factors considered by the NCF board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the NCF board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The NCF board of directors considered all these factors as a whole, and overall considered them to be favorable to, and to support, its determination. It should be noted that this explanation of the NCF board of directors' reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Forward-Looking Statements" on page 24.

For the reasons set forth above, the NCF board of directors has approved and adopted the merger agreement as advisable and in the best interests of NCF and its shareholders and recommends that the NCF shareholders vote "FOR" the approval and adoption of the merger agreement.

Opinion of SunTrust's Financial Advisor

On May 7, 2004, Goldman Sachs, financial advisor to SunTrust, delivered its oral opinion to the SunTrust board of directors, subsequently confirmed in writing, that, as of the date of the opinion and based upon and subject to the considerations described in its opinion and other matters as Goldman Sachs considered relevant, the aggregate merger consideration to be paid by SunTrust pursuant to the merger agreement was fair from a financial point of view to SunTrust.

The full text of the written opinion of Goldman Sachs, dated May 7, 2004, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs in connection with the opinion, is attached to this document as Appendix B. Goldman Sachs provided its opinion for the information and assistance of the SunTrust board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of SunTrust common stock should vote with respect to the issuance of SunTrust common stock in the merger or any related matter.

In connection with its opinion, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and annual reports on Form 10-K of SunTrust and NCF for the five fiscal years ended December 31, 2003;

•	interim reports to shareholders and quarterly reports on Form 10-Q of SunTrust and NCF;

•	other communications from SunTrust and NCF to their respective shareholders;

•	internal financial analyses and forecasts for SunTrust prepared by the management of SunTrust;

•	internal financial analyses and forecasts for NCF prepared by the management of NCF; and

•	financial analyses and forecasts for NCF prepared by the management of SunTrust, including cost savings and operating synergies projected by the managements of SunTrust and NCF to result from the merger.

Goldman Sachs also held discussions with members of the senior management of SunTrust and NCF regarding their assessment of the strategic rationale for, and the potential benefits of, the merger, including SunTrust's view with respect to the strategic importance of continuing to build its southeastern banking platform, and the past and current business operations, financial condition and future prospects of their respective companies.

In addition, Goldman Sachs:

•	reviewed the reported price and trading activity for the shares of SunTrust common stock and the shares of NCF common stock;

•	compared financial and stock market information for SunTrust and NCF with similar information for other selected companies, the securities of which are publicly traded;

•	reviewed the financial terms of selected recent business combinations in the banking industry specifically and in other industries generally; and

•	performed other studies and analyses, and considered other factors, as Goldman Sachs considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed the accuracy and completeness of this information for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with the consent of the SunTrust board of directors, that the forecasts, including the synergies expected from the combination of the two companies, prepared by SunTrust management, reviewed by Goldman Sachs were reasonably prepared on a basis reflecting the best currently available estimates and judgments of SunTrust. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the completion of the merger would be obtained without any adverse effect on SunTrust or NCF or on the expected benefits of the merger in any way meaningful to its analysis. In addition, Goldman Sachs is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect to such portfolios and, accordingly, Goldman Sachs assumed that the allowances for losses are in the aggregate adequate to cover those losses. Goldman Sachs did not review individual credit files nor did it make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of SunTrust or NCF or any of their respective subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs' opinion does not address the underlying business decision of SunTrust to engage in the merger. In addition, Goldman Sachs is not expressing any opinion as to the prices at which shares of SunTrust common stock will trade at any time.

The following is a summary of the material financial analyses presented by Goldman Sachs to the SunTrust board of directors in connection with providing its opinion to the SunTrust board of directors. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The order of analyses described does not represent relative importance or weight given to the analyses performed by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and alone are not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 5, 2004, and is not necessarily indicative of current market conditions.

It should be noted that the financial analyses summarized below were prepared and presented to the SunTrust board of directors at a time at which the aggregate merger consideration proposed by SunTrust to be paid by it in the merger consisted of 0.3683 shares of SunTrust common stock and $8.5557 in cash for each share of NCF common stock (or an implied value per share of NCF common stock, based on the closing price of SunTrust common stock as of May 5, 2004, of $34.22). As indicated above under the caption "—Background of the Merger," at the May 7, 2004 meeting of the SunTrust board of directors at which Goldman Sachs presented its financial analyses and oral opinion, the SunTrust board of directors authorized an increase in the merger consideration to be paid by SunTrust pursuant to the merger agreement. Accordingly, although Goldman Sachs' opinion addressed the fairness, from a financial point of view, of the final merger consideration as ultimately agreed to by the parties and as set forth in the merger agreement, certain of the financial analyses summarized below were prepared based on the merger consideration proposed by SunTrust in negotiations prior to the SunTrust board meeting in the afternoon of May 7.

Although not presented to the SunTrust board of directors at the time, for the assistance of investors, we have updated certain of the analyses summarized below to reflect the May 7, 2004 closing price of SunTrust common stock and the impact of the increase in the merger consideration on those analyses. See "—Selected Transactions Analysis" beginning on page 47 and "—Pro Forma Merger Analysis" beginning on page 49 of this joint proxy statement-prospectus.

Historical Market Performance Analysis.    Goldman Sachs reviewed and compared the historical daily trading prices of SunTrust common stock, NCF common stock, a composite index of Southeastern banks composed of common stock of BB&T Corporation, Regions Financial Corporation, SouthTrust Corporation, AmSouth Bancorporation, First Horizon National Corporation and Compass Bancshares, Inc. and a composite index of large-capitalization banks composed of common stock of Bank of America Corporation, Wells Fargo & Company, Wachovia Corporation, U.S. Bancorp and Fifth Third Bancorp for the period from May 5, 2001 to May 5, 2004. The analysis indicated that for the three-year period from May 5, 2001 to May 5, 2004, SunTrust common stock and NCF common stock generally underperformed both the large-capitalization banks index and the southeastern banks index and for the one-year period from May 5, 2003 to May 5, 2004, SunTrust common stock and NCF common stock generally outperformed both the large-capitalization banks index and the southeastern banks index.

Public Market Comparison.    Goldman Sachs reviewed and compared certain financial information for SunTrust and NCF to corresponding financial information, ratios and public market multiples for the following (a) large-capitalization publicly traded corporations in the banking industry (Large Cap Banks) and (b) publicly traded corporations in the banking industry based in the southeastern part of the U.S. (Southeastern Banks):

Large Cap Banks

•	Bank of America Corporation

•	Wells Fargo & Company

•	Wachovia Corporation

•	U.S. Bancorp

•	Fifth Third Bancorp

Southeastern Banks

•	BB&T Corporation

•	Regions Financial Corporation*

•	SouthTrust Corporation

•	AmSouth Bancorporation

•	First Horizon National Corporation

•	Compass Bancshares, Inc.

* market capitalization adjusted to reflect the proposed merger with Union Planters Corp.

Although none of the selected companies is directly comparable to SunTrust or NCF, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of SunTrust and NCF.

Goldman Sachs calculated and compared various financial multiples and ratios based on publicly available financial data as of May 5, 2004, information it obtained from SEC filings and I/B/E/S estimates. Goldman Sachs also reviewed certain income statement and balance sheet data for the selected companies. The multiples and ratios of SunTrust were calculated using the closing price of SunTrust common stock on May 5, 2004 and May 4, 2004 (a date prior to widespread press reports that a transaction between SunTrust and NCF was possible). The multiples and ratios of NCF were calculated using the closing price of NCF common stock on May 5, 2004 and May 4, 2004. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. With respect to the selected companies, Goldman Sachs calculated:

•	the multiple of price to 2004 and 2005 I/B/E/S median estimated earnings;

•	the ratio of price to 2004 I/B/E/S median estimated earnings, as a multiple of I/B/E/S median estimated earnings growth;

•	the multiple of price to stated and tangible book value per share; and

•	dividend yield.

The following table presents the results of this analysis:

Company	P/E		IBES Growth	2004E P/E to Growth	Price/Book		Dividend Yield
	2004E	2005E			Stated	Tangible
SunTrust (May 5, 2004)	13.7x	12.4x	9.0%	1.5x	2.0x	2.3x	2.9%
SunTrust – Undisturbed (May 4, 2004)	13.6x	12.3x	9.0%	1.5x	2.0x	2.3x	2.9x
NCF (May 5, 2004)	15.4x	13.8x	11.5%	1.3x	2.1x	3.8x	2.8%
NCF – Undisturbed (May 4, 2004)	14.6x	13.1x	11.5%	1.3x	2.0x	3.6x	3.0%
Large Cap Banks
Range	11.3x-16.8x	10.2x-14.9x	10.0%-12.5%	1.1x-1.3x	1.9x-3.6x	3.0x-4.7x	2.4%-3.9%
Median	12.3x	11.0x	10.0%	1.2x	2.8x	4.1x	3.4%
Southeastern Banks
Range	11.2x-14.0x	10.4x-12.7x	8.0%-11.0%	1.1x-1.5x	1.3x-2.8x	2.1x-3.3x	3.0%-4.7%
Median	12.5x	11.3x	10.0%	1.3x	2.5x	3.1x	3.7%

Historical Exchange Ratio Analysis.    Goldman Sachs reviewed the implied historical exchange ratios determined by dividing the closing price per share of NCF common stock by the closing price per share of SunTrust common stock over the three-year period from May 5, 2001 through May 5, 2004. In addition, Goldman Sachs calculated the average of these historical daily exchange ratios for the three-year, one-year, six-month, one-month and one-week periods ended May 5, 2004 and as of May 4, 2004, which represents the last date prior to widespread press reports that a transaction between SunTrust and NCF was possible as well as since April 3, 2003 (the first day after NCF announced a first quarter 2003 charge of $0.06 per NCF common stock relating to settlement of lawsuits against its First Mercantile business unit and expectations of lower interest income results due to investment securities portfolio issues). The following table presents the results of these calculations.

Period Average	Exchange Ratio
Three-Year Average	0.397x
One-Year Average	0.393x
Six-Month Average	0.393x
Average Since April 3, 2003	0.391x
One-Month Average	0.393x
One-Week Average	0.393x
May 4, 2004 (Undisturbed)	0.387x
May 5, 2004	0.406x

Selected Transactions Analysis.    Goldman Sachs analyzed certain information relating to the following transactions in the banking and thrift industries since January 1, 2001 with values exceeding $2 billion:

•	Royal Bank of Scotland Group PLC/Charter One Financial, Inc.

•	National City Corporation/Provident Financial Group, Inc.

•	Bank of America Corporation/FleetBoston Financial Corporation

•	BB&T Corporation/First Virginia Banks, Inc.

•	M&T Bank Corporation/Allfirst Financial Inc.

•	Citigroup, Inc./Golden State Bancorp Inc.

•	BNP Paribas S.A./United California Bank

•	Washington Mutual, Inc./Dime Bancorp, Inc.

•	First Union Corporation/Wachovia Corporation

•	Royal Bank of Canada/Centura Banks, Inc.

The following table compares information derived by Goldman Sachs with respect to the ranges, averages and medians relating to the implied value received by shareholders in the second-named merger partner (target) for those transactions.

	Selected Transactions			SunTrust/ National Commerce
Selected Bank Acquisition > $2 billion Since 2001	Range	Average	Median
Multiple of implied value of equity consideration received by target shareholders to stated book value	1.7x-3.2x	2.5x	2.3x	2.6x
Multiple of implied value of equity consideration received by target shareholders to tangible book value	2.2x-4.3x	3.1x	2.9x	4.6x
Multiple of implied value of equity consideration per share received by target shareholders to latest twelve months earnings per share	13.3x-30.2x	20.1x	19.2x	20.7x
Multiple of implied value of equity consideration per share received by target shareholders to current-year estimated earnings per share based on I/B/E/S median estimates	11.7x-18.9x	15.4x	15.5x	18.7x
Premium to core deposits	17.8%-33.5%	24.8%	22.7%	41.6%
Premium of implied offer value to target stock price six trading days prior to announcement	10.7%-39.4%	23.9%	22.9%	27.6%

Goldman Sachs also analyzed certain information relating to the following transactions in the banking industry between 1997 and 2000 with values exceeding $5 billion:

•	Fifth Third Bancorp/Old Kent Financial Corporation

•	FleetBoston Financial Corporation/Summit Bancorp

•	Firstar Corporation/Mercantile Bancorporation Inc.

•	SunTrust Banks, Inc./Crestar Financial Corporation

•	National City Corporation/First of America Bank Corporation

•	First Union Corporation/CoreStates Financial Corp

•	NationsBank Corporation/Barnett Banks, Inc.

•	First Bank System, Inc./U.S. Bancorp

The following table compares information derived by Goldman Sachs with respect to the ranges, averages and medians relating to the implied value received by shareholders in the second-named merger partner (target) for those selected transactions.

Selected Bank Acquisition > $5 billion between 1997-2000	Range	Average	Median	SunTrust/ NCF
Multiple of implied value of equity consideration received by target shareholders to stated book value	2.4x-5.4x	3.7x	3.6x	2.6x
Multiple of implied value of equity consideration received by target shareholders to tangible book value	2.9x-5.9x	4.4x	4.4x	4.6x
Multiple of implied value of equity consideration per share received by target shareholders to latest twelve months earnings per share	15.2x-28.3x	22.3x	22.5x	20.7x
Multiple of implied value of equity consideration per share received by target shareholders to current-year estimated earnings per share based on I/B/E/S median estimates	13.3x-27.1x	20.5x	21.6x	18.7x
Premium to core deposits	19.1%-46.7%	35.4%	37.2%	41.6%
Premium of implied offer value to target stock price six trading days prior to announcement	17.1%-44.0%	33.5%	37.2%	27.6%

The information in the two tables above relating to the proposed transaction between SunTrust and NCF was based on the merger consideration proposed by SunTrust as of May 7 to be paid in the merger (which, based on May 5, 2004 market price information, had an implied value of $34.22 per share) and was presented by Goldman Sachs at the May 7, 2004 meeting of the SunTrust board of directors. Based on the merger consideration ultimately agreed to in the merger agreement (which, based on market price information as of May 7, 2004, had an implied value of $33.46 per share), the information resulting from the foregoing analysis with respect to the merger would have been as follows:

SunTrust/ NCF
Multiple of implied value of equity consideration received by target shareholders to stated book value	2.5x

Multiple of implied value of equity consideration received by target shareholders to tangible book value	4.5x

Multiple of implied value of equity consideration per share received by target shareholders to latest twelve months earnings per share	20.3x

Multiple of implied value of equity consideration per share received by target shareholders to current-year estimated earnings per share based on I/B/E/S median estimates	18.3x

Premium to core deposits	40.4%

Premium of implied offer value to target stock price six trading days prior to announcement	25.8%

Dividend Discount Analysis.    Goldman Sachs performed a dividend discount analysis with respect to the estimated future dividend streams of NCF common stock. Goldman Sachs added the (1) illustrative present value indications based on the estimated future dividend streams for NCF over the five-year period from 2005 through 2009 and (2) the present values of the terminal values of NCF common stock at the end of the year 2009 that resulted from this analysis.

Goldman Sachs employed the following assumptions in this analysis:

•	a constant tangible common equity/tangible assets ratio of 6.50% for the projected dividend streams;

•	earnings projections were based on the I/B/E/S mean estimate for 2005 with earnings growth rate scenarios for 2006 through 2010 of 10.2%, 11.2% and 12.2%. The 11.2% growth rate was consistent with the I/B/E/S mean long-term growth estimate for NCF;

•	terminal value of NCF common stock at the end of the period was determined by applying a range of price-to-earnings multiples (10.0x to 16.0x) to year 2010 projected earnings; and

•	the dividend streams and terminal values were discounted using a range of discount rates from 8% to 14%.

Based on these assumptions, this analysis resulted in implied per share present value indications for NCF common stock ranging from $24.75 to $47.47, as indicated in the following table.

NCF Common Stock
10.2% Long-Term Growth Rate	11.2% Long-Term Growth Rate	12.2% Long-Term Growth Rate
$24.75-$44.54	$25.47-$45.99	$26.21-$47.47

Goldman Sachs also performed a dividend discount analysis with respect to the estimated future dividend streams of NCF common stock that included the projected synergies from the merger as prepared by SunTrust management of $117.1 million (pre-tax), with 60% phased-in for 2005 and 100% phased-in for 2006 and grown at 4.0% per annum thereafter.

Based on these assumptions, this analysis resulted in implied per share present value indications for NCF common stock ranging from $27.52 to $53.08, as indicated in the following table.

NCF Common Stock (including synergies)
10.2% Long-Term Growth Rate	11.2% Long-Term Growth Rate	12.2% Long-Term Growth Rate
$27.52-$50.15	$28.24-$51.60	$28.98-$53.08

Pro Forma Merger Analysis.    Goldman Sachs prepared illustrative pro forma analyses of the potential financial impact of the merger using 2004 and 2005 I/B/E/S mean estimates for SunTrust and NCF and 2006 estimates for SunTrust and NCF that assumed a long-term growth rate for SunTrust of 8.8% and for NCF of 11.2% reflecting I/B/E/S mean long-term growth estimates for SunTrust and NCF, respectively, and based on the following assumptions provided by SunTrust management:

•	75% stock / 25% cash consideration mix;

•	pre-tax synergies of $117.1 million (60% phased in for 2005 and 100% phased in for 2006);

•	additional after-tax identifiable intangible amortization of $445 million amortized over 10 years;

•	pre-tax cost of debt/reinvestment rate of 3.50%;

•	other incremental expenses and earnings anticipated to occur in connection with the merger; and

•	December 31, 2004 closing date for the merger.

For each of the years 2005 and 2006, Goldman Sachs compared the projected earnings per share of SunTrust common stock, on a standalone basis, to the projected pro forma earnings per share of SunTrust common stock after the merger. Based on these analyses, the proposed transaction would be approximately 1.5% dilutive to GAAP earnings per share in 2005, approximately 1.4% accretive to

GAAP earnings per share in 2006 and approximately 0.3% and 2.9% accretive to cash earnings per share in 2005 and 2006, respectively. The accretion/dilution results presented in the preceding sentence are based on the merger consideration proposed by SunTrust in the morning on May 7. Goldman Sachs calculated that, based on the merger consideration ultimately agreed to in the merger agreement, the proposed transaction would be approximately 1.7% dilutive to GAAP earnings per share in 2005, approximately 1.3% accretive to GAAP earnings per share in 2006 and approximately 0.1% and 2.7% accretive to cash earnings per share in 2005 and 2006, respectively.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' analyses and opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. No company or transaction used in the above analyses as a comparison is directly comparable to SunTrust, NCF or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of providing an opinion to the SunTrust board of directors as to the fairness, from a financial point of view, to SunTrust of the aggregate merger consideration to be paid by SunTrust pursuant to the merger agreement. These analyses do not purport to be appraisals or to necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty and are based upon numerous factors or events beyond the control of the parties or their respective advisors, none of SunTrust, NCF or Goldman Sachs assumes responsibility if future results are materially different from those forecast.

As described above, the opinion of Goldman Sachs to the SunTrust board of directors was one of many factors taken into consideration by the SunTrust board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to SunTrust in connection with, and has participated in some of the negotiations leading to, the merger.

In addition, Goldman Sachs has provided certain investment banking services to SunTrust from time to time, including having acted as joint lead manager with respect to a public offering of SunTrust's 5.05% senior notes due 2007 (aggregate principal amount $300 million) in May 2002; as co-manager with respect to a public offering of SunTrust's 5.45% subordinated notes due 2017 (aggregate principal amount $350 million) in November 2002; as lead manager with respect to a public offering of SunTrust's floating rate notes due 2006 (aggregate principal amount $1 billion) in March 2004; and as co-bookrunner with respect to SunTrust Bank's issuance of a $550 million fixed/floating five year certificate of deposit on June 2, 2004. Goldman Sachs also has provided investment banking services to NCF from time to time, including having acted as NCF's financial advisor in connection with the sale of NCF's merchant processing business to NOVA Information Systems Inc. in September 2003. Goldman Sachs also may provide investment banking services to SunTrust and NCF in the future. In connection with the above-described investment banking services, Goldman Sachs has received, and may receive in the future, compensation.

Goldman Sachs is a full-service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, and financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide these services to SunTrust, NCF and their affiliates, may actively trade the debt and equity securities (or related derivative securities) of SunTrust and NCF for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

SunTrust selected Goldman Sachs as its financial advisor because Goldman Sachs is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated April 29, 2004, SunTrust engaged Goldman Sachs to act as its financial advisor in connection with a potential transaction with NCF. Pursuant to this letter agreement, SunTrust has paid Goldman Sachs a fee of $250,000 upon execution of the engagement letter and has agreed to pay Goldman Sachs an additional $19.75 million upon completion of the merger. SunTrust also has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

Opinions of NCF's Financial Advisors

Opinion of UBS

NCF retained UBS as its financial advisor, together with JPMorgan, in connection with the proposed merger and to evaluate the fairness, from a financial point of view, to the holders of NCF common stock of the consideration to be paid in the merger. NCF selected UBS as its financial advisor in connection with the proposed merger because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions. On May 7, 2004, at a meeting of the NCF board of directors held to evaluate the proposed merger, UBS delivered to the NCF board of directors an oral opinion, which opinion was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based on and subject to various assumptions made, matters considered and limitations described in the opinion, the merger consideration was fair, from a financial point of view, to the holders of NCF common stock.

The full text of UBS' opinion describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. UBS' opinion is attached as Appendix C and is incorporated by reference in this joint proxy statement-prospectus. UBS' opinion is directed only to the fairness, from a financial point of view, to the holders of NCF common stock of the merger consideration and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available to NCF or NCF's underlying business decision to effect the merger, nor does the opinion constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the proposed merger. Holders of NCF common stock are encouraged to read the opinion carefully in its entirety. The summary of UBS' opinion described below is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and historical financial information and other data relating to NCF and SunTrust, including certain publicly available financial forecasts and estimates that were discussed with the managements of NCF and SunTrust;

•	reviewed the reported prices and trading activity of NCF common stock and SunTrust common stock;

•	reviewed certain internal financial information, data and estimates relating to the businesses and financial prospects of NCF and SunTrust that were provided to UBS by the managements of NCF and SunTrust, respectively, and were not publicly available;

•	conducted discussions with members of the senior managements of NCF and SunTrust;

•	reviewed publicly available financial and stock market data with respect to companies in lines of businesses UBS believed to be generally comparable to those of NCF and SunTrust;

•	compared the financial terms of the merger with the publicly available financial terms of other transactions which UBS believed to be generally relevant;

•	considered certain pro forma effects of the merger on the financial statements of SunTrust and reviewed certain estimates of synergies provided to UBS by the managements of NCF and SunTrust;

•	reviewed a draft dated May 7, 2004 of the merger agreement; and

•	conducted other financial studies, analyses and investigations, and considered other information, as UBS deemed necessary or appropriate.

In connection with its review, with NCF's consent, UBS did not assume any responsibility for independent verification of any of the information provided to or reviewed by UBS for the purpose of its opinion and, with NCF's consent, UBS relied on that information being complete and accurate in all material respects. In addition, at NCF's direction, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of NCF or SunTrust, and was not furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, pro forma effects and estimates of synergies utilized by UBS in its analyses, UBS was advised by the managements of NCF and SunTrust and assumed, with NCF's consent, that they were reasonable and prepared on a basis reflecting the best currently available estimates and judgments as to the future financial performance of NCF and SunTrust. In addition, UBS assumed, with NCF's consent, that the future financial results reflected in the forecasts and estimates provided by NCF and SunTrust, including the estimates of synergies provided by SunTrust, would be achieved at the times and in the amounts projected. In rendering its opinion, UBS assumed, with NCF's consent, that the merger would be treated as a tax-free reorganization for U.S. federal income tax purposes. UBS further assumed, with NCF's consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any material adverse effect on NCF, SunTrust or the merger. UBS' opinion was necessarily based on economic, monetary, market and other conditions existing, and information available to UBS, on the date of its opinion. UBS does not have any obligation to update or revise its opinion based upon subsequent developments in those conditions.

UBS was not asked to, and it did not, offer any opinion as to the terms of, or obligations under, the merger agreement, or the form of the merger. UBS expressed no opinion as to what the value of SunTrust common stock will be when issued in the merger or the price at which SunTrust common stock would trade at any time. UBS also assumed, with NCF's consent, that the merger agreement did not differ in any material respect from the draft that UBS reviewed, that NCF and SunTrust would each comply with all the material terms of the merger agreement and that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement.

Except as described above, NCF imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion. The merger consideration was determined through negotiation between NCF and SunTrust and not as a result of a recommendation by UBS, and the decision to enter into the merger was solely that of the NCF board of directors. In furnishing its opinion, UBS did not purport that it is an expert within the meaning of the term "expert" as used in the Securities Act, nor did it purport that its opinion constitutes a report or valuation within the meaning of the Securities Act.

Opinion of JPMorgan

NCF retained JPMorgan as its financial advisor, together with UBS, in connection with the proposed transaction and to render an opinion to the NCF board of directors as to the fairness, from a financial point of view, to the holders of NCF common stock of the consideration to be paid in the merger. JPMorgan was selected by the NCF board of directors based on JPMorgan's qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions. JPMorgan rendered its oral opinion to the NCF board of directors on May 7, 2004 (as subsequently confirmed in writing in an opinion dated the same date) that, as of that date, the consideration to be paid in the merger was fair, from a financial point of view, to the holders of NCF common stock. The amount of the consideration was determined through arm's-length negotiations between NCF and SunTrust and not as a result of recommendations by JPMorgan.

The full text of JPMorgan's opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by JPMorgan. The opinion is attached as Appendix D and is incorporated by reference in this joint proxy statement-prospectus. JPMorgan's opinion is directed only to the fairness, from a financial point of view, to the holders of NCF common stock of the merger consideration and does not address any other aspect of the merger or any related transaction. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to NCF or the underlying business decision of NCF to effect the merger. The opinion does not constitute a recommendation to any shareholder as to how to vote or act with respect to any matters relating to the proposed merger. NCF did not provide specific instructions to, or place any limitations on, JPMorgan with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion. You are urged to read this opinion carefully in its entirety. The summary of JPMorgan's opinion below is qualified in its entirety by reference to the full text of JPMorgan's opinion.

In furnishing its opinion, JPMorgan did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act.

In connection with its review of the merger, and in arriving at its opinion, JPMorgan, among other things:

•	reviewed a draft dated May 7, 2004 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning NCF and SunTrust and the industries in which they operate, including certain publicly available financial forecasts and estimates that were discussed with the managements of NCF and SunTrust;

•	compared the proposed financial terms of the merger with the publicly available financial terms of transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of NCF and SunTrust with publicly available information concerning other companies JPMorgan deemed relevant and reviewed the current and historical market prices of NCF common stock and SunTrust common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the managements of NCF and SunTrust relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses expected to result from the merger;

•	considered certain pro forma effects of the merger on the financial statements of SunTrust;

•	participated in discussions with managements of NCF and SunTrust with respect to certain aspects of the merger, the past and current business operations of NCF and SunTrust, the historical financial condition and operations and future prospects of NCF and SunTrust, the effects of the merger on the financial condition and future prospects of SunTrust and certain other matters JPMorgan believed necessary or appropriate to its inquiry; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of the opinion.

In giving its opinion, JPMorgan assumed and relied upon, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to JPMorgan by NCF and SunTrust, or otherwise reviewed by JPMorgan, and JPMorgan did not assume any responsibility or liability for such information. JPMorgan is not an expert in the evaluation of allowances for loan losses, and it has not made an independent evaluation of the adequacy of the allowance for loan losses of NCF or SunTrust and, accordingly, JPMorgan assumed that the respective allowances for loan losses are in the aggregate adequate to cover such losses. In addition, JPMorgan did not review individual credit files and did not make an independent evaluation or appraisal of any of the assets or liabilities of NCF or SunTrust (including any derivative or off-balance-sheet assets and liabilities), nor were any such valuations or appraisals provided to JPMorgan.

In relying on financial analyses and forecasts provided to JPMorgan, including with respect to the estimated amount and timing of the cost savings and related expenses expected to result from the merger, JPMorgan assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by managements of NCF and SunTrust as to the expected future results of operations and financial condition of NCF and SunTrust to which such analyses or forecasts related. In addition, JPMorgan assumed that the future financial results reflected in the forecasts and estimates provided by NCF and SunTrust would be realized, and that the estimated amount and timing of the cost savings and related expenses expected to result from the merger provided by SunTrust would be realized, at the times and in the amounts projected. JPMorgan assumed that the merger would qualify as a tax-free reorganization for U.S. federal income tax purposes, and that the other transactions contemplated by the merger agreement would be consummated as described in the merger agreement. JPMorgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel. JPMorgan also assumed that the merger agreement did not differ in any material respect from the draft that JPMorgan reviewed, that NCF and SunTrust would each comply with all the material terms of the merger agreement and that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on NCF or SunTrust or on the contemplated benefits of the merger.

JPMorgan's opinion was necessarily based upon market, economic and other conditions as in effect on, and that was made available to it as of, the date of the opinion. Subsequent developments in those conditions could require a reevaluation of such opinion. JPMorgan does not have any obligation to update, revise or reaffirm its opinion. JPMorgan expressed no opinion as to what the value of SunTrust common stock will be when issued in the merger or the price at which SunTrust common stock would trade at any time.

Summary of financial analyses of NCF's financial advisors

JPMorgan and UBS each furnished its own fairness opinion to the NCF board of directors. In connection with rendering their respective opinions, JPMorgan and UBS together performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Fairness opinions are therefore not necessarily susceptible to partial analysis or summary description.

Accordingly, JPMorgan and UBS believe that the analyses they performed together and the summary set forth below must be considered as a whole and that selecting portions of their analyses and factors, or focusing on information in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying the analyses performed by JPMorgan and UBS in connection with their respective opinions. In arriving at their respective opinions, JPMorgan and UBS did not attribute any particular weight to any analyses or factors considered by them and did not form an opinion as to whether any individual analysis or factor (positive or negative) supported or failed to support their respective opinions. Rather, JPMorgan and UBS arrived at their ultimate respective opinions based on the results of all analyses undertaken by them and assessed as a whole, and believe that the totality of the factors considered and analyses they performed in connection with their respective opinions operated collectively to support their respective determinations as to the fairness of the merger consideration from a financial point of view.

In performing their analyses, JPMorgan and UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of NCF and SunTrust. The analyses performed by JPMorgan and UBS are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of JPMorgan's and UBS' analysis of the fairness, from a financial point of view, to the holders of NCF common stock of the consideration to be paid in the merger. Additionally, the analyses performed by JPMorgan and UBS relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired or sold.

JPMorgan's and UBS' opinions and financial analyses were only one of many factors considered by the NCF board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the NCF board of directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses performed by JPMorgan and UBS in connection with providing their respective opinions to the NCF board of directors on May 7, 2004. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

Implied value analysis

JPMorgan and UBS analyzed NCF's recent market closing prices in comparison to the implied value of NCF common stock in the proposed merger. In the proposed merger, holders of NCF common stock will receive, in either cash or SunTrust common stock, merger consideration with a value equal to $8.625 in cash plus 0.3713 shares of SunTrust common stock for each share of NCF common stock, which, based on SunTrust's closing stock price of $66.88 per share on May 7, 2004, equates to an implied value of $33.46 for each share of NCF common stock. JPMorgan and UBS calculated the market premium of the implied value of NCF common stock in the merger to the market price of NCF common stock for several periods. Based on the closing price on May 7, 2004, the implied market premium was 5.2%; based on the closing price on May 6, 2004, the implied market premium was 19.1%; based on the 5-day average market closing price, the implied market premium was 18.2%; based on the 30-day average market closing price, the implied market premium was 21.5%; based on the 60-day average market closing price, the implied market premium was 19.2%; and based on the 90-day average market closing price, the implied market premium was 19.8%. Average market closing prices were calculated for the periods ending on May 7, 2004. JPMorgan and UBS obtained closing prices from FactSet.

Multiples analysis

JPMorgan and UBS analyzed NCF's trading multiples based on recent market closing prices of NCF common stock and on the implied value of NCF common stock in the proposed merger.

The table below shows, for the price of NCF common stock at the market close on May 6, 2004 and May 7, 2004, and the implied value of NCF common stock in the proposed merger, (1) market capitalization/transaction value; and (2) price or implied value (as applicable) as a multiple of each of the following: estimated 2004 GAAP earnings per share (EPS), estimated 2004 cash EPS (GAAP EPS plus amortization of intangibles per share), estimated 2005 GAAP EPS, estimated 2005 cash EPS, reported book value per share as of March 31, 2004 and reported tangible book value per share as of March 31, 2004. JPMorgan and UBS used public filings with the SEC for the financial data and FactSet for closing prices. JPMorgan and UBS used mean estimates from I/B/E/S for estimated GAAP EPS and calculated estimated cash EPS using projected annual amortization of intangibles expenses disclosed in NCF's filings with the SEC, tax effected at 35%, on a per share basis. A summary of the results appears in the table below:

	NCF at Market Close On:		NCF at Implied Deal Value
	5/6/04	5/7/04
Price per share ($)	28.10	31.80	33.46
Market capitalization/transaction value ($mm)	5,796	6,603	6,964
Price to NCF (x):
2004 estimated GAAP EPS	15.4	17.4	18.3
2004 estimated cash EPS	14.0	15.9	16.7
2005 estimated GAAP EPS	13.7	15.5	16.3
2005 estimated cash EPS	12.9	14.6	15.3
Book value per share	2.04	2.31	2.43
Tangible book value per share	3.69	4.18	4.39

Selected companies analysis

Using publicly available information, JPMorgan and UBS compared selected financial operating and trading statistics of NCF with similar statistics for selected publicly traded companies engaging in the banking and financial services business with operating profiles reasonably comparable to that of NCF. These companies, which are referred to as the NCF selected companies, were:

City National Corporation;
Commerce Bancorp, Inc.;
Fifth Third Bancorp;
First Horizon National Corporation;
M&T Bank Corporation;
North Fork Bancorporation, Inc.;
SouthTrust Corporation;
Synovus Financial Corp.; and
TCF Financial Corporation.

JPMorgan and UBS compared various financial operating and trading metrics, multiples and ratios based on publicly available financial data as of the quarter ended March 31, 2004 obtained from filings with the SEC, SNL Financial and FactSet. JPMorgan and UBS also used I/B/E/S mean estimates for estimated GAAP EPS and calculated estimated cash EPS for the NCF selected companies using the most recent quarter (as of May 7, 2004) amortization of intangibles expense, tax effected at 35%, annualized on a per share basis. Estimated cash EPS for NCF was calculated as described in the "Multiples analysis" section above. The financial trading metrics, multiples and ratios of the NCF selected companies were calculated using closing stock prices on May 7, 2004. The financial trading metrics, multiples and ratios for NCF were calculated using the closing price of NCF common stock on May 6, 2004 and May 7, 2004 and using the implied value per share in the proposed merger based on the May 7, 2004 closing price for SunTrust common stock. Profitability ratios exclude securities gains and losses and non-recurring items, and are net of 35% tax where applicable.

A summary of the results of JPMorgan's and UBS' analysis of financial operating metrics and ratios is set forth below:

	Selected Companies
	Range
	High	Low	Median	NCF
Profitability (%):
Net interest margin	4.66	3.50	4.24	3.86
Fee income ratio (FTE basis)	65.2	13.7	34.8	35.5
Cash efficiency ratio (FTE basis)	68.7	35.1	56.8	48.1
GAAP return on average assets	1.90	1.05	1.80	1.47
Cash return on average tangible assets	1.93	1.05	1.84	1.71
GAAP return on average common equity	25.1	11.0	17.9	12.2
Cash return on average tangible common equity	34.7	18.0	22.4	24.5

Balance sheet (%):
Loans held for investment/Total deposits	109.6	34.0	97.6	85.0
Tangible common equity/Tangible assets	9.44	5.39	6.98	7.11

Asset quality (%):
Non-performing loans/Total loans	0.70	0.07	0.43	0.26
Net charge-offs/Average total loans	0.54	0.02	0.21	0.28
Loan loss reserves/Total loans	2.07	0.92	1.40	1.29

A summary of the results of JPMorgan's and UBS' analysis of financial trading metrics, multiples and ratios is set forth below:

	Selected Companies
	Range			NCF 5/6/04	NCF 5/7/04	NCF at Implied Deal Value
	High	Low	Median
Market capitalization ($mm)	—	—	—	5,796	6,603	6,964

Price as a percentage (%) of:
52-week high	95.6	81.1	86.5	95.4	97.8	—
52-week low	156.8	103.1	118.7	139.7	158.1	—

Price as a multiple of (x):
2004 estimated GAAP EPS	17.9	11.6	14.6	15.4	17.4	18.3
2004 estimated cash EPS	17.9	11.4	14.1	14.0	15.9	16.7
2005 estimated GAAP EPS	15.2	10.3	12.9	13.7	15.5	16.3
2005 estimated cash EPS	15.2	10.2	12.6	12.9	14.6	15.3
Book value per share	3.74	1.31	2.87	2.04	2.31	2.43
Tangible book value per share	4.47	2.84	3.47	3.69	4.18	4.39

None of the NCF selected companies is identical or directly comparable to NCF and any analysis of selected companies necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading of the NCF selected companies.

Historical market performance analysis

Market-to-market exchange ratio.    JPMorgan and UBS analyzed the exchange ratio of NCF's daily closing stock prices to SunTrust's daily closing stock prices for each day of the one year period preceding May 7, 2004. The exchange ratio on each particular day was plotted along with the effective exchange ratio implied by the proposed merger for NCF shareholders who elect to receive 100% stock. Based on the closing stock price of SunTrust common stock on May 7, 2004, the effective exchange ratio would be approximately 0.500 shares of SunTrust common stock for each share of NCF common stock. At no time during the one year preceding May 7, 2004 did the market exchange ratio (based on closing stock prices) exceed the effective exchange ratio implied by the proposed merger.

Relative price performance.    JPMorgan and UBS analyzed and compared the one year stock price performance of NCF versus a market capitalization-weighted index comprised of the NCF selected companies outlined in the "Selected companies analysis" section above. The volume of shares traded each day was also analyzed. For the period May 7, 2003 to May 7, 2004, the closing price of NCF common stock appreciated 51.8% versus 8.4% for the index. Based on NCF's closing stock price as of May 6, 2004, indexed to May 7, 2003, NCF's common stock appreciated 34.1%.

Historical market valuation.    JPMorgan and UBS analyzed and compared the ratio of closing stock price to the twelve-month forward estimated GAAP EPS over the three years preceding May 7, 2004 for NCF and the median of the index comprised of the NCF selected companies outlined in the "Selected companies analysis" section above. Based on closing stock prices and twelve-month forward estimated EPS estimates as of May 7, 2004, the ratio of NCF's stock price to twelve-month forward estimated EPS was 16.7x versus 13.9x for the median of the index. Based on closing stock prices and estimates as of May 6, 2004, the ratio of NCF's stock price to twelve-month forward estimated EPS was 14.7x versus 14.3x for the median of the index. The 1-year average ratio of stock price to twelve-month forward estimated EPS was 14.9x for NCF and 14.5x for the median of the index; the 2-year average ratio of stock price to twelve-month forward estimated EPS was 14.7x for NCF and 14.2x for the median of the index; the 3-year average ratio of stock price to twelve-month forward estimated EPS was 15.7x for NCF and 15.0x for the median of the index. Closing stock prices and EPS estimates were taken from FactSet and I/B/E/S, respectively.

Selected transactions analysis

JPMorgan and UBS reviewed certain publicly available information for the following nine selected mergers and acquisitions transactions involving companies in the banking and financial services business with deal values greater than $4.0 billion announced since January 2000:

Date	Acquiror	Target
May 2004	Royal Bank of Scotland plc	Charter One Financial, Inc.
February 2004	North Fork Bancorporation, Inc.	GreenPoint Financial Corporation
January 2004	J.P. Morgan Chase & Co.	Bank One Corporation
October 2003	Bank of America Corporation	FleetBoston Financial Corporation
May 2002	Citigroup Inc.	Golden State Bancorp Inc.
June 2001	Washington Mutual, Inc.	Dime Bancorp, Inc.
November 2000	Fifth Third Bancorp	Old Kent Financial Corporation
October 2000	Firstar Corporation	U.S. Bancorp
October 2000	FleetBoston Financial Corporation	Summit Bancorp

The selected transactions may differ significantly from the proposed merger based on, among other things, the size of the transactions, the structure of the transactions and the dates that the transactions were announced and consummated.

JPMorgan and UBS reviewed per share premiums of the implied values to be received by shareholders of the target companies at the time of announcement to the target company market prices five days prior to announcement of the selected transactions. JPMorgan and UBS also reviewed the implied equity values of the selected transactions as multiples of twelve-month forward estimated GAAP and cash EPS, book value and tangible book value. JPMorgan and UBS then compared the multiples derived from the selected transactions with corresponding multiples for NCF based on the implied value of NCF common stock in the proposed merger. Financial data for the selected transactions and NCF were based on company press releases, public filings and mean I/B/E/S estimates at the time of the announcement of the transaction. Cash EPS was calculated for the companies in the selected transactions by adding the most recent quarter (as of May 7, 2004) amortization of intangibles expense, tax effected at 35%, annualized on a per share basis, to GAAP EPS. JPMorgan and UBS used the closing stock prices for NCF common stock and SunTrust common stock on May 7, 2004. This analysis indicated (1) the following implied high, low and median multiples for the selected transactions, as compared to the multiples implied for NCF based on the implied value of NCF common stock in the proposed merger, and (2) the following implied high, low and median 5-day market premiums for the selected transactions, as compared to the 5-day market premium of the implied value in the proposed merger to the closing price of NCF common stock on April 30, 2004:

	Selected Transactions
	Range			NCF at Implied Deal Value
	High	Low	Median
Price as a multiple of (x):
12-month forward estimated GAAP EPS	16.9	11.3	14.0	17.5
12-month forward estimated cash EPS	16.4	10.8	12.8	16.3
Book value per share	3.07	2.02	2.73	2.43
Tangible book value per share	4.43	2.65	3.54	4.39
Premium (%):
5-day market premium	43.4	14.0	32.8	25.8

Discounted cash flow analysis

JPMorgan and UBS performed discounted cash flow analyses of NCF for the purpose of determining the implied present value per share of NCF common stock.

NCF stand-alone.    JPMorgan and UBS calculated the estimated present value of NCF common stock, using discount rates of 11% and 12%. JPMorgan and UBS applied forward price-to-earnings multiples ranging from 12.0x to 14.0x to NCF's 2010 EPS based on I/B/E/S mean estimates of $2.05 for 2005 EPS and the I/B/E/S mean long-term growth rate estimate of 11.2% for the years 2006 through 2010. This analysis indicated an implied reference range for NCF common stock of approximately $27.77 to $32.65 per share, as compared to the $33.46 per share implied value of NCF common stock in the proposed merger based on the closing price of SunTrust common stock on May 7, 2004.

NCF stand-alone with synergies.    SunTrust management calculated the annual cost savings expected to result from the transaction to be $117 million, which is equal to 19.8% of NCF's annualized core cash non-interest expense base for the first quarter of 2004 of $590.2 million. This cost savings represents a 2.9% decrease in the core cash non-interest expense base of the pro forma company. Stand-alone, NCF's and SunTrust's cash efficiency ratios (the percentage of revenues going to cash non-interest expenses) were 48.1% and 60.1%, respectively, for the quarter ended March 31, 2004. Pro forma but prior to any cost savings or other synergies, the cash efficiency ratio was 58.0%. The pro forma cash efficiency ratio including the cost savings would be 56.4% assuming full phase-in of the savings.

With the cost savings included, JPMorgan and UBS calculated the estimated present value of NCF common stock using the same discount rates, earnings, and long-term growth assumptions as in the stand-alone discounted cash flow analysis. Included in the calculation was a restructuring charge, provided by SunTrust management, equal to 175% of the fully phased-in cost savings, comprised of a $112 million restructuring reserve and a $102 million one time restructuring expense. This analysis indicated an implied reference range for NCF common stock of approximately $31.47 to $36.90 per share, as compared to the $33.46 per share implied value of NCF common stock in the proposed merger based on the closing price of SunTrust common stock on May 7, 2004.

Pro forma merger analysis

JPMorgan and UBS analyzed the pro forma impact of the proposed merger on projected EPS for both SunTrust and NCF for 2005 and 2006. The pro forma results were calculated based on publicly available financial information from filings with the SEC, I/B/E/S estimates and information provided by the managements of NCF and SunTrust regarding expected cost savings and synergies and amortization and integration expenses from the merger. Specifically, estimated 2005 EPS was based on I/B/E/S mean estimates and estimated 2006 EPS was based on the estimated I/B/E/S mean long-term growth rate applied to the I/B/E/S mean estimated 2005 EPS. Cash EPS was calculated for NCF using projected annual amortization of intangibles expenses disclosed in NCF's filings with the SEC, tax effected at 35%, on a per share basis. Cash EPS was calculated for SunTrust using the most recent quarter (as of May 7, 2004) amortization of intangibles expense, tax effected at 35%, annualized on a per share basis. The primary assumptions used in the pro forma merger analysis were as follows:

•	A December 31, 2004 closing of the merger

•	Annual pre-tax cost savings of $117 million, phased-in 60% in 2005 and 100% thereafter (as provided by SunTrust management)

•	Core deposit intangible created equal to 2.75% of NCF's core deposits, amortized over a ten year period using the sum-of-the-years digits method (as provided by SunTrust management)

•	26% of the merger consideration paid in cash and funded at a cost of 3.50% (pre-tax) with the remainder of the merger consideration paid in stock (as provided by SunTrust management)

•	Exclusion of any impacts resulting from potential purchase accounting adjustments

Based on the implied value for each share of NCF common stock in the proposed merger, this analysis indicated the following accretion and dilution to SunTrust's estimated EPS and to NCF's estimated EPS (assuming a 100% stock election):

	2005 Estimated	2006 Estimated
Impact to SunTrust:
Accretion/(dilution) to GAAP EPS	(1.0%)	1.1%
Accretion to cash EPS	0.6%	2.4%
Impact to NCF:
Accretion to GAAP EPS	34.6%	34.5%
Accretion to cash EPS	32.0%	33.0%

JPMorgan and UBS also analyzed the impact to book value per share, tangible book value per share and estimated annual dividends per share in 2005 to holders of NCF common stock. Book value and tangible book value per share accretion are as of the closing of the merger, which is assumed to be December 31, 2004. The results of this analysis are as follows:

Impact to NCF:
Book value per share accretion	51.7%
Tangible book value per share accretion	49.4%
Estimated annual dividend per share accretion (2005)	18.7%

SunTrust analysis

Using publicly available information, JPMorgan and UBS compared selected financial operating and trading statistics of SunTrust with similar statistics for selected publicly traded companies engaging in the banking and financial services business with operating profiles reasonably comparable to that of SunTrust. These companies were:

BB&T Corporation;
Fifth Third Bancorp;
KeyCorp;
National City Corporation;
The PNC Financial Services Group, Inc.;
SouthTrust Corporation;
U.S. Bancorp;
Wachovia Corporation; and
Wells Fargo & Company.

JPMorgan and UBS compared various financial operating and trading metrics, multiples and ratios based on publicly available financial data as of the quarter ended March 31, 2004 obtained from filings with the SEC, SNL Financial and FactSet. JPMorgan and UBS also used I/B/E/S mean estimates for estimated GAAP EPS and calculated estimated cash EPS for SunTrust and the selected companies using the most recent quarter (as of May 7, 2004) amortization of intangibles expense, tax effected at 35%, annualized on a per share basis. The financial trading metrics, multiples and ratios of both SunTrust and the selected companies were calculated using closing prices on May 7, 2004. Profitability ratios exclude securities gains and losses and non-recurring items, and are net of 35% tax where applicable.

A summary of the results of JPMorgan's and UBS' analysis of financial operating metrics and ratios is set forth below:

	SunTrust	Selected Companies Median
Profitability (%):
Net interest margin	3.13	3.74
Fee income ratio	40.6	42.6
Cash efficiency ratio	60.1	53.9
GAAP return on average assets	1.11	1.62
Cash return on average tangible assets	1.15	1.71
GAAP return on average common equity	13.9	16.9
Cash return on average tangible common equity	16.4	27.3
Balance sheet (%):
Loans held for investment/Total deposits	98.0	100.8
Tangible common equity/Tangible assets	7.13	6.72
Asset Quality (%):
Non-performing loans/Loans plus other real estate owned	0.38	0.55
Net charge-offs/Average total loans	0.30	0.54
Loan loss reserves/Total loans	1.19	1.47

A summary of the results of JPMorgan's and UBS' analysis of financial trading metrics, multiples and ratios is set forth below:

	SunTrust 5/7/04	Selected Companies Median
Market capitalization ($mm)	18,962	—
Price/share ($)	66.88	—
Price as a percentage of (%):
52-week high	87.3	88.8
52-week low	116.3	118.2
Price as a multiple of (x):
2004 estimated GAAP EPS	13.1	12.5
2004 estimated cash EPS	12.7	12.4
2005 estimated GAAP EPS	12.0	11.8
2005 estimated cash EPS	11.7	11.7
Book value per share	1.87	2.06
Tangible book value per share	2.14	3.12
Estimated long-term EPS growth (%)	8.8	9.8
Dividend yield (%)	2.99	3.72

None of the selected companies is identical or directly comparable to SunTrust and any analysis of selected companies necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading of the selected companies.

JPMorgan and UBS also calculated the estimated present value of SunTrust common stock, using discount rates of 11.0% and 12.0%. JPMorgan and UBS applied forward price-to-earnings multiples for SunTrust ranging from 11.0x to 13.0x to SunTrust's 2010 EPS based on I/B/E/S mean estimates of $5.58 for 2005 EPS and the I/B/E/S mean long-term growth rate estimate of 8.8% for the years 2006-2010. This analysis indicated an implied reference range for SunTrust common stock of approximately $64.41 to $76.01 per share. The closing price of SunTrust's common stock was $66.88 on May 7, 2004.

Other items

Each of JPMorgan and UBS has acted as financial advisor to NCF in connection with the proposed merger. Under the terms of their respective engagements, NCF paid each of JPMorgan and UBS fees of $3.5 million upon delivery of their respective fairness opinions, and has agreed to pay fees upon completion of the merger based upon the value of the merger consideration at such time, which based on SunTrust's closing stock price on May 7, 2004 would be $8.69 million payable to each of JPMorgan and UBS, for their financial advisory services in connection with the proposed merger. NCF also has agreed to reimburse each of JPMorgan and UBS for its reasonable expenses, including fees and disbursements of counsel, and to indemnify each of JPMorgan and UBS against liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement as financial advisor to NCF.

JPMorgan and UBS, as part of their investment banking services, are regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, JPMorgan and certain of its affiliates have from time to time provided commercial and investment banking services, as well as other financial advisory services, to NCF and SunTrust and have received customary fees for rendering these services. In the past, UBS, its predecessors and certain of its affiliates have from time to time provided commercial and/or investment banking services, as well as other financial advisory services, to NCF and SunTrust, and have received customary fees for these services. In the ordinary course of business, each of JPMorgan and UBS acts as a market maker and broker in the publicly traded securities of NCF and SunTrust and receives customary compensation in connection with those trading activities. JPMorgan also provides research coverage for NCF and SunTrust. In the ordinary course of business, each of JPMorgan, UBS and certain of their respective affiliates may actively trade in the equity, debt and derivative securities of NCF and SunTrust for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities. JPMorgan, UBS and certain of their respective affiliates in the future may provide commercial and investment banking services, or other financial advisory services, to NCF and SunTrust.

Merger Consideration

As a result of the merger NCF shareholders will have the right, with respect to each of their shares of NCF common stock, to elect to receive merger consideration consisting of either cash or shares of SunTrust common stock, subject to adjustment as described below. The aggregate value of the merger consideration will fluctuate with the market price of SunTrust common stock and will be determined based on the average of the closing prices of SunTrust common stock for the five trading days ending on the day before the date of completion of the merger.

If you are a NCF shareholder, whether you make a cash election or a stock election, the value of the consideration that you will receive as of the completion date will be substantially the same based on the average SunTrust stock price used to calculate the merger consideration.

A chart showing the cash and stock merger consideration at various closing prices of SunTrust common stock is provided on page 4 of this joint proxy statement-prospectus.

Elections must be received by the exchange agent named in the form of election accompanying this joint proxy statement-prospectus by 5:00 p.m., New York City time, on •, 2004. This is referred to as the election deadline. Any NCF shareholder who either does not return by the election deadline or improperly completes and/or does not sign his or her form of election will receive cash, shares of SunTrust common stock or a mixture of cash and shares of SunTrust common stock, based on what is available after giving effect to the valid elections made by other shareholders, as well as the adjustment described below. In addition, NCF shareholders may specify different elections with respect to different shares held by them (for example, a shareholder with 100 shares could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

A.    Cash Election.

The merger agreement provides that each NCF shareholder who makes a valid cash election will have the right to receive, in exchange for each share of NCF common stock, an amount in cash equal to the Per Share Amount (determined as described below). We sometimes refer to this cash amount as the "cash consideration." Based on the closing price of SunTrust common stock on •, 2004, the cash consideration was approximately $•. The aggregate amount of cash that SunTrust has agreed to pay to all NCF shareholders in the merger is fixed at $1.8 billion and as a result, even if you make a cash election, you may nevertheless receive a mix of cash and stock.

The "Per Share Amount" is the amount obtained by adding (A) $8.625 and (B) the product, rounded to four decimal places, of .3713 times the SunTrust Closing Price.

The "SunTrust Closing Price" is the average, rounded to four decimal places, of the closing prices of SunTrust common stock on the NYSE for the five trading days immediately preceding the date that the merger is completed.

B.    Stock Election.

The merger agreement provides that each NCF shareholder who makes a valid stock election will have the right to receive, in exchange for each share of NCF common stock, a fraction of a share of SunTrust common stock equal to the Exchange Ratio (determined as described below). We sometimes refer to such fraction of a share of SunTrust common stock as the "stock consideration." Based on the closing price of SunTrust common stock on •, 2004, the stock consideration was • shares of SunTrust common stock. The total number of shares of SunTrust common stock that will be issued in the merger will be fixed as of the closing of the merger and as a result, even if you make a stock election, you may nevertheless receive a mix of cash and stock.

The "Exchange Ratio" is defined in the merger agreement as the quotient, rounded to four decimal places, obtained by dividing the Per Share Amount (determined as described above) by the SunTrust Closing Price (determined as described above).

No fractional shares of SunTrust common stock will be issued to any holder of NCF common stock upon completion of the merger. For each fractional share that would otherwise be issued, SunTrust will pay cash in an amount equal to the fraction multiplied by the SunTrust Closing Price. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

C.    Non-Election Shares.

NCF shareholders who make no election to receive cash or SunTrust common stock in the merger, whose elections are not received by the exchange agent by the election deadline, or whose forms of election are improperly completely and/or are not signed will be deemed not to have made an "election." Shareholders not making an election may be paid in cash, SunTrust common stock or a mix of cash and shares of SunTrust common stock depending on, and after giving effect to, the number of valid cash elections and stock elections that have been made by other NCF shareholders using the proration adjustment described below.

Adjustment

The total number of shares of SunTrust common stock that will be issued in the merger is approximately 75.4 million, based on the closing price of SunTrust common stock on May 7, 2004 and the number of NCF shares outstanding on that date, and the cash that will be paid in the merger is fixed at $1.8 billion. If the number of shares of NCF common stock outstanding increases prior to the date of completion of the merger due to the exercise of outstanding options to purchase or receive shares of NCF common stock, the aggregate number of shares of SunTrust common stock to be issued as consideration in the merger will be increased accordingly. The final number of SunTrust shares to be issued in the merger will also depend on the average closing price of SunTrust common stock during the five trading days immediately preceding the date that the merger is completed. However, the cash consideration will always remain fixed at $1.8 billion.

The cash and stock elections are subject to adjustment to preserve the limitation described above on the number of shares of SunTrust common stock and cash to be issued and paid in the merger. As a result, even if you make a cash election or stock election, you may nevertheless receive a mix of cash and stock.

A.    Adjustment if Cash Pool is Oversubscribed.

Stock may be paid to shareholders who make cash elections if the available $1.8 billion cash pool is oversubscribed. The total number of shares of NCF common stock for which valid cash elections are made is referred to as the "Cash Election Number." The number of shares of NCF common stock that will be converted into the right to receive cash in the merger, which we refer to as the "Cash Conversion Number," is equal to the quotient obtained by dividing (1) $1.8 billion by (2) the Per Share Amount. For example, if the Per Share Amount were $36.00, the Cash Conversion Number would be 50 million ($1.8 billion / $36.00), meaning that 50 million NCF shares must be converted into the right to receive $36.00 in cash, regardless of whether NCF shareholders have made cash elections for a greater or lesser number of NCF shares.

If the Cash Election Number is greater than the Cash Conversion Number, the cash election is oversubscribed. If the cash election is oversubscribed, then:

•	a NCF shareholder making a stock election, no election or an invalid election will receive the stock consideration for each share of NCF common stock as to which he or she made a stock election, no election or an invalid election;

•	a NCF shareholder making a cash election will receive:

•	the cash consideration for a number of NCF shares equal to the product obtained by multiplying (1) the number of NCF shares for which such shareholder has made a cash election by (2) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number; and

•	the stock consideration for the remaining NCF shares for which the shareholder made a cash election.

Example A.    Oversubscription of Cash Pool.

Assuming that:

•	the Cash Conversion Number were 50 million, and

•	the Cash Election Number were 100 million (in other words, only 50 million NCF shares can receive the cash consideration, but NCF shareholders have made cash elections with respect to 100 million NCF shares), then a NCF shareholder making a cash election with respect to 1,000 NCF shares would receive the cash consideration with respect to 500 NCF shares (1,000 * 50/100) and the stock consideration with respect to the remaining 500 NCF shares. Therefore, if the SunTrust Closing Price were equal to $65.00, that NCF shareholder would receive 252 shares of SunTrust common stock and $16,379.75 in cash.

B.    Adjustment if the Cash Pool is Undersubscribed.

Cash may be issued to shareholders who make stock elections if the available $1.8 billion cash pool is undersubscribed. If the Cash Election Number is less than the Cash Conversion Number, the cash election is undersubscribed. The amount by which the Cash Election Number is less than the Cash Conversion Number is referred to as the "Shortfall Number."

If the cash election is undersubscribed, then all NCF shareholders making a cash election will receive the cash consideration for all shares of NCF common stock as to which they made a cash election. NCF shareholders making a stock election, NCF shareholders who make no election and NCF shareholders who failed to make a valid election will receive cash and/or SunTrust common stock based in part on whether the Shortfall Number is less or greater than the number of non-election shares, as described below.

Scenario 1:    Shortfall Number is Less than or Equal to Number of Non Election Shares.    If the Shortfall Number is less than or equal to the number of non-election shares, then:

•	a NCF shareholder making a stock election will receive the stock consideration for each share of NCF common stock as to which he or she made a stock election; and

•	a NCF shareholder who made no election or who did not make a valid election with respect to any of his or her shares will receive:

•	the cash consideration with respect to the number of NCF shares equal to the product obtained by multiplying (1) the number of non-election shares held by such NCF shareholder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of non-election shares; and

•	the stock consideration with respect to the remaining non-election shares held by such shareholder.

Example B1.	Undersubscription of Cash Pool and Shortfall Number Less than Number of Non-Election Shares.

Assuming that:

•	the Cash Conversion Number is 50 million,

•	the Cash Election Number is 20 million (in other words, 50 million NCF shares must be converted into the cash consideration but NCF shareholders have made a cash election with respect to only 20 million NCF shares, so the Shortfall Number is 30 million), and

•	the total number of non-election shares is 40 million,

then a NCF shareholder that has not made an election with respect to 1,000 NCF shares would receive the per share cash consideration with respect to 750 NCF shares (1,000 * 30/40) and the per share stock consideration with respect to the remaining 250 NCF shares. Therefore, if the SunTrust Closing Price were equal to $65.00, that NCF shareholder would receive 126 shares of SunTrust common stock and $24,569.63 in cash.

Scenario 2:    Shortfall Number Exceeds Number of Non-Election Shares.    If the Shortfall Number exceeds the number of non-election shares, then:

•	a NCF shareholder who made no election or who has not made a valid election will receive the cash consideration for each share of NCF common stock for which he or she did not make a valid election; and

•	a NCF shareholder making a stock election will receive:

•	the cash consideration with respect to the number of NCF shares equal to the product obtained by multiplying (1) the number of NCF shares with respect to which the shareholder made a stock election by (2) a fraction, the numerator of which is equal to the amount by which the Shortfall Number exceeds the number of non-election shares and (2) the denominator of which equal to the total number of stock election shares; and

•	stock consideration with respect to the remaining NCF shares held by such shareholder as to which he or she made a stock election.

Example B2.	Undersubscription of Cash Pool and Shortfall Number Exceeds Number of Non Election Shares.

Assuming that:

•	the Cash Conversion Number is 50 million,

•	the Cash Election Number is 20 million (in other words, 50 million NCF shares must be converted into the cash consideration but NCF shareholders have made a cash election with respect to only 20 million NCF shares, so the Shortfall Number is 30 million),

•	the number of non-election shares is 20 million (so the Shortfall Number exceeds the number of non-election shares by 10 million), and

•	the number of stock election shares is 160 million,

then a NCF shareholder that has made a stock election with respect to 1,000 NCF shares would receive the cash consideration with respect to 62.5 NCF shares (1,000 * 10/160) and the stock consideration with respect to the remaining 937.5 NCF shares. Therefore, if the SunTrust Closing Price were equal to $65.00, that NCF shareholder would receive 472.5 shares of SunTrust common stock and $2,047.47 in cash.

Treatment of Options

Each outstanding option to acquire NCF common stock granted under NCF's stock option and incentive plans will be converted automatically at the effective time of the merger into an option to purchase SunTrust common stock and will continue to be governed by the terms of the NCF stock plan and related grant agreements under which it was granted, except that:

•	the number of shares of SunTrust common stock subject to the new SunTrust stock option will be equal to the product of the number of shares of NCF common stock subject to the NCF stock option and the Exchange Ratio (determined as described above under the heading "— Merger Consideration"), rounded to the nearest whole share; and

•	the exercise price per share of SunTrust common stock subject to the new SunTrust stock option will be equal to the exercise price per share of NCF common stock under the NCF stock option divided by the Exchange Ratio, rounded to the nearest cent.

In any event, stock options that are intended to be incentive stock options under the Internal Revenue Code will be adjusted in the manner prescribed by the Internal Revenue Code.

Treatment of Other Stock-Based Awards

Each outstanding award of shares of NCF common stock, including restricted NCF common stock, or account measured in respect of shares of NCF common stock will be converted automatically at the effective time of the merger into a similar instrument in respect of shares of SunTrust common stock. The number of shares of SunTrust common stock subject to each converted award or account will be equal to the product of the number of shares of NCF common stock subject to the NCF award or account and the Exchange Ratio, rounded to the nearest whole share.

Conversion of Shares; Exchange of Certificates; Elections as to Form of Consideration

The conversion of NCF common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, SunTrust Bank, as exchange agent, will exchange certificates representing shares of NCF common stock for merger consideration to be received in the merger pursuant to the terms of the merger agreement.

Form of Election

The merger agreement provides that at the time this joint proxy statement-prospectus is made available to shareholders, NCF shareholders will be provided with a form of election and other appropriate and customary transmittal materials. Each form of election will allow the holder to make cash or stock elections. The exchange agent will also make available forms of election to holders of NCF common stock who request the form of election prior to the election deadline.

Holders of NCF common stock who wish to elect the type of merger consideration they will receive in the merger should carefully review and follow the instructions set forth in the form of election. Shareholders who hold their shares in "street name" should follow their broker's instructions for making an election with respect to such shares. Shares of NCF common stock as to which the holder has not made a valid election prior to the election deadline, which is 5:00 p.m., New York City time, on •, 2004, the day prior to the date of the NCF special meeting, will be treated as though they had not made an election.

To make an election, a holder of NCF common stock must submit a properly completed form of election, together with stock certificates, so that it is actually received by the exchange agent at or prior to the election deadline in accordance with the instructions on the form of election.

A form of election will be properly completed only if accompanied by certificates representing all shares of NCF common stock covered by the form of election (or appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, as described in the form of election). If a shareholder cannot deliver his or her stock certificates to the exchange agent by the election deadline, a shareholder may deliver a notice of guaranteed delivery promising to deliver his or her stock certificates, as described in the form of election, so long as (1) the guarantee of delivery is from a firm which is a member of the NYSE or another registered national securities exchange or a commercial bank or trust company having an office in the United States and (2) the actual stock certificates are in fact delivered to the exchange agent by the time set forth in the guarantee of delivery.

Generally, an election may be revoked or changed, but only by written notice received by the exchange agent prior to the election deadline accompanied by a properly completed and signed form of election. If an election is revoked, or the merger agreement is terminated, and any certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the shareholder who submitted those certificates via first-class mail or, in the case of shares of NCF common stock tendered by book-entry transfer into the exchange agent's account at the Depository Trust Company, or DTC, by crediting to an account maintained by such shareholder within DTC promptly following the termination of the merger or revocation of the election.

NCF shareholders will not be entitled to revoke or change their elections following the election deadline. As a result, shareholders who have made elections will be unable to revoke their elections or sell their shares of NCF common stock during the interval between the election deadline and the date of completion of the merger.

Shares of NCF common stock as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed non-election shares. If it is determined that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Letter of Transmittal

Soon after the completion of the merger, the exchange agent will send a letter of transmittal to only those persons who were NCF shareholders at the effective time of the merger and who have not previously submitted a form of election and properly surrendered shares of NCF common stock to the exchange agent. This mailing will contain instructions on how to surrender shares of NCF common stock (if these shares have not already been surrendered) in exchange for the merger consideration the holder is entitled to receive under the merger agreement.

If a certificate for NCF common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Dividends and Distributions

Until NCF common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to SunTrust common stock into which shares of NCF common stock may have been converted will accrue but will not be paid. SunTrust will pay to former NCF shareholders any unpaid dividends or other distributions, without interest only after they have duly surrendered their NCF stock certificates. After the effective time of the merger, there will be no transfers on the stock transfer books of NCF of any shares of NCF common stock. If certificates representing shares of NCF common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of NCF common stock represented by that certificate have been converted.

Withholding

The exchange agent will be entitled to deduct and withhold from the merger consideration payable to any NCF shareholder the amounts it is required to deduct and withhold under any federal,

state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.

Effective Time

The merger will be completed when we file a certificate of merger with the Secretary of State of the State of Georgia and articles of merger with the Secretary of State of the State of Tennessee. However, we may agree to a later time for completion of the merger and specify that time in the certificate of merger and articles of merger. We will complete the merger on the first day that is both the last business day of a month and at least three business days after all the conditions to the merger set forth in the merger agreement have first been satisfied or waived, unless we agree otherwise.

We anticipate that the merger will be completed during the fourth quarter of 2004. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the merger. There can be no assurances as to whether, or when, SunTrust and NCF will obtain the required approvals or complete the merger. If the merger is not completed on or before May 7, 2005, either SunTrust or NCF may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform its covenants and agreements in the merger agreement. See "— Conditions to the Completion of the Merger" immediately below.

Conditions to the Completion of the Merger

Completion of the merger is subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

The respective obligations of SunTrust and NCF to complete the merger are subject to the following conditions:

•	approval of the merger agreement by NCF's shareholders;

•	approval by SunTrust's shareholders of the issuance of SunTrust shares in the merger;

•	approval by the NYSE of listing of the shares of SunTrust common stock to be issued in the merger, subject to official notice of issuance;

•	receipt of all required regulatory approvals and expiration of all related statutory waiting periods;

•	effectiveness of the registration statement, of which this joint proxy statement-prospectus constitutes a part, for the SunTrust shares to be issued in the merger;

•	absence of any judgment, order, injunction or decree of a court or agency of competent jurisdiction which prohibits completion of the merger;

•	absence of any statute, rule, regulation, order, injunction or decree which prohibits or makes illegal completion of the merger;

•	accuracy of the other party's representations and warranties contained in the merger agreement, except, in the case of most of such representations and warranties, where the failure to be accurate would not be reasonably likely to have a material adverse effect on the party making the representations and warranties (see "— Representations and Warranties" below), and the performance by the other party of its obligations contained in the merger agreement in all material respects; and

•	the receipt by each party of an opinion of its counsel, dated the closing date of the merger, substantially to the effect that the merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code.

Representations and Warranties

Each of NCF and SunTrust has made representations and warranties to the other in the merger agreement as to:

•	corporate existence, good standing and qualification to conduct business;

•	capital structure;

•	due authorization, execution, delivery and enforceability of the merger agreement;

•	absence of any violation of agreements or law or regulation as a result of the merger;

•	governmental and third party consents necessary to complete the merger;

•	SEC and other regulatory filings;

•	financial statements;

•	fees payable to financial advisors in connection with the merger;

•	absence of material adverse changes;

•	legal proceedings and regulatory actions;

•	tax matters;

•	compliance with laws;

•	derivative transactions;

•	labor relations;

•	environmental matters;

•	tax treatment of the merger;

•	property;

•	intellectual property;

•	accuracy of information included in this document;

•	administration of fiduciary accounts;

•	disclosure controls and procedures;

•	receipt of fairness opinions; and

•	investment adviser subsidiaries.

SunTrust also has made representations and warranties to NCF with respect to SunTrust's ownership of NCF common stock and the validity of the shares of SunTrust common stock to be issued in connection with the merger. NCF also has made representations and warranties to SunTrust with respect to employee benefits matters, material contracts, insurance and the inapplicability of state anti-takeover laws.

Most of the representations and warranties of the parties will be deemed to be true and correct unless the totality of facts, circumstances or events inconsistent with the representations or warranties has had or is reasonably likely to have a material adverse effect on the business, results of operations or financial condition of the party making the representations and warranties or on the ability of the party to complete the transactions contemplated by the merger agreement. In determining whether a material adverse effect has occurred or is reasonably likely, the parties will disregard any effects resulting from (1) changes in banking or similar laws, rules or regulations of general applicability or their interpretations by courts or governmental authorities; (2) changes in generally accepted accounting principles, regulatory accounting principles or interpretations of those principles, in each case which affects banks or their holding companies generally; (3) changes that arise out of the merger agreement (including the announcement of the merger) or in compliance with the terms and conditions of the merger agreement; (4) events, conditions or trends in economic, business or financial conditions affecting banks or their holding companies generally; (5) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (except to the extent that any such change affects the party in a disproportionate manner); or (6) change in the stock price or trading volume of the party.

Conduct of Business Pending the Merger

Each of the parties has agreed, during the period from the date of the merger agreement to the completion of the merger to use its reasonable best efforts to:

•	preserve its business organization and that of each subsidiary intact;

•	keep available to itself and to the combined company the present services of its officers and employees; and

•	preserve for itself and for the combined company the goodwill of its customers and its subsidiaries' customers and others with whom business relationships exist.

In addition, each of SunTrust and NCF has agreed that it will not, and will not permit any of its subsidiaries to, without the prior written consent of the other party,

•	acquire or agree to acquire any business or any corporation, partnership, association or other business organization or division, or acquire any assets which would be material to the party, other than in connection with foreclosures, settlements in lieu of foreclosures or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices, except that SunTrust may complete an acquisition if it would not reasonably be expected to have a material adverse effect on SunTrust or materially delay completion of the merger;

•	take any action or fail to take any action that is intended or may reasonably be expected to result in any of the party's representations and warranties being or becoming untrue in any material respect, or in any conditions to the merger not being satisfied;

•	change its methods of accounting in effect at December 31, 2003, subject to limited exceptions; or

•	take any action, or fail to take any action, which action or failure to act would reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

NCF has agreed to conduct its business in the ordinary course consistent with past practice, and has agreed to additional covenants that place restrictions on the conduct of the business of NCF and its subsidiaries, including specific covenants providing that NCF and its subsidiaries will not, without the prior written consent of SunTrust or as otherwise previously agreed,

•	other than in the ordinary course of business consistent with past practice: (1) incur any indebtedness for borrowed money, (2) become responsible for the obligations of any other individual, corporation or other entity, or (3) make any loan or advance or capital contribution to, or investment in, any person;

•	adjust, split, combine or reclassify any of its capital stock;

•	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, except:

•	for regular quarterly cash dividends payable on July 1, 2004 at a rate not in excess of $0.20 per share of NCF common stock, and regular quarterly cash dividends payable starting on October 1, 2004 at a rate not in excess of the higher of $0.23 per share or the then effective SunTrust dividend times .495,

•	dividends paid by any of the subsidiaries of NCF to NCF or to any of its wholly-owned subsidiaries,

•	the acceptance of shares of NCF's common stock as payment of the exercise price of stock options or for withholding taxes incurred in connection with the exercise of NCF's stock options, or the vesting of restricted stock or other NCF stock-based awards, in accordance with past practice and the terms of the applicable award agreements, or

•	pursuant to the NCF automatic dividend reinvestment plan (provided that shares sold are not newly issued shares), in accordance with past practice;

•	grant any NCF stock option or other NCF stock-based awards or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than grants to newly-hired employees of NCF made in the ordinary course of business consistent with past practice under the NCF stock option plans;

•	issue any additional shares of capital stock, except pursuant to the exercise of NCF stock options or the satisfaction of any NCF stock-based awards;

•	except for normal increases made in the ordinary course of business consistent with past practice, or as required by applicable law or an existing agreement, increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee, or director of NCF or pay any benefit not contemplated by any NCF benefit plan or agreement as in effect on May 7, 2004;

•	pay any pension or retirement allowance not required by any existing plan or agreement or by applicable law;

•	pay any bonus;

•	become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than as required by applicable law or an existing agreement;

•	except as required under any existing plan, grant, or agreement, accelerate the vesting of, or the lapsing of restrictions with respect to, any NCF stock options or other NCF stock-based awards;

•	dispose of, abandon or fail to maintain, any of its material assets, properties or other rights or agreements other than in the ordinary course of business consistent with past practice;

•	enter into any new line of business or make any material change in its lending, investment, underwriting, risk and asset liability management or other banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental entity;

•	open, close, sell or acquire any branches;

•	amend its articles or certificate of incorporation or bylaws or similar governing document, or otherwise take any action to exempt any person or entity or any action taken by any person or entity from any takeover statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

•	restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

•	pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations, including taking any action to settle or compromise any litigation, in each case, material to NCF, other than the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements of NCF filed with the SEC prior to the date of the merger agreement, or incurred since December 31, 2003 in the ordinary course of business consistent with past practice;

•	take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any regulatory agency or governmental entity required for the transactions contemplated by the merger agreement;

•	make capital expenditures other than in the ordinary and usual course of business consistent with past practice;

•	file any application to establish, or to relocate or terminate the operations of, any banking office of NCF or any of its subsidiaries;

•	create, renew, amend or terminate, fail to perform any obligations under, waive or release any material rights under or give notice of a proposed renewal, amendment, waiver, release or termination of, any material contract, agreement or lease for goods, services or office space to which NCF or any of its subsidiaries is a party or by which NCF or any of its subsidiaries or their respective properties is bound, other than in the ordinary course of business and with prior notice to SunTrust;

•	enter into any agreement, letter of intent or agreement in principle (whether or not binding) relating to any acquisition proposal (as defined under "— No Solicitations of Alternative Transactions");

•	make or change any material tax elections (unless required by applicable law), file any material amended tax return, enter into any closing agreement, settle or compromise any material liability with respect to taxes, agree to any material adjustment of any tax attribute, file any claim for a material refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by the preceding bullet points.

SunTrust has agreed that it will not, without the prior written consent of NCF or as otherwise previously agreed,

•	declare or pay any extraordinary or special dividends or make any extraordinary or special distributions on its capital stock, except that the merger agreement does not prevent SunTrust from increasing its regular quarterly cash dividends; or

•	amend its articles of incorporation, except to authorize additional common shares or designate the terms of preferred shares.

Reasonable Best Effort to Obtain Required Shareholder Vote

Each of NCF and SunTrust will take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders to be held as soon as is reasonably practicable after the date on which the registration statement of which this document is part becomes effective for the purpose of voting upon the approval of the merger agreement, in the case of NCF shareholders, and to vote upon the approval of the issuance of shares of SunTrust common stock in the merger, in the case of SunTrust shareholders. Each of NCF and SunTrust will, through its board of directors, use its reasonable best efforts to obtain the approval of its respective shareholders in respect of the foregoing. Nothing in the merger agreement is intended to relieve the parties of their respective obligations to hold a meeting of their shareholders for the approval required to complete the merger.

No Solicitation of Alternative Transactions

The merger agreement provides, subject to limited exceptions described below, that NCF and its subsidiaries will not authorize its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to (1) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any acquisition proposal, (2) participate in any discussions or negotiations regarding any acquisition proposal or (3) make or authorize any statement, recommendation or solicitation in support of any acquisition proposal.

For purposes of the merger agreement, the term "acquisition proposal" means any inquiry, proposal or offer, filing of any regulatory application or notice or disclosure of an intention to do any of the foregoing from any person relating to any (1) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of NCF or any of its significant subsidiaries, (2) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of NCF or any of its significant subsidiaries, (3) tender offer or exchange offer that if completed would result in any person beneficially owning 10% or more of the voting power of NCF, or (4) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving NCF or any of its subsidiaries, other than transactions contemplated by the merger agreement.

The merger agreement permits NCF to comply with Rule 14d-9 and Rule 14e-2 under the Securities Exchange Act of 1934 with regard to an acquisition proposal that NCF may receive. In addition, if NCF receives an unsolicited bona fide written acquisition proposal, NCF may engage in discussions and negotiations with or provide nonpublic information to the person making that acquisition proposal only if:

•	the board of directors of NCF receives the acquisition proposal prior to NCF's shareholders meeting;

•	the board of directors of NCF, after consultation with outside legal counsel, reasonably determines in good faith that the failure to engage in those discussions or provide information would cause it to violate its fiduciary duties under applicable law;

•	the board of directors of NCF concludes in good faith that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal (as described below);

•	NCF enters into a confidentiality agreement with the person making the inquiry or proposal having terms that are no less restrictive to that person than those in the confidentiality agreement between SunTrust and NCF; and

•	NCF notifies SunTrust promptly, and in any event within 24 hours of NCF's receipt of any acquisition proposal or any request for nonpublic information relating to NCF by any third party considering making, or that has made, an acquisition proposal, of the identity of the third party, the material terms and conditions of any inquiries, proposals or offers, and updates on the status of the terms of any proposals, offers, discussions or negotiations on a current basis.

For purposes of the merger agreement, the term "superior proposal" refers to a bona fide written acquisition proposal which the board of directors of NCF concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (1) is more favorable to the shareholders of NCF from a financial point of view, than the transactions contemplated by the merger agreement with SunTrust and (2) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed. For purposes of the definition of "superior proposal," all reference to "10% or more" in the definition of "acquisition proposal" will be deemed to be a reference to "a majority" and "acquisition proposal" will only be deemed to refer to a transaction involving NCF.

Termination of the Merger Agreement

General

The merger agreement may be terminated at any time prior to completion of the merger, whether before or after the approval of the merger by NCF shareholders and approval of the issuance of SunTrust shares by SunTrust shareholders, in any of the following ways:

•	by mutual consent of SunTrust and NCF;

•	by either SunTrust or NCF, 60 days after the date on which any request or application for a required regulatory approval is denied by the governmental entity which must grant the approval, unless within the 60-day period a petition for rehearing or an amended application has been filed with the applicable governmental entity, except that no party may so terminate the merger agreement if the denial or failure to file is a result of the failure of such party to perform or observe its covenants and agreements contained in the merger agreement;

•	by either SunTrust or NCF, if any governmental entity of competent jurisdiction has issued a final nonappealable order enjoining or otherwise prohibiting the merger;

•	by either SunTrust or NCF, if the merger is not completed on or before May 7, 2005, unless the failure of the closing to occur by this date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements contained in the merger agreement;

•	by either SunTrust or NCF, if any approval of the shareholders of SunTrust or NCF required for completion of the merger has not been obtained upon a vote taken at a duly held meeting of shareholders or at any adjournment or postponement thereof;

•	by either SunTrust or NCF, if (1) the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement and (2) there has been a breach of any of the representations or warranties of the other party in the merger agreement, which breach is not cured within 30 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date of the merger, and which breach, individually or together with all other breaches, would, if occurring or continuing on the closing date, result in the failure of the condition relating to breaches of representations or warranties described under "— Conditions to the Completion of the Merger";

•	by either SunTrust or NCF, if (1) the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement and (2) there has been a breach of any of the covenants or agreements of the other party in the merger agreement, which breach is not cured within 30 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date of the merger, and which breach, individually or together with all other breaches, would, if occurring or continuing on the closing date, result in the failure of the condition relating to the performance of obligations described under "— Conditions to the Completion of the Merger";

•	by either SunTrust or NCF, if (1) the board of directors of the other does not publicly recommend that its shareholders either approve the merger agreement (in the case of NCF) or approve the issuance of shares of SunTrust common stock in the merger (in the case of SunTrust), (2) after recommending that such shareholders approve and adopt the merger agreement (in the case of NCF) or approve the issuance of shares of SunTrust common stock in the merger (in the case of SunTrust), such board of directors has withdrawn, modified or amended such recommendation in any manner adverse to the other party, or (3) the other party materially breaches its obligations under the merger by reason of a failure to call a meeting of its shareholders or a failure to prepare and mail to its shareholders this document; or

•	by SunTrust, if the board of directors of NCF authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose an acquisition proposal with any person other than SunTrust.

Termination Fees

The merger agreement provides that NCF may be required to pay a termination fee to SunTrust of up to $280 million in the following circumstances:

•	If SunTrust terminates the merger agreement because (1) the board of directors of NCF did not publicly recommend that NCF shareholders approve the merger agreement, (2) after recommending that its shareholders approve the merger agreement, the board of directors of NCF withdrew, modified or amended its recommendation in a manner adverse to SunTrust, (3) the board of directors of NCF authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose an acquisition proposal with any person other than SunTrust or (4) NCF materially breached its obligations to hold its shareholders meeting to vote on the approval of the merger agreement or failed to prepare and mail to its shareholders this joint proxy statement-prospectus, NCF must pay the full termination fee on the business day following the termination.

•	If (1) the merger agreement is terminated by either party because the required shareholder vote of NCF was not obtained at NCF's shareholders meeting and (2) a bona fide acquisition transaction with respect to NCF was publicly announced or otherwise communicated to the board of directors of NCF before its shareholders meeting, which we refer to as a public proposal, that has not been withdrawn, then NCF will owe SunTrust one-third of the termination fee. If, within 12 months after this termination of the merger agreement, NCF enters into any definitive agreement with respect to, or consummates, any acquisition transaction, the remaining two-thirds of the termination fee will become payable to SunTrust.

•	If (1) the merger agreement is terminated by either party because the merger has not been completed by May 7, 2005 or by SunTrust because of a material breach by NCF that causes a condition to the merger to not be satisfied, (2) a public proposal with respect to an acquisition transaction involving NCF was made and not withdrawn before the merger agreement was terminated and (3) after the announcement of the public proposal, NCF intentionally breached any of its representations, warranties, covenants or agreements and the breach materially contributed to the failure of the merger to become effective, then NCF will owe SunTrust one-third of the termination fee. If, within 12 months after this termination of the merger agreement, NCF enters into any definitive agreement with respect to, or consummates, any acquisition transaction, the remaining two-thirds of the termination fee will become payable to SunTrust.

"Acquisition transaction" means

•	the direct or indirect acquisition, purchase or assumption of all or a substantial portion of the assets or deposits of NCF;

•	the acquisition by any person of direct or indirect beneficial ownership of 20% or more of the outstanding shares of voting stock of NCF; or

•	a merger, consolidation, business combination, liquidation, dissolution or similar transaction involving NCF, other than a merger, business combination or similar transaction of NCF if (1) the shareholders of NCF immediately before the transaction own at least 60% of the voting stock of the entity surviving the transaction (or the parent of the surviving entity) immediately following the transaction and (2) as a result of the transaction no person or group owns or controls 20% or more of the voting stock of the surviving entity (or parent of the surviving entity) immediately following the transaction.

The purpose of the termination fees is to encourage the commitment of NCF to the merger, and to compensate SunTrust if NCF engages in certain conduct which would make the merger less likely to occur. The effect of the termination fees could be to discourage other companies from seeking to acquire or merge with NCF prior to completion of the merger, and could cause NCF to reject any acquisition proposal from a third party which does not take into account the termination fee.

Effect of Termination

If the merger agreement is terminated, it will become void and there will be no liability on the part of SunTrust or NCF or their respective officers or directors, except that:

•	any termination will be without prejudice to the rights of any party arising out of the willful breach by the other party of any provision of the merger agreement; and

•	designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information and, if applicable, the termination fee described above, will survive the termination.

Regulatory Approvals Required for the Merger

Federal Notices and Approvals

The merger is subject to prior approval by the Federal Reserve Board under Section 3 of the Bank Holding Company Act of 1956, as amended (which we refer to as the BHCA). In addition, prior notice to the Federal Reserve Board is required under Section 4 of the BHCA for the acquisition of NCF's non-banking subsidiaries, including NCF's ownership interests in two insured savings associations regulated by the Office of Thrift Supervision.

Section 3 of the BHCA requires the Federal Reserve Board, when considering transactions such as the merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders), the future prospects of the existing and proposed institutions and the effect of the transaction on the convenience and needs of the communities to be served and the effectiveness of the institutions in combating money laundering activities. In considering financial resources and future prospects, the Federal Reserve Board will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction and of the resulting institutions.

The BHCA prohibits the Federal Reserve Board from approving a merger if (1) it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or (2) its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other respect result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the merger are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

Under Section 4 of the BHCA and related regulations, the Federal Reserve Board must consider whether the performance of SunTrust's and NCF's nonbanking activities on a combined basis can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices). This consideration includes an evaluation of the financial and managerial resources of SunTrust and NCF and the effect of the proposed transaction on those resources. As noted above, acquisition of the two savings associations by SunTrust is subject to approval under Section 4 of the BHCA. The Federal Reserve Board, however, will treat these institutions as if they were "banks," subject to substantially the same factors for approval as bank acquisitions under Section 3 of the BHCA.

In addition, under the Community Reinvestment Act of 1977, as amended (which we refer to as the CRA), the Federal Reserve Board must take into account the record of performance of the insured depository institution subsidiaries of SunTrust and NCF in meeting the credit needs of the communities served by such institutions, including low- and moderate-income neighborhoods. Furthermore, applicable federal law provides for the publication of notice and public comment on applications filed with the Federal Reserve Board. The Federal Reserve Board frequently receives comments and protests from community groups and others and may, in its discretion, choose to hold public hearings on the application. Such comments and hearings could delay the regulatory approvals required for consummation of the merger.

The merger may not be completed until the 30th day (or, with the consent of the relevant agencies, the 15th day) following the date of the requisite Federal Reserve Board approval, during which period the United States Department of Justice may comment adversely on the merger (which has the effect of extending the waiting period to the 30th day following approval) or challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically orders otherwise.

State Notices and Approvals

The merger also will be subject to approval by the Commissioner of the Georgia Department of Banking and Finance, which we refer to as the Georgia Commissioner, pursuant to Section 606 of Title 7, Chapter 1 of the Georgia Code. The Georgia Commissioner is required by statute to determine if (1) the merger would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the state of Georgia; or (2) its effect in any section of the state would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other respect result in a restraint of trade, unless the Georgia Commissioner finds that the anticompetitive effects of the merger are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the community to be served. The Georgia Commissioner also must take into consideration the financial and managerial resources and future prospects of the company or companies and the banks concerned and the convenience and needs of the communities to be served.

As a result of the merger, SunTrust will acquire control of nondepository trust companies in Tennessee and Florida. The acquisition of control of the nondepository trust company in Florida is subject to prior approval by the Florida Department of Financial Institutions, which must consider the reputation, character, experience and financial responsibility of the applicant, and determine that the interests of the public will not be jeopardized. The acquisition of control of the nondepository trust company in Tennessee is subject to prior approval by the Tennessee Department of Financial Institutions.

In addition to the approvals listed above, additional notices with self-regulatory organizations may be required to be given in connection with the acquisition of NCF's securities broker-dealer/registered investment advisor subsidiaries. The merger also is subject to notification of certain state insurance regulators in those states where the insurance subsidiary of NBC maintains licenses.

Material United States Federal Income Tax Consequences

The following is a discussion of the material United States federal income tax consequences of the merger to holders of NCF common stock. This discussion is based upon the Internal Revenue Code, as amended, or the Code, the regulations of the United States Treasury Department, Internal Revenue Service rulings, and judicial and administrative rulings and decisions in effect on the date of this joint proxy statement-prospectus. These authorities may change at any time, possibly retroactively, and any change could affect the continuing validity of this discussion. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction and, accordingly, is not a comprehensive description of all of the tax consequences that may be relevant to any given holder of NCF common stock.

This discussion assumes that you hold your shares of NCF common stock as capital assets and does not address the tax consequences that may be relevant if you receive special treatment under some United States federal income tax laws. Shareholders receiving this special treatment include but are not limited to:

•	foreign persons;

•	financial institutions;

•	tax-exempt organizations;

•	insurance companies;

•	mutual funds;

•	traders in securities that elect mark-to-market;

•	dealers in securities or foreign currencies;

•	persons who received their NCF common stock through the exercise of employee stock options or otherwise as compensation;

•	persons who have a functional currency other than the U.S. dollar; and

•	persons who hold shares of NCF common stock as part of a hedge, straddle or conversion transaction.

Based on factual representations provided by NCF and SunTrust and on certain customary factual assumptions, all of which must continue to be accurate in all material respects as of the effective time of the merger, it is the opinion of Bass, Berry & Sims PLC, counsel to NCF, and King & Spalding LLP, counsel to SunTrust, that the material United States federal income tax consequences of the merger are as follows:

•	The merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.

•	No gain or loss will be recognized by SunTrust or NCF as a result of the merger.

•	If you exchange all of your shares of NCF common stock solely for shares of SunTrust common stock in the merger, you will not recognize gain or loss, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of SunTrust common stock.

•	If you exchange your shares of NCF common stock solely for cash in the merger, you generally should recognize capital gain or loss equal to the difference between the amount of cash received and your tax basis in the NCF common stock. (If, however, you own shares of SunTrust common stock actually or constructively after the merger, you might be subject to dividend treatment in the circumstances described below under the heading "Possible Treatment of Gain as a Dividend.") Any capital gain or loss will be long-term capital gain or loss if you have held your shares of NCF common stock for more than one year at the time the merger is completed. Long-term capital gain of an individual is generally subject to a maximum United States federal income tax rate of 15%. The deductibility of capital losses is subject to limitations.

•	If you exchange your shares of NCF common stock for a combination of SunTrust common stock and cash (other than cash received in lieu of a fractional share), you will recognize gain (but not loss), and your gain will be equal to the lesser of:

(1)	the excess, if any, of:

(a)	the sum of the cash and the fair market value of the SunTrust common stock you receive in the merger, over

(b)	your tax basis in the shares of NCF common stock you surrender in the merger, or

(2)	the amount of cash you receive.

If you acquired different blocks of NCF common stock at different times and at different prices, any gain or loss will be determined separately with respect to each block of NCF common stock, and the cash and SunTrust common stock received pursuant to the merger will be allocated pro rata to each block of NCF common stock. In addition, your basis and holding period in the SunTrust common stock you receive in the merger will be determined separately with reference to each block of NCF common stock exchanged therefor.

Except as discussed under "Possible Treatment of Gain as a Dividend" below, any gain you recognize in connection with the merger should be treated as capital gain. Any capital gain will be long-term capital gain if, as of the date of the exchange, your holding period in your NCF common stock is greater than one year. Long-term capital gain of an individual is generally subject to a maximum United States federal income tax rate of 15%.

Possible Treatment of Gain as a Dividend.    If the cash you receive in the merger has the effect of the distribution of a dividend for United States federal income tax purposes, the gain you recognize generally will be treated as dividend income. If you are an individual, your dividend income generally will be subject to tax at long-term capital gains rates, provided that certain holding period and other requirements are satisfied.

For purposes of determining whether any gain recognized in the merger will be treated as capital gain or dividend income, if you exchange your NCF common stock for a combination of SunTrust common stock and cash, then you will be treated as if you first exchanged all of your shares of NCF common stock solely for SunTrust common stock and then SunTrust immediately redeemed a portion of that SunTrust common stock in exchange for the cash that you actually received. Gain recognized in this deemed redemption of SunTrust common stock will be treated as capital gain if the deemed redemption results in a "meaningful reduction" in your deemed percentage stock ownership in SunTrust. For this purpose, your stock ownership will include stock that you own constructively under Section 318 of the Code. The Internal Revenue Service has ruled that a shareholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control over corporate affairs is generally treated as having had a "meaningful reduction" if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the shareholder's actual and constructive ownership before and after the deemed redemption. Accordingly, in most circumstances, gain you recognize if you exchange your shares of NCF common stock for a combination of SunTrust common stock and cash will be capital gain.

Although we believe it unlikely, the Internal Revenue Service might contend that dividend treatment applies if you exchange your shares of NCF common stock solely for cash in the merger, but you own a sufficient number of shares of SunTrust common stock actually or constructively after the merger so that there is no "meaningful reduction" in your deemed percentage stock ownership in SunTrust under the analysis set forth above. In that case, the amount of consideration treated as a dividend may be equal to the amount of cash you receive, regardless of the amount of your gain.

You should consult your tax advisor about the possibility that all or a portion of any cash received in exchange for your NCF common stock will be treated as a dividend, based on your specific circumstances.

Tax Basis and Holding Period.    Your tax basis in the SunTrust common stock received in the merger will equal your tax basis in the NCF common stock surrendered in the merger, increased by the amount of taxable gain or dividend income, if any, recognized in the merger, and decreased by the amount of cash, if any, received in the merger (excluding any cash received in lieu of a fractional share interest). Your holding period in the shares of SunTrust common stock received in the merger generally will include your holding period for the shares of NCF common stock exchanged therefor. If you have differing bases or holding periods in respect of your shares of NCF common stock, you should consult your tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of SunTrust common stock received in the merger.

Cash Received in Lieu of Fractional Shares.    If you receive cash in lieu of a fractional share of SunTrust common stock, you will recognize capital gain or loss equal to the difference between the amount of cash you receive and the portion of your tax basis allocable to the fractional share. Such gain or loss will be long-term capital gain or loss for United States federal income tax purposes if you have held your shares of NCF common stock for more than one year at the time the merger is completed. Long-term capital gain of an individual is generally subject to a maximum United States federal income tax rate of 15%.

Backup Withholding.    Unless you comply with certain reporting or certification procedures or are an "exempt recipient" (in general, corporations and certain other entities), you may be subject to a backup withholding tax of 28% with respect to any cash payments received in the merger. Foreign shareholders should consult their tax advisors with respect to the application of withholding rules to any cash payments received in the merger.

Reporting Requirements.    If you receive SunTrust common stock as a result of the merger, you will be required to retain records pertaining to the merger and will be required to file with your United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Tax Opinions at Closing.    Neither SunTrust nor NCF will be obligated to complete the merger unless, in the case of SunTrust, it has received a further opinion of King & Spalding LLP, and, in the case of NCF, it has received a further opinion of Bass, Berry & Sims PLC, at the time of the merger, each stating that the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be rendered on the basis of facts, representations of facts, covenants and assumptions set forth or referred to in such opinions.

Opinions of counsel are not binding on the Internal Revenue Service or the courts. Neither SunTrust nor NCF has requested, nor do they intend to request, an advance ruling from the Internal Revenue Service as to the tax consequences of the merger. Accordingly, there can be no assurance that the Internal Revenue Service will not challenge the conclusions reflected in such opinions or that a court will not sustain such a challenge.

Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. You are encouraged to consult your own tax advisor regarding the specific tax consequences of the merger, including the applicability and effect of any federal, state, local and foreign income and other tax laws.

Extension, Waiver and Amendment of the Merger Agreement

Extension and Waiver

At any time prior to the completion of the merger, each of SunTrust and NCF may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other party under the merger agreement;

•	waive any inaccuracies in the other party's representations and warranties contained in the merger agreement; and

•	waive the other party's compliance with any of its agreements contained in the merger agreement, or waive compliance with any conditions to its obligations to complete the merger.

Amendment

Subject to compliance with applicable law, SunTrust and NCF may amend the merger agreement at any time before or after approval of the merger agreement by NCF and SunTrust shareholders. However, after any approval of the merger agreement by NCF and SunTrust shareholders, there may not be, without their further approval, any amendment of the merger agreement that reduces the amount or changes the form of the consideration to be delivered to the NCF shareholders.

Employee Benefit Plans and Existing Agreements

Employee Benefit Plans

The merger agreement provides that following the effective time of the merger through December 31, 2004 or such later date as SunTrust determines to the extent that December 31, 2004 is not practicable in the reasonable judgment of SunTrust based on the occurrence of the effective time (we refer to such date as the "benefits transition date"), SunTrust will continue to provide to employees of NCF and its subsidiaries who continue in employment with SunTrust or any of its subsidiaries, employee benefits that are substantially similar, in the aggregate, to the employee benefits provided by NCF to those employees immediately prior to the effective time of the merger. From and after the benefits transition date, SunTrust will provide those employees with employee benefits that are substantially identical to those provided to similarly-situated employees of SunTrust.

Each NCF employee who remains employed by SunTrust following completion of the merger and who is terminated during the two-year period following the effective time of the merger will receive severance pay and benefits under the most favorable of either the NCF severance plan or policy as in effect immediately prior to execution of the merger agreement, or the SunTrust severance plan that is applicable to similarly situated employees of SunTrust.

For purposes of determining an employee's eligibility to participate, entitlement to benefits (except defined benefit pension benefits) other than for purposes of a cash balance plan or vested percentage of benefits under the SunTrust employee benefit plans, SunTrust will give full credit for the service a continuing employee had with NCF prior to the merger. Former employees of NCF will also be given credit for any amounts paid under a corresponding NCF employee benefit plan for purposes of applying deductibles and co-payments as though the employee had paid the amounts in accordance with the terms and conditions of the applicable SunTrust plan, and SunTrust will waive pre-existing condition limitations and waiting periods to the extent satisfied under a NCF plan.

In addition, in connection with the adoption of the merger agreement, the NCF Retirement Plan was amended to eliminate the provisions that require that the plan terminate upon a change of ownership of NCF, such as the merger.

Existing Agreements

SunTrust is obligated under the merger agreement to honor all NCF employee benefit plans, employment, severance and other compensation agreements and arrangements between NCF and its employees, provided that nothing in the merger agreement prevents SunTrust from amending or terminating any plan in accordance with its terms.

Stock Exchange Listing

SunTrust common stock is listed on the NYSE. SunTrust has agreed to use its reasonable best efforts to cause the shares of SunTrust common stock to be issued in the merger to be listed on the NYSE. It is a condition to completion of the merger that those shares be listed on the NYSE, subject to official notice of issuance.

Expenses

The merger agreement provides that each of SunTrust and NCF will pay its own expenses in connection with the transactions contemplated by the merger agreement, except that SunTrust and NCF will share equally the costs and expenses of printing and mailing this joint proxy statement-prospectus to the shareholders of NCF and SunTrust, and all filing and other fees paid to the SEC in connection with the merger and the other transactions contemplated by the merger agreement.

Dividends

The merger agreement provides that, prior to the effective time:

•	SunTrust may not declare or pay any special dividends or distributions on SunTrust capital stock; the merger agreement does not prevent SunTrust from increasing its regular quarterly cash dividend; and

•	NCF may not declare or pay any dividend or distribution on its capital stock, other than (1) dividends and distributions by a direct or indirect wholly owned subsidiary to its parent, or (2) regular quarterly cash dividends payable on July 1, 2004 at a rate not in excess of $0.20 per share of NCF common stock, and regular quarterly cash dividends payable starting on October 1, 2004 at a rate not in excess of the higher of (x) $0.23 per share or (y) the then effective SunTrust dividend times ..495.

Prior to completion of the merger, SunTrust and NCF will coordinate with each other the declaration, record and payment dates for dividends on the NCF common stock and the SunTrust common stock so that NCF shareholders will not receive more than one dividend for any single quarter or fail to receive one dividend for any single quarter.

Appraisal Rights

Under Georgia and Tennessee law, neither SunTrust's nor NCF's shareholders are entitled to appraisal rights in connection with the merger.

Accounting Treatment

The merger will be accounted for as a "purchase," as that term is used under GAAP, for accounting and financial reporting purposes. NCF will be treated as the acquired corporation for accounting and financial reporting purposes. NCF's assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of SunTrust. Applicable income tax effects of these adjustments will be included as a component of the combined company's deferred tax asset or liability. The difference between the estimated fair value of the assets (including separately identifiable intangible assets, such as core deposit intangibles), liabilities and other items (adjusted as discussed above) and the purchase price will be recorded as goodwill. Financial statements of SunTrust issued after the merger will reflect the values and will not be restated retroactively to reflect the historical financial position or results of operations of NCF.

Financial Interests of NCF Directors and Executive Officers in the Merger

Some of the members of NCF's management and the NCF board of directors have financial and other interests in the merger that are in addition to, or different from, their interests as NCF shareholders generally. NCF's board of directors was aware of these interests and considered them, among other matters, in approving and adopting the merger agreement.

Existing NCF Change in Control Arrangements.    Messrs. Reed, Furr, Edwards and Popwell are parties to separate employment agreements dated July 5, 2000 that would become effective by their terms at the time of completion of the merger. Messrs. Presley, Mistretta and Gordon are parties to employment agreements dated July 1, 2003, January 1, 2004 and April 26, 2004, respectively. Each of these agreements provides change of control protection to the executive who is party to the agreement. This protection is structured such that each executive has an employment period of three years that begins on the date that a change of control occurs. Pursuant to the respective agreements, after a change of control, except in the case of Messrs. Mistretta and Gordon, each executive will receive: (1) an annual base salary at least equal to 12 times the highest monthly base salary payable prior to the effective date of the change in control; (2) an annual bonus at least equal to the highest annual bonus paid for the three years prior to the effective date of the change in control; (3) the ability to participate in NCF's normal employee benefit plans at an appropriate level; (4) reimbursement for expenses in accordance with NCF policy; and (5) fringe benefits consistent with those previously afforded the executive. Messrs. Mistretta and Gordon are entitled to receive an annual base salary at least equal to 12 times the highest monthly base salary payable prior to the effective date of the change in control and (1) an annual bonus at least equal to those provided generally to peer executive managers of NCF; (2) participation in NCF's normal employee benefit plans; (3) reimbursement for expenses; and (4) fringe benefits, in each case consistent with those provided generally after the change of control to other peer executive managers of NCF. If, during the three-year period following the change of control, NCF terminates the executive's employment other than for "cause" or "disability," or the executive terminates his or her employment for "good reason" (which includes a termination by the executive for any reason during the 30-day period immediately following the first anniversary of the change of control), the executive is to be paid a lump sum payment equal to the sum of the following: (1) unpaid base salary through the date of termination, a prorated annual bonus amount, and any previously deferred compensation and accrued vacation pay; (2) three times the sum of annual salary plus annual bonus (other than with respect to Messrs. Mistretta and Gordon, who are to be paid three times the sum of annual salary plus the higher of annual bonus and 65% of annual salary in the case of Mr. Mistretta, and 50% of annual salary, in the case of Mr. Gordon); and (3) the actuarial present value of accrued benefits under NCF's qualified defined benefit plan and any supplemental retirement plan, including the NCF SERP, in which the executive participates, calculated as if the executive's employment had continued for three years following the change of control, less the actuarial equivalent of the executive's actual accrued benefit under such plans as of the date of termination. In addition, upon such termination, previously granted restricted stock and stock options vest immediately with stock options remaining exercisable for the remainder of their terms, and medical and dental benefits continue through the end of the employment period and outplacement services will be available to the executive. With respect to any benefits paid, accrued or accelerated by virtue of a change of control, the agreements require NCF to make certain tax gross-up payments to fully cover the executives' excise tax liability with respect to any such benefits, including all tax liabilities associated with the gross-up payments.

At the closing, the employment of the executives described above will be deemed to have been terminated other than for "cause" or "disability." Accordingly, pursuant to the existing contracts, those NCF executives will be entitled to the payments, benefits and rights described above, without regard to whether any such executive's employment actually terminates as of the closing. SunTrust or NCF, as the case may be, will pay to each of the NCF executives described above a lump payment described above in satisfaction of the cash severance obligations under such agreements. Upon an actual termination of employment of any of these executives, such executives will be entitled to receive any remaining payments, benefits and rights provided under their agreements in accordance with the terms of such agreements. Assuming the merger is completed on •, 2004, the estimated aggregate amount of the payments to be made at closing to Messrs. Reed, Furr, Edwards, Popwell, Presley, Mistretta and Gordon is approximately $17.0 million.

In addition, the merger will constitute a change in control under the NCF SERP. At the time of completion of the merger, accrued benefits under the NCF SERP, amounting to an aggregate of approximately $3.5 million for the NCF executives, will be fully vested. While these accrued benefits will not be payable to a NCF executive in a lump sum at the time of completion of the merger if the executive remains employed by SunTrust, such benefits will be payable in a lump sum in the event a NCF executive's employment is terminated after the merger.

Existing Employment Agreement with Mr. Garrott.    NCF entered into an employment agreement with Mr. Garrott effective July 5, 2000, in connection with NCF's merger-of-equals with CCB Financial Corporation. The agreement, when originally executed, provided for the payment of certain amounts upon termination or deemed termination of his employment following a change of control. In February 2002, Mr. Garrott elected to waive his rights under the change of control provisions of the agreement, and, as such, the merger will have no impact on his rights, and SunTrust's obligations, under the agreement. In January 2003, Mr. Garrott elected "part-time status," in accordance with the terms of his agreement, at which time he also relinquished his role as Chairman of the Board and ceased to participate in the management of NCF on a day-to-day basis. He will remain on part-time status until July 2006, during which time he will remain an affiliate. The agreement provides that in the event of any merger where NCF is not the surviving corporation, the provisions of the agreement will be binding upon and shall inure to the benefit of the surviving corporation.

In accordance with the agreement, during the term of his part-time status, Mr. Garrott is required to remain available to consult with NCF and its employees and is subject to restrictive covenants, including a non-competition restriction, and is entitled to the following remuneration: (1) annual payments of approximately $477,600, subject to increase based on increases in the consumer price index, (2) continued participation in the pension, welfare benefit (for the balance of his and his spouse's lives, with respect to medical and dental insurance coverage) and compensation (including stock incentive) plans of NCF, which includes the grant of stock options to purchase 247,300 shares of NCF common stock in each of January of 2005 and 2006, and (3) an office and support services. The merger agreement provides that, upon completion of the merger, Mr. Garrott's agreement will be honored by SunTrust in accordance with its terms, and he will receive the payments and benefits described above, which include, based on the average of the closing prices of SunTrust common stock for the period commencing two trading days before, and ending two trading days after, May 9, 2004, the date of the merger announcement (which implies an exchange ratio of 0.5035), the grant of stock options to acquire at then-current market prices approximately 124,515 shares of SunTrust common stock in each of January 2005 and 2006. Using the Black-Scholes valuation methodology used by SunTrust in its current stock options reporting, such options would have an intrinsic value of $1,852,791.

Restricted Stock.    At the effective time of the merger, 82,700 restricted shares of NCF common stock, held by Messrs. Reed, Furr, Edwards, Popwell, Presley, Mistretta and Gordon, will be converted into 41,639 shares of SunTrust common stock based on the Exchange Ratio (which would be 0.5035 based on the average of the closing prices of SunTrust common stock for the period commencing two trading days before, and ending two trading days after, May 9, 2004, the date of the merger announcement). These shares would have an aggregate fair market value of approximately $2.7 million based on the average of the closing prices of SunTrust common stock for the period commencing two trading days before, and ending two trading days after, May 9, 2004, the date of the merger announcement. All such shares of SunTrust common stock will be fully vested and free of restrictions and risk of forfeiture.

Options.    At the effective time of the merger, all outstanding stock options to acquire shares of NCF common stock, including those held by all non-employee directors and executive officers of NCF, will be converted into options to acquire SunTrust common stock, with the number of shares subject to the converted options and the exercise price thereof adjusted to reflect the Exchange Ratio. Assuming the merger is completed on •, 2004, options held by all non-employee directors and executive officers of NCF to acquire an aggregate of 3,049,193 shares of NCF common stock at option prices ranging from $12.84 to $27.82 per share will vest and become fully exercisable in connection with the merger. In addition, NCF intends to amend the option agreements evidencing grants made pursuant to the National Commerce Financial Corporation 1994 Amended and Restated Long-Term Incentive Plan to allow non-employee directors of NCF who will not continue as directors of SunTrust following the merger to exercise options to purchase SunTrust common stock for a period of six months following the closing of the merger (but in no event beyond the expiration of the original term).

Indemnification and Insurance.    The merger agreement provides that, upon completion of the merger, SunTrust will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of NCF and its subsidiaries to the fullest extent permitted by applicable laws. The merger agreement also provides that SunTrust will maintain for a period of six years after completion of the merger the current directors' and officers' liability insurance policies maintained by NCF, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, although SunTrust will not be required to make annual premium payments in excess of 250% of the annual premiums currently paid by NCF for directors' and officers' liability insurance. If SunTrust is unable to maintain or obtain such insurance, SunTrust will use reasonable best efforts to obtain as much comparable insurance as is available for annual premium payments equal to 250% of the annual premiums currently paid by NCF for directors' and officers' liability insurance.

SunTrust Board of Directors.    At closing, SunTrust's board of directors will be expanded by four members, and four members of the existing NCF board of directors who are proposed by NCF and reasonably acceptable to SunTrust will fill such vacancies. As members of the SunTrust board of directors, the four new directors can be expected to receive an annual retainer of $45,000 and a fee of $1,500 for each board or committee meeting attended, compared to an annual retainer of $20,000 and a fee of $1,000 for each board or committee meeting attended as a director of NCF. Such directors also will likely receive annually a choice to elect either 1,200 shares of restricted stock or 1,200 restricted stock units. A director who serves as a committee chair will also likely receive an annual fee of $10,000.

Retention Equity Awards.    SunTrust has indicated its intention to discuss granting retention equity awards in respect of SunTrust common stock to Messrs. Reed, Furr, Edwards, Popwell, Presley and Mistretta, with such grants to be made as of the closing.

Restrictions on Resales by Affiliates

Shares of SunTrust common stock to be issued to NCF shareholders in the merger have been registered under the Securities Act of 1933, as amended, and may be traded freely and without restriction by those shareholders not deemed to be affiliates (as that term is defined under the Securities Act) of NCF. Any subsequent transfer of shares, however, by any person who is an affiliate of NCF at the time the merger is submitted for a vote of the NCF shareholders will, under existing law, require either:

•	the further registration under the Securities Act of the SunTrust common stock to be transferred;

•	compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances; or

•	the availability of another exemption from registration.

An "affiliate" of NCF is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, NCF. These restrictions are expected to apply to the directors and executive officers of NCF and the holders of 10% or more of the outstanding NCF common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. SunTrust will give stop transfer instructions to the transfer agent with respect to the shares of SunTrust common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

NCF has agreed in the merger agreement to use its reasonable best efforts to cause each person who is an affiliate of that party for purposes of Rule 145 under the Securities Act, to deliver to SunTrust a written agreement intended to ensure compliance with the Securities Act.

Litigation

On May 9, 2004, a shareholder of NCF filed a purported class action complaint in the Circuit Court of Shelby County, Tennessee against NCF and each member of the NCF board of directors. On May 21, 2004, another shareholder of NCF filed a purported class action complaint in the same court. The substantially identical complaints have been consolidated into one lawsuit and allege that the NCF board of directors breached its fiduciary duties to the NCF shareholders in approving and adopting the merger agreement by, among other things, failing to wait until after announcement of 2nd quarter 2004 operating results in order to achieve a higher price for the company and by attempting to trigger the payment of certain change of control payments to NCF's senior management. The consolidated lawsuit seeks, among other things, to enjoin the completion of the merger and to recover costs and disbursements incurred by the plaintiffs, including reasonable attorney fees and expert fees. Simultaneously with the filing of the lawsuits, the plaintiffs propounded requests for production of documents controlled by NCF and its directors. NCF and its directors served written responses and objections thereto on June 25, 2004 and produced responsive documents to the plaintiffs on July 7, 2004. NCF believes that these lawsuits are entirely without merit and intends to vigorously defend the lawsuits.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes present how the combined financial statements of SunTrust and NCF may have appeared had the businesses actually been combined as of March 31, 2004 (with respect to the balance sheet information using currently available fair value information) or as of January 1, 2003 (with respect to income statement information). The unaudited pro forma condensed combined financial information shows the impact of the merger of SunTrust and NCF on the companies' respective historical financial positions and results of operations under the purchase method of accounting with SunTrust treated as the acquirer. Under this method of accounting, the assets and liabilities of NCF will be recorded by SunTrust at their estimated fair values as of the date the merger is completed. The unaudited pro forma condensed combined financial information combines the historical financial information of SunTrust and NCF as of and for the three months ended March 31, 2004 and for the year ended December 31, 2003. The unaudited pro forma condensed combined balance sheet as of March 31, 2004 assumes the merger was completed on that date. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger had been completed on January 1, 2003.

The merger agreement was announced on May 9, 2004 and provides for SunTrust to issue approximately 75.4 million shares of common stock and $1.8 billion in cash consideration to NCF common shareholders. The unaudited pro forma condensed combined financial information has been derived from and should be read together with the historical consolidated financial statements and the related notes of both SunTrust and NCF which are incorporated in this document by reference.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined and had the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, been considered. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded upon completion of the merger.

SunTrust/NCF
Pro Forma Condensed Combined Balance Sheet
(Unaudited)

The following preliminary unaudited pro forma condensed combined balance sheet combines the historical balance sheets of SunTrust and NCF assuming the merger had been completed on March 31, 2004 on a purchase accounting basis.

	March 31, 2004
(In thousands)	SunTrust	NCF	Pro Forma Adjustments(1)		SunTrust NCF Combined
Assets
Cash and due from banks	$3,364,176	$458,494	$(190,250)	(A)	$3,632,420
Interest-bearing deposits in other banks	16,398	4,552			20,950
Funds sold and securities purchased under agreements to resell	1,314,231	164,818			1,479,049
Trading assets	2,139,399	257,338			2,396,737
Securities available for sale	26,122,547	4,858,421	1,310,702	(B)	32,291,670
Securities held to maturity	—	1,358,756	(1,358,756)	(B)	—
Loans held for sale	5,852,118	277,778			6,129,896

Loans	79,212,829	13,418,567	105,232	(C)	92,736,628
Allowance for loan losses	(942,523)	(173,384)			(1,115,907)
Net loans	78,270,306	13,245,183	105,232		91,620,721

Premises and equipment	1,621,241	261,699	(30,600)	(D)	1,852,340
Goodwill	1,079,640	1,090,117	(1,090,117)	(E)	6,370,642
			5,210,400	(E)
			80,602	(A)
Other intangible assets	628,223	158,800	(158,800)	(F)	1,172,923
			445,400	(F)
			99,300	(A)
Other assets	4,836,222	902,566	(57,300)	(G)	5,692,409
			10,921	(A)
Total assets	$125,244,501	$23,038,522	$4,376,734		$152,659,757

Liabilities and Shareholders' Equity
Noninterest-bearing consumer and commercial deposits	$20,136,810	$2,705,354	$—		$22,842,164
Interest-bearing consumer and commercial deposits	52,312,167	10,763,941	38,202	(H)	63,114,310
Total consumer and commercial deposits	72,448,977	13,469,295	38,202		85,956,474
Brokered and foreign deposits	8,420,617	2,321,673	800,000	(I)	11,542,290
Total deposits	80,869,594	15,790,968	838,202		97,498,764

Other short-term borrowings	11,346,029	1,671,568			13,017,597
Long-term debt	16,809,810	2,155,866	76,943	(J)	20,042,619
			1,000,000	(K)
Other liabilities	6,128,616	621,181	89,380	(L)	6,953,573
			113,823	(L)
			573	(A)
Total liabilities	115,154,049	20,239,583	2,118,921		137,512,553

Preferred stock	—	—			—
Common stock	294,163	407,822	(407,822)	(M)	369,524
			75,361	(M)
Additional paid in capital	1,293,732	1,700,765	(1,700,765)	(M)	6,275,123
			4,981,391	(M)
Retained earnings	7,366,636	676,622	(676,622)	(M)	7,366,636
Treasury stock, at cost, and other	(645,739)	—	—		(645,739)
Accumulated other comprehensive income	1,781,660	13,730	(13,730)	(M)	1,781,660
Total shareholders' equity	10,090,452	2,798,939	2,257,813		15,147,204
Total liabilities and shareholders' equity	$125,244,501	$23,038,522	$4,376,734		$152,659,757

(1)	See notes to Unaudited Pro Forma Condensed Combined Financial Information.

SunTrust/NCF
Pro Forma Condensed Combined Income Statement
(Unaudited)

The following preliminary unaudited pro forma condensed combined income statement combines the historical income statements of SunTrust and NCF assuming the merger had been completed on January 1, 2003 on a purchase accounting basis.

	Three months ended March 31, 2004
(In thousands except per share data)	SunTrust	NCF	Pro Forma Adjustments(1)		SunTrust NCF Combined
Interest Income
Interest and fees on loans and loans held for sale	$948,129	$182,982	$(6,106)	(C)	$1,125,005
Interest and dividends on investment securities	217,051	74,838	1,790	(B)	293,679
Other interest income	8,684	2,707			11,391
Total interest income	1,173,864	260,527	(4,316)		1,430,075
Interest Expense
Interest on deposits	160,662	47,759	(2,731)	(H)	212,490
			6,800	(I)
Interest on other short-term borrowings	30,799	4,565			35,364
Interest on long-term debt	130,755	17,132	(3,012)	(J)	155,875
			11,000	(K)
Total interest expense	322,216	69,456	12,057		403,729
Net Interest Income	851,648	191,071	(16,373)		1,026,346
Provision for loan losses	59,388	12,088			71,476
Net interest income after provision for loan losses	792,260	178,983	(16,373)		954,870
Noninterest Income
Fees and other charges	92,747	8,437			101,184
Service charges on deposit accounts	163,218	41,026			204,244
Trust and investment management income	136,218	16,498			152,716
Other noninterest income	197,976	43,059			241,035
Securities gains	4,927	10,918			15,845
Total noninterest income	595,086	119,938	—		715,024
Noninterest Expense
Employee compensation and benefits	506,796	79,121			585,917
Net occupancy expense	61,859	13,407			75,266
Equipment expense	45,085	7,233			52,318
Amortization of intangibles	15,640	13,639	(13,639)	(N)	34,441
			17,028	(F)
			1,773	(A)
Other noninterest expense	260,368	50,326			310,694
Total noninterest expense	889,748	163,726	5,162		1,058,636
Income from continuing operations before provision for income taxes	497,598	135,195	(21,535)		611,258
Provision for income taxes	139,121	44,951	(8,183)	(O)	175,889
Income from Continuing Operations	$358,477	$90,244	$(13,352)		$435,369

Per Common Share Information
Diluted earnings per share – continuing operations	$1.26	$0.44			$1.21
Basic earnings per share – continuing operations	1.28	0.44			1.22
Cash dividends paid	0.50	0.20			0.50
Average common shares – diluted (in thousands)	283,523	207,083	(130,193)	(P)	360,413
Average common shares – basic (in thousands)	279,523	204,979	(128,870)	(P)	355,632

(1)	See notes to Unaudited Pro Forma Condensed Combined Financial Information

SunTrust/NCF
Pro Forma Condensed Combined Income Statement
(Unaudited)

The following preliminary unaudited pro forma condensed combined income statement combines the historical income statements of SunTrust and NCF assuming the companies had been combined on January 1, 2003 on a purchase accounting basis.

	Twelve months ended December 31, 2003
(In thousands except per share data)	SunTrust	NCF	Pro Forma Adjustments(1)		SunTrust NCF Combined
Interest Income
Interest and fees on loans and loans held for sale	$4,041,952	$760,855	$(48,752)	(C)	$4,754,055
Interest and dividends on investment securities	694,142	288,471	6,661	(B)	989,274
Other interest income	32,748	4,810			37,558
Total interest income	4,768,842	1,054,136	(42,091)		5,780,887
Interest Expense
Interest on deposits	771,631	210,687	(16,273)	(H)	993,245
			27,200	(I)
Interest on other short-term borrowings	139,685	18,217			157,902
Interest on long-term debt	537,223	85,722	(12,598)	(J)	654,347
			44,000	(K)
Total interest expense	1,448,539	314,626	42,329		1,805,494
Net Interest Income	3,320,303	739,510	(84,420)		3,975,373
Provision for loan losses	313,550	48,414			361,964
Net interest income after provision for loan losses	3,006,753	691,096	(84,420)		3,613,429
Noninterest Income
Fees and other charges	800,129	36,930			837,059
Service charges on deposit accounts	643,103	168,256			811,359
Trust and investment management income	502,409	56,800			559,209
Other noninterest income	233,484	188,986			422,470
Securities gains	123,876	3,750			127,626
Total noninterest income	2,303,001	454,722	—		2,757,723
Noninterest Expense
Employee compensation and benefits	1,944,563	310,066			2,254,629
Net occupancy expense	237,266	54,338			291,604
Equipment expense	178,443	30,305			208,748
Amortization of intangibles	64,515	61,356	(61,356)	(N)	146,453
			74,845	(F)
			7,093	(A)
Other noninterest expense	975,829	268,374			1,244,203
Total noninterest expense	3,400,616	724,439	20,582		4,145,637
Income from continuing operations before provision for income taxes	1,909,138	421,379	(105,002)		2,225,515
Provision for income taxes	576,841	134,614	(39,901)	(O)	671,554
Income from Continuing Operations	$1,332,297	$286,765	$(65,101)		$1,553,961

Per Common Share Information
Diluted earnings per share – continuing operations	$4.73	$1.39			$4.34
Basic earnings per share – continuing operations	4.79	1.40			4.39
Cash dividends paid	1.80	0.74			1.80
Average common shares – diluted (in thousands)	281,434	206,368	(129,744)	(P)	358,058
Average common shares – basic (in thousands)	278,295	204,864	(128,798)	(P)	354,361

(1) See notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1 — Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information related to the merger is included for the year ended December 31, 2003 and as of and for the three months ended March 31, 2004. The pro forma adjustments included herein reflect the issuance of approximately 75.4 million shares of SunTrust common stock and $1.8 billion in cash consideration to NCF common shareholders. The estimated purchase price of $6.9 billion, which includes the value of outstanding stock options, is based on a per share price for SunTrust common stock of $65.24, which was the average of the closing prices of SunTrust common stock for the period commencing two trading days before, and ending two trading days after, May 9, 2004, the date of the merger announcement. The actual number of shares of SunTrust common stock issued may differ depending on the average of the closing stock prices for SunTrust common stock during the five trading days immediately before the merger and the number of NCF stock options exercised prior to completion of the merger. The total purchase price may differ depending on the closing price of SunTrust common stock on the day before the completion of the merger.

The merger will be accounted for using the purchase method of accounting; accordingly, SunTrust's cost to acquire NCF will be allocated to the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of NCF at their respective fair values on the date the merger is completed.

The unaudited pro forma condensed combined financial information includes estimated adjustments to record the assets and liabilities of NCF at their respective fair values and represents SunTrust's estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analyses are performed. Some revisions could be significant, especially fair value adjustments based on interest rate assumptions. The final allocation of the purchase price will be determined after the merger is completed and after completion of a final analysis to determine the fair values of NCF's tangible, and identifiable intangible, assets and liabilities as of the completion date. Accordingly, the final purchase accounting adjustments and integration charges may be materially different from the pro forma adjustments presented in this document. Increases or decreases in the fair value of the net assets, commitments, executory contracts and other items of NCF as compared to the information shown in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities.

The pro forma financial statements do not currently include any amount related to the estimated $50.9 million after-tax ($82.1 million pre-tax) merger related charges that will be incurred to combine the operations of SunTrust and NCF. The estimated merger related charges will result from action taken with respect to both SunTrust and NCF operations, facilities and associates. The charges will be recorded based on the nature and timing of these integration actions. These charges are also subject to change as additional information becomes known. See Note 3 for a further discussion of these charges.

Certain amounts in the historical consolidated financial statements of NCF have been reclassified to conform with SunTrust's historical financial information presentation. Discontinued operations separately reported in NCF's historical consolidated statements of income have been excluded. The unaudited pro forma condensed combined financial information presented in this document does not necessarily indicate the results of operations or the combined financial position that would have resulted had the merger been completed at the beginning of the applicable period presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2 — Pro Forma Adjustments

The unaudited pro forma condensed combined financial information for the merger includes the pro forma balance sheet as of March 31, 2004 assuming the merger was completed on March 31, 2004 (using currently available fair value information). The pro forma income statements for the three months ended March 31, 2004 and the year ended December 31, 2003 were prepared assuming the merger was completed on January 1, 2003.

The unaudited pro forma condensed combined financial information reflects the issuance of approximately 75.4 million shares of SunTrust common stock with an aggregate value of approximately $4.9 billion. The actual number of shares of SunTrust common stock issued may differ depending on the average of the closing stock prices for SunTrust common stock during the five trading days immediately before the merger and the number of NCF stock options exercised prior to completion of the merger. The total purchase price may differ depending on the closing price of SunTrust common stock on the day before the completion of the merger. Also reflected in the pro forma condensed combined financial information is a $1.8 billion cash payment to NCF common shareholders. The pro forma financial statements do not include the effects (which are not known at this time) of the change in control provisions of NCF's 49% ownership of First Market Bank, FSB. The pro forma balance sheet includes this investment at book value.

The allocation of the purchase price follows:

SunTrust/NCF Purchase Accounting Adjustments

	March 31, 2004
(Dollars and shares in thousands)
Purchase Price
Total SunTrust common stock to be issued			75,361
Purchase price per SunTrust common share			$65.24
Value of SunTrust stock issued					$4,916,552
Investment banking fees					44,380	(L)
Estimated fair value of employee stock options					140,200	(M)
Cash paid					1,800,000
Total Purchase Price					$6,901,132
Net Assets Acquired
NCF's shareholder's equity at March 31, 2004			$2,798,939
Less: Elimination of NCF goodwill			(1,090,117	)(E)
Less: Elimination of NCF core deposit intangibles			(158,800	)(F)
Estimated adjustments to reflect assets acquired at fair value:
Securities	(48,054)	(B)
Loans	105,232	(C)
Premises & equipment	(30,600)	(D)
Other assets	(57,300)	(G)
Estimated amounts allocated to liabilities assumed at fair value:
Deposits	(38,202)	(H)
Long-term debt	(76,943)	(J)
Personnel related liabilities	(30,000)	(L)
Other obligations	(15,000)	(L)
Estimated adjustments to reflect assets and liabilities at fair value			(190,867)
Identified intangibles			445,400	(F)
Deferred taxes			(113,823)	(L)
Total Adjustments					1,690,732
Goodwill resulting from merger					$5,210,400

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

(A)	Adjustments to reflect the pending acquisition of Seix Investment Advisors, which was announced on April 13, 2004, will be finalized prior to the closing date of the SunTrust/NCF merger. These adjustments include the recognition of goodwill and identifiable intangibles, as well as the purchase of other assets and assumption of other liabilities. SunTrust estimates the identifiable intangibles will be amortized over an average period of approximately fourteen years, on a straight-line basis. The value of these intangibles represents the estimated future economic benefit resulting from the acquired customer balances and relationships. This value and related amortization period were estimated based on a preliminary third party valuation of these customer relationships.

(B)	Adjustment to reclassify held to maturity securities to securities available for sale to reflect the change in SunTrust's intent as it relates to those investments. Also included is an approximate $(48.1) million adjustment to fair-value the securities portfolio. This adjustment will be recognized over the estimated remaining life of the securities portfolio using the effective yield method. The fair value adjustments reflected herein are based on current assumptions and valuations. The final adjustment may be significantly different. The impact of this adjustment was to increase interest income by approximately $1.8 million and $6.7 million for the three months ended March 31, 2004 and the twelve months ended December 31, 2003, respectively.

(C)	Adjustment to fair-value the loan portfolio. The adjustment will be recognized over the estimated remaining life of the loan portfolio using the effective yield method. The adjustments reflected herein are based on current assumptions and valuations. The final adjustment may be significantly different. The impact of the adjustment was to decrease interest income by approximately $6.1 million and $48.8 million for the three months ended March 31, 2004 and the twelve months ended December 31, 2003, respectively.

(D)	Adjustment to fair-value premises and equipment.

(E)	Adjustment to eliminate historical NCF goodwill and record goodwill created as a result of the merger.

(F)	Adjustment to eliminate historical NCF intangible assets (other than goodwill) and to record intangible assets (other than goodwill) resulting from the merger based on estimated fair values. The nature, amount and amortization method of various possible identified intangibles are being studied by SunTrust. The adjustments reflected herein are based on current assumptions and valuations, which are subject to change. For purposes of the pro forma adjustments shown here, SunTrust has estimated $445.4 million of intangibles that consists of a core deposit intangible of approximately $370.4 million and other identifiable intangibles of approximately $75.0 million. SunTrust estimates these intangibles will be amortized over a period not to exceed ten years, on an accelerated basis for the core deposit intangible and a straight-line basis for the other intangibles. The value of the intangibles represents the estimated future economic benefit resulting from the acquired customer balances and relationships. This value was estimated considering valuations derived from similar transactions. The final value will be determined based on an independent analysis of cash flows from the current balances of accounts, expected growth or attrition in balances, and the estimated life of the relationship. Material changes are possible when this analysis is completed. The impact of these adjustments is to increase noninterest expenses by $17.0 million and $74.8 million for the three months ended March 31, 2004 and the twelve months ended December 31, 2003, respectively.

(G)	Adjustments to fair-value other assets including computer software, deferred costs and other miscellaneous items.

(H)	Adjustment to fair-value fixed-rate deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized over the estimated remaining term of the related deposit liability using the effective yield method. The adjustments reflected herein are based on current assumptions and valuations. The final adjustment may be significantly different. The impact of the adjustment was to decrease interest expense by approximately $2.7 million and $16.3 million for the three months ended March 31, 2004 and the twelve months ended December 31, 2003, respectively.

(I)	Adjustment to reflect issuance of $800.0 million, and a weighted average maturity of 2.5 years, in brokered certificates of deposit with an interest rate estimated to be 3.40% per annum to finance a portion of the estimated cash payment to NCF shareholders. The impact of the adjustment was to increase interest expense by approximately $6.8 million and $27.2 million for the three months ended March 31, 2004 and the twelve months ended December 31, 2003, respectively.

(J)	Adjustment to fair-value outstanding long-term debt instruments. The adjustment will be recognized over the estimated remaining life of the long-term debt instruments using the effective yield method. The adjustments reflected herein are based on current assumptions and valuations. The final adjustment may be significantly different. The impact of the adjustment was to decrease interest expense by approximately $3.0 million and $12.6 million for the three months ended March 31, 2004 and the twelve months ended December 31, 2003, respectively.

(K)	Adjustment to reflect issuance of $1.0 billion in debt at an interest rate estimated to be 4.40% per annum, and a weighted average maturity of 4.3 years, to finance a portion of the estimated cash payment to NCF shareholders. The impact of the adjustment was to increase interest expense by approximately $11.0 million and $44.0 million for the three months ended March 31, 2004 and the twelve months ended December 31, 2003, respectively. The assumed interest rate was based on the rate environment at the time of the preparation of the pro forma financial statements. This rate could be significantly different from the rate incurred at the time of financing.

(L)	Adjustment to accrued expenses and other liabilities consists of $44.4 million for investment banking fees and $30.0 million to reflect the fair value of personnel related liabilities which arise due to employment and severance agreements which include change in control provisions triggered at the time of closing and due to other expected reductions in NCF personnel. The adjustment also reflects $15.0 million to repurchase the minority shares of a NCF subsidiary, due to contractual provisions requiring buyback upon a change in control. The remaining $113.8 million adjustment is for deferred tax liabilities, net of deferred tax assets, resulting from the pro forma adjustments. Deferred taxes were recorded using SunTrust's statutory rate of 38.0%.

(M)	Adjustment to eliminate NCF's historical shareholders' equity. Additionally, the adjustment reflects the issuance of SunTrust common stock and the conversion of NCF stock options outstanding at the closing of the merger to options to purchase SunTrust common stock. In accordance with the terms of NCF's stock option agreements, outstanding stock options fully vest upon a change in control; therefore, the adjustment presented assumes that all NCF stock options will be converted to fully vested options to purchase SunTrust common stock. The adjustment assumes the issuance of 6.3 million vested options to purchase SunTrust common stock at a fair value of $22.26 per share. The number of stock options expected to be issued was based on the product of the number of outstanding NCF stock options as of March 31, 2004 and the assumed Exchange Ratio (as defined in the merger agreement) of 0.5035. The estimated fair value per share of $22.26 was calculated as the assumed Per Share Amount (as defined in the merger agreement) of $65.24 less $42.98, the estimated average exercise price of the SunTrust stock options to be issued. This amount approximates the fair value applying the assumptions described on page 76 of SunTrust's 2003 annual report to shareholders to the SunTrust options to be issued based on the Exchange Ratio (as defined in the merger agreement) using the Black-Scholes option pricing model. The estimated average exercise price of $42.98 was calculated as the average exercise price of a NCF stock option divided by the assumed Exchange Ratio of 0.5035.

(N)	Adjustment to reverse amortization of intangible assets recorded in NCF's historical financial statements.

(O)	Adjustment to record the tax effect of the pro forma adjustments using SunTrust's statutory tax rate of 38.0%.

(P)	Weighted average shares were calculated using the historical weighted average shares outstanding of SunTrust and NCF, adjusted using an exchange ratio of 0.3713, to the equivalent shares of SunTrust common stock, for the year ended December 31, 2003 and the three months ended March 31, 2004. Earnings per share data have been computed based on the combined historical income of SunTrust, income from continuing operations for NCF and the impact of purchase accounting adjustments.

Note 3 — Merger Related Charges

Merger related costs, which are not considered liabilities assumed in connection with the merger, are estimated at $50.9 million, net of taxes. A summary of these costs, based on SunTrust's preliminary estimates, is as follows:

SunTrust/NCF Merger Related Charges
(Dollars in thousands)
Merger Related Compensation and Severance	$27,500
Facilities and Systems	34,600
Other Merger Related Costs	20,000
Total Pre-Tax Transaction Costs	82,100
Less: Related Tax Benefits	(31,198)
Estimated Transaction Costs, Net of Taxes	$50,902

Merger related compensation and severance costs include employee severance, compensation arrangements and related employee benefit expenses. Facilities and system costs include costs associated with the closure of certain retail branch offices and the conversion of other offices to be consistent with SunTrust standards. Also reflected are certain technology conversion costs. Refinements to the foregoing estimates may occur subsequent to the completion of the merger. Merger related costs incurred by NCF are being expensed as incurred. All other costs incurred by SunTrust will be capitalized or expensed as incurred based on the nature of the costs and SunTrust's accounting policies for these costs.

SunTrust's board of directors and management believe the merger will close in the fourth quarter of 2004. SunTrust's preliminary integration plans, which are not complete as of the date hereof and are necessarily evolving, include (1) an assessment of the various integration risks (such as capacity assessment and systems conversion) and the development of risk mitigation plans, as appropriate, (2) finalization and confirmation of specified financial assumptions underlying the merger with NCF, (3) identification of product and service gaps and the development of an action plan, (4) planning for implementation of the merger and (5) definition of the target environment. System requirements are scheduled to be completed in the third quarter of 2004, with phased system conversions beginning in November 2004. The assessment of the majority of the computer systems, personnel, premises and service contracts is scheduled to be completed in August 2004, upon which SunTrust intends to finalize the restructuring and integration plans. See "Forward-Looking Statements" on page 24 of this joint proxy statement-prospectus.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

SunTrust

SunTrust common stock is listed on the NYSE and traded under the symbol "STI." The following table sets forth, for the periods indicated, the high and low reported closing prices per share of SunTrust common stock on the NYSE and the cash dividends declared per share of SunTrust common stock.

	Price Range of Common Stock		Dividends Declared
	High	Low
Quarter Ended
2001
March 31	$68.07	$57.29	$0.40
June 30	$66.38	$59.25	$0.40
September 30	$72.35	$60.10	$0.40
December 31	$67.93	$58.10	$0.40
2002
March 31	$68.47	$58.32	$0.43
June 30	$70.20	$65.10	$0.43
September 30	$69.12	$55.90	$0.43
December 31	$63.25	$51.48	$0.43
2003
March 31	$59.95	$51.73	$0.45
June 30	$61.98	$51.44	$0.45
September 30	$63.00	$58.00	$0.45
December 31	$71.73	$60.45	$0.45
2004
March 31	$76.65	$68.04	$0.50
June 30	$71.10	$61.27	$0.50
Through August 2, 2004	$66.62	$63.50	—

NCF

NCF common stock is listed on the NYSE and traded under the symbol "NCF." The following table sets forth, for the periods indicated, the high and low reported closing prices per share of NCF common stock on the NYSE and the cash dividends declared per share of NCF common stock.

	Price Range of Common Stock		Dividends Declared
	High	Low
Quarter Ended
2001
March 31	$27.44	$21.56	$0.13
June 30	$25.55	$22.15	$0.13
September 30	$27.05	$22.00	$0.15
December 31	$26.10	$22.29	$0.15
2002
March 31	$27.51	$23.72	$0.15
June 30	$29.05	$24.46	$0.15
September 30	$27.88	$20.99	$0.17
December 31	$25.82	$21.05	$0.17
2003
March 31	$24.88	$22.70	$0.17
June 30	$24.36	$19.33	$0.17
September 30	$26.24	$22.11	$0.20
December 31	$28.25	$25.69	$0.20
2004
March 31	$29.25	$26.01	$0.20
June 30	$32.60	$26.00	$0.20
Through August 2, 2004	$32.93	$31.80	—

SunTrust Future Dividend Policy

The holders of SunTrust common stock receive dividends if and when declared by the SunTrust board of directors out of legally available funds. SunTrust declared a dividend of $0.50 per share of common stock for the first and second quarters of 2004. For each quarter of 2003 SunTrust paid a cash dividend of $0.45 per share of common stock. Following the completion of the merger, SunTrust expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and the SunTrust board of directors' consideration of other relevant factors.

DESCRIPTION OF SUNTRUST CAPITAL STOCK

General

The authorized capital stock of SunTrust consists of 750 million shares of SunTrust common stock, par value $1.00 per share, and 50 million shares of SunTrust preferred stock, no par value. As of the record date, • shares of SunTrust common stock were outstanding, and no shares of SunTrust preferred stock were outstanding. The preferred stock may be issued in one or more series with such terms and at such times and for such consideration as the SunTrust board of directors determines. As of the date hereof, • shares of SunTrust common stock were reserved for issuance in accordance with the merger agreement, • shares of SunTrust common stock were reserved for issuance upon the exercise of outstanding stock options under various employee stock option plans, and • shares of SunTrust common stock were reserved for issuance pursuant to SunTrust's dividend reinvestment and stock purchase plans.

The following summary of the terms of the capital stock of SunTrust is not intended to be complete and is subject in all respects to the applicable provisions of the Georgia Business Corporation Code, or GBCC, and is qualified by reference to the articles of incorporation and bylaws of SunTrust. To obtain copies of these documents, see "Where You Can Find More Information" on page 120.

Common Stock

The outstanding shares of SunTrust common stock are fully paid and nonassessable. Holders of SunTrust common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Holders of SunTrust common stock do not have pre-emptive rights and are not entitled to cumulative voting rights with respect to the election of directors. The SunTrust common stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions.

Subject to the preferences applicable to any shares of SunTrust preferred stock outstanding at the time, holders of SunTrust common stock are entitled to dividends when and as declared by the SunTrust board of directors from legally available funds and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.

Preferred Stock

No shares of preferred stock are outstanding. The board of directors of SunTrust may, without further action by the shareholders of SunTrust, issue one or more series of SunTrust preferred stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series.

Anti-Takeover Provisions

The SunTrust articles of incorporation and SunTrust's bylaws provide that the SunTrust board of directors is to be divided into three classes as nearly equal in number as possible. Directors are elected by classes to three year terms, so that approximately one-third of the directors of SunTrust are elected at each annual meeting of the shareholders. In addition, SunTrust's bylaws provide that the power to fill vacancies is vested in the SunTrust board of directors. The overall effect of these provisions may be to prevent a person or entity from seeking to acquire control of SunTrust through an increase in the number of directors on the SunTrust board of directors and the election of designated nominees to fill newly created vacancies.

COMPARISON OF SHAREHOLDERS' RIGHTS

SunTrust is incorporated under Georgia law. NCF is incorporated under Tennessee law. Upon completion of the merger, the articles of incorporation and bylaws of SunTrust in effect immediately prior to the effective time of the merger will be the articles of incorporation and bylaws of the combined company. Consequently, after the effective time of the merger, to the extent NCF shareholders receive SunTrust common stock in the merger the rights of former shareholders of NCF will be determined by reference to the SunTrust articles of incorporation and bylaws and the Georgia Business Corporation Code, or GBCC. The material differences between the rights of holders of NCF common stock and the rights of holders of SunTrust common stock, resulting from the differences in their governing documents and the differences between Georgia law and Tennessee law, are summarized below.

The following summary does not purport to be a complete statement of the rights of holders of SunTrust common stock under applicable Georgia law, the SunTrust articles of incorporation and the SunTrust bylaws or the rights of the holders of NCF common stock under applicable Tennessee law, the NCF charter and the NCF bylaws, or a complete description of the specific provisions referred to below. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the GBCC, the TBCA, and the governing corporate instruments of SunTrust and NCF, to which the holders of NCF common stock are referred. Copies of the governing corporate instruments of SunTrust and NCF are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement-prospectus is delivered, by following the instructions listed under "Where You Can Find More Information" on page 120.

Summary of Material Differences Between the
Rights of SunTrust Shareholders and the Rights of NCF Shareholders

	SunTrust Shareholder Rights	NCF Shareholder Rights
Description of Common Stock:	SunTrust is authorized to issue 750,000,000 shares of common stock, par value $1.00 per share.	NCF is authorized to issue 400,000,000 shares of common stock, par value $2.00 per share.
Description of Preferred Stock:	SunTrust's articles of incorporation authorize the board of directors to issue 50,000,000 shares of preferred stock, no par value.	NCF's articles of incorporation authorize the board of directors to issue 5,000,000 shares of preferred stock, no par value.
Shareholder Nominations and Proposals for Business:	SunTrust's bylaws provide that to be properly brought before a meeting of the shareholders, business and proposals must be:	Neither the NCF charter nor the NCF bylaws contain specific provisions relating to shareholder nominations and proposals for business.
• specified in the notice of the meeting;
• otherwise properly brought before the meeting by or at the direction of the board of directors; or
• brought by shareholders who comply with the advance notice requirements set forth in the bylaws. The advance notice requirements in the SunTrust bylaws provide that for shareholder business or a shareholder proposal to be brought before a meeting, the shareholder must give notice of the business or proposal in writing to the corporate secretary not less than 90 and not more than 120 days prior to the meeting, provided that if less than 100 days notice or prior public disclosure of the date for the meeting is given, then the shareholder notice must be delivered no later than the close of business on the 10th day following the earlier of the day on which the notice of the date of the meeting was mailed and the day on which the public disclosure of the date of the meeting was made.

SunTrust Shareholder Rights	NCF Shareholder Rights
In addition, the notice to the corporate secretary must include:
• a brief description of, and reasons for, the proposal;
• the name and address of the person submitting the proposal; • the class and number of shares beneficially owned by the shareholder; and
• any financial or other material interest of the shareholder in such business or proposal
The SunTrust bylaws provide that nominations of directors may be made • at a shareholders meeting by or at the direction of the board of directors;	Neither the NCF charter nor the NCF bylaws contain specific provisions restricting or conditioning nominations of directors.
• by any nominating committee or person appointed by the board of directors; or
• by any shareholder of SunTrust entitled to vote for the election of directors at the meeting who complies with the notice procedures.
Nominations must also be submitted in writing to the corporate secretary and must specify the class to which the nominee is nominated.
To be timely, the shareholder's written notice must be delivered to SunTrust's executive offices in writing not less than 90 and not more than 120 days prior to the meeting, regardless of any postponements or adjournments; provided that if less than 100 days notice or prior public disclosure of the date for the meeting is given, then the shareholder's written notice must be delivered no later than the close of business on the 10th day following the earlier of:
• the day on which the notice of the date of the meeting was mailed; or

	SunTrust Shareholder Rights	NCF Shareholder Rights
• the day on which the public disclosure of the date of the meeting was made.
The shareholder's written notice must include the following information for each nominee:
• name, age and business and residence addresses;
• principal occupation or employment;
• number of shares beneficially owned;
• signed consent of the nominee to serve, if elected; and
• any other information required under Regulation 14A of the Securities Exchange Act of 1934, as amended.
In addition, the shareholder's written notice must include the following information with respect to the shareholder:
• name, age and residence addresses; and
• number of shares beneficially owned.
Special Meetings of Shareholders:	Under the GBCC, a special meeting of shareholders may be called by the board of directors or any other person authorized to do so in the articles of incorporation or the bylaws. In addition, the GBCC provides that a special meeting of shareholders may also be called by the holders of at least 25% of all votes entitled to be cast on any issue proposed to be considered at a special meeting or such greater or lesser percentages as the articles of incorporation or the bylaws provide. SunTrust's bylaws allow the chairman, the president or the board of directors to call a special meeting, and provide that a special meeting shall be called by the board of directors upon written demand of the holders of more than 50% of the outstanding common stock.	Under the TBCA, the board of directors, any person authorized by the charter or bylaws, or (unless the charter provides otherwise) the holders of at least 10% of the votes entitled to be cast may call a special meeting of shareholders. The NCF bylaws provide that a special meeting may be called by the chairman of the board, the board of directors, or upon the written request of the holders of not less than 10% of the votes entitled to be cast of NCF common stock.

	SunTrust Shareholder Rights	NCF Shareholder Rights
Shareholder Rights Plan:	SunTrust does not have a shareholders rights plan.	NCF does not have a shareholders rights plan.
Control Share Acquisitions:	There is no similar provision under Georgia law.	The Tennessee Control Share Acquisition Act generally provides that, except as stated below, "control shares" will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth or more, or a majority of all voting power (to the extent such acquired shares cause such person to exceed one-fifth or one-third of all voting power) in the election of NCF's directors. However, voting rights will be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of NCF's voting stock, other than shares held by the owner of the control shares. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of NCF's directors, then NCF's other shareholders may require NCF to redeem their shares at fair value.
The Tennessee Control Share Acquisition Act is not applicable to NCF because the NCF charter does not contain a specific provision "opting in" to the Control Share Acquisition Act.
Investor Protection Act:	There is no similar provision under Georgia law.	The Tennessee Investor Protection Act, or TIPA, provides that unless a Tennessee corporation's board of directors has recommended a takeover offer to shareholders, no offeror beneficially owning 5% or more of any class of equity securities of the offeree company, any of which was purchased within

SunTrust Shareholder Rights	NCF Shareholder Rights
the preceding year, may make a takeover for any class of equity security of the offeree company if after completion the offeror would be a beneficial owner of more than 10% of any class of outstanding equity securities of the company unless the offeror, before making such purchase:
• makes a public announcement of his or her intention with respect to changing or influencing the management or control of the offeree company;
• makes a full, fair and effective disclosure of such intention to the person from whom he or she intends to acquire such securities; and
• files with the Tennessee Commissioner of Commerce and Insurance and the offeree company a statement signifying such intentions and containing such additional information as may be prescribed by the Commissioner.
The offeror must provide that any equity securities of an offeree company deposited or tendered pursuant to a takeover offer may be withdrawn by an offeree at any time within seven days from the date the offer has become effective following filing with the Commissioner and the offeree company and public announcement of the terms or after 60 days from the date the offer has become effective. If the takeover offer is for less than all the outstanding equity securities of any class, such an offer must also provide for acceptance of securities pro rata if the number of securities tendered is greater than the number the offeror has offered to accept and pay for. If such an offeror varies the terms of the takeover

SunTrust Shareholder Rights	NCF Shareholder Rights
offer before its expiration date by increasing the consideration offered to offerees, the offeror must pay the increased consideration for all equity securities accepted, whether accepted before or after the variation in the terms of the offer.
The TIPA does not apply to NCF, as it does not apply to bank holding companies subject to regulation by a federal agency and does not apply to any offer involving a vote by holders of equity securities of the offeree company.
Business Combinations Involving Interested Shareholders:	The SunTrust articles of incorporation provide that any business combination with or involving an interested shareholder or an affiliate of an interested shareholder requires the affirmative vote of the holders of at least 75% of the then outstanding common stock of SunTrust, including the affirmative vote of the holders of at least 75% of the then outstanding common stock not beneficially owned by the interested shareholder.

Business combination is defined to include the following:

•  a merger or consolidation of the company or any subsidiary with an "interested shareholder" (defined generally as a person beneficially owning 10% or more of the outstanding common stock of the corporation) or an affiliate of an interested shareholder;

•  a sale or other disposition with or to any interested shareholder of assets having a fair market value in excess of $1,000,000;

The NCF charter provides that any business combination with or involving an interested shareholder or an affiliate of an interested shareholder requires the affirmative vote of the holders of at least 2/3 of the outstanding shares of each class of capital voting stock of NCF.

Business combination is defined to include the following:

•  any merger, consolidation, or amalgamation of the corporation or any of its subsidiaries with any person;

•  any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any person of net assets of NCF having aggregate fair market value in excess of $5,000,000;

•  the issuance or transfer by the corporation or any of its subsidiaries of any securities of NCF to any person in exchange for cash, securities or other property having a fair market value in excess of $5,000,000;

SunTrust Shareholder Rights	NCF Shareholder Rights
• the issuance by SunTrust of securities to any interested shareholder or an affiliate of an interested shareholder in exchange for cash or other consideration in excess of $1,000,000;

•  the adoption of any plan for liquidation or dissolution proposed by an interested shareholder; or

•  any reclassification of securities or subsidiary merger which increases the equity ownership of any interested shareholder

The restrictions are not applicable if the business combination has been approved by 3/4 of all the directors of the company or if the transaction meets all of the fair price criteria set forth in the SunTrust articles of incorporation intended to assure that all shareholders receive a fair price and equivalent consideration for their shares regardless of when they sell to the acquiring party.

The fair price requirements are designed to deter unfriendly acquisitions that do not satisfy the specified fair price requirements.	• a liquidation of NCF proposed by any person; or

•  any reclassification of securities or recapitalization of NCF

The restrictions are not applicable to (1) any business combination not with or involving any interested shareholders or an affiliate (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934) of an interested shareholder if it has been approved by 2/3 of all the directors of the company; or (2) any business combination with or involving an interested shareholder or an affiliate of an interested shareholder if it has been approved by 2/3 of all the directors of the company and the transaction meets all of the fair price and form of consideration criteria set forth in the NCF charter intended to assure that all shareholders receive a fair price and equivalent consideration for their shares.

"Interested shareholder" is defined under the NCF charter to include any person, other than NCF or any of its subsidiaries, who (1) is the beneficial owner, directly or indirectly, of more than 5% of the voting power of any class of outstanding voting stock; or (2) is an affiliate of NCF and at anytime within the 2-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 5% or more of the voting power of any class of the then outstanding voting stock.

SunTrust Shareholder Rights	NCF Shareholder Rights
The GBCC authorizes Georgia corporations to adopt a provision which prohibits business combinations with interested shareholders occurring within five years of the date a person first becomes an interested shareholder. For purposes of this statute, "business combinations" are defined to include mergers, sales of 10% or more of the corporation's net assets, and certain issuances of securities, all involving the corporation and any interested shareholder. With limited exceptions, the Georgia business combination statute requires approval of a subject transaction in one of three ways:

•  prior to such person becoming an interested shareholder, the corporation's board of directors must have approved the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

•  the interested shareholder must acquire at least 90% of the outstanding voting stock of the corporation (other than shares owned by officers, directors of SunTrust and its affiliates and associates) in the same transaction in which such person becomes an interested shareholder; or

• subsequent to becoming an interested shareholder, such person acquires additional shares resulting in ownership of at least 90% of the Voting Stock, other than shares owned by officers, directors of SunTrust and its affiliates and associates, and obtains the approval of the business combination by the holders of a majority of the shares entitled	The Tennessee Business Combination Act generally prohibits a "business combination" by NCF or a subsidiary with an "interested shareholder" within five years after the shareholder becomes an interested shareholder. NCF or a subsidiary can, however, enter into a business combination within that period if, before the interested shareholder became such, NCF's board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by 2/3 of the other shareholders.

For purposes of the Tennessee Business Combination Act, a "business combination" includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An "interested shareholder" is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of NCF stock.

SunTrust Shareholder Rights	NCF Shareholder Rights
to vote thereon, exclusive of the shares held beneficially by the interested shareholder and its affiliates and shares owned by officers, directors and their affiliates and associates.

For purposes of both the fair price provisions of the SunTrust bylaws and the business combination statute, an "interested shareholder" is defined as a person or entity that is the beneficial owner of 10% or more of the voting power of SunTrust's voting stock, or a person or entity that is an affiliate of SunTrust and, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of SunTrust's voting stock. SunTrust has elected in its articles of incorporation to be governed by the business combination statute.

Greenmail Act:	There is no similar provision under Georgia law.	The Tennessee Greenmail Act applies to a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. Under the Tennessee Greenmail Act, NCF may not purchase any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by NCF or NCF makes an offer, of at least equal value per share, to all shareholders of such class.

	SunTrust Shareholder Rights	NCF Shareholder Rights
Classified Board of Directors:	The GBCC provides that a corporation's board of directors may be divided into various classes with staggered terms of office. As set forth in SunTrust's bylaws, SunTrust's board of directors is divided into three classes, as nearly equal in size as practicable, with one class being elected annually. SunTrust's directors are elected to a term of three years.

Classification of directors makes it difficult for shareholders to change the composition of the board of directors.	The TBCA provides that a corporation's board of directors may be divided into various classes with staggered terms of office. As set forth in the NCF charter, NCF's board of directors is divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. NCF's directors are elected to a term of three years.

Classification of directors makes it difficult for shareholders to change the composition of the board of directors.

Number of Directors:	The SunTrust bylaws provide that the number of the board of directors shall be fixed by the board of directors. In addition, the SunTrust bylaws provide that in the absence of the board setting the number, the number shall be 15. Presently, SunTrust's board of directors consists of 14 members. In connection with the merger, SunTrust's board of directors will be expanded to 18 members.
The NCF charter and bylaws provide that the NCF board of directors will consist of at least 3 and no more than 25 directors, but that the exact number will be fixed by resolution of the NCF board. Presently, NCF's board of directors consists of 16 members.

Vacancies on the Board of Directors:	The GBCC provides that vacancies on the board of directors may be filled by the shareholders or directors, unless the articles of incorporation or a bylaw approved by the shareholders provides otherwise.	The TBCA provides that vacancies on the board of directors may be filled by the shareholders or directors, unless the charter provides otherwise.
	SunTrust's bylaws provide that a vacancy shall be filled by the board of directors. Any director so elected shall hold office until the next annual meeting of shareholders.	NCF's charter provides that a vacancy may be filled by the board of directors. Any director so elected shall hold office until the next election of the class for which the director shall have been chosen and until a successor shall be elected and qualified.

SunTrust Shareholder Rights	NCF Shareholder Rights
Removal of Directors:	The GBCC provides that classified directors of a corporation may be removed only for cause by a majority of the votes entitled to be cast on their election, unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise. However, if a director is elected by a particular voting group, that director may only be removed by the requisite vote of that voting group.

SunTrust's bylaws provide that any director or the entire SunTrust board of directors may be removed, with or without cause, by the affirmative vote of the holders of 75% of the outstanding shares of SunTrust common stock, including the affirmative vote of at least 75% of the outstanding shares of SunTrust common stock not beneficially owned by a 10% or greater shareholder.
The TBCA provides that shareholders may remove directors with or without cause unless the charter provides that directors may be removed only for cause. However, if a director is elected by a particular voting group, that director may only be removed by the requisite vote of that voting group.

NCF's bylaws provide that any one or more directors may be removed, with or without cause, by the affirmative vote of at least 2/3 of the entire board of directors.

Indemnification:	SunTrust's bylaws provide that SunTrust shall indemnify an individual who is made a party to a proceeding because he or she is or was a director, officer or employee if he or she conducted himself or herself in good faith and, in the case of conduct in his or her official capacity, he or she reasonably believed his or her conduct was in the best interest of SunTrust, or in all other cases, he or she reasonably believed his or her conduct was at least not opposed to the best interests of SunTrust, and in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The termination of a proceeding by judgment, order, settlement or conviction, or upon plea of nolo contendere or its equivalent is not determinative that a person met the appropriate standard of conduct.
NCF's bylaws provide that NCF shall indemnify any person who is made a party to a suit by or in the right of NCF to procure a judgment in its favor by reason of the fact that he, his testator or intestate is or was a director or officer of NCF, against amounts paid in settlement and reasonable expenses including attorneys' fees actually and necessarily incurred as a result of such suit or proceeding or any appeal therein to the extent permitted by and in the manner provided by the laws of Tennessee.

NCF's bylaws further provide that NCF shall indemnify any person made or threatened to be made a party to a suit or proceeding other than by or in the right of any corporation of any type or kind, domestic or foreign, which any director or officer of NCF,

SunTrust Shareholder Rights	NCF Shareholder Rights
SunTrust's bylaws further provide that SunTrust shall not indemnify a person in connection with:

•  a proceeding by or in right of SunTrust, except for reasonable expenses if it is determined that the person has met the standard of conduct set forth in the preceding paragraph; or

•  for conduct if the person is judged liable for improperly receiving a personal benefit, whether or not involving action in his official capacity.

SunTrust's bylaws provide that upon receipt of a claim for indemnification by an employee, officer or director, SunTrust must make a determination that indemnification is permissible under the circumstances. The determination shall be made by:

•  if there are two or more disinterested directors, a majority vote of the disinterested directors or a majority of the members of a committee of two or more disinterested directors;

•  special legal counsel selected either by the board of directors as provided in the previous clause or, if there are fewer than two disinterested directors, then by all directors; or

•  the shareholders, excluding any shares under the control of a director who does not qualify as a director who does not qualify as disinterested

Pursuant to the SunTrust bylaws, the authorization of indemnification is made in the same manner as the determination set forth above,	by reason of the fact that he, his testator or intestate, was a director or officer of NCF or served such other corporation in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such suit or proceeding, or any appeal therein, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of NCF and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful, and to the extent permitted by, and in the manner provided by, the laws of Tennessee.

Under the TBCA, a corporation may not indemnify a director unless authorized in the specific case after a determination has been made that indemnification is permissible in the circumstances because the director has met a certain standard of conduct. The determination is made:

•  by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

•  if a quorum cannot be obtained, by majority vote of a committee designated by the board of directors;

•  by independent special legal counsel; or

•  by the shareholders.

Under the TBCA, a corporation may indemnify and advance expenses to an officer, employee or agent who is not a director. A

SunTrust Shareholder Rights	NCF Shareholder Rights
provided that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, then the authorization shall be made by the entire board of directors.

The SunTrust bylaws permit SunTrust to advance expenses to directors and officers as long as the director, officer, employee or agent receiving an advance:

•  furnishes SunTrust a written affirmation of his good faith belief that he has met the applicable standards of conduct; and

•  undertakes to repay the amounts advanced if it is ultimately determined that such director or officer was not entitled to be indemnified.

The SunTrust bylaws permit an employee, officer or director who is a party to a proceeding because he or she is an employee, officer or director to apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. The court shall order indemnification if it determines (1) the person is entitled to indemnification under the SunTrust bylaws; or (2) in view of all the relevant circumstances, it is fair and reasonable to indemnify or advance expenses, even if (x) the person has not met the standard of conduct or (y) the person was judged liable in a proceeding by or in right of SunTrust or for receiving an improper benefit, but in the case of clause (y) only for reasonable expenses, unless the shareholders approve otherwise.

Finally, the SunTrust bylaws provide that the shareholders may vote, by majority of all the votes cast	corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director, to the extent, consistent with public policy that may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.

Under the TBCA, a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

•  the director furnishes the corporation a written affirmation of the director's good faith belief that the director has met certain standards of conduct;

•  the director furnishes the corporation a written undertaking to repay the advance if it is ultimately determined that the director is not entitled to indemnification; and

•  a determination is made that the facts then known to those making the determination would not preclude indemnification.

NCF has entered into an indemnification agreement with each of its directors, effective September 2002, providing for indemnification, advancement of expenses and procedures for expenses and procedures for repayment of expense advancements in certain circumstances, as well as creating a presumption that the directors satisfied the standard of care required of directors by the TBCA, which presumption may be rebutted. The indemnification agreement contains certain

SunTrust Shareholder Rights	NCF Shareholder Rights
excluding the votes of any shares under the control of an interested director, to indemnify a person made party to a proceeding, including a proceeding by or in right of SunTrust, without regard to any other limits in the SunTrust bylaws except for:

•  any appropriation in violation of duty with respect to any business opportunity of SunTrust;

•  intentional misconduct or knowing violations of law;

•  unlawful distributions; or

•  any transaction in which the person received an unlawful benefit.
exceptions to NCF's indemnification obligations which track the exceptions set forth in the TBCA. The indemnification agreement is binding on NCF's successors, including any successor by merger.
Personal Liability of Directors:	SunTrust's articles of incorporation eliminate a director's personal liability for monetary damages to SunTrust or any of its shareholders for any action taken as a director, except that such liability is not eliminated for:

•  any appropriation, in violation of such director's duties, of any business opportunity of SunTrust;

•  acts or omissions which involve intentional misconduct or a knowing violation of law;

•  unlawful distributions; or

•  any transaction from which the director received an improper personal benefit.
NCF's charter eliminates a director's personal liability for monetary damages to NCF or any of its shareholders, for a breach of fiduciary duty as a director, except that such liability is not eliminated for:

•  any breach of the director's duty of loyalty to NCF or its shareholders;

•  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

•  unlawful distributions under Section 48-18-304 of the TBCA.

SunTrust Shareholder Rights	NCF Shareholder Rights
SunTrust's articles of incorporation provide that if at any time Georgia law is amended to further eliminate or limit the liability of a director, then the liability of each director of SunTrust shall be limited to the fullest extent permitted thereby.

Dissenters' Rights:	The GBCC provides that shareholders who comply with certain procedural requirements of the GBCC are entitled to dissent from and obtain payment of the fair value of their shares in the event of mergers, share exchanges, sales or exchanges of all or substantially all of the corporation's assets, amendments to the articles of incorporation that materially and adversely affect certain rights in respect of a dissenter's shares and certain other actions taken pursuant to a shareholder vote to the extent provided for under the GBCC, the articles of incorporation, bylaws or a resolution of the board of directors. However, unless the corporation's articles of incorporation provide otherwise, appraisal rights are not available:

•  to holders of shares of any class of shares not entitled to vote on the transaction;

•  in a sale of all or substantially all of the property of the corporation pursuant to court order;

•  in a sale of all or substantially all of the corporation's assets for cash;

•  where all or substantially all of the net proceeds of such sale will be distributed to the shareholders within one year; or

The Tennessee Business Combination Act provides that a shareholder of a corporation is generally entitled to receive payment of the fair value of his or her stock if the shareholder dissents from transactions including a proposed merger, share exchange or a sale of substantially all of the assets of the corporation. However, dissenters' rights generally are not available to holders of shares, such as shares of NCF common stock, that are registered on a national securities exchange or quoted on a national market security system.

SunTrust Shareholder Rights	NCF Shareholder Rights
• to holders of shares which at the record date were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless: (1) in the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or a publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or (2) the articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

Votes on Extraordinary Corporate Transactions:	Under the GBCC, a sale or other disposition of all or substantially all of the corporation's assets, a merger of the corporation with and into another corporation, or a share exchange involving one or more classes or series of the corporation's shares or a dissolution of the corporation must be approved by the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of the holders of a majority of all shares of stock entitled to vote thereon.
Under the TBCA, a sale or other disposition of all or substantially all of the corporation's assets, a merger of the corporation with and into another corporation, or a share exchange involving one or more classes or series of the corporation's shares or a dissolution of the corporation must be approved by the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of the holders of a majority of all shares of stock entitled to vote thereon.

SunTrust Shareholder Rights	NCF Shareholder Rights
In addition, the SunTrust articles of incorporation provide that the affirmative vote of at least 75% of the outstanding common stock, including 75% of the outstanding common stock not beneficially owned by an interested shareholder, is required to amend or adopt any provision inconsistent with the fair price provisions of the SunTrust articles of incorporation or Article II (Directors) of the SunTrust bylaws. Also, any amendment or repeal of any part of Article X of the SunTrust bylaws effected by the directors shall require the affirmative vote of at least 75% of the full board of directors following at least ten days prior written notice to all directors of the specific proposal.	NCF's charter provides that a business combination requires the affirmative vote of 2/3 of each class of capital voting stock of NCF, unless (1) such business combination is not with an interested shareholder or an affiliate of an interested shareholder and is approved by at least two-thirds of NCF's board of directors or (2) if such business combination is with or involving an interested shareholder or an affiliate of an interested shareholder, it is approved by at least two-thirds of NCF's board of directors and meets certain consideration requirements set forth in the NCF charter.

NCF's charter provides that the affirmative vote of 2/3 or more of the outstanding shares of each class of stock of NCF entitled to vote shall be required to amend, alter, change or repeal any provision of the Seventh Article of the charter (specifying the number and term of directors) or of the Ninth Article of the charter (specifying business combination and fair price rules). However, if 2/3 of the entire board of directors adopt a resolution setting forth a proposed amendment to the Seventh Article, then that amendment shall be approved upon receiving the affirmative vote of the holders of a majority of all the outstanding shares of each class of stock of NCF entitled to vote.

SunTrust Shareholder Rights	NCF Shareholder Rights
Consideration of Other Constituencies:	SunTrust's articles of incorporation provides that the SunTrust board of directors, when evaluating any offer of a person (as defined in the SunTrust articles of incorporation), other than SunTrust itself, to (1) make a tender or exchange offer for any equity security of SunTrust or any other security of SunTrust convertible into any equity security, (2) merge or consolidate SunTrust with another person, or (3) purchase or otherwise acquire all or substantially all of the properties and assets of SunTrust (an "Acquisition Proposal"), shall, in connection with the exercise of its business judgment in determining what is in the best interests of SunTrust and its shareholders, give due consideration to all relevant factors, including without limitation the consideration being offered in the Acquisition Proposal in relation to the then current market price, but also in relation to the then-current value of SunTrust in a freely negotiated transaction and in relation to the SunTrust board's then estimate of the future value of SunTrust as an independent entity, the social and economic effects on the employees, customers, suppliers and other constituents of SunTrust and its subsidiaries and on the communities in which SunTrust and its subsidiaries operate or are located and the desirability of maintaining independence from any other entity.
The Tennessee Business Combination Act provides that no corporation (nor its officers or directors) registered or traded on a national securities exchange or registered with the SEC shall be held liable for either having failed to approve the acquisition of shares by an interested shareholder on or before such interested shareholder's share acquisition date, or for opposing any proposed merger, exchange, tender offer or significant disposition of the assets of the corporation or any of its subsidiaries because of a good faith belief that such merger, exchange, tender offer or significant disposition of assets would adversely affect the corporation's employees, customers, suppliers, the communities in which such corporation or its subsidiaries operate or are located or any other relevant factor if such factors are permitted to be considered by the board of directors under the charter for such corporation in connection with a merger, exchange, tender offer or significant disposition of assets.

There is no express provision in NCF's charter pertaining to the consideration of other constituencies, and thus it does not expressly opt into the protection provided by the above provision of the Tennessee Business Combination Act.

SunTrust Shareholder Rights	NCF Shareholder Rights
Fair Price Statute:	The GBCC contains fair price requirements applicable to certain mergers with certain "interested shareholders" that are summarized below. The restrictions imposed by this statute will not apply to a corporation unless it elects to be governed by this statute. SunTrust has not elected to be covered by these restrictions but, although SunTrust has no present intention to do so, could elect to do so in the future. The Georgia fair price statute prohibits certain business combinations between a Georgia business corporation and an "interested shareholder" unless:

•  certain "fair price" criteria are satisfied,

•  the business combination is unanimously approved by the continuing directors,

•  the business combination is recommended by at least two-thirds of the continuing directors and approved by a majority of the votes entitled to be cast by holders of voting shares, other than voting shares beneficially owned by the "interested shareholder," or

•  the interested shareholder has been such for at least three years and has not increased his ownership position in such three-year period by more than one percent in any twelve-month period.

The fair price statute is designed to inhibit unfriendly acquisitions that do not satisfy the specified "fair price" requirements.
There is no similar provision under Tennessee law.

SunTrust Shareholder Rights	NCF Shareholder Rights
Amendment of Articles of Incorporation (or Charter):	The GBCC provides that certain relatively technical amendments to a corporation's articles of incorporation may be adopted by the directors without shareholder action. Generally, the GBCC requires a majority vote of the outstanding shares of each voting group entitled to vote to amend the articles of incorporation, unless the GBCC, the articles of incorporation, or a bylaw adopted by the shareholders requires a greater number of affirmative votes.

SunTrust's articles of incorporation provide that the affirmative vote of at least 75% of the outstanding common stock, including 75% of the outstanding common stock not beneficially owned by an interested shareholder, is required to amend or adopt any provision inconsistent with the fair price provisions of the SunTrust articles of incorporation.	The TBCA provides that certain relatively technical amendments to a corporation's charter may be adopted by the directors without shareholder action. Generally, the TBCA provides that a corporation's charter may be amended by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders.

NCF's charter provides that the affirmative vote of 2/3 or more of the outstanding shares of each class of stock of NCF entitled to vote shall be required to amend, alter, change or repeal any provision of the Seventh Article of the charter (specifying the number and term of directors) or of the Ninth Article of the charter (specifying business combination and fair price rules). However, if at least 2/3 of the entire board of directors adopts a resolution setting forth a proposed amendment to the Seventh Article, then that amendment shall be approved upon receiving the affirmative vote of the holders of a majority of all the outstanding shares of each class of stock of NCF entitled to vote.

Amendment of Bylaws:	Under the GBCC, shareholder action is generally not necessary to amend the bylaws, unless the articles of incorporation provide otherwise or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. The shareholders do, however, have the right to amend, repeal or adopt bylaws, except for bylaws that restrict the power of the board to manage the business.	Under the TBCA, shareholder action is generally not necessary to amend the bylaws, unless the charter provides otherwise or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. The shareholders may amend or repeal NCF's bylaws even though the bylaws may also be amended or repealed by its board of directors.

SunTrust Shareholder Rights	NCF Shareholder Rights
Under SunTrust's bylaws, the board of directors has the power to alter, amend or repeal the bylaws or adopt new bylaws, but any bylaws adopted by the board of directors may be altered, amended or repealed, and new bylaws adopted, by the shareholders. However, SunTrust's articles of incorporation provide that, notwithstanding any provision of SunTrust's bylaws the affirmative vote of at least 75% of the outstanding common stock, including 75% of the outstanding common stock not beneficially owned by an interested shareholder, or the vote of 75% or more of the directors is required to amend Article II (Directors) of the SunTrust bylaws. Also, any amendment or repeal of any part of Article X of the SunTrust bylaws effected by the directors shall require the affirmative vote of at least 75% of the full board of directors following at least ten days prior written notice to all directors of the specific proposal.	NCF's bylaws may be amended or repealed by its board of directors.

LEGAL MATTERS

The validity of the SunTrust common stock to be issued in connection with the merger will be passed upon for SunTrust by Raymond D. Fortin, Senior Vice President, General Counsel and Secretary of SunTrust. As of the date of this proxy statement-prospectus, Mr. Fortin beneficially owned • shares of SunTrust common stock and held • options to purchase shares of SunTrust common stock. King & Spalding LLP and Bass, Berry & Sims PLC will deliver their opinions to SunTrust and NCF, respectively, as to certain United States federal income tax matters.

EXPERTS

The consolidated financial statements of SunTrust and its subsidiaries included in SunTrust's Annual Report on Form 10-K for the year ended December 31, 2003 have been incorporated in this joint proxy statement-prospectus by reference, in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of NCF and its subsidiaries incorporated in this joint proxy statement-prospectus by reference to NCF's Annual Report on Form 10-K for the year ended December 31, 2003, have been so incorporated by reference in reliance on the report of KPMG LLP, independent registered public accounting firm, given upon the authority of that firm as experts in accounting and auditing.

SUNTRUST 2005 ANNUAL SHAREHOLDER MEETING
AND SHAREHOLDER PROPOSALS

If a shareholder wishes to have a particular proposal considered by the SunTrust board of directors for inclusion in SunTrust's proxy statement for an annual meeting, the shareholder must satisfy the requirements established by the SEC in its proxy rules. In particular, Rule 14a-8 requires that shareholders submit their proposals in writing to the company at least 120 days before the anniversary date of the proxy statement mailing date for the prior year's annual meeting. Thus, shareholders who wish to submit proposals for inclusion in SunTrust's proxy statement for SunTrust's 2005 annual meeting must deliver their proposals to the Corporate Secretary on or before November 2, 2004. The notice must clearly identify the proposal, contain a brief supporting statement and all required information about the proposing shareholder, and otherwise meet the SEC's rule. Proposals should be addressed to: SunTrust Banks, Inc., Post Office Box 4418, Mail Code 643, Atlanta, Georgia 30302, Attention: Corporate Secretary.

Under SunTrust's bylaws, shareholders wishing to bring a matter before the 2005 annual meeting must deliver a written notice to the Corporate Secretary at the address set forth above so that it is received no later than the close of business on January 19, 2005.

The shareholder's written notice must contain the shareholder's name and record address, a brief description of the proposal sought to be presented for a vote at the meeting, the number of shares of SunTrust stock beneficially owned by the shareholder, and certain other information as specified in SunTrust's bylaws. In addition, any shareholder submitting a proposal must be a record holder of SunTrust common stock both on the day the written notice of the proposal is given and on the record date for the meeting. To obtain a copy of the relevant sections of the bylaws, please contact the Corporate Secretary at the address set forth above.

SunTrust's bylaws specify procedures for a shareholder to submit a nomination for director at the annual meeting of shareholders. To obtain a copy of the relevant sections of the bylaws, please contact the Corporate Secretary at the address set forth above.

Shareholders also have the ability to submit candidates to the board of directors for consideration. Under the SunTrust bylaws, nominations must specify the class (term) of directors to which each person is nominated, among other information, and must be made in writing and delivered to or mailed to and received by SunTrust's Corporate Secretary not earlier than 120 days and not later than 90 days prior to the scheduled date for the 2005 Annual Meeting of Shareholders. The 2005 Annual Meeting of Shareholders is scheduled for April 19, 2005, so shareholder nominations must be submitted not earlier than December 20, 2004 and not later than January 19, 2005.

NCF 2005 ANNUAL SHAREHOLDER MEETING
AND SHAREHOLDER PROPOSALS

NCF will hold a 2005 annual meeting of shareholders only if the merger is not completed before the time of the meeting. To be considered either for inclusion in the proxy materials for the 2005 annual meeting or for consideration by the shareholders at the 2005 annual meeting, proposals by shareholders of NCF must be received no later than November 19, 2004. To be eligible for inclusion, a proposal must comply with NCF's bylaws, Rule 14a-8 and all other applicable provisions of Regulation 14A under the Exchange Act. NCF will have discretionary voting authority with respect to any shareholder proposal received after February 2, 2005.

WHERE YOU CAN FIND MORE INFORMATION

SunTrust has filed with the SEC a registration statement under the Securities Act that registers the distribution to NCF shareholders of the shares of SunTrust common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about SunTrust and SunTrust common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this joint proxy statement-prospectus.

SunTrust and NCF also file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like SunTrust and NCF, who file electronically with the SEC. The address of that site is http://www.sec.gov.

You can also inspect reports, proxy statements and other information about SunTrust and NCF at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows SunTrust and NCF to "incorporate by reference" information into this joint proxy statement-prospectus. This means that SunTrust and NCF can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement-prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement-prospectus or in other later-filed documents that are incorporated by reference. Information furnished under Item 9 or Item 12 of SunTrust's or NCF's current reports on Form 8-K is not incorporated by reference in this joint proxy statement-prospectus and registration statement. The information incorporated by reference contains important information about our companies and their financial condition.

The following documents filed with the SEC by SunTrust and NCF are incorporated by reference into this joint proxy statement-prospectus.

SunTrust filings with the SEC

•	Annual Report on Form 10-K for the year ended December 31, 2003;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

•	Current Reports on Form 8-K filed on January 12, 2004 (information filed under Item 5 only), April 8, 2004 (information filed under Item 5 only), May 10, 2004, May 20, 2004 and August 3, 2004; and

•	The description of SunTrust's common stock, $1.00 par value per share, contained on pages 2 to 9 in Amendment No. 1, dated August 6, 1987, to its Registration Statement on Form 8-B, dated June 10, 1985, filed under Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

NCF filings with the SEC

•	Annual Report on Form 10-K for the year ended December 31, 2003;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

•	Current Report on Form 8-K filed on May 5, 2004 (as amended by Current Report on Form 8-K/A filed on May 19, 2004); and

•	The description of NCF's common stock set forth in NCF's registration statements filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating any such description.

All documents and reports filed by SunTrust and NCF with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this joint proxy statement- prospectus and the date of our meetings are incorporated by reference into this joint proxy statement-prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

SunTrust has supplied all information contained or incorporated by reference in this joint proxy statement-prospectus relating to SunTrust, as well as all pro forma financial information, and NCF has supplied all relevant information relating to NCF.

Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement-prospectus. You can obtain documents incorporated by reference in this joint proxy statement-prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

SunTrust Banks, Inc. 303 Peachtree Street, NE Atlanta, Georgia 30308 (404) 658-4879 Attention: Gary Peacock	National Commerce Financial Corporation One Commerce Square Memphis, Tennesse 38150 (901) 523-3434 Attention: M. J. A. "Jekka" Pinckney

If you would like to request documents, please make sure your request is received by •, 2004, to receive them before our meetings. If you request any incorporated documents from SunTrust or NCF, the appropriate company will mail them to you by first class mail, or another equally prompt means, within one business day after your request is received.

We have not authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this joint proxy statement-prospectus or in any of the materials that have been incorporated into this joint proxy statement-prospectus. Therefore, if anyone distributes this type of information, you should not rely upon it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement-prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement-prospectus does not extend to you. The information contained in this joint proxy statement-prospectus speaks only as of the date of this joint proxy statement-prospectus unless the information specifically indicates that another date applies.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and between

"SUNTRUST BANKS, INC."

and

"NATIONAL COMMERCE FINANCIAL CORPORATION"

Dated as of May 7, 2004

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 7, 2004 (this "Agreement"), by and between SUNTRUST BANKS, INC., a Georgia corporation ("STI"), and NATIONAL COMMERCE FINANCIAL CORPORATION, a Tennessee corporation ("NCF").

RECITALS:

WHEREAS, the Boards of Directors of STI and NCF have approved, and deem it advisable and in the best interests of their respective corporations and shareholders to consummate the strategic business combination transaction provided for herein in which NCF will, subject to the terms and conditions set forth herein, merge with and into STI (the "Merger"), so that STI is the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Corporation") in the Merger;

WHEREAS, the Boards of Directors of STI and NCF have each determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, for Federal income tax purposes, the parties intend that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I.
THE MERGER

1.1    The Merger

(a)    Subject to the terms and conditions of this Agreement, in accordance with the Business Corporation Code of the State of Georgia (the "GBCC") and the Business Corporation Act of the State of Tennessee (the "TBCA"), at the Effective Time (as defined below), NCF shall merge with and into STI. STI shall be the surviving corporation in the Merger, and shall continue its corporate existence under the laws of the State of Georgia. The name of the Surviving Corporation shall continue to be "SunTrust Banks, Inc." Upon consummation of the Merger, the separate corporate existence of NCF shall terminate.

(b)    The parties agree that STI may at any time change the method of effecting the combination of NCF and STI, including, without limitation, by merging NCF with a direct wholly owned subsidiary of STI, and NCF shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders hereunder); provided, however, that any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement, and that any such change shall not (i) alter or change the kind or amount of Merger Consideration (as defined below) to be provided to holders of NCF Common Stock (as defined below) as provided for in this Agreement, (ii) adversely affect the tax treatment of holders of NCF Common Stock as a result of receiving the Merger Consideration, (iii) adversely affect the rights of holders of NCF Stock Options (hereinafter defined) and NCF Stock-Based Awards (hereinafter defined) or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2    Effective Time. The Merger shall become effective as set forth in the certificate of merger (the "Georgia Certificate of Merger") that shall be filed with the Secretary of State of the State of Georgia (the "Georgia Secretary") and the articles of merger (the "Tennessee Articles of Merger") that shall be filed with the Secretary of State of the State of Tennessee (the "Tennessee Secretary") on the Closing Date. The term "Effective Time" shall be the date and time when the Merger becomes effective, as set forth in the Georgia Certificate of Merger and the Tennessee Articles of Merger.

1.3    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 14-2-1106 of the GBCC and Section 48-21-108 of the TBCA.

1.4    Conversion of NCF Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of NCF, STI or the holder of any of the following securities:

(a)    Each share of the common stock, par value $2.00 per share, of NCF (the "NCF Common Stock") issued and outstanding immediately prior to the Effective Time, except for shares of NCF Common Stock held by NCF or STI (other than shares of NCF Common Stock (x) held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such shares, and shares of STI Common Stock which are similarly held, whether held directly or indirectly by NCF or STI, being referred to herein as "Trust Account Shares") or (y) held on account of a debt previously contracted (any such shares of NCF Common Stock, and shares of STI Common Stock which are similarly held directly or indirectly by NCF or STI, being referred herein as "DPC Shares")) shall be converted, at the election of the holder thereof, in accordance with the procedure set forth in Article II and subject to Section 1.4(c) and Section 1.6, into the right to receive the following, without interest:

        (i)    for each share of NCF Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Article II (a "Cash Election"), the right to receive in cash from STI an amount equal to the Per Share Amount (the "Cash Consideration") (collectively, "Cash Election Shares");

        (ii)    for each share of NCF Common Stock with respect to which an election to receive common stock, $1.00 par value per share, of STI (the "STI Common Stock") has been effectively made and not revoked or lost pursuant to Article II (a "Stock Election"), the right to receive from STI the fraction of a share of STI Common Stock as is equal to the Exchange Ratio (the "Stock Consideration") (collectively, the "Stock Election Shares"); and

        (iii)    for each share of NCF Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost pursuant to Article II (collectively, "Non-Election Shares"), the right to receive from STI such Stock Consideration and/or Cash Consideration as is determined in accordance with Section 1.6(b).

"Exchange Ratio" shall mean the quotient, rounded to the nearest one ten thousandth, of (A) the Per Share Amount divided by (B) the STI Closing Price.

"Per Share Amount" shall mean the sum of (A) $8.625 plus (B) the product, rounded to the nearest one ten thousandth, of .3713 (the "Share Ratio") times the STI Closing Price.

"STI Closing Price" shall mean the average, rounded to the nearest one ten thousandth, of the closing sale prices of STI Common Stock on the New York Stock Exchange (the "NYSE") as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time.

"Cash Component" shall mean $1.8 billion.

The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration."

(b)    All of the shares of NCF Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of NCF Common Stock (each, a "NCF Stock Certificate") shall thereafter represent only the right to receive (i) a certificate (each, a "STI Stock Certificate") representing the number of whole shares of STI Common Stock, (ii) the aggregate Cash Consideration and (iii) cash in lieu of fractional shares, into which the shares of NCF Common Stock represented by such NCF Stock Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f). Certificates previously representing shares of NCF Common Stock shall be exchanged for certificates representing whole shares of STI Common Stock, the aggregate Cash Consideration deliverable in respect of the shares of NCF Common Stock represented thereby and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such NCF Stock Certificates in accordance with Article II, without any interest thereon.

(c)    If, between the date of this Agreement and the Effective Time, the outstanding shares of STI Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Share Ratio payable pursuant to this Agreement.

(d)    Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of NCF Common Stock that are held by NCF or STI (other than Trust Account Shares and DPC Shares) shall be cancelled and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor. All shares of STI Common Stock that are held by NCF (other than Trust Account Shares and DPC Shares) shall become treasury stock of STI.

1.5    STI Capital Stock. Except as contemplated by Section 1.4(d), at the Effective Time each share of STI Capital Stock (as defined below) issued and outstanding immediately prior to the Closing Date shall remain issued and outstanding and shall not be affected by the Merger.

1.6    Proration.

(a)    Notwithstanding any other provision contained in this Agreement, the total number of shares of NCF Common Stock to be converted into Cash Consideration pursuant to Section 1.4 (the "Cash Conversion Number") shall be equal to the quotient obtained by dividing (x) the Cash Component by (y) the Per Share Amount. All of the other shares of NCF Common Stock shall be converted into Stock Consideration (other than shares of NCF Common Stock to be canceled as provided in Section 1.4(d)).

(b)    Within five business days after the Effective Time, STI shall cause the Exchange Agent (as defined below) to effect the allocation among holders of NCF Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i)    If the aggregate number of shares of NCF Common Stock with respect to which Cash Elections shall have been made (the "Cash Election Number") exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares of each holder thereof shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Stock Consideration; and

(ii)    If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the "Shortfall Number"), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

(A)    If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Stock Consideration; or

(B)    If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration and Stock Election Shares of each holder thereof shall convert into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Stock Election Shares, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Stock Consideration.

1.7    Options and Other Stock-Based Awards.

(a)    Effective as of the Effective Time, each then outstanding option to purchase shares of NCF Common Stock (each a "NCF Stock Option") granted, pursuant to the equity-based compensation plans identified on in Section 4.11 of the NCF Disclosure Schedule (the "NCF Stock Plans"), to any current or former employee or director of, or consultant to, NCF or any of its Subsidiaries shall be assumed by STI and shall be converted automatically into an option to purchase a number of shares of STI Common Stock (rounded to the nearest whole share) (an "Assumed Stock Option") at an exercise price determined as provided below (and otherwise subject to the terms of the NCF Stock Plans and the agreements evidencing grants thereunder):

(i)    The number of shares of STI Common Stock to be subject to the Assumed Stock Option shall be equal to the product of the number of shares of NCF Common Stock subject to the NCF Stock Option and the Exchange Ratio, provided that any fractional shares of STI Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

(ii)    The exercise price per share of STI Common Stock under the Assumed Stock Option shall be equal to the exercise price per share of NCF Common Stock under the NCF Stock Option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest whole cent.

In the case of any NCF Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as otherwise provided herein, the Assumed Stock Options shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the corresponding NCF Stock Options immediately prior to the Effective Time (but taking into account any changes thereto, including the acceleration of vesting thereof, provided for in the NCF Stock Plans or other NCF Benefit Plan (defined below) or in any award agreement thereunder by reason of this Agreement or the transactions contemplated hereby); provided, however, that references to NCF shall be deemed to be references to STI.

(b)    At the Effective Time, each right of any kind, contingent or accrued, to receive shares of NCF Common Stock or benefits measured by the value of a number of shares of NCF Common Stock, and each award of any kind consisting of shares of NCF Common Stock, granted under the NCF Stock Plans or any other NCF Benefit Plan (including restricted stock, restricted stock units, performance stock units, deferred stock units and dividend equivalents), other than NCF Stock Options (each, a "NCF Stock-Based Award"), whether vested or unvested, which is outstanding or unsatisfied immediately prior to the Effective Time, shall cease to represent a right or award with respect to shares of NCF Common Stock and shall be converted, at the Effective Time, into a right or award with respect to shares of STI Common Stock (an "Assumed Stock-Based Award"), on the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable under the NCF Stock-Based Awards (but taking into account any changes thereto, including the acceleration thereof, provided for in the NCF Stock Plans or other NCF Benefit Plan or in any award agreement thereunder by reason of this Agreement or the transactions contemplated hereby). The number of shares of STI Common Stock subject to each such Assumed Stock-Based Award shall be equal to the number of shares of NCF Common Stock subject to the NCF Stock-Based Award, multiplied by the Exchange Ratio (rounded to the nearest whole share of STI Common Stock). All dividend equivalents credited to the account of each holder of a NCF Stock-Based Award as of the Effective Time shall remain credited to such holder's account immediately following the Effective Time, subject to adjustment in accordance with the foregoing.

(c)    STI shall take all corporate action necessary to reserve for issuance a sufficient number of shares of STI Common Stock upon the exercise of the Assumed Stock Options and settlement of the Assumed Stock Based Awards. On or as soon as practicable following the Closing Date (and in no event more than ten business days after the Closing Date), STI shall file a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act (as defined below) with respect to the issuance of the shares of STI Common Stock subject to the Assumed Stock Options and the Assumed Stock-Based Awards and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such equity awards remain outstanding.

(d)    NCF shall take such action as is necessary to provide that as of no later than three business days prior to the Effective Date no additional shares of NCF Common Stock will be purchased under the NCF Automatic Dividend Reinvestment Plan (the "NCF DRIP"); provided, however, that such cessation of further purchases shall be conditioned upon the consummation of the Merger. Immediately prior to and effective as of the Effective Time and subject to the consummation of the Merger, NCF shall terminate the NCF DRIP.

1.8    Articles of Incorporation. Subject to the terms and conditions of this Agreement, at the Effective Time the Articles of Incorporation of STI, as amended (the "STI Articles"), shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9    Bylaws. Subject to the terms and conditions of this Agreement, at the Effective Time the Bylaws of STI shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.10    Tax Consequences. It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of the Code.

1.11    Directors. At and immediately after the Effective Time, the directors of the Surviving Corporation shall consist of the directors of STI in office immediately prior to the Effective Time together with four (4) additional directors of NCF as provided in Section 6.15 hereof, until their respective successors are duly elected or appointed and qualified.

1.12    Officers. At and immediately after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of STI in office immediately prior to the Effective Time.

1.13    Charitable Giving. The Surviving Corporation intends to maintain NCF's annual level of charitable giving in each of Tennessee and the other regions within the NCF footprint at levels no less than the amount of charitable contributions made in 2003, it being the intention of the Surviving Corporation to increase such giving in those areas over time in a manner equal to the growth in the Surviving Corporation's annual charitable giving in its other principal markets. Such intent shall survive the Effective Time as reflected in a formal resolution of the Board of Directors of the Surviving Corporation to be reflected in the minutes of the Surviving Corporation following the Merger.

ARTICLE II.
DELIVERY OF MERGER CONSIDERATION

2.1    Election Procedures. Each holder of record of shares of NCF Common Stock ("Holder") shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:

(a)    Each Holder may specify in a request made in accordance with the provisions of this Section 2.1 (herein called an "Election") (x) the number of shares of NCF Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (y) the number of shares of NCF Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b)    STI shall prepare a form reasonably acceptable to NCF (the "Form of Election") which shall be mailed to NCF's shareholders entitled to vote at the NCF Stockholders Meeting (as hereinafter defined) so as to permit NCF's shareholders to exercise their right to make an Election prior to the Election Deadline.

(c)    STI shall make the Form of Election initially available at the time that the Joint Proxy Statement (as defined herein) is made available to the shareholders of NCF, to such shareholders, and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any shareholder of NCF who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline. In no event shall the Form of Election be made available less than twenty (20) days prior to the Election Deadline.

(d)    Any Election shall have been made properly only if the person authorized to receive Elections and to act as exchange agent under this Agreement, which person shall be a bank or trust company designated by STI and reasonably acceptable to NCF (the "Exchange Agent"), pursuant to an agreement (the "Exchange Agent Agreement") entered into prior to the mailing of the Form of Election to NCF shareholders and reasonably acceptable to NCF, shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by NCF Stock Certificates to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of NCF Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by STI, in its sole discretion. As used herein, "Election Deadline" means 5:00 p.m. on the date that is the day prior to the date of the NCF Stockholders Meeting. NCF and STI shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

(e)    Any NCF shareholder may, at any time prior to the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. Subject to the terms of the Exchange Agent Agreement, if STI shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of NCF Common Stock, such Election shall be deemed to be not in effect, and the shares of NCF Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.

(f)    Any NCF shareholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her NCF Stock Certificate, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. All Elections shall be revoked automatically if the Exchange Agent is notified in writing by STI or NCF that this Agreement has been terminated in accordance with Article VIII.

(g)    Subject to the terms of the Exchange Agent Agreement, STI, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the validity of the Forms of Election and compliance by any NCF shareholder with the Election procedures set forth herein, (B) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 1.6, (C) the issuance and delivery of STI Stock Certificates into which shares of NCF Common Stock are converted in the Merger and (D) the method of payment of cash for shares of NCF Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of STI Common Stock where the holder of the applicable NCF Stock Certificate has no right to receive whole shares of STI Common Stock.

2.2    Deposit of Merger Consideration. At or prior to the Effective Time, STI will deposit with the Exchange Agent (i) certificates representing the number of shares of STI Common Stock sufficient to deliver in a timely manner, and STI shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration, and (ii) immediately available funds equal to the aggregate Cash Consideration and STI shall instruct the Exchange Agent to timely pay the Cash Consideration, and cash in lieu of fractional shares of STI Common Stock where the holder of the applicable NCF Stock Certificate has no right to receive whole shares of STI Common Stock.

2.3    Delivery of Merger Consideration.

(a)    As soon as reasonably practicable, but no later than seven business days after the Effective Time, the Exchange Agent shall mail to each holder of record of a NCF Stock Certificate(s) which immediately prior to the Effective Time represented outstanding shares of NCF Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of STI Common Stock to be issued or paid in consideration therefor who did not complete an Election Form, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to NCF Stock Certificate(s) shall pass, only upon delivery of NCF Stock Certificate(s) (or affidavits of loss in lieu of such certificates) (the "Letter of Transmittal") to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement and (ii) instructions for use in surrendering NCF Stock Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of STI Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.3(f) and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b)    Upon surrender to the Exchange Agent of its NCF Stock Certificate or Certificates, accompanied by a properly completed Form of Election or a properly completed Letter of Transmittal, a holder of NCF Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration (elected or deemed elected by it, subject to Sections 1.4 and 1.6) in respect of the shares of NCF Common Stock represented by its NCF Stock Certificate or Certificates. Until so surrendered, each such NCF Stock Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of STI Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)    No dividends or other distributions with respect to STI Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered NCF Stock Certificate with respect to the shares of STI Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (f) below, and all such dividends, other distributions and cash in lieu of fractional shares of STI Common Stock shall be paid by STI to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such NCF Stock Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such NCF Stock Certificate there shall be paid to the Holder of a STI Stock Certificate representing whole shares of STI Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of STI Common Stock and the amount of any cash payable in lieu of a fractional share of STI Common Stock to which such Holder is entitled pursuant to subsection (f), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of STI Common Stock. STI shall make available to the Exchange Agent cash for these purposes, if necessary.

(d)    If any portion of the Merger Consideration is to be paid to a person other than the person in whose name a NCF Stock Certificate so surrendered is registered, it shall be a condition to such payment that such NCF Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes (as defined herein) required as a result of such payment to a person other than the registered holder of such NCF Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, STI) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of STI Common Stock) otherwise payable pursuant to this Agreement to any holder of NCF Common Stock such amounts as the Exchange Agent or STI, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the

Exchange Agent or STI, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of NCF Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or STI, as the case may be.

(e)    After the Effective Time there shall be no further registration or transfers of shares of NCF Common Stock. If after the Effective Time, NCF Stock Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

(f)    No STI Stock Certificates representing fractional shares of STI Common Stock shall be issued upon the surrender for exchange of NCF Stock Certificates; no dividend or distribution by STI shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any rights as a shareholder of STI. In lieu of any such fractional shares, each Holder of a NCF Stock Certificate who would otherwise have been entitled to receive a fractional share interest in exchange for such NCF Stock Certificate shall receive from the Exchange Agent an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such Holder (after taking into account all shares of NCF Common Stock held by such holder at the Effective Time) would otherwise be entitled by (B) the STI Closing Price. Notwithstanding any other provision contained in this Agreement, funds utilized to acquire fractional shares as aforesaid shall be furnished by STI on a timely basis and shall in no event be derived from or diminish the Cash Consideration available for distribution as part of the Merger Consideration.

(g)    At any time following the first anniversary of the Effective Time, STI shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration not distributed to holders of NCF Stock Certificates that was deposited with the Exchange Agent at the Effective Time (the "Exchange Fund") (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by STI), and holders shall be entitled to look only to STI (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration, any cash in lieu of fractional shares of STI Common Stock and any dividends or other distributions with respect to STI Common Stock payable upon due surrender of their NCF Stock Certificates, without any interest thereon. Notwithstanding the foregoing, neither STI nor the Exchange Agent shall be liable to any holder of a NCF Stock Certificate for Merger Consideration (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(h)    In the event any NCF Stock Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such NCF Stock Certificate(s) to be lost, stolen or destroyed and, if required by STI or the Exchange Agent, the posting by such person of a bond in such sum as STI may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such NCF Stock Certificate(s), the Exchange Agent will issue the Merger Consideration deliverable in respect of the shares of NCF Common Stock represented by such lost, stolen or destroyed NCF Stock Certificates.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF STI

Prior to the execution and delivery of this Agreement, STI has delivered to NCF a schedule (the "STI Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of STI's representations or warranties contained in this Article III, or to one or more of STI's covenants contained in Section 5.2 (provided that such Disclosure Schedule shall indicate the Section of this Agreement to which items disclosed therein apply). No representation or warranty of STI contained in this Article III (other than the representations and warranties in Sections 3.1(a), 3.2, 3.3(a), 3.3(b)(i), 3.7, 3.8(a) and 3.23, which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and STI shall not be deemed to have breached a representation or warranty, or failed to satisfy a related condition, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Article III, has had or is reasonably likely to have a Material Adverse Effect (as defined below) on STI. As used in this Agreement, the term "Material Adverse Effect" means, with respect to STI or NCF, as the case may be, an effect which (i) is materially adverse to the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect to the extent attributable to or resulting from (u) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (v) any change in generally accepted accounting principles, regulatory accounting principles or interpretations thereof, in each case which affects banks or their holding companies generally, (w) any change that arises out of this Agreement (including the announcement thereof) or in compliance with the terms and conditions hereof, (x) events, conditions or trends in economic, business or financial conditions affecting banks or their holding companies generally, including, without limitation, changes in prevailing interest rates, (y) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States (except to the extent that any such change affects such party in a disproportionate manner) or (z) any change in the stock price or trading volume of such party, or (ii) materially impairs the ability of such party and its Subsidiaries to consummate the transactions contemplated hereby.

Except as set forth in the STI Disclosure Schedule, and subject to the standard set forth above, STI hereby represents and warrants to NCF as set forth in Sections 3.1 through 3.24:

3.1    Corporate Organization

(a)    STI is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia. STI is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), which has duly elected to become, and meets the applicable requirements for qualification as, a financial holding company pursuant to Section 4(l) of the BHC Act. True and complete copies of the STI Articles and Bylaws of STI, as in effect as of the date of this Agreement, have previously been made available by STI to NCF.

(b)    STI has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(c)    SunTrust Bank ("SunTrust Bank") is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Georgia. Each STI Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) is duly licensed or qualified to do business in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, by-laws and similar governing documents of each Subsidiary of STI, copies of which have previously been made available to NCF, are true, complete and correct copies of such documents as of the date of this Agreement. The deposit accounts of SunTrust Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund or the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any bank, savings bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes under GAAP (as defined herein).

(d)    The minute books of STI and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 2000 of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

3.2    Capitalization

(a)    As of April 30, 2004, the authorized capital stock of STI consists of seven hundred fifty million (750,000,000) shares of STI Common Stock, of which 282,423,271 shares were issued and outstanding, and fifty million (50,000,000) shares of preferred stock, no par value per share (the "STI Preferred Stock" and, together with the STI Common Stock, the "STI Capital Stock"), of which no shares were issued and outstanding or reserved for issuance. As of April 30, 2004, no more than 11,739,486 shares of STI Common Stock were held in STI's treasury or by STI Subsidiaries. As of April 30, 2004, no shares of STI Capital Stock were reserved for issuance except for 31,979,583 shares of STI Common Stock reserved for issuance upon the exercise of options to purchase shares of STI Common Stock (each a "STI Stock Option") granted pursuant to the equity-based compensation plans of STI (the "STI Stock Plans") as identified in Section 3.2(a) of the STI Disclosure Schedule. All of the issued and outstanding shares of STI Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b)    As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote ("Voting Debt") of STI are issued or outstanding.

(c)    As of the date of this Agreement, except for (i) this Agreement, and (ii) the rights under the STI Stock Plans which represented, as of April 30, 2004, the right to acquire up to an aggregate of 17,467,179 shares of STI Common Stock, there are no options, subscriptions, warrants, calls, rights, commitments or agreements of any character to which STI or any Subsidiary is a party or by which it or any such Subsidiary is bound obligating STI or any Subsidiary of STI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of STI Capital Stock or any Voting Debt or stock appreciation rights of STI or of any Subsidiary or obligating STI or any Subsidiary of STI to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding contractual obligations of STI or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of STI or any equity security of STI or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of STI or its Subsidiaries or (B) pursuant to which STI or any of its Subsidiaries is or could be required to register shares of STI Capital Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act"). The shares of STI Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid and nonassessable, and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(d)    As of the date of this Agreement, except as disclosed in the STI 10-K, STI owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the STI Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no STI Subsidiary has or is bound by any outstanding subscription, option, warrant, call, commitment or agreement of any character calling for the purchase of any shares of capital stock or any other equity security of STI or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of STI or its Subsidiaries. As of the date of this Agreement and except as disclosed in the STI 10-K (as defined in Section 3.6), neither STI nor any of its Subsidiaries has any equity investment other than investments in wholly owned Subsidiaries.

3.3    Authority; No Violation

(a)    STI has full corporate power and authority to execute and deliver this Agreement and, subject in the case of the consummation of the Merger to the STI Shareholder Approval (as defined below), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of STI. The Board of Directors of STI determined that the Merger is advisable and in the best interests of STI and its shareholders and has directed that the approval of the issuance of STI Common Stock pursuant to this Agreement be submitted to STI's shareholders and, except for the approval of the shareholders of STI of the issuance of STI Common Stock pursuant to this Agreement (the "STI Shareholder Approval"), no other corporate proceedings on the part of STI are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by STI and (assuming due authorization, execution and delivery by NCF) constitutes valid and binding obligations of STI, enforceable against STI in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(b)    Neither the execution and delivery by STI of this Agreement nor the consummation by STI of the transactions contemplated hereby, nor compliance by STI with any of the terms or provisions hereof, will (i) violate any provision of the STI Articles or Bylaws of STI or the governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to STI, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of STI or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which STI or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

3.4    Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the filing of any required applications or notices with any other federal, state or foreign banking agencies or banking regulatory authorities and approval of such applications and notices (the "Other Regulatory Approvals"), (iii) the filing with the Securities and Exchange Commission (the "SEC") of a Joint Proxy Statement/Prospectus in definitive form relating to the meeting of NCF's and STI's shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Joint Proxy Statement"), and of the registration statement on Form S-4 (the "Form S-4") in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iv) the filing of the Georgia Certificate of Merger with the Georgia Secretary pursuant to the GBCC and the filing of Tennessee Articles of Merger with the Tennessee Secretary pursuant to the TBCA, (v) any notices to or filings with the Small Business Administration (the "SBA"), (vi) any notice or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment companies, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable industry self-regulatory organization ("SRO"), and the rules of the NYSE, or which are required under consumer finance, mortgage banking and other similar laws, (viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of STI Common Stock pursuant to this Agreement, (ix) the STI Shareholder Approval, (x) such applications, filings, authorizations, approvals and orders as may be required under the laws of any state or the federal laws of the United States in respect of NCF's insurance business, and (xi) approval of the listing of STI Common Stock to be issued in the Merger on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with (A) the execution and delivery by STI of this Agreement and (B) the consummation by STI of the Merger and the other transactions contemplated hereby.

3.5    Reports. STI and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2000 with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation, (iii) any state regulatory authority (each a "State Regulator"), (iv) the Office of the Comptroller of the Currency (the "OCC"), (v) the SEC, (vi) any SRO and (vii) the Office of Thrift Supervision (the "OTS") (collectively "Regulatory Agencies"), and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of STI and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of STI, investigation into the business or operations of STI or any of its Subsidiaries since January 1, 2000. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of STI or any of its Subsidiaries.

3.6    Financial Statements. STI has previously made available to NCF true and correct copies of (i) the consolidated balance sheets of STI and its Subsidiaries as of December 31, 2002 and 2003 and the related consolidated statements of income and shareholders' equity and cash flows for the fiscal years ended December 31, 2001 through 2003, inclusive, as reported in STI's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the "STI 10-K"), filed with the SEC under the Exchange Act and accompanied by the audit report of PricewaterhouseCoopers LLP ("PWC"), independent public accountants with respect to STI, and (ii) the unaudited consolidated balance sheet of STI and its Subsidiaries as of March 31, 2003 and 2004, and the related consolidated statements of income, shareholders' equity and cash flows for the three-month period then ended, as reported in STI's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 (the "STI 10-Q"). The December 31, 2003 consolidated balance sheet of STI (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of STI and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects, and the financial statements to be filed by STI with the SEC after the date of this Agreement will fairly present in all material respects (subject, in the case of the unaudited financial statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in shareholders' equity and consolidated financial position of STI and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such financial statements (including the related notes, where applicable) complies, and the financial statements to be filed by STI with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such financial statements (including the related notes, where applicable) has been, and the financial statements to be filed by STI with the SEC after the date of this Agreement will be, prepared in accordance with accounting principles generally accepted in the United States ("GAAP") consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q. The books and records of STI and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions. PWC has not resigned or been dismissed as independent public accountants of STI as a result of or in connection with any disagreements with STI on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

3.7    Broker's Fees. Except for Goldman Sachs & Co. and SunTrust Robinson Humphrey, neither STI nor any STI Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement.

3.8    Absence of Certain Changes or Events

(a)    Except as disclosed in any STI Report (defined below) filed with the SEC prior to the date of this Agreement, since December 31, 2003, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on STI.

(b)    Since December 31, 2003 through and including the date of this Agreement, STI and its Subsidiaries have carried on their respective businesses in the ordinary course of business consistent with their past practices.

(c)    Since December 31, 2003 through the date hereof neither STI nor any of its Subsidiaries has taken any action which would, if taken after the date hereof, constitute a breach of Section 5.2.

3.9    Legal Proceedings.

(a)    Neither STI nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of STI's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (in each case, other than with respect to Taxes) against STI or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon STI, any of its Subsidiaries or the assets of STI or any of its Subsidiaries.

3.10    Taxes

(a)    Each of STI and its Subsidiaries has duly and timely filed all federal, state, foreign and local information returns and Tax returns required to be filed by it (all such returns being accurate and complete in all material respects) and has duly and timely paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes or other governmental charges that are not yet due and payable or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. The federal income Tax returns of STI and its Subsidiaries have been examined by the IRS for all years to and including 1998 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by reserves that are adequate under GAAP. There are no material disputes pending, or claims or deficiencies asserted, for Taxes or assessments upon STI or any of its Subsidiaries for which STI does not have reserves that are adequate under GAAP. Neither STI nor any of its Subsidiaries is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among STI and its Subsidiaries). Within the past five years, neither STI nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code.

(b)    As used in this Agreement, the term "Tax" or "Taxes" means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, premiums, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in the foregoing clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

3.11    SEC Reports. STI has previously made available to NCF an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2001 by STI with the SEC pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and prior to the date hereof and (b) communication mailed by STI to its shareholders since January 1, 2001 and prior to the date hereof. STI has timely filed all required reports, schedules, registration statements and other documents with the SEC since January 1, 2001 (the "STI Reports"). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the STI Reports complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such STI Reports, and none of the STI Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of STI has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against STI by the SEC relating to disclosures contained in any STI Report.

3.12    Compliance with Applicable Law. STI and each of its Subsidiaries:

(a)    is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, and, as of the date hereof, STI, and each other depository Subsidiary of STI, has a Community Reinvestment Act rating of "satisfactory" or better;

(b)    has all permits, licenses, franchises, certificates, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit STI and each of its Subsidiaries to carry on its business as currently conducted;

(c)    has, since December 31, 2000, received no notification or communication from any Governmental Entity (i) asserting that STI or any of its Subsidiaries is not in compliance with any statutes, regulations or ordinances, (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance; and

(d)    is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, and has not adopted any board resolution at the request of, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits or the supervision or regulation of STI or any of its Subsidiaries and neither STI nor any of its Subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or request.

3.13    Ownership of NCF Common Stock. Neither STI nor any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of NCF Common Stock representing in the aggregate more than 5% of the outstanding shares of NCF Common Stock (other than Trust Account Shares and DPC Shares).

3.14    Interest Rate Risk Management Instruments

(a)    All Derivative Transactions (as defined below) entered into by STI or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Entity, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by STI and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. STI and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of STI, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

(b)    For purposes of this Agreement, the term "Derivative Transaction" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

3.15    Labor Relations. Neither STI nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is STI or any of its Subsidiaries the subject of any proceeding asserting that STI or any such Subsidiary has committed an unfair labor practice or seeking to compel STI or such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike involving STI or any of its Subsidiaries pending or, to the knowledge of STI, threatened, nor is STI aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

3.16    Environmental Matters

(a)    Each of STI and its Subsidiaries and, to the knowledge of STI, each of the Participation Facilities and the Loan Properties (each as defined below, for so long as they were Loan Properties or Participation Facilities) are and have been in compliance with all applicable federal, state and local laws including common law, regulations and ordinances and with all applicable decrees and orders, in each case relating to pollution or the discharge of, or exposure to Hazardous Materials (as defined below) in the environment or workplace ("Environmental Laws");

(b)    There is no suit, claim, action or proceeding pending or, to the knowledge of STI, threatened, before any Governmental Entity or other forum in which STI, any of its Subsidiaries, and, to the knowledge of STI, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, is reasonably likely to be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws or (ii) relating to the release, threatened release or exposure of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by STI or any of its Subsidiaries, any Participation Facility or any Loan Property; and

(c)    To the knowledge of STI, during the period of: (i) STI's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (ii) STI's or any of its Subsidiaries' participation in the management of any Participation Facility, or (iii) STI's or any of its Subsidiaries' interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, which could reasonably be expected to require remediation pursuant to any Environmental Law. To the knowledge of STI, prior to the period of (x) STI's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) STI's or any of its Subsidiaries' participation in the management of any Participation Facility, or (z) STI's or any of its Subsidiaries' interest in a Loan Property, there was no release or threatened release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property, which could reasonably be expected to require remediation pursuant to any Environmental Law.

(d)    The following definitions apply for purposes of this Agreement: (i) "Hazardous Materials" means any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials; (ii) "Loan Property" means any property in which STI or any of its Subsidiaries holds a security interest and, where required by the context, said term means the owner or operator of such property; and (iii) "Participation Facility" means any facility in which STI or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

3.17    Approvals; Reorganization. As of the date of this Agreement, STI (a) knows of no reason why (i) all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis or (ii) the opinion of tax counsel referred to in Section 7.3(c) should not be obtained on a timely basis and (b) has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

3.18    Property. Each of STI and its Subsidiaries has good title free and clear of all Liens to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of STI as of March 31, 2004 or acquired after such date, except (a) Liens for taxes not yet due and payable, (b) pledges to secure deposits and other Liens incurred in the ordinary course of business, (c) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar Liens arising in the ordinary course of business, or (d) Liens that do not interfere in any material respect with the current use of such property or asset. All leases pursuant to which STI or any Subsidiary of STI, as lessee, leases real or personal property are valid and enforceable against STI in accordance with their respective terms and neither STI nor any of its Subsidiaries nor, to the knowledge of STI, any other party thereto is in default thereunder.

3.19    Intellectual Property

(a)    To the knowledge of STI, STI and its Subsidiaries own or have a valid license to use all STI Intellectual Property (as defined below), free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). To the knowledge of STI, STI Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of STI and its Subsidiaries as currently conducted. STI Intellectual Property owned by STI or any of its Subsidiaries, and to the knowledge of STI, all other STI Intellectual Property, is valid and has not been cancelled, forfeited, expired or abandoned, and neither STI nor any of its Subsidiaries has received notice challenging the validity or enforceability of STI Intellectual Property. To the knowledge of STI, the conduct of the business of STI and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the Merger will not result in the loss or impairment of the right of STI or any of its Subsidiaries to own or use any of STI Intellectual Property.

(b)    For purposes of this Agreement, the term "Intellectual Property" means (i) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; (ii) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (iii) copyrights (including any registrations and applications for any of the foregoing); (iv) computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing (collectively, "Software"); and (v) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies. For purposes of this Agreement, the term "STI Intellectual Property" means the Intellectual Property used in or held for use in the conduct of the business of STI or any of its Subsidiaries.

3.20    Administration of Fiduciary Accounts. STI and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither STI nor any of its Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

3.21    Information Supplied. None of the information supplied or to be supplied by STI for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date of mailing to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by STI with respect to statements made or incorporated by reference therein based on information supplied by NCF for inclusion or incorporation by reference in the Joint Proxy Statement.

3.22    Internal Controls. The records, systems, controls, data and information of STI and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic,

mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of STI or its Subsidiaries or accountants (including all means of access thereto and therefrom). Since December 31, 2002, STI and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. STI (i) has designed disclosure controls and procedures to ensure that material information relating to STI, including its consolidated Subsidiaries, is made known to the management of STI by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to STI's auditors and the audit committee of STI's Board of Directors (x) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect STI's ability to record, process, summarize and report financial data and have identified for STI's auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in STI's internal controls. STI has made available to NCF a summary of any such disclosure made by management to STI's auditors and audit committee since January 1, 2002. STI has initiated its process of compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and expects to be in full compliance therewith by the mandated compliance date.

3.23    Opinion of STI Financial Advisor. STI has received the opinion of its financial advisor, Goldman Sachs & Co., dated the date of this Agreement, to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to STI.

3.24    Investment Adviser Subsidiaries; Funds; Clients

(a)    For purposes of this Agreement, a "STI Advisory Entity" means, if applicable, STI and any of its Subsidiaries that provides investment management, investment advisory or sub-advisory services to any person (including management and advice provided to separate accounts and participation in wrap fee programs); "STI Advisory Contract" means each STI contract for such services provided by a STI Advisory Entity; "STI Advisory Client" means each party to a STI Advisory Contract other than the applicable STI Advisory Entity; "STI Fund Client" means each STI Advisory Client that is required to be registered as an investment company under the Investment Company Act; and "Sponsored" means, when used with reference to any STI Fund Client or NCF Fund Client (as defined in Section 4.27), any such STI Fund Client or NCF Fund Client, as the case may be, a majority of the officers of which are employees of STI or any of its Subsidiaries or NCF or any of its Subsidiaries, as the case may be, or of which STI or any of its Subsidiaries or NCF or any of its Subsidiaries, as the case may be, holds itself out as the sponsor.

(b)    Each Sponsored STI Fund Client and STI Advisory Entity (i) has since January 1, 1999 operated and is currently operating in compliance with all laws, regulations, rules, judgments, orders or rulings of any Governmental Entity applicable to it or its business and (ii) has all permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets as presently conducted. There is no action, suit, proceeding or investigation pending or, to the knowledge of STI, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such permits, licenses, exemptions, orders and approvals.

(c)    Each STI Advisory Entity has been and is in compliance with each STI Advisory Contract to which it is a party.

(d)    The accounts of each STI Advisory Client subject to ERISA have been managed by the applicable STI Advisory Entity in compliance with the applicable requirements of ERISA.

(e)    Neither STI nor any of the STI Advisory Entities nor any "affiliated person" (as defined in the Investment Company Act of 1940, as amended (the "Investment Company Act")) of any of them is ineligible pursuant to Section 9(a) or (b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company; none of STI, any STI Advisory Entity or any "person associated with an investment advisor" (as defined in the Investment Advisers Act of 1940, as amended (the "Investment Advisers

Act")) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor; and none of STI, any STI Advisory Entity or any "associated person" (as defined in the Exchange Act) of any of them is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker dealer or as an associated person to a registered broker dealer.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
OF NCF

Prior to the execution and delivery of this Agreement, NCF has delivered to STI a schedule (the "NCF Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of NCF's representations or warranties contained in this Article IV, or to one or more of NCF's covenants contained in Section 5.1 (provided that such Disclosure Schedule shall indicate the Section of this Agreement to which items disclosed therein apply). No representation or warranty of NCF contained in this Article IV (other than the representations and warranties in Sections 4.1(a), 4.2, 4.3(a) and (b)(i), 4.7, 4.8(a), 4.15 and 4.26 which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and NCF shall not be deemed to have breached a representation or warranty, or failed to satisfy a related condition, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Article IV, has had or is reasonably likely to have a Material Adverse Effect on NCF. Except as set forth in the NCF Disclosure Schedule, NCF hereby represents and warrants to STI as set forth in Sections 4.1 through 4.27.

4.1    Corporate Organization

(a)    NCF is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. NCF is a bank holding company registered under the BHC Act. True and complete copies of the NCF Articles and Bylaws of NCF, as in effect as of the date of this Agreement, have previously been made available by NCF to STI.

(b)    NCF has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(c)    National Bank of Commerce ("NBC") is a national banking association duly organized, validly existing and in good standing. Each NCF Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) is duly licensed or qualified to do business in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, by-laws and similar governing documents of each Subsidiary of NCF, copies of which have previously been made available to STI, are true, complete and correct copies of such documents as of the date of this Agreement. The deposit accounts of NBC are insured by the FDIC through the Bank Insurance Fund or the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Section 4.1 of the NCF Disclosure Schedule sets forth a true and current list of all Subsidiaries of NCF.

(d)    The minute books of NCF and each of its Subsidiaries contain true and correct records of all meetings and other corporate actions held or taken since December 31, 2000 of their respective shareholders and Boards of Directors (including committees of their respective Boards of Directors).

4.2    Capitalization

(a)    As of the date of this Agreement, the authorized capital stock of NCF consists of four hundred million (400,000,000) shares of NCF Common Stock, of which 204,470,427 shares were issued and outstanding, and five million (5,000,000) shares of preferred stock, no par value per share (the "NCF Preferred Stock" and, together with the NCF Common Stock, the "NCF Capital Stock"), of which no shares were issued and outstanding or reserved for issuance. As of May 7, 2004, no shares of NCF Common Stock were held by NCF Subsidiaries. As of the date hereof, no shares of NCF Capital Stock were reserved for issuance except for 21,345,991 shares of NCF Common Stock reserved for issuance upon the exercise of NCF Stock Options and/or settlement of NCF Stock-Based Awards. All of the issued and outstanding shares of NCF Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The names of the optionees, the date of grant of each NCF Stock Option, the number of shares subject to each such option, the expiration date of each such NCF Stock Option, and the price at which each such option may be exercised under the NCF Stock Plans are set forth in Section 4.2(a) of the NCF Disclosure Schedule.

(b)    No Voting Debt of NCF is issued or outstanding. Since December 31, 2003, NCF has not issued any shares of NCF Capital Stock or any securities convertible into or exercisable for any shares of NCF Capital Stock, other than as would be permitted by Section 5.1(b) hereof.

(c)    Except for (i) this Agreement, (ii) the rights under the NCF Stock Plans which represented, as of May 7, 2004, the right to acquire up to an aggregate of 14,506,982 shares of NCF Common Stock, and (iii) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 5.1(b), there are no options, subscriptions, warrants, calls, rights, commitments or agreements of any character to which NCF or any Subsidiary is a party or by which it or any such Subsidiary is bound obligating NCF or any Subsidiary of NCF to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of NCF Capital Stock or any Voting Debt or stock appreciation rights of NCF or of any Subsidiary or obligating NCF or any Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of NCF or any of its Subsidiaries (A) to repurchase, redeem or otherwise acquire any shares of capital stock of NCF or any of its Subsidiaries or any other equity security of NCF or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of NCF or its subsidiaries or (B) pursuant to which NCF or any of its Subsidiaries is or could be required to register shares of NCF Capital Stock or other securities under the Securities Act, except any such contractual obligations entered into after the date hereof as permitted by Section 5.1(b).

(d)    Except as disclosed in the NCF 10-K (as defined below), NCF owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the NCF Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No NCF Subsidiary has or is bound by any outstanding subscription, option, warrant, call, commitment or agreement of any character calling for the purchase of any shares of capital stock or any other equity security of NCF or its subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of NCF or its subsidiaries. As of the date of this Agreement and except as set forth in the NCF 10-K (as defined below), neither NCF nor any of its Subsidiaries has (i) any equity investment other than investments in wholly owned Subsidiaries or (ii) any investment in real estate or real estate development projects, other than assets classified as "other real estate owned."

4.3    Authority; No Violation

(a)    NCF has full corporate power and authority to execute and deliver this Agreement and, subject in the case of the consummation of the Merger to the adoption of this Agreement by the requisite vote of the holders of NCF Common Stock (the "NCF Shareholder Approval"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of NCF. The Board of Directors of NCF determined that the Merger is advisable and in the best interest of NCF and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to NCF's shareholders for adoption at a meeting of such shareholders. Except for the

NCF Shareholder Approval, no other corporate proceedings on the part of NCF are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by NCF and (assuming due authorization, execution and delivery by STI) constitutes valid and binding obligations of NCF, enforceable against NCF in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(b)    Neither the execution and delivery by NCF of this Agreement nor the consummation by NCF of the transactions contemplated hereby, nor compliance by NCF with any of the terms or provisions hereof, will (i) violate any provision of the NCF Articles or Bylaws of NCF or the governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to NCF, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of NCF or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which NCF or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.4    Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Joint Proxy Statement, and of the Form S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iv) the filing of the Georgia Certificate of Merger with the Georgia Secretary pursuant to the GBCC and the filing of Tennessee Articles of Merger with the Tennessee Secretary pursuant to the TBCA, (v) any notices to or filings with the SBA, (vi) any notice or filings under the HSR Act, (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment companies, investment advisers or transfer agents, and federal commodities laws relating to the regulation of futures commission merchants and the rules and regulations thereunder and of any applicable SRO, and the rules of the NYSE, or which are required under consumer finance, mortgage banking and other similar laws, (viii) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of STI Common Stock pursuant to this Agreement, (ix) the NCF Shareholder Approval, (x) such applications, filings, authorizations, approvals and orders as may be required under the laws of any state or the federal laws of the United States in respect of NCF's insurance business, and (xi) approval of the listing of STI Common Stock to be issued in the Merger on the NYSE, no consents or approvals of or filings or registrations with any Government Entity or with any third party are necessary in connection with (A) the execution and delivery by NCF of this Agreement and (B) the consummation by NCF of the Merger and the other transactions contemplated hereby.

4.5    Reports. NCF and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2000 with Regulatory Agencies, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of NCF and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of NCF, investigation into the business or operations of NCF or any of its Subsidiaries since January 1, 2000. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of NCF or any of its Subsidiaries.

4.6    Financial Statements. NCF has previously made available to STI true and correct copies of (i) the consolidated balance sheets of NCF and its Subsidiaries as of December 31, 2002 and 2003 and the related consolidated statements of income and shareholders' equity and cash flows for the fiscal years ended December 31, 2001 through 2003, inclusive as reported in NCF's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the "NCF 10-K"), filed with the SEC under the Exchange Act and accompanied by the audit report of KPMG LLP ("KPMG"), independent public accountants with respect to NCF, and (ii) the unaudited consolidated balance sheet of NCF and its Subsidiaries as of March 31, 2003 and 2004, and the related consolidated statements of income, shareholders' equity and cash flows for the three-month period then ended, as reported in NCF's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 (the "NCF 10-Q"). The December 31, 2003 consolidated balance sheet of NCF (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of NCF and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present in all material respects, and the financial statements to be filed by NCF with the SEC after the date of this Agreement will fairly present in all material respects (subject, in the case of the unaudited financial statements, to recurring audit adjustments normal in nature and amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of NCF and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such financial statements (including the related notes, where applicable) complies, and the financial statements to be filed by NCF with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such financial statements (including the related notes, where applicable) has been, and the financial statements to be filed by NCF with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of NCF and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions. KPMG has not resigned or been dismissed as independent public accountants of NCF as a result of or in connection with any disagreements with NCF on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.7    Broker's Fees. Neither NCF nor any Subsidiary of NCF nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that NCF has engaged, and will pay a fee or commission to J.P. Morgan & Co. Incorporated and UBS Securities LLC in accordance with the terms of the respective letter agreements between NCF and J.P. Morgan & Co. Incorporated and UBS Securities LLC, true, complete and correct copies of which have been previously delivered by NCF to STI.

4.8    Absence of Certain Changes or Events

(a)    Except as disclosed in any NCF Report (as defined below) filed with the SEC prior to the date of this Agreement, since December 31, 2003, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on NCF.

(b)    Since December 31, 2003 through and including the date of this Agreement, NCF and its Subsidiaries have carried on their respective businesses in the ordinary course of business consistent with their past practices.

(c)    Since December 31, 2003 through the date hereof neither NCF nor any of its Subsidiaries has (i) except in the ordinary course of business consistent with past practice, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer or director from the amount thereof in effect as of December 31, 2003 (which amounts have been previously disclosed to STI), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of NCF's capital stock, other than regular quarterly cash dividends on NCF Common Stock, (iii) effected or authorized any issuance, split, combination or reclassification of any of NCF's capital stock or issued any other securities in respect of, in lieu of or in substitution for shares of NCF's capital stock, except for issuances of NCF Common Stock upon the exercise of NCF Options, or the satisfaction of obligations under NCF Stock Plans, (iv) changed any accounting methods, principles or practices of NCF or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (v) made any Tax election or changed any Tax election, amended any Tax returns or entered into any settlement or compromise of any income Tax liability of NCF or its Subsidiaries or entered into any closing agreement with respect to Taxes, or (vi) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

4.9    Legal Proceedings

(a)    Neither NCF nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of NCF's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (in each case, other than with respect to Taxes) against NCF or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)    There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon NCF, any of its Subsidiaries or the assets of NCF or any of its Subsidiaries.

4.10    Taxes and Tax Returns.

Each of NCF and its Subsidiaries has duly and timely filed all federal, state, foreign and local information returns and Tax returns required to be filed by it (all such returns being accurate and complete in all material respects) and has duly and timely paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes or other governmental charges that are not yet due and payable or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP. The federal income Tax returns of NCF and its Subsidiaries have been examined by the IRS for all years to and including 2000 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by reserves that are adequate under GAAP. There are no material disputes pending, or claims or deficiencies asserted, for Taxes or assessments upon NCF or any of its Subsidiaries for which NCF does not have reserves that are adequate under GAAP. Neither NCF nor any of its Subsidiaries is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among NCF and its Subsidiaries). Within the past five years, neither NCF nor any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify under Section 355(a) of the Code.

4.11    Employees.

(a)    Section 4.11(a) of the NCF Disclosure Schedule sets forth a true and complete list of each benefit or compensation plan, arrangement or agreement, and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is maintained, or contributed to, for the benefit of current or former directors or employees of NCF and its Subsidiaries or with respect to which NCF or its Subsidiaries may, directly or indirectly, have any liability to such directors or employees, as of the date of this Agreement (the "NCF Benefit Plans").

(b)    NCF has heretofore made available to STI true and complete copies of each of the NCF Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report and Form 5500 for such NCF Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such NCF Benefit Plan.

(c)    (i) Each of the NCF Benefit Plans has been operated and administered in all material respects in compliance with ERISA and the Code, (ii) each of the NCF Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination from the IRS that such NCF Benefit Plan is so qualified, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such NCF Benefit Plan, (iii) with respect to each NCF Benefit Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such NCF Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such NCF Benefit Plan's actuary with respect to such NCF Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such NCF Benefit Plan allocable to such accrued benefits, (iv) no NCF Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of NCF or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of NCF or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by NCF, its Subsidiaries or any trade or business, whether or not incorporated, all of which together with NCF, would be deemed a "single employer" under Section 4001 of ERISA (a "NCF ERISA Affiliate") that has not been satisfied in full, and no condition exists that presents a material risk to NCF, its Subsidiaries or any NCF ERISA Affiliate of incurring material liability thereunder, (vi) no NCF Benefit Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA), (vii) all contributions payable by NCF or its Subsidiaries as of the Effective Time with respect to each NCF Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and, if applicable, Section 412 of the Code, (viii) none of NCF, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which NCF, its Subsidiaries or any NCF Benefit Plan will be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of NCF there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the NCF Benefit Plans or any trusts related thereto.

(d)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of NCF or any of its affiliates from NCF or any of its affiliates under any NCF Benefit Plan or otherwise, (ii) increase any compensation or benefits otherwise payable under any NCF Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such compensation or benefits.

4.12    SEC Reports. NCF has previously made available to STI an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2001 by NCF with the SEC pursuant to the Securities Act or the Exchange Act, and prior to the date hereof and (b) communication mailed by NCF to its shareholders since January 1, 2001, and prior to the date hereof. NCF has timely filed all required reports, schedules, registration statements and other documents with the SEC since January 1, 2001 (the "NCF Reports"). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the NCF Reports complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such NCF Reports, and none of the NCF Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of NCF has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against NCF by the SEC relating to disclosures contained in any NCF Report.

4.13    Compliance with Applicable Law. NCF and each of its Subsidiaries:

(a)    is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage

Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, and, as of the date hereof, NCF, and each other depository Subsidiary of NCF, has a Community Reinvestment Act rating of "satisfactory" or better;

(b)    has all permits, licenses, franchises, certificates, orders, and approvals of, and has made all filings, applications, and registrations with, Governmental Entities that are required in order to permit NCF and each of its Subsidiaries to carry on its business as currently conducted;

(c)    has, since December 31, 2000, received no notification or communication from any Governmental Entity (i) asserting that NCF or any of its Subsidiaries is not in compliance with any statutes, regulations or ordinances, (ii) threatening to revoke any permit, license, franchise, certificate of authority or other governmental authorization, or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, FDIC deposit insurance; and

(d)    is not a party to or subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission to, and has not adopted any board resolution at the request of, any Governmental Entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits or the supervision or regulation of NCF or any of its Subsidiaries and neither NCF nor any of its Subsidiaries has been advised by any such Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or request.

4.14    Certain Contracts.

(a)    Neither NCF nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation or shareholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from NCF, STI, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the NCF Reports filed prior to the date of this Agreement, (iv) which materially restricts the conduct of any line of business by NCF or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. NCF has previously made available to STI true and correct copies of all employment and deferred compensation agreements which are in writing and to which NCF is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the NCF Disclosure Schedule, is referred to herein as a "NCF Contract", and neither NCF nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto.

(b)    (i) Each NCF Contract is valid and binding on NCF or any of its Subsidiaries, as applicable, and in full force and effect, (ii) NCF and each of its Subsidiaries has performed all obligations required to be performed by it to date under each NCF Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of NCF or any of its Subsidiaries under any such NCF Contract.

4.15    State Takeover Law. The Board of Directors of NCF has approved the transactions contemplated by this Agreement such that, assuming the accuracy of the representations contained in Section 3.13, no "moratorium," "control share," "fair price" or other antitakeover laws are applicable to the Merger or any of the transactions contemplated herein.

4.16    Interest Rate Risk Management Instruments. All Derivative Transactions entered into by NCF or any of its Subsidiaries or for the account of any of its customers were entered into in accordance with applicable laws, rules, regulations and regulatory policies of any Governmental Entity, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by NCF and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. NCF and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of NCF, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.17    Labor Relations. Neither NCF nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is NCF or any of its Subsidiaries the subject of any proceeding asserting that NCF or any such Subsidiary has committed an unfair labor practice or seeking to compel NCF or such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike involving NCF or any of its Subsidiaries pending or, to the knowledge of NCF, threatened, nor is NCF aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

4.18    Insurance. NCF and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to NCF and its Subsidiaries.

4.19    Environmental Liability.

(a)    Each of NCF and its Subsidiaries and, to the knowledge of NCF, each of the NCF Participation Facilities and the NCF Loan Properties (each as defined below, for so long as they were NCF Loan Properties or NCF Participation Facilities) are and have been in compliance with all applicable Environmental Laws;

(b)    There is no suit, claim, action or proceeding pending or, to the knowledge of NCF, threatened, before any Governmental Entity or other forum in which NCF, any of its Subsidiaries, and, to the knowledge of NCF, any NCF Participation Facility or any NCF Loan Property, has been or, with respect to threatened proceedings, is reasonably likely to be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Laws or (ii) relating to the release, threatened release or exposure of any Hazardous Material whether or not occurring at or on a site owned, leased or operated by NCF or any of its Subsidiaries, any NCF Participation Facility or any NCF Loan Property; and

(c)    To the knowledge of NCF, during the period of: (i) NCF's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (ii) NCF's or any of its Subsidiaries' participation in the management of any NCF Participation Facility, or (iii) NCF's or any of its Subsidiaries' interest in a NCF Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property, which could reasonably be expected to require remediation pursuant to any Environmental Law. To the knowledge of NCF, prior to the period of (x) NCF's or any of its Subsidiaries' ownership or operation of any of their respective current or former properties, (y) NCF's or any of its Subsidiaries' participation in the management of any NCF Participation Facility, or (z) NCF's or any of its Subsidiaries' interest in a NCF Loan Property, there was no release or threatened release of Hazardous Materials in, on, under or affecting any such property, NCF Participation Facility or NCF Loan Property, which could reasonably be expected to require remediation pursuant to any Environmental Law.

(d)    The following definitions apply for purposes of this Agreement: (i) "NCF Loan Property" means any property in which NCF or any of its Subsidiaries holds a security interest and, where required by the context, said term means the owner or operator of such property; and (ii) "NCF Participation Facility" means any facility in which NCF or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such property.

4.20    Approvals; Reorganization. As of the date of this Agreement, NCF (a) knows of no reason why (i) all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis or (ii) the opinion of tax counsel referred to in Section 7.2(c) should not be obtained on a timely basis and (b) has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

4.21    Property. Each of NCF and its Subsidiaries has good title free and clear of all Liens to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated statement of financial condition of NCF as of March 31, 2004 or acquired after such date, except (a) Liens for taxes not yet due and payable, (b) pledges to secure deposits and other Liens incurred in the ordinary course of business, (c) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar Liens arising in the ordinary course of business, or (d) Liens that do not interfere in any material respect with the current use of such property or asset. All leases pursuant to which NCF or any Subsidiary of NCF, as lessee, leases real or personal property are valid and enforceable against NCF in accordance with their respective terms and neither NCF nor any of its Subsidiaries nor, to the knowledge of NCF, any other party thereto is in default thereunder.

4.22    Intellectual Property. To the knowledge of NCF, NCF and its Subsidiaries own or have a valid license to use all NCF Intellectual Property (as defined below), free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates). To the knowledge of NCF, NCF Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of NCF and its Subsidiaries as currently conducted. NCF Intellectual Property owned by NCF or any of its Subsidiaries, and to the knowledge of NCF, all other NCF Intellectual Property, is valid and has not been cancelled, forfeited, expired or abandoned, and neither NCF nor any of its Subsidiaries has received notice challenging the validity or enforceability of NCF Intellectual Property. To the knowledge of NCF, the conduct of the business of NCF and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party. The consummation of the Merger will not result in the loss or impairment of the right of NCF or any of its Subsidiaries to own or use any of NCF Intellectual Property, and the Surviving Corporation will have substantially the same rights to own or use NCF Intellectual Property following the consummation of the Merger as NCF and its Subsidiaries had prior to the consummation of the Merger. For purposes of this Agreement, the term "NCF Intellectual Property" means the Intellectual Property used in or held for use in the conduct of the business of NCF or any of its Subsidiaries.

4.23    Administration of Fiduciary Accounts. NCF and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither NCF nor any of its Subsidiaries nor any of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

4.24    Information Supplied. None of the information supplied or to be supplied by NCF for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date of mailing to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty is made by NCF with respect to statements made or incorporated by reference therein based on information supplied by STI for inclusion or incorporation by reference in the Joint Proxy Statement.

4.25    Internal Controls. The records, systems, controls, data and information of NCF and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of NCF or its Subsidiaries or accountants (including all means of access thereto and therefrom). Since December 31, 2000, NCF and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. NCF (i) has designed disclosure controls and procedures to ensure that material information relating to NCF, including its consolidated Subsidiaries, is made known to the management of NCF by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to NCF's auditors and the audit committee of NCF's Board of Directors (x) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect NCF's ability to record, process, summarize and report financial data and have identified for NCF's auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in NCF's internal controls. NCF has made available to STI a summary of any such disclosure made by management to NCF's auditors and audit committee since January 1, 2002. NCF has initiated its process of compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and expects to be in full compliance therewith by the mandated compliance date.

4.26    Opinion of NCF Financial Advisor. NCF has received the opinion of its financial advisors, J.P. Morgan & Co. Incorporated and UBS Securities LLC, dated the date of this Agreement, to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of NCF Common Stock.

4.27    Investment Adviser Subsidiaries; Funds; Clients.

(a)    For purposes of this Agreement, a "NCF Advisory Entity" means, if applicable, NCF and any of its Subsidiaries that provides investment management, investment advisory or sub-advisory services to any person (including management and advice provided to separate accounts and participation in wrap fee programs); "NCF Advisory Contract" means each NCF contract for such services provided by a NCF Advisory Entity; "NCF Advisory Client" means each party to a NCF Advisory Contract other than the applicable NCF Advisory Entity; "NCF Fund Client" means each NCF Advisory Client that is required to be registered as an investment company under the Investment Company Act.

(b)    Each Sponsored NCF Fund Client and NCF Advisory Entity (i) has since January 1, 1999 operated and is currently operating in compliance with all laws, regulations, rules, judgments, orders or rulings of any Governmental Entity applicable to it or its business and (ii) has all permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets as presently conducted. There is no action, suit, proceeding or investigation pending or, to the knowledge of NCF, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such permits, licenses, exemptions, orders and approvals.

(c)    Each NCF Advisory Entity has been and is in compliance with each NCF Advisory Contract to which it is a party.

(d)    The accounts of each NCF Advisory Client subject to ERISA have been managed by the applicable NCF Advisory Entity in compliance with the applicable requirements of ERISA.

(e)    Neither NCF nor any of the NCF Advisory Entities nor any "affiliated person" (as defined in the Investment Company Act) of any of them is ineligible pursuant to Section 9(a) or (b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company; none of NCF, any NCF Advisory Entity or any "person associated with an investment advisor" (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor; and none of NCF, any NCF Advisory Entity or any "associated person" (as defined in the Exchange Act) of any of them is ineligible pursuant to Section 15(b) of the Exchange Act to serve as a broker dealer or as an associated person to a registered broker dealer.

ARTICLE V.
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1    Covenants of NCF. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of STI, NCF shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations. NCF will use its reasonable best efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself and STI the present services of the current officers and employees of NCF and its Subsidiaries and (z) preserve for itself and STI the goodwill of the customers of NCF and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the NCF Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by STI, NCF shall not, and shall not permit any of its Subsidiaries to:

(a)    other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of NCF or any of its wholly-owned Subsidiaries to NCF or any of its Subsidiaries), or assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person (it being understood and agreed that incurrence of indebtedness in the ordinary course of business consistent with past practice shall include the creation of deposit liabilities, purchases of Federal funds, sales of certificates of deposit and entering into repurchase agreements);

(b)    (i) adjust, split, combine or reclassify any of its capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) for regular quarterly cash dividends payable on July 1, 2004 at a rate not in excess of $0.20 per share of NCF Common Stock, and regular quarterly cash dividends payable starting on October 1, 2004 at a rate not in excess of the higher of (x) $0.23 per share or (y) the then effective STI dividend times .495, the declaration of the latter dividend being subject to Section 6.12, (B) dividends paid by any of the Subsidiaries of NCF to NCF or to any of its wholly-owned Subsidiaries, (C) the acceptance of shares of NCF's Common Stock as payment of the exercise price of stock options or for withholding taxes incurred in connection with the exercise of NCF's Stock Options, or the vesting of restricted stock or other NCF Stock-Based Awards, (D) pursuant to the NCF DRIP (provided that shares sold pursuant thereto are not newly issued shares), in each case in accordance with past practice and the terms of the applicable award agreements); (iii) grant any NCF Stock Option or other NCF Stock Based Awards or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than grants to newly-hired employees of NCF made in the ordinary course of business consistent with past practice under the NCF Stock Plans; or (iv) issue any additional shares of capital stock except pursuant to the exercise of NCF Stock Options or the satisfaction of any NCF Stock-Based Awards, in each case, outstanding as of the date of this Agreement and in accordance with their present terms or issued thereafter in compliance with this Agreement;

(c)    (i) except for normal increases made in the ordinary course of business consistent with past practice, or as required by applicable law or an agreement in existence as of the date of this Agreement, increase the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any officer, employee, or director of NCF or pay any benefit not contemplated by any NCF Plan or agreement as in effect on the date hereof, (ii) pay any pension or retirement allowance not required by any existing plan or agreement or by applicable law, (iii) pay any bonus, (iv) become a party to, amend or commit itself to, any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, other than as required by applicable law or an existing agreement set forth in Section 4.11 of the NCF Disclosure Schedule, or (v) except as required under any existing plan, grant, or agreement, accelerate the vesting of, or the lapsing of restrictions with respect to, any NCF Stock Options or other NCF Stock-Based Awards;

(d)    sell, license, lease, encumber, assign or otherwise dispose of, or agree to sell, license, lease, encumber, assign or otherwise dispose of, abandon or fail to maintain any of its material assets, properties (including NCF Intellectual Property) or other rights or agreements other than in the ordinary course of business consistent with past practice;

(e)    enter into any new line of business or make any material change in its lending, investment, underwriting, risk and asset liability management or other banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(f)    (i) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to NCF, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices or (ii) open, close, sell or acquire any branches;

(g)    take any action, or fail to take any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(h)    amend its articles or certificate of incorporation or bylaws or similar governing document, or otherwise take any action to exempt any person or entity (other than STI or its Subsidiaries) or any action taken by any person or entity from any takeover statute or similarly restrictive provisions of its organizational documents or terminate, amend or waive any provisions of any confidentiality or standstill agreements in place with any third parties;

(i)    restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(j)    pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any litigation, in each case, material to NCF and its Subsidiaries, other than the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of NCF Reports filed prior to the date hereof, or incurred since December 31, 2003 in the ordinary course of business consistent with past practice;

(k)    take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement;

(l)    implement or adopt any change in its financial accounting principles, practices or methods in effect at December 31, 2003, other than as may be required by applicable law or regulation, GAAP or regulatory guidelines as concurred to by NCF's independent auditors;

(m)    take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or Governmental Entity required for the transactions contemplated by this Agreement;

(n)    make capital expenditures other than in the ordinary and usual course of business consistent with past practice;

(o)    file any application to establish, or to relocate or terminate the operations of, any banking office of NCF or any of its Subsidiaries;

(p)    create, renew, amend or terminate, fail to perform any material obligations under, waive or release any material rights under or give notice of a proposed renewal, amendment, waiver, release or termination of, any material contract, agreement or lease for goods, services or office space to which NCF or any of its Subsidiaries is a party or by which NCF or any of its Subsidiaries or their respective properties is bound, other than any of the foregoing arising in the ordinary course of business (and as to which NCF shall provide prior notice thereof to STI), or enter into any agreement, letter of intent or agreement in principle (whether or not binding) relating to any Acquisition Proposal, except for any confidentiality agreement permitted by Section 6.14;

(q)    make or change any material Tax elections (unless required by applicable law), file any material amended Tax Return, enter into any closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any claim for a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or

(r)    agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.1.

5.2    Covenants of STI. During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of NCF, STI shall use its reasonable best efforts to (x) preserve its business organization and that of its Subsidiaries intact, (y) keep available to itself the present services of the current officers and employees of STI and its Subsidiaries and (z) preserve for itself the goodwill of the customers of STI and its Subsidiaries and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 5.2 of the STI Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by NCF, STI shall not, and shall not permit any of its Subsidiaries to:

(a)    declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock; provided, however, that nothing contained herein shall prohibit STI from increasing the regular quarterly cash dividend on STI Common Stock;

(b)    acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, which would be material, individually or in the aggregate, to STI, other than (i) any such acquisition that would not reasonably be expected to have a Material Adverse Effect on STI, or materially delay completion of the transactions contemplated hereby or have any effect specified in Section 5.2(c) or (ii) in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with prudent banking practices;

(c)    take any action or fail to take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied on a timely basis;

(d)    change its methods of accounting in effect at December 31, 2003 except as required by changes in GAAP or regulatory accounting principles as concurred to by STI's independent auditors;

(e)    amend the STI Articles except to authorize additional common shares or to designate the terms of any preferred shares;

(f)    take any action, or fail to take any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(g)    authorize, or commit or agree to do any of the foregoing.

ARTICLE VI.
ADDITIONAL AGREEMENTS

6.1    Regulatory Matters.

(a)    NCF and STI shall promptly prepare and file with the SEC the Joint Proxy Statement and STI shall promptly prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of NCF and STI shall use their reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and NCF and STI shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. STI shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and NCF shall furnish all information concerning NCF and the holders of NCF Capital Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the shareholders of STI and NCF.

(b)    The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. NCF and STI shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to STI or NCF, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

(c)    Each of NCF and STI shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of NCF, STI or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d)    Each of NCF and STI shall promptly advise the other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined below) will not be obtained or that the receipt of any such approval will be materially delayed.

(e)    STI and NCF shall promptly furnish each other with copies of written communications received by STI or NCF, as the case may be, or any of their respective Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.

6.2    Access to Information.

(a)    Upon reasonable notice and subject to applicable laws relating to the exchange of information, NCF shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of STI, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, NCF shall, and shall cause its Subsidiaries to, make available to STI (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or Federal or state banking laws (other than reports or documents which NCF is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as STI may reasonably request. Neither NCF nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of NCF's customers, jeopardize any attorney client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)    Upon reasonable notice and subject to applicable laws relating to the exchange of information, STI shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of NCF, access, during normal business hours during the period prior to the Effective Time, to such information, properties and personnel regarding STI and its Subsidiaries as shall be reasonably necessary for NCF to fulfill its obligations pursuant to this Agreement or that may be reasonably necessary for NCF to confirm that the representations and warranties of STI contained herein are true and correct and that the covenants of STI contained herein have been performed in all material respects. Neither STI nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of STI's customers, jeopardize any attorney client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(c)    All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of April 23, 2004 (the "Confidentiality Agreement").

(d)    No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

6.3    Shareholders' Approvals. Each of NCF and STI shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (in the case of NCF, the "NCF Shareholders Meeting" and, in the case of STI, the "STI Shareholders Meeting") to be held as soon as is reasonably practicable after the date on which the Form S-4 becomes effective (i) in the case of NCF, to obtain the NCF Shareholder Approval and, (ii) in the case of STI, to obtain the STI Shareholder Approval. Each of NCF and STI will, through its Board of Directors, use its reasonable best efforts to obtain the approval of its respective shareholders in respect of the foregoing. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated, this Agreement shall be submitted to the shareholders of NCF and STI at such meeting for the purpose of obtaining the NCF Shareholder Approval or STI Shareholder Approval, as the case may be, and voting on the approval and adoption of this Agreement and nothing contained herein shall be deemed to relieve NCF and STI of such obligations.

6.4    Advisory Board. STI shall confer with NCF regarding the establishment following the Effective Time of an advisory board (to include individuals who are members of the board of directors of NCF immediately prior to the Merger), the function of which board shall be to advise STI with respect to deposit and lending activities in NCF's former market area and to maintain and develop customer relationships.

6.5    Affiliates. NCF shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of NCF to deliver to STI, as soon as practicable after the date of this Agreement, and prior to the date of the shareholders' meetings called by NCF to be held pursuant to Section 6.3, a written agreement, in the form of Exhibit 6.5.

6.6    Stock Listing. STI shall use reasonable best efforts to cause the shares of STI Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as of the Effective Time.

6.7    Employee Matters.

(a)    From the Effective Time through December 31, 2004 or such later date as STI shall determine to the extent December 31, 2004 is not practicable in the reasonable judgment of STI based on the occurrence of the Effective Time (such date being referred to herein as the "Benefits Transition Date"), STI shall provide the employees of NCF and its Subsidiaries as of the Effective Time (the "Covered Employees") with employee benefits and compensation plans, programs and arrangements that are substantially similar, in the aggregate, to the employee benefits and compensation plans, programs and arrangements provided by NCF or its Subsidiaries, as the case may be, to such employees immediately prior to the Effective Time. From and after the Benefits Transition Date, STI shall provide the Covered Employees with employee benefits and compensation plans, programs and arrangements that are substantially identical to those provided to similarly situated employees of STI and its Subsidiaries. Notwithstanding anything contained herein to the contrary, from and after the Effective Time, a Covered Employee who is terminated during the period commencing at the Effective Time and ending on the second anniversary thereof shall be entitled to receive the severance payments and benefits under the most favorable of either the NCF severance plan or policy as in effect immediately prior to the date hereof (without amendment during such two year period following the Effective Time), or the STI severance plan that is applicable to similarly situated employees of STI or its Subsidiaries, as applicable.

(b)    From and after the Effective Time, STI shall (i) provide all Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan except as otherwise provided in this Section 6.7(b)), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by STI or any of its Subsidiaries in which Covered Employees are eligible to participate, for all periods of employment with NCF or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time, (ii) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of STI or any of its Subsidiaries to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan in which the applicable Covered Employee participated immediately prior to the Effective Time, and (iii) give the Covered Employees and their eligible dependents credit for the plan year in which the Effective Time (or commencement of participation in a plan of STI or any of its Subsidiaries) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in a plan of STI or any of its Subsidiaries). For purposes of any cash balance pension plan maintained or contributed to by STI or any of its Subsidiaries in which Covered Employees become eligible to participate following the Effective Time, the Covered Employees' level of benefit accruals under any such plans (for periods of service following the date on which the Covered Employees commence participation in such plans) shall be determined based on the Covered Employees' credited service prior to the Effective Time and with the Surviving Corporation following the Effective Time.

(c)    From and after the Effective Time, STI shall honor all accrued and vested benefit obligations to and all contractual rights of current and former employees, directors and consultants of NCF and its Subsidiaries under the NCF Benefit Plans; provided that, subject to the last sentence of Section 6.7(a), nothing herein shall prevent STI from amending or terminating any NCF Benefit Plan in accordance with the terms thereof.

(d)    STI and NCF shall take all necessary action to effectuate all agreements listed in Section 6.7(d) of the NCF Disclosure Schedule.

6.8    Indemnification; Directors' and Officers' Insurance.

(a)    In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of NCF or any of its Subsidiaries, or who is or was serving at the request of NCF or any of its Subsidiaries as a director, officer, employee or agent of another person, including any entity specified in the NCF Disclosure Schedule (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of NCF or any of its Subsidiaries or any entity specified in the NCF Disclosure Schedule or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, STI shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

(b)    STI shall use its reasonable best efforts to cause the individuals serving as officers and directors of NCF, its Subsidiaries or any entity specified in the NCF Disclosure Schedule immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time (or the period of the applicable statute of limitations, if longer) by the directors' and officers' liability insurance policy maintained by NCF (provided that STI may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall STI be required to expend on an annual basis more than 250% of the current amount expended by NCF (the "Insurance Amount") to maintain or procure insurance coverage, and further provided that if STI is unable to maintain or obtain the insurance called for by this Section 6.8(b) STI shall use all reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

(c)    In the event STI or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of STI assume the obligations set forth in this Section 6.8.

(d)    The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.9    Reasonable Best Efforts; Additional Agreements.

(a)    Subject to the terms and conditions of this Agreement, each of STI and NCF agrees to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger.

(b)    In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by STI.

(c)    STI and NCF shall use reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Officers of STI and NCF shall execute and deliver to Bass, Berry & Sims PLC, counsel to NCF, and King & Spalding LLP, counsel to STI certificates containing appropriate representations at such time or times as may be reasonably requested by such law firms, including the effective date of the Form S-4 and the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Merger.

(d)    NCF shall consult with STI prior to sending any written communications to its employees regarding the Merger or this Agreement.

6.10    Advice of Changes. STI and NCF shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time (and on the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Articles III and IV or in order to determine the fulfillment of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by NCF or STI, as the case may be, with the respective covenants and agreements of such parties contained herein. Notwithstanding anything to the contrary contained herein, no failure to advise the other party of any change or event referred to in the first sentence of this Section 6.10, or any failure to provide any supplement or amendment referred to in the second sentence of this Section 6.10, shall constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect, breach or inaccuracy would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.11    Current Information. During the period from the date of this Agreement to the Effective Time, each party will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party and to report the general status of the ongoing operations of such party and its Subsidiaries. Each party will promptly notify the other party of any material change in the normal course of business or in the operation of the properties of such party or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving such party or any of its Subsidiaries, and will keep the other party fully informed of such events.

6.12    Dividends. After the date of this Agreement, each of NCF and STI shall coordinate with the other the declaration of any dividends in respect of NCF Common Stock and STI Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of NCF Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of NCF Common Stock and any shares of STI Common Stock any such holder receives in exchange therefore in the Merger.

6.13    Exemption from Liability Under Section 16(b). STI and NCF agree that, in order to most effectively compensate and retain NCF Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that NCF Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of NCF Common Stock, NCF Stock Options and NCF Stock Based Awards into shares of STI Common Stock, Assumed Stock Options and Assumed Stock Based Awards, respectively, in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.13. Assuming that NCF delivers to STI the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of STI, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by NCF Insiders of STI Common Stock in exchange for shares of NCF Common

Stock, of the Assumed Stock Options upon conversion of NCF Stock Options and of Assumed Stock Based Awards upon conversion of NCF Stock Based Awards, in each case pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. The term "Section 16 Information" shall mean information accurate in all material respects regarding NCF Insiders, the number of shares of NCF Common Stock held by each such NCF Insider and expected to be exchanged for STI Common Stock in the Merger, and the number and description of the NCF Stock Options and NCF Stock Based Awards held by each such NCF Insider and expected to be converted into Assumed Stock Options and Assumed Stock Based Awards, respectively, in connection with the Merger. The term "NCF Insiders" shall mean those officers and directors of NCF who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

6.14    Acquisition Proposals.

(a)    NCF and its Subsidiaries and each of their respective affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by NCF or any of its Subsidiaries) shall immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal. From the date of this Agreement through the Effective Time, NCF shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries' directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or encourage any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or (iii) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal. Any violation of the foregoing restrictions by any representative of NCF, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of such party or otherwise, shall be deemed to be a breach of this Agreement by NCF.

(b)    (i) Notwithstanding the foregoing, the Board of Directors of NCF shall be permitted, prior to its meeting of shareholders to be held pursuant to Section 6.3, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal by such person first made after the date of this Agreement which its Board of Directors concludes in good faith constitutes or is reasonably likely to result in a Superior Proposal, if and only to the extent that the Board of Directors of NCF reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties under applicable law and subject to compliance with the other terms of this Section 6.14 and to first entering into a confidentiality agreement having provisions that are no less restrictive to such person than those contained in the Confidentiality Agreement.

        (ii)    NCF shall notify STI promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to NCF or any of its Subsidiaries by any person that informs NCF or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with such party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). NCF shall also promptly, and in any event within 24 hours, notify STI, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 6.14(b) and keep STI informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

        (iii)    Nothing contained in this Section 6.14 shall prohibit NCF or its Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement.

(c)    NCF agrees that (i) it will and will cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal.

(d)    Nothing in this Section 6.14 shall (x) permit NCF to terminate this Agreement or (y) affect any other obligation of NCF under this Agreement. NCF shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(e)    For purposes of this Agreement, the term "Acquisition Proposal" means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of NCF or any of its significant subsidiaries (as defined under Regulation S-X of the SEC), (x) direct or indirect acquisition or purchase of any class of equity securities representing 10% or more of the voting power of NCF or its significant subsidiaries, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of the voting power of NCF, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving NCF or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.

(f)    For purposes of this Agreement, "Superior Proposal" means a bona fide written Acquisition Proposal which the Board of Directors of NCF concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the shareholders of NCF from a financial point of view, than the transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of "Superior Proposal," the term Acquisition Proposal shall have the meaning assigned to such term in Section 6.13(e) except that the reference to "10% or more" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "a majority" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving NCF.

6.15    Directorships. Effective as of the Effective Time, STI shall cause its Board of Directors to be expanded by four members and shall appoint four members of the existing NCF Board of Directors who are proposed by NCF and reasonably acceptable to STI to fill such vacancies. The additional directors shall be apportioned as equally as possible among the STI board classes.

6.16    Bank Merger. At or prior to the Effective Time, if requested by STI, NCF shall cause NBC to enter into an Agreement and Plan of Merger (the "Bank Merger Agreement") with SunTrust Bank pursuant to which NBC shall merge with and into SunTrust Bank after the Merger. Promptly following execution of such Bank Merger Agreement, NCF shall approve such agreement as the sole shareholder of NBC. The Bank Merger Agreement shall contain such terms and conditions as are reasonable, normal and customary in light of the transactions contemplated hereby including a covenant that consummation of the merger of NBC with and into SunTrust Bank would not occur earlier than simultaneous with consummation of the Merger and a provision for termination of the Bank Merger Agreement upon termination of this Agreement.

ARTICLE VII.
CONDITIONS PRECEDENT

7.1    Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval.    NCF shall have obtained the NCF Shareholder Approval and STI shall have obtained the STI Shareholder Approval.

(b) NYSE Listing.    The shares of STI Common Stock which shall be issued to the shareholders of NCF upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Regulatory Approvals.    All regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

(d) Form S-4.    The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality.    No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

7.2    Conditions to Obligations of NCF. The obligation of NCF to effect the Merger is also subject to the satisfaction, or waiver by NCF, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties.    Subject to the standard set forth in the preamble to Article III, the representations and warranties of STI set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and NCF shall have received a certificate signed on behalf of STI by the Chief Executive Officer and the Chief Financial Officer of STI to the foregoing effect.

(b) Performance of Obligations of STI.    STI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NCF shall have received a certificate signed on behalf of STI by the Chief Executive Officer and the Chief Financial Officer of STI to such effect.

(c) Federal Tax Opinion.    NCF shall have received the opinion of Bass, Berry & Sims PLC in form and substance reasonably satisfactory to NCF, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization under Section 368(a) of the Code. In rendering such opinion, NCF's counsel may require and rely upon representations contained in certificates of officers of NCF and STI, reasonably satisfactory in form and substance to such counsel.

7.3    Conditions to Obligations of STI. The obligation of STI to effect the Merger is also subject to the satisfaction or waiver by STI at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.    Subject to the standard set forth in the preamble to Article IV, the representations and warranties of NCF set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and STI shall have received a certificate signed on behalf of NCF by the Chief Executive Officer and the Chief Financial Officer of NCF to the foregoing effect.

(b) Performance of Obligations of NCF.    NCF shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and STI shall have received a certificate signed on behalf of NCF by the Chief Executive Officer and the Chief Financial Officer of NCF to such effect.

(c) Federal Tax Opinion.    STI shall have received the opinion of King & Spalding LLP in form and substance reasonably satisfactory to STI, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, STI's counsel may require and rely upon representations contained in certificates of officers of NCF and STI, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII.
TERMINATION AND AMENDMENT

8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of NCF and STI:

(a)    by mutual consent of NCF and STI in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b)    by either STI or NCF upon written notice to the other party (i) 60 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied by the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the legally prescribed period following such denial a petition for rehearing or an amended application has been filed with the applicable Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(i) if such denial, or if such failure to file, shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

(c)    by either STI or NCF if the Merger shall not have been consummated on or before the first anniversary of the date hereof, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)    by either NCF or STI (provided that the party terminating shall not be in material breach of any of its obligations under Section 6.3) if any approval of the shareholders of NCF or STI required for the consummation of the Merger shall not have been obtained upon a vote taken thereon at a duly held meeting of such shareholders or at any adjournment or postponement thereof;

(e)    by either STI or NCF (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of a representation or warranty by STI) or Section 7.3(a) (in the case of a breach of a representation or warranty by NCF);

(f)    by either STI or NCF (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(f) unless the breach of covenant, together with all other such breaches, would entitle the party entitled to the benefit of such covenant not to consummate the transactions contemplated hereby under Section 7.2(b) (in the case of a breach of covenant by STI) or Section 7.3(b) (in the case of a breach of covenant by NCF); or

(g)    by either STI or NCF, if (i) the Board of Directors of the other does not publicly recommend in the Joint Proxy Statement that its shareholders either approve and adopt this Agreement (in the case of NCF) or approve the issuance of shares of STI Common Stock pursuant to this Agreement (in the case of STI), (ii) after recommending in the Joint Proxy Statement that such shareholders approve and adopt this Agreement (in the case of NCF) or approve the issuance of shares of STI Common Stock pursuant to this Agreement (in the case of STI), such Board of Directors shall have withdrawn, modified or amended such recommendation in any manner adverse to the other party, or (iii) the other party materially breaches its obligations under this Agreement by reason of a failure to call a meeting of its shareholders or a failure to prepare and mail to its shareholders the Joint Proxy Statement/Prospectus in accordance with Sections 6.1 and 6.3.

(h)    by STI, if the Board of Directors of NCF has authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose any Acquisition Proposal with any person other than STI.

8.2    Effect of Termination. In the event of termination of this Agreement by either NCF or STI as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of STI or NCF or their respective officers or directors, except with respect to Sections 6.2(c), 8.2, 8.3, 9.3, 9.5, 9.6, 9.7 and 9.8, which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages arising out of its willful breach of this Agreement.

8.3    Termination Fee

(a)    NCF shall pay STI, by wire transfer of immediately available funds, the sum of $280 million (the "NCF Termination Fee") if this Agreement is terminated as follows:

(1)    if STI shall terminate this Agreement pursuant to Section 8.1(g) or 8.1(h), then NCF shall pay the NCF Termination Fee on the business day following such termination;

(2)    if (A) either party shall terminate this Agreement pursuant to Section 8.1(d) because the required NCF shareholder approval shall not have been received and (B) at any time after the date of this Agreement and at or before the date of the NCF Shareholders Meeting a bona fide Acquisition Transaction shall have been publicly announced or otherwise communicated to the Board of Directors of NCF (a "Public Proposal") that has not been withdrawn prior to such date, then NCF shall pay one-third of the NCF Termination Fee on the business day following such termination; and if (C) within twelve (12) months of the date of such termination of this agreement, NCF or any of its Subsidiaries enters into any definitive Agreement with respect to, or consummates, any Acquisition Transaction, then NCF shall pay the remaining two-thirds of the NCF Termination Fee on the date of such execution or consummation; and

(3)    if (A) either party shall terminate this Agreement pursuant to Section 8.1(c) or STI shall terminate this Agreement pursuant to Section 8.1(e) or (f), (B) at any time after the date of this Agreement and before such termination there shall have been a Public Proposal with respect to NCF that has not been withdrawn prior to such termination, and (C) following the occurrence of such Public Proposal, NCF shall have intentionally breached (and not cured after notice thereof) any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach shall have materially contributed to the failure of the Effective Time to occur prior to the termination of this Agreement, then NCF shall pay one-third of the NCF Termination Fee on the business day following such termination; and (D) if within twelve (12) months of the date of such termination of this Agreement, NCF or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Transaction, then NCF shall pay the remaining two-thirds of the NCF Termination Fee upon the date of such execution or consummation.

If NCF fails to pay all amounts due to STI on the dates specified, then NCF shall pay all costs and expenses (including legal fees and expenses) incurred by STI in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by STI.

(b)    The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not have entered into this Agreement.

(c)    For purposes of this Agreement, the term "Acquisition Transaction" shall mean (i) the direct or indirect acquisition, purchase or assumption of all or a substantial portion of the assets or deposits of NCF, (ii) the acquisition by any person of direct or indirect beneficial ownership (including by way of merger, consolidation, share exchange or otherwise) of 20% or more of the outstanding shares of voting stock of NCF, or (iii) a merger, consolidation, business combination, liquidation, dissolution or similar transaction of or involving NCF, other than a merger, business combination or similar transaction pursuant to which persons who are shareholders of NCF immediately prior to such transaction own 60% or more of the voting stock of the surviving entity (or parent thereof) immediately after consummation of such transaction and, as a result of such transaction, no person or group (within the meaning of Section 13(d)(3) of the Exchange Act) holds 20% or more of the voting stock of the surviving entity (or parent thereof) immediately following consummation of such transaction.

8.4    Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of NCF and STI; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of NCF or STI, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of NCF Common Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided,however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of NCF or STI, there may not be, without further approval of such shareholders, any waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of NCF Common Stock hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX.
GENERAL PROVISIONS

9.1    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the first day which is (a) the last business day of a month and (b) at least three business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature or terms are to be satisfied or waived at Closing), unless extended by mutual agreement of the parties (the "Closing Date").

9.2    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this

Agreement (other than the Confidentiality Agreement, which shall terminate in accordance with terms) shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.3    Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by NCF and STI.

9.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to NCF, to:

National Commerce Financial Corporation
One Commerce Square
Memphis, TN 38150
Attention: K. Elizabeth Whitehead, Esq.

with copies to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Edward D. Herlihy, Esq.

and:

Bass, Berry & Sims PLC
100 Peabody Place, Suite 900
Memphis, Tennessee 38103
Attention: John A. Good, Esq.

and

(b) if to STI, to:

SunTrust Banks, Inc.
303 Peachtree St., N.E.
Atlanta, GA 30308
Attention: Raymond D. Fortin

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: William S. Rubenstein, Esq.

and

King & Spalding LLP
191 Peachtree Street
Atlanta, Georgia 30303-1763
Attention: C. William Baxley, Esq.

9.5    Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

9.6    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7    Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

9.8    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee, without regard to any applicable conflicts of law principles, except to the extent mandatory provisions of federal or Georgia law apply.

9.9    Publicity. Except as otherwise required by applicable law or the rules of the NYSE, neither NCF or STI shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent of STI, in the case of a proposed announcement or statement by NCF, or NCF, in the case of a proposed announcement or statement by STI, which consents shall not be unreasonably withheld.

9.10    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

9.11    Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.12    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, National Commerce Financial Corporation and SunTrust Banks, Inc. have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

NATIONAL COMMERCE FINANCIAL CORPORATION

By: /s/ William R. Reed, Jr.

Name: William R. Reed, Jr.

Title: President and Chief Executive Officers

SUNTRUST BANKS, INC.

By: /s/ L. Phillip Humann

Name: L. Phillip Humann

Title: Chairman of the Board, President, Chief Executive Officer

APPENDIX B

[Goldman, Sachs & Co. Letterhead]

PERSONAL AND CONFIDENTIAL

May 7, 2004

Board of Directors
SunTrust Banks, Inc.
303 Peachtree Street, NE
Atlanta, GA 30308

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to SunTrust Banks, Inc. (the "Company") of the aggregate Merger Consideration (as defined below) to be paid by the Company in respect of the common stock, par value $2.00 per share (the "NCF Common Stock"), of National Commerce Financial Corporation ("NCF") pursuant to the Agreement and Plan of Merger, dated as of May 7, 2004 (the "Agreement"), by and between the Company and NCF. Pursuant to the Agreement, NCF will be merged with and into the Company (the "Merger") and each outstanding share of NCF Common Stock will be converted into the right to receive, at the election of the holder thereof and subject to certain pro ration procedures, either (1) a number of shares of common stock, $1.00 par value per share (the "Company Common Stock"), of the Company equal to a fraction of a share of Company Common Stock equal to the Exchange Ratio (as defined below) (the "Stock Consideration"), or (2) an amount in cash equal to the Per Share Amount (as defined below) (the "Cash Consideration" and together with the Stock Consideration, the "Merger Consideration"). The "Per Share Amount" equals the sum of (A) $8.625 plus (B) the product, rounded to the nearest one ten thousandth, of .3713 times the STI Closing Price (as defined below). The "Exchange Ratio" equals the quotient, rounded to the nearest one ten thousandth, of the (A) Per Share Amount divided by (B) the STI Closing Price. The "STI Closing Price" equals the average of the closing sale prices of the Company Common Stock on the New York Stock Exchange for the five trading days proceeding the effective time of the Merger.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Merger. We expect to receive fees for our services in connection with the Merger, the principal portion of which are contingent upon consummation of the Merger, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as joint lead manager with respect to a public offering of the Company's 5.05% senior notes due 2007 (aggregate principal amount $300,000,000) in May 2002; as co-manager with respect to a public offering of the Company's 5.45% subordinated notes due 2017 (aggregate principal amount $350,000,000) in November 2002; and as lead manager with respect to a public offering of the Company's floating rate notes due 2006 (aggregate principal amount $1,000,000,000) in March 2004. We have provided certain investment banking services to NCF from time to time, including having acted as NCF's financial advisor in connection with the sale of NCF's merchant processing business to NOVA Information Systems Inc. in September 2003. We also may provide investment banking services to the Company and NCF in the future. In connection with the above-described services we have received, and may receive in the future, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary

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course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, NCF and their affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and NCF for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and NCF for the five fiscal years ended December 31, 2003; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and NCF; certain other communications from the Company and NCF to their respective stockholders; certain internal financial analyses and forecasts for the Company prepared by its management; certain internal financial analyses and forecasts for NCF prepared by its management; and certain financial analyses and forecasts for NCF prepared by management of the Company (the "Forecasts"), including certain cost savings and operating synergies projected by the managements of the Company and NCF to result from the Merger (the "Synergies"). We also have held discussions with members of the senior managements of the Company and NCF regarding their assessment of the strategic rationale for, and the potential benefits of, the Merger, including the Company's view with respect to the strategic importance of continuing to build its southeastern banking platform, and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the shares of the Company Common Stock and the shares of NCF Common Stock, compared certain financial and stock market information for the Company and NCF with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or NCF or on the expected benefits of the Merger in any way meaningful to our analysis. In addition, we are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses. We have not reviewed individual credit files (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or NCF. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or NCF or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal.

Our opinion does not address the underlying business decision of the Company to engage in the Merger, nor are we expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the aggregate Merger Consideration to be paid by the Company pursuant to the Agreement is fair from a financial point of view to the Company.

/s/ Goldman, Sachs & Co.

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APPENDIX C

[Letterhead of UBS Securities LLC]

May 7, 2004

The Board of Directors
National Commerce Financial Corporation
One Commerce Square
Memphis, TN 38150

Dear Members of the Board:

We understand that National Commerce Financial Corporation, a Tennessee corporation (the "Company"), is considering a transaction whereby the Company will be merged (the "Merger") with and into SunTrust Banks, Inc., a Georgia corporation ("SunTrust"). Pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement"), to be dated as of the date hereof, by and between SunTrust and the Company, among other things, each issued and outstanding share (other than certain shares specified in the Merger Agreement) of the common stock of the Company, par value of $2.00 per share ("Company Common Stock"), will be converted into the right to receive either (i) cash in an amount equal to $8.625 plus the product of .3713 times the average closing price of common stock of SunTrust, par value of $1.00 per share ("SunTrust Common Stock"), for the five days preceding the date of the Merger (the "Cash Consideration"), or (ii) the fraction of a share of SunTrust Common Stock equal to the Cash Consideration divided by the average closing price of SunTrust Common Stock for the five days preceding the date of the Merger (the "Stock Consideration") (the Cash Consideration and the Stock Consideration, collectively, being the "Merger Consideration"), subject to the requirement that the aggregate amount of Cash Consideration to be received by all holders of Company Common Stock equal $1.8 billion. Holders of Company Common Stock will receive Cash Consideration, Stock Consideration or a combination thereof in accordance with such holders' individual elections and the proration mechanism described in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock of the Merger Consideration to be received by such holders in the Merger.

UBS Securities LLC ("UBS") has acted as financial advisor to the Company in connection with the Merger and will receive a fee for its services. UBS also will receive a fee upon delivery of this opinion. In the past, UBS and its predecessors have provided investment banking services to the Company and SunTrust and received compensation for the rendering of such services. In the ordinary course of business, UBS, its successors and affiliates have held or traded, and may in the future hold or trade, securities of the Company and SunTrust for their own accounts and the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company or the Company's underlying business decision to effect the Merger, nor does our opinion constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Merger or any other matter. We have not been asked to, nor do we, offer any opinion as to any terms of the Merger Agreement or the form of the Merger. We express no opinion as to what the value of SunTrust Common Stock will be when issued pursuant to the Merger Agreement or the prices at which it will trade at any time. In rendering this opinion, we have assumed, with your consent, that the Merger Agreement does not differ in any material respect from the draft we have examined, that SunTrust and the Company will comply with all the material terms of the Merger Agreement and that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information and other data relating to the business and financial prospects

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of the Company and SunTrust, including certain publicly available consensus financial forecasts and estimates relating to the Company and SunTrust that were reviewed and discussed with the management of the Company and SunTrust, (ii) reviewed the reported prices and trading activity for Company Common Stock and SunTrust Common Stock, (iii) reviewed certain internal financial information, other data and estimates relating to the business and financial prospects of the Company and SunTrust that were provided to us by the Company and SunTrust, respectively, and not publicly available, (iv) conducted discussions with the senior management of the Company and SunTrust concerning the businesses and financial prospects of the Company and SunTrust, (v) reviewed publicly available financial and stock market data with respect to certain other companies in lines of business we believe to be generally comparable to those of the Company and SunTrust, (vi) compared the financial terms of the Merger with the publicly available financial terms of certain other transactions that we believe to be generally relevant, (vii) considered certain pro forma effects of the Merger on SunTrust's financial statements and reviewed certain estimates of synergies provided by the managements of the Company and SunTrust, (viii) reviewed the May 7, 2004 draft of the Merger Agreement and (ix) conducted such other financial studies, analyses and investigations, and considered such other information as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information provided to or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or SunTrust, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts, estimates, pro forma effects and estimates of synergies referred to above, we have been advised by the managements of the Company and SunTrust and have assumed, with your consent, that they reflect the best currently available estimates and judgments as to the future performance of the Company and SunTrust and are otherwise reasonable. In addition, we have assumed with your approval that the future financial results referred to herein provided to us by the Company and SunTrust or reviewed and discussed with the Company and SunTrust, including the synergies provided to us by SunTrust, will be achieved at the times and in the amounts as projected. We have also assumed, with your consent, that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any material adverse effect on any of the Company, SunTrust and the Merger. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ UBS Securities LLC

UBS SECURITIES LLC

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APPENDIX D

[Letterhead of J.P. Morgan Securities Inc.]

May 7, 2004

The Board of Directors
National Commerce Financial Corporation
One Commerce Square
Memphis, TN 38150

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock (as defined below) of National Commerce Financial Corporation (the "Company") of the consideration proposed to be received by such holders in the proposed merger (the "Merger") with SunTrust Banks, Inc. (the "Merger Partner"). Pursuant to the Agreement and Plan of Merger, dated as of May 7, 2004 (the "Agreement"), between the Company and the Merger Partner, the Company will merge into the Merger Partner, and each outstanding share of common stock, par value $2.00 per share (other than certain shares specified in the Agreement) (the "Company Common Stock") will be converted into the right to receive either (i) cash in an amount equal to $8.625 plus the product of .3713 times the average closing price of the Merger Partner's common stock, $1.00 par value per share (the "Merger Partner Common Stock") for the five days preceding the date of the Merger (the "Cash Consideration"), or (ii) the fraction of a share of Merger Partner Common Stock equal to the Cash Consideration divided by the average closing price of the Merger Partner Common Stock for the five days preceding the date of the Merger (the "Stock Consideration" and, together with the Cash Consideration, collectively, being the "Merger Consideration"), subject to the requirement that the aggregate amount of Cash Consideration to be received by all holders of Company Common Stock equal $1.8 billion. Holders of Company Common Stock will receive Cash Consideration, Stock Consideration or a combination thereof in accordance with such holders' individual elections and a proration mechanism described in the Agreement.

In arriving at our opinion, we have (i) reviewed the draft dated May 7, 2004 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate, including certain publicly available consensus financial forecasts and estimates relating to the Company and the Merger Partner that were reviewed and discussed with the management of the Company and the Merger Partner; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses expected to result from the Merger (the "Synergies"); (vi) considered certain pro forma effects of the Merger on the Merger Partner's financial statements; and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Merger, and the past and current business operations of the Merger Partner and the Company, the historical financial condition and operations and future prospects of the Merger Partner and the Company, the effects of the Merger on the financial condition and future prospects of the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and the Merger Partner or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. In addition, we are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses. We have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance-sheet assets and liabilities) of the Company or the Merger Partner or any of their respective subsidiaries, and we have not been furnished with any such evaluation or appraisal. In relying on financial analyses and forecasts provided to us, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by managements of the Merger Partner and the Company as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. In addition, we have assumed that the future financial forecasts referred to herein provided to us by the Company and the Merger Partner or reviewed and discussed with the Company and the Merger Partner will be achieved, and that the Synergies provided to us by the Merger Partner will be realized, at the times and in the amounts as projected. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have assumed that the final version of the Agreement will not change in any material respect from the draft reviewed by us and that the Company and the Merger Partner will comply with all the material terms of the Agreement and that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of Company Common Stock, other than the Merger Partner, of the Merger Consideration in the proposed Merger and we express no opinion as to the underlying business decision by the Company to engage in the Merger or the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock or Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive a fee upon delivery of this opinion. J.P. Morgan Securities Inc. and its affiliates have performed investment banking and other services for the Company in the past and have been compensated for such services. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Merger Consideration to be received by the holders of Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy statement/prospectus mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,
/s/ J.P. Morgan Securities, Inc. J.P. MORGAN SECURITIES INC.

PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the Georgia Business Corporation Code (the "GBCC"), and the Amended and Restated Bylaws of SunTrust Banks, Inc. ("SunTrust" or "Registrant") referred to below.

Statutory Authority

The GBCC allows a corporation, pursuant to the corporation's articles of incorporation, bylaws, contract or resolution approved or ratified by the corporation's shareholders, to indemnify or obligate itself to indemnify a director or officer made party to a proceeding, including a proceeding brought by or in the right of the corporation. In addition, the GBCC permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provisions shall eliminate or limit the liability of a director: (A) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision, which has been adopted by the Registrant, pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the federal securities laws).

Bylaw Authority

Article VII of SunTrust's Amended and Restated Bylaws provides:

Section 1.    Definitions.

As used in this Article, the term:

(A)    "Corporation" includes any domestic or foreign predecessor entity of this Corporation in a merger or other transaction in which the predecessor's existence ceased upon completion of the transaction.

(B)    "Director" means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other entity. A "director" is considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

(C)    "Disinterested director" means a director who at the time of a vote referred to in Section 3(C) or a vote or selection referred to in Section 4(B), 4(C) or 7(A) is not: (i) a party to the proceeding; or (ii) an individual who is a party to a proceeding having a familial, financial, professional, or employment relationship with the director whose indemnification or advance for expenses is the subject of the decision being made with respect to the proceeding, which relationship would, in the circumstances, reasonably be expected to exert an influence on the director's judgment when voting on the decision being made.

(D)    "Employee" means an individual who is or was an employee of the Corporation or an individual who, while an employee of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. An "Employee" is considered to be serving an employee benefit plan at the Corporation's request if his duties to the

Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Employee" includes, unless the context requires otherwise, the estate or personal representative of an employee.

(E)    "Expenses" includes counsel fees.

(F)    "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

(G)    "Officer" means an individual who is or was an officer of the Corporation which for purposes of this Article VII shall include an assistant officer, or an individual who, while an Officer of the Corporation, is or was serving at the Corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other entity. An "Officer" is considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Officer" includes, unless the context requires otherwise, the estate or personal representative of an Officer.

(H)    "Official capacity" means: (i) when used with respect to a director, the office of a director in a corporation; and (ii) when used with respect to an Officer, the office in a corporation held by the Officer. Official capacity does not include service for any other domestic or foreign corporation or any partnership, joint venture, trust, employee benefit plan, or other entity.

(I)    "Party" means an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

(J)    "Proceeding" means any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal.

Section 2.    Basic Indemnification Arrangement.

(A)    Except as provided in subsection (D) below and, if required by Section 4 below, upon a determination pursuant to Section 4 in the specific case that such indemnification is permissible in the circumstances under this subsection because the individual has met the standard of conduct set forth in this subsection (A), the Corporation shall indemnify an individual who is made a party to a proceeding because he is or was a director or Officer against liability incurred by him in the proceeding if he conducted himself in good faith and, in the case of conduct in his official capacity, he reasonably believed such conduct was in the best interest of the Corporation, or in all other cases, he reasonably believed such conduct was at least not opposed to the best interests of the Corporation and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

(B)    A person's conduct with respect to an employee benefit plan for a purpose he believes in good faith to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subsection 2(A) above.

(C)    The termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the proposed indemnitee did not meet the standard of conduct set forth in subsection 2(A) above.

(D)    The Corporation shall not indemnify a person under this Article in connection with: (i) a proceeding by or in the right of the Corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that such person has met the relevant standard of conduct under this section; or (ii) with respect to conduct for which such person was adjudged liable on the basis that personal benefit was improperly received by him, whether or not involving action in his official capacity.

Section 3.    Advances for Expenses.

(A)    The Corporation may advance funds to pay for or reimburse the reasonable expenses incurred by a director or Officer who is a party to a proceeding because he is a director or Officer in advance of final disposition of the proceeding if: (i) such person furnishes the Corporation a written affirmation of his good faith belief that he has met the relevant standard of conduct set forth in subsection 2(A) above or that the proceeding involves conduct for which liability has been eliminated under the Corporation's Articles of Incorporation; and (ii) such person furnishes the Corporation a written undertaking meeting the qualifications set forth below in subsection 3(B), executed personally or on his behalf, to repay any funds advanced if it is ultimately determined that he is not entitled to any indemnification under this Article or otherwise.

(B)    The undertaking required by subsection 3(A)(ii) above must be an unlimited general obligation of the director or Officer but need not be secured and shall be accepted without reference to financial ability to make repayment.

(C)    Authorizations under this Section shall be made: (i) by the Board of Directors: (a) when there are two or more disinterested directors, by a majority vote of all disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; or (b) when there are fewer than two disinterested directors, by a majority of the directors present, in which authorization directors who do not qualify as disinterested directors may participate; or (ii) by the shareholders, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to the proceeding may not be voted on the authorization.

Section 4.    Authorization of and Determination of Entitlement to Indemnification.

(A)    The Corporation shall not indemnify a director or Officer under Section 2 above unless authorized thereunder and a determination has been made for a specific proceeding that indemnification of such person is permissible in the circumstances because he has met the relevant standard of conduct set forth in subsection 2(A) above; provided, however, that regardless of the result or absence of any such determination, to the extent that a director or Officer has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director or Officer, the Corporation shall indemnify such person against reasonable expenses incurred by him in connection therewith.

(B)    The determination referred to in subsection 4(A) above shall be made:

(i)    If there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

(ii)    by special legal counsel:

(1)    selected by the Board of Directors or its committee in the manner prescribed in subdivision (i); or

(2)    If there are fewer than two disinterested directors, selected by the Board of Directors (in which selection directors who do not qualify as disinterested directors may participate); or

(iii)    by the shareholders; but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

(C)    Authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses of a director or Officer in the specific case shall be made in the same manner as the determination that indemnification is permissible, as described in subsection 4(B) above, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection 4(B)(ii)(2) above to select counsel.

(D)    The Board of Directors, a committee thereof, or special legal counsel acting pursuant to subsection (B) above or Section 5 below, shall act expeditiously upon an application for indemnification or advances, and cooperate in the procedural steps required to obtain a judicial determination under Section 5 below.

(E)    The Corporation may, by a provision in its Articles of Incorporation or Bylaws or in a resolution adopted or a contract approved by its Board of Directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification or advance funds to pay for or reimburse expenses consistent with this part. Any such obligatory provision shall be deemed to satisfy the requirements for authorization referred to in Section 3(C) or Section 4(C).

Section 5.    Court-Ordered Indemnification and Advances for Expenses.

A director or Officer who is a party to a proceeding because he is a director or Officer may apply for indemnification or advances for expenses to the court conducting the proceeding or to another court of competent jurisdiction. After receipt of an application and after giving any notice it considers necessary, the court shall order indemnification or advances for expenses if it determines that:

(i)    The director is entitled to indemnification under this part; or

(ii)    In view of all the relevant circumstances, it is fair and reasonable to indemnify the director or Officer or to advance expenses to the director or Officer, even if the director or Officer has not met the relevant standard of conduct set forth in subsection 2(A) above, failed to comply with Section 3, or was adjudged liable in a proceeding referred to in subsections (i) or (ii) of Section 2(D), but if the director or Officer was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding, unless the Articles of Incorporation of the Corporation or a Bylaw, contract or resolution approved or ratified by shareholders pursuant to Section 7 below provides otherwise.

If the court determines that the director or Officer is entitled to indemnification or advance for expenses, it may also order the Corporation to pay the director's or Officer's reasonable expenses to obtain court-ordered indemnification or advance for expenses.

Section 6.    Indemnification of Officers and Employees.

(A)    Unless the Corporation's Articles of Incorporation provide otherwise, the Corporation shall indemnify and advance expenses under this Article to an employee of the Corporation who is not a director or Officer to the same extent, consistent with public policy, as to a director or Officer.

(B)    The Corporation may indemnify and advance expenses under this Article to an Officer of the Corporation who is a party to a proceeding because he is an Officer of the Corporation: (i) to the same extent as a director; and (ii) if he is not a director, to such further extent as may be provided by the Articles of Incorporation, the Bylaws, a resolution of the Board of Directors, or contract except for liability arising out of conduct that is enumerated in subsections (A)(i) through (A)(iv) of Section 7.

The provisions of this Section shall also apply to an Officer who is also a director if the sole basis on which he is made a party to the proceeding is an act or omission solely as an Officer.

Section 7.    Shareholder Approved Indemnification.

(A)    If authorized by the Articles of Incorporation or a Bylaw, contract or resolution approved or ratified by shareholders of the Corporation by a majority of the votes entitled to be cast, the Corporation may indemnify or obligate itself to indemnify a person made a party to a proceeding, including a proceeding brought by or in the right of the Corporation, without regard to the limitations in other sections of this Article, but shares owned or voted under the control of a director who at the time does not qualify as a disinterested director with respect to any existing or threatened proceeding that would be covered by the authorization may not be voted on the authorization. The Corporation shall not indemnify a person under this Section 7 for any liability incurred in a proceeding in which the person is adjudged liable to the Corporation or is subjected to injunctive relief in favor of the Corporation:

(i)    for any appropriation, in violation of his duties, of any business opportunity of the Corporation;

(ii)    for acts or omissions which involve intentional misconduct or a knowing violation of law;

(iii)    for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code; or

(iv)    for any transaction from which he received an improper personal benefit.

(B)    Where approved or authorized in the manner described in subsection 7(A) above, the Corporation may advance or reimburse expenses incurred in advance of final disposition of the proceeding only if:

(i)    the proposed indemnitee furnishes the Corporation a written affirmation of his good faith belief that his conduct does not constitute behavior of the kind described in subsection 7(A)(i) — (iv) above; and

(ii)    the proposed indemnitee furnishes the Corporation a written undertaking, executed personally, or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification.

Section 8.    Liability Insurance.

The Corporation may purchase and maintain insurance on behalf of an individual who is a director, officer, employee, or agent of the Corporation or who, while a director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the Corporation would have power to indemnify him against the same liability under Section 2 or Section 3 above.

Section 9.    Witness Fees.

Nothing in this Article shall limit the Corporation's power to pay or reimburse expenses incurred by a person in connection with his appearance as a witness in a proceeding at a time when he is not a party.

Section 10.    Report to Shareholders.

If the Corporation indemnifies or advances expenses to a director in connection with a proceeding by or in the right of the Corporation, the Corporation shall report the indemnification or advance, in writing, to shareholders with or before the notice of the next shareholders' meeting.

Section 11.    Severability.

In the event that any of the provisions of this Article (including any provision within a single section, subsection, division or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions of this Article shall remain enforceable to the fullest extent permitted by law.

Section 12.    Indemnification Not Exclusive.

The rights of indemnification provided in this Article VII shall be in addition to any rights which any such director, Officer, employee or other person may otherwise be entitled by contract or as a matter of law.

Section 13.    Amendments to Georgia Business Corporation Code.

In the event that, following the date of these Bylaws, the Georgia Business Corporation Code is amended to expand the indemnification protections that a Georgia corporation is permitted to provide to its directors, Officers and/or Employees, as applicable, the indemnification protections set forth in this Article VII shall be automatically amended, without any further action by the Board of Directors, the shareholders of the Corporation or the Corporation, to provide the same indemnification protections to the fullest extent provided by such amendments to the Georgia Business Corporation Code.

Item 21.    Exhibits and Financial Statement Schedules

(a)    Exhibits. See Exhibit Index.

(b)    Financial Statement Schedules. Not applicable.

(c)    Reports, Opinions or Appraisals. Opinions of Goldman, Sachs & Co., UBS Securities LLC and J.P. Morgan Securities Inc. (included as Appendix B, C and D, respectively to the proxy statement-prospectus which are a part of this registration statement).

Item 22.    Undertakings

(a)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)    (i)    The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(ii)    The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, SunTrust Banks, Inc. has duly caused this Amendment No. 3 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on August 3, 2004.

SUNTRUST BANKS, INC.
By: /s/ Raymond D. Fortin Raymond D. Fortin Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed below by the following persons in the capacities indicated on August 3, 2004.

Signatures	Title
*	Vice Chairman and Chief Financial Officer (Principal Financial Officer)
John W. Spiegel
*	Senior Vice President and Controller (Principal Accounting Officer)
Jorge Arrieta
*	Director
Robert M. Beall, II
Director
J. Hyatt Brown
*	Director
Jeffrey Crowe
*	Director
Alston D. Correll
*	Director
Douglas N. Daft
Director
Patricia C. Frist
*	Director
David H. Hughes
*	Chairman of the Board, President and Chief Executive Officer
L. Phillip Humann
Director
M. Douglas Ivester

Signatures	Title
*	Director
J. Hicks Lanier
*	Director
G. Gilmer Minor, III
*	Director
Larry L. Prince
*	Director
Frank S. Royal, M.D.
*	Director
Karen Hastie Williams
*By: /s/ Raymond D. Fortin
Raymond D. Fortin, attorney-in-fact

LIST OF EXHIBITS

Exhibit No.		Description of Exhibit
2.1		Agreement and Plan of Merger, dated as of May 7, 2004, by and between SunTrust Banks, Inc. and National Commerce Financial Corporation (attached as Appendix A to the joint proxy statement-prospectus which is part of this registration statement and incorporated herein by reference).
3.1		Amended and Restated Articles of Incorporation of Registrant, effective as of November 14, 1989, and amendment effective as of April 24, 1998, incorporated by reference to Exhibit 3.1 to Registrant's 1998 Annual Report on Form 10-K.
3.2		Amendment to Restated Articles of Incorporation of Registrant, effective April 18, 2000, incorporated by reference to Exhibit 3.1 of Registrant's Form 10-Q as of March 31, 2000.
3.3		Bylaws of Registrant, amended effective as of April 16, 2002, incorporated by reference to Exhibit 3.3 to Registrant's Form 10-Q as of March 31, 2002.
5.1	**	Opinion of Raymond D. Fortin as to the validity of the securities being registered
8.1	**	Opinion of Bass Berry & Sims PLC as to certain tax matters
8.2	**	Opinion of King & Spalding LLP as to certain tax matters
23.1	**	Consent of Raymond D. Fortin (included in Exhibit 5.1 hereto)
23.2	**	Consent of Bass, Berry & Sims PLC (included in Exhibit 8.1 hereto)
23.3	**	Consent of King & Spalding LLP (included in Exhibit 8.2 hereto)
23.4	*	Consent of PricewaterhouseCoopers LLP
23.5	*	Consent of KPMG LLP
24.1	**	Powers of Attorney (included on signature page of this Registration Statement)
99.1	**	Consent of Goldman, Sachs & Co.
99.2	**	Consent of UBS Securities LLC
99.3	**	Consent of J.P. Morgan Securities Inc.
99.4	**	Form of SunTrust Proxy Card
99.5	**	Form of NCF Proxy Card
99.6	**	Form of Election and Guide
99.7	**	Form of Notice of Guaranteed Delivery
99.8	**	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9
99.9	**	Consent of Blake P. Garrett, Jr.
99.10	**	Consent of Thomas M. Garrott
99.11	**	Consent of Phail Wynn, Jr.
99.12	**	Consent of Thomas C. Farnsworth, Jr.

*	Filed herewith

**	Previously filed